As filed with the Securities and Exchange Commission on January 31, 2024.
Registration No. 333-276205
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GRI BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	82-4369909
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2223 Avenida de la Playa, #208
La Jolla, CA 92037
(619) 400-1170
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
W. Marc Hertz, Ph.D.
President and Chief Executive Officer
GRI Bio, Inc.
2223 Avenida de la Playa, #208
La Jolla, CA 92037
(619) 400-1170
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam Lenain, Esq. Melanie Ruthrauff Levy, Esq. Jason Miller, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 3580 Carmel Mountain Road, Suite 300 San Diego, California 92130 Tel: (858) 314-1500	Faith L. Charles, Esq. Thompson Hine LLP 300 Madison Avenue, 27th Floor New York, New York 10017 (212) 344-5680
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated January 31, 2024
PRELIMINARY PROSPECTUS
Up to 3,871,467 Shares of Common Stock
Up to 3,871,467 Pre-Funded Warrants to Purchase Up to 3,871,467 Shares of Common Stock
Up to 3,871,467 Series B-1 Common Warrants to Purchase Up to 3,871,467 Shares of Common Stock
Up to 3,871,467 Series B-2 Common Warrants to Purchase Up to 3,871,467 Shares of Common Stock
Up to 3,871,467 Shares of Common Stock underlying the Pre-Funded Warrants
Up to 7,742,934 Shares of Common Stock underlying the Common Warrants
We are offering on a “reasonable best efforts” basis up to 3,871,467 shares of our common stock, $0.0001 par value per share (the “Common Stock”), Series B-1 common warrants to purchase up to 3,871,467 shares of Common Stock (the “Series B-1 Common Warrants”), and Series B-2 common warrants to purchase up to 3,871,467 shares of Common Stock (the “Series B-2 Common Warrants,” and together with the Series B-1 Common Warrants, the “Common Warrants”) based on an assumed combined public offering price of $2.066 per share and accompanying Series B-1 Common Warrant and Series B-2 Common Warrant, which is equal to the closing price of our Common Stock as reported by The Nasdaq Capital Market on January 29, 2024 and which closing price has been adjusted to reflect the Reverse Stock Splits (as defined below). Each share of Common Stock is being sold together with a Series B-1 Common Warrant to purchase one share of Common Stock and a Series B-2 Common Warrant to purchase one share of Common Stock. The Common Warrants will have an exercise price of $2.066 per share (100% of the combined public offering price per share of Common Stock and accompanying Common Warrants) and will be exercisable immediately upon issuance, subject to certain limitations described herein. The Series B-1 Common Warrants terminate upon the fifth anniversary of issuance and the Series B-2 Common Warrants terminate upon the 18-month anniversary of issuance. This prospectus also relates to the offering of the shares of Common Stock that are issuable from time to time upon exercise of the Common Warrants. The combined public offering price per share and accompanying Common Warrants will be fixed for the duration of this offering.
We are also offering to each purchaser whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (the “Pre-Funded Warrants”), in lieu of shares of Common Stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the holder, 9.99%) of our outstanding Common Stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of Common Stock at an exercise price of $0.0001 per share of Common Stock. The public offering price per Pre-Funded Warrant and accompanying Common Warrant, is equal to the public offering price per share of Common Stock and accompanying Common Warrant less $0.0001. Each Pre-Funded Warrant will be exercisable upon issuance and will expire when exercised in full. We are also offering the shares of Common Stock that are issuable from time to time upon exercise of the Pre-Funded Warrants.
For each Pre-Funded Warrant we sell, the number of shares of Common Stock we sell in this offering will be decreased on a one-for-one basis. The shares of Common Stock and/or Pre-Funded Warrants and the accompanying Common Warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. You should read this prospectus carefully before you invest in our securities.
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRI.” On January 26, 2024, the last reported sale price of our Common Stock was $2.066 per share (which sale price has been adjusted to reflect the January 2024 Reverse Stock Split). There is no established public trading market for the Pre-Funded Warrants or the Common Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Pre-Funded Warrants or the Common Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants and the Common Warrants will be limited.
This offering will terminate on March 15, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all of the securities purchased in this offering. The combined public offering price per share of Common Stock (or Pre-Funded Warrant) and accompanying Common Warrants will be fixed for the duration of this offering.
We have engaged A.G.P./Alliance Global Partners to act as our placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering, and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum number of shares of securities or minimum aggregate amount of proceeds that is a condition for this offering to close. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. We will bear all costs associated with the offering. See the section entitled “Plan of Distribution” of this prospectus for more information regarding these arrangements.
The public offering price per share of Common Stock and accompanying Common Warrants and any Pre-Funded Warrant and accompanying Common Warrants, as the case may be, will be determined by us at the time of pricing, may be at a discount to the current or then current market price, and the recent market price used throughout this prospectus may not be indicative of the final public offering price.
You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.
On January 29, 2024, we effected a reverse stock split of our common stock at a ratio of one-for-seven (the “January 2024 Reverse Stock Split"). Unless otherwise noted, the share and per share information in this prospectus reflects the effect of the January 2024 Reverse Stock Split and the April 2023 Reverse Stock Split (as defined below). The January 2024 Reverse Stock Split had the effect of reducing the aggregate number of outstanding shares of Common Stock from 4,520,233 shares on a pre-reverse split basis to a total of 645,736 shares outstanding on a post-reverse split basis.
Unless otherwise indicated, all financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the Reverse Stock Splits. The financial statements of Vallon (as defined below), as of and for the years ended December 31, 2022 and 2021 and the financial statements of Vallon, as of and for the three months ended March 31, 2023, have not been adjusted to give effect to the January 2024 Reverse Stock Split.
We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company disclosure standards. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Smaller Reporting Company.”
Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of this prospectus.

	Per Share and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$2.066	$2.0659	$8,000,000
Placement agent fees(1)	$0.1446	$0.1446	$560,000
Proceeds to us, before expenses(2)	$1.9214	$1.9213	$7,440,000
__________________
(1)Represents a cash fee equal to 7.00% of the aggregate purchase price paid by investors in this offering. We have also agreed to reimburse the placement agent for certain of its offering-related expenses. See the section entitled “Plan of Distribution” of this prospectus for a description of the compensation to be received by the placement agent.
(2)Does not include proceeds from the exercise of the Common Warrants in cash, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The delivery of the shares of Common Stock, the Pre-Funded Warrants and the Common Warrants to purchasers is expected to be made on or about     , 2024.
Sole Placement Agent
   A.G.P.
The date of this prospectus is         , 2024

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
i

ABOUT THIS PROSPECTUS
Unless the context otherwise requires or as otherwise noted, we use the terms “GRI,” “Company,” “we,” “us” and “our” in this prospectus to refer to GRI Bio, Inc. (formerly Vallon Pharmaceuticals, Inc.) and its subsidiaries taken as a whole.
We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
The information provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.
For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
ii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth under the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Overview
GRI is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative therapies that target serious diseases associated with dysregulated immune responses leading to inflammatory, fibrotic, and autoimmune disorders. Our goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases.
GRI’s lead product candidate, GRI-0621, is an oral inhibitor of type 1 Natural Killer T (“iNKT”) cells. GRI-0621 is also an oral formulation of tazarotene, a synthetic retinoid acid receptor-beta and gamma selective agonist, that is approved in the United States for topical treatment of psoriasis and acne. As of September 30, 2023, it has been evaluated in over 1,700 patients as an oral product for up to 52-weeks. GRI is developing GRI-0621 for the treatment of severe fibrotic lung diseases such as idiopathic pulmonary fibrosis (“IPF”), a life-threatening progressive fibrotic disease of the lung that affects approximately 140,000 people in the United States, with up to 40,000 new cases per year in the United States and some estimate that IPF affects 3 million globally. While there are currently two approved therapies for the treatment of lung fibrosis, neither has been associated with improvements in overall survival, and both therapies have been associated with significant side effects leading to poor therapeutic adherence. In preliminary data from GRI’s trials to date with GRI-0621, and earlier trials with oral tazarotene, GRI has observed GRI-0621 to be well-tolerated and to inhibit iNKT cell activity in subjects. GRI and others have shown that activated iNKT are upregulated in IPF, primary sclerosing cholangitis, non-alcoholic steatohepatitis, alcoholic liver disease, Systemic Lupus Erythematosus Disease (“SLE”), multiple sclerosis (“MS”), ulcerative colitis patients as well as other indications. In these patients activated iNKT cells are correlated with more severe disease. The U.S. Food and Drug Administration (“FDA”) has cleared GRI’s Investigational New Drug (“IND”) application for GRI-0621 for the treatment of IPF and GRI plans to evaluate GRI-0621 in a randomized, double-blind, multi-center Phase 2a biomarker study, for which GRI commenced enrollment in December 2023. We expect topline results from this trial to be available in the second half of 2024.
GRI’s product candidate portfolio also includes GRI-0803 and a proprietary library of 500+ compounds. GRI-0803, the lead molecule selected from the library, is a novel oral agonist of type 2 Natural Killer T (“type 2 NKT”) cells. GRI is developing GRI-0803 for the treatment of autoimmune disorders, with much of our preclinical work in SLE or lupus and MS. In lupus, the immune system mistakenly attacks its own healthy tissues, especially joints and skin, but can affect almost every organ and tissue of the body. The condition can be fatal, and often causes debilitating bouts of fatigue and pain that prevent nearly half of adult patients from working. Lupus affects between 160,000 - 200,000 patients in the United States, with around 80,000 - 100,000 patients in the United States suffering from kidney nephritis, one of the most serious manifestations of SLE, typically within five years of diagnosis. There is no cure for lupus, but medical interventions and lifestyle changes can help control it. SLE treatment consists primarily of immunosuppressive drugs that inhibit the activity of the immune system. Only two drugs have been approved for lupus in the past 50 years, and new treatment options are sorely needed. Subject to IND clearance, GRI intends to evaluate GRI-0803 in a Phase 1a and 1b trial initially targeting SLE. GRI expects to file an IND with respect to this Phase 1a and 1b trial in the first half of 2024. GRI will continue to evaluate indications to select the best fit for further development of the program, but GRI’s initial focus is on lupus.
Recent Developments
January 2024 Reverse Stock Split
On January 19, 2024, our stockholders approved the January 2024 Reverse Stock Split. Our board of directors (the “Board”) approved the January 2024 Reverse Stock Split ratio of one-for-seven. Following this approval, we filed an amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the

State of Delaware to effect the January 2024 Reverse Stock Split as of 4:01 p.m. Eastern Time on January 29, 2024. Shares of our Common Stock began trading on a post-split basis on January 30, 2024. As a result of the January 2024 Reverse Stock Split, every seven shares of our Common Stock, either issued or outstanding, immediately prior to the filing and effectiveness of our amendment to our Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of Common Stock. No fractional shares were issued in connection with the January 2024 Reverse Stock Split. Stockholders who otherwise would have received fractional shares of Common Stock received cash in lieu thereof at a price equal to the fraction to which the stockholder would have otherwise been entitled. The January 2024 Reverse Stock Split had the effect of reducing the aggregate number of outstanding shares of Common Stock from 4,520,233 shares on a pre-reverse split basis to a total of 645,736 shares outstanding on a post-reverse split basis.
Unless otherwise noted, all financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this prospectus have been adjusted to give effect to the January 2024 Reverse Stock Split. The financial statements of Vallon, as of and for the years ended December 31, 2022 and 2021 and the financial statements of Vallon, as of and for the three months ended March 31, 2023, have not been adjusted to give effect to the January 2024 Reverse Stock Split.
Nasdaq Compliance - Equity Deficiency
On November 22, 2023, GRI received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying GRI that it is not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market (the “Notice”) based on the information provided in GRI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. Nasdaq Listing Rule 5550(b)(1) requires that companies listed on The Nasdaq Capital Market with a market value of listed securities of less than $35,000,000 and annual net income of less than $500,000 maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”). In accordance with Nasdaq rules, GRI was provided until January 8, 2024 to submit a plan to regain compliance with the Stockholders’ Equity Requirement (the “Compliance Plan”). The Notice has no immediate effect on GRI’s continued listing on The Nasdaq Capital Market, subject to GRI’s compliance with other continued listing requirements. On January 22, 2024, the Staff granted GRI an extension until May 20, 2024 to regain compliance with the Stockholders’ Equity Requirement. Per the Staff’s January 22, 2024 letter, GRI must complete an equity offering to raise gross proceeds of at least $6 million (the “Equity Offering”) and furnish to the Staff and Nasdaq evidence of compliance with the Stockholders’ Equity Requirement by filing a publicly available report prior to May 24, 2024. If GRI fails to evidence compliance with the Stockholders' Equity Requirement in its Quarterly Report for the quarter ending June 30, 2024, the Company may be delisted. There can be no assurance that GRI will be able to regain compliance even assuming completion of this offering.
Nasdaq Compliance - Bid Price Deficiency
The rules of The Nasdaq Capital Market also require that we maintain a closing price for shares of our Common Stock of at least $1.00 per share (also referred to as the “Minimum Bid Price Rule”). On January 5, 2024, GRI received a letter (the “Letter”) from the Staff of Nasdaq indicating that the Company no longer meets the Minimum Bid Price Rule set forth in Nasdaq Listing Rule 5550(a)(2) because the closing bid price for the Company’s Common Stock was less than $1.00 for the previous 30 consecutive business days. The Letter is in addition to the Notice described above. The Letter has no immediate effect on GRI’s continued listing on The Nasdaq Capital Market. Under Nasdaq Listing Rule 5810(c)(3)(A), the Company has a 180-calendar day period, or until July 3, 2024 (the “Compliance Date”), to regain compliance with the Minimum Bid Price Requirement. The Minimum Bid Price Requirement will be met if the Company’s common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day period, unless Nasdaq exercises its discretion to extend such 10‑day period. If the Company does not regain compliance by the Compliance Date, the Company may be eligible for an additional 180-calendar day period, subject to satisfying the conditions in the applicable Nasdaq Listing Rules. If, before the Compliance Date, the Company’s common stock has a closing bid price of $0.10 per share or less for ten consecutive trading days, the Staff will issue a Staff Delisting Determination under Nasdaq Listing Rule 5810 with respect to the Company’s common stock. On January 29, 2024, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to implement the January 2024 Reverse Stock Split to attempt to regain compliance with the Minimum Bid Price Rule, but there can be no assurance that GRI will be able to regain compliance. There can be no assurance that stock price of our Common Stock will remain above the minimum $1.00 bid price required for any post-split Nasdaq monitoring period or otherwise.
Merger Transaction
On April 21, 2023, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2022, as amended on February 17, 2023 (the “Merger Agreement”), by and among the Company, GRI Bio Operations, Inc., formerly known as GRI Bio, Inc. (“GRI Operations”), and Vallon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub was merged with and into GRI Operations (the “Merger”), with GRI Operations surviving the Merger as a wholly owned subsidiary of the Company. In connection with the Merger, and immediately prior to the effective time of the Merger (the “Effective Time”), the Company effected a reverse stock split of the Common Stock at a ratio of 1-for-30 (the “April 2023 Reverse Stock Split,” and together with the January 2024 Reverse Stock Split, the “Reverse Stock Splits”). Unless otherwise noted, all references to share and per share amounts in this prospectus reflect the Reverse Stock Splits. Also, in connection with the closing of the Merger (the “Closing”), the Company changed its name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.”
At the Effective Time:
Each share of GRI Operations’ common stock (“GRI Operations Common Stock”) outstanding immediately prior to the Effective Time, including any shares of GRI Operations Common Stock issued pursuant to the Equity Financing (as defined below) automatically converted solely into the right to receive a number of shares of the Common Stock equal to 0.0374 (the “Exchange Ratio”).
(a)Each option to purchase shares of GRI Operations Common Stock (each, a “GRI Operations Option”) outstanding and unexercised immediately prior to the Effective Time under the GRI Bio, Inc. 2015 Equity Incentive Plan (the “GRI Operations Plan”), whether or not vested, converted into and became an option to purchase shares of Common Stock, and the Company assumed the GRI Operations Plan and each such GRI Operations Option in accordance with the terms of the GRI Operations Plan (the “Assumed Options”). The number of shares of Common Stock subject to each Assumed Option was determined by multiplying (i) the number of shares of GRI Operations Common Stock that were subject to such GRI Operations Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Common Stock. The per share exercise price for the Common Stock issuable upon exercise of each Assumed Option was determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting per share exercise price up to the nearest whole cent. Any restriction on the exercise of any Assumed Option continued in full force and effect and the term, exercisability, vesting schedule and any other provisions of such Assumed Option otherwise remained unchanged.
(b)Each warrant to purchase shares of GRI Operations Common Stock (the “GRI Operations Warrants”) outstanding immediately prior to the Effective Time was assumed by the Company and converted into a warrant to purchase Common Stock (the “Assumed Warrants”) and thereafter (i) each Assumed Warrant became exercisable solely for shares of Common Stock; (ii) the number of shares of Common Stock subject to each Assumed Warrant was determined by multiplying (A) the number of shares of GRI Operations Common Stock that were subject to such GRI Operations Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Common Stock; (iii) the per share exercise price for the Common Stock issuable upon exercise of each Assumed Warrant was determined by dividing (A) the exercise price per share of the GRI Operations Common Stock subject to such GRI Operations Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(c)The Bridge Warrants were exchanged for warrants (the “Exchange Warrants”) to purchase an aggregate of 60,227 shares of Company Common Stock. The Exchange Warrants contained substantively similar terms to the Bridge Warrants, and had an initial exercise price equal to $103.11 per share. The Exchange Warrants have since been fully exercised on a cashless basis.
(d)All rights with respect to GRI Operations restricted stock awards were assumed by the Company and converted into Company restricted stock awards with the number of shares subject to each restricted stock award multiplied by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Common Stock. The term, exercisability, vesting schedule and other provisions of the GRI Operations restricted stock awards otherwise remained unchanged.
Equity Financing
Securities Purchase Agreement (Bridge Financing)
In connection with signing the Merger Agreement, GRI Operations entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Bridge SPA”) with the Altium, pursuant to which, among other things, the selling stockholder purchased, and GRI Operations issued, senior secured notes in the aggregate principal amount of up to approximately $3.3 million, in exchange for an aggregate purchase price of up to approximately $2.5 million (the “Bridge Notes”). In addition, GRI Operations issued to Altium warrants to purchase an aggregate of 357,854 shares of GRI Operations Common Stock (the “Bridge Warrants”). As a result of the Merger, at the Effective Time, the Bridge Warrants were exchanged for the Exchange Warrants. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $103.11 per share. The exercise price of the Exchange Warrants is subject to adjustment for splits and similar recapitalization events.
Securities Purchase Agreement (Equity Financing)
In addition to the Bridge SPA, in connection with signing the Merger Agreement, the Company, GRI Operations and Altium entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Equity SPA”). Pursuant to the Equity SPA, immediately prior to the Closing, GRI Operations issued 969,602 shares of GRI Operations Common Stock (the “Initial Shares”) to Altium and 3,878,411 shares of GRI Operations Common Stock (the “Additional Shares”) into escrow with an escrow agent. At the Closing, pursuant to the Merger, the Initial Shares converted into an aggregate of 36,263 shares of Common Stock and the Additional Shares converted into an aggregate of 145,052 shares of Common Stock. On May 8, 2023, in accordance with the terms of the Equity SPA, the Company and Altium authorized the escrow agent to, subject to beneficial ownership limitations, disburse to Altium all of the shares of Company Common Stock issued in exchange for the Additional Shares (the “Escrow Shares”).
Pursuant to the Equity SPA, the Company issued to Altium on May 8, 2023 (i) Series A-1 Warrants to purchase 181,316 shares of Common Stock with an initial exercise price of $94.57 per share, (ii) Series A-2 Warrants to purchase 163,185 shares of Common Stock with an initial exercise price of $103.18 per share (all of which have since been exercised, as described under the heading “Warrant Exercises” in Item 15 of Part II of this registration statement), and (iii) Series T Warrants to purchase (x) 116,353 shares of Common Stock at an exercise price of $85.96 per share and (y) if the Series T Warrants are exercised in full by paying the Aggregate Exercise Price in cash, an additional amount of Series A-1 Warrants and Series A-2 Warrants, each to purchase 116,353 shares of Common Stock at their respective exercise price (collectively, the “Equity Warrants”). The Company may only force the exercise of Series T Warrants subject to the satisfaction of certain equity conditions. The Series T Warrants are not presently subject to forced exercise by the Company as the equity conditions for their forced exercise, which include, among other things, a requirement that shares of the Company’s Common Stock have a value weighted average price of at least $64.47 per share for the periods specified in the Series T Warrants, are not met.

Risk Factors
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, among others, the following:
Risks Related to This Offering
•If you purchase securities in this offering, you will suffer immediate dilution of your investment.
•This is a reasonable best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required to continue our operations and to regain compliance with the Stockholders’ Equity Requirement.
•Holders of the Pre-Funded Warrants or the Common Warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants or Common Warrants and acquire our Common Stock.
Risks Related to Our Financial Position and Need for Additional Capital
•We have incurred significant net losses since inception and we expect to continue to incur significant net losses for the foreseeable future. We have never been and may never be profitable.
•We will require substantial additional capital in addition to any proceeds from this offering to finance our operations and to potentially maintain or regain compliance with the Stockholders’ Equity Requirement. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs, future commercialization efforts or other operations and/or maintain the listing of shares of our Common Stock. As described further in the section entitled “Description of Capital Stock,” we are also party to a registration rights agreement that requires us to, among other things, obtain effectiveness of a registration statement and to maintain the effectiveness of the registration statements for resale of the shares underlying the Exchange Warrants and the Equity Warrants. Further, we are also subject to covenants that require us to maintain the listing of our Common Stock on Nasdaq. If we fail to comply with these obligations, we would be subject to substantial cash penalties and, as of the date of this prospectus, would likely not have the resources to make such payments and continue our operations.
•Our auditors have expressed substantial doubt about our ability to continue as a going concern, and we may not be able to continue as a going concern if we do not obtain additional financing.
Risks Related to Research and Development and the Pharmaceutical Industry
•Our business is highly dependent on the success of our lead product candidate, GRI-0621, and any other product candidates that we may advance into clinical development. All of our product candidates will require significant additional development before we may be able to seek regulatory approval and launch a product commercially.
•Clinical development involves a lengthy, complex, and expensive process, with an uncertain outcome. In addition, the results of preclinical studies and early-stage clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials.
Risks Related to Commercialization of Our Product Candidates
•Failure to obtain or maintain adequate reimbursement or insurance coverage for our approved product candidates, if any, could limit our ability to market those product candidates and decrease our ability to generate revenue.

•Even if we obtain FDA approval of any of our product candidates, we may never obtain approval or commercialize these product candidates outside of the United States, which could limit our ability to realize their full market potential.
•We currently have no marketing and sales organization and have no experience as a company in commercializing products. We would have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue from any of our product candidates that may be approved.
•Our relationships with healthcare providers, physicians, prescribers, purchasers, third-party payors, charitable organizations and patients will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.
•Ongoing healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.
•Inadequate funding for the FDA, the U.S. Securities and Exchange Commission (the “SEC”) and/or other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
•If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business, financial condition or results of operations.
Risks Related to Our Intellectual Property
•Our success depends in part on our ability to protect our intellectual property. It is difficult and costly to protect our proprietary rights and technology, and we may not be able to ensure their protection.
•We may enter into license or other collaboration agreements in the future that may impose certain obligations on us. If we fail to comply with our obligations under such future agreements with third parties, we could lose license rights that may be important to our future business.
•Third-party claims of intellectual property infringement may be costly and time consuming to defend, and could prevent or delay our product discovery, development and commercialization efforts.
Risks Related to Our Reliance on Third Parties
•We rely on third parties to conduct our clinical trials, manufacture our product candidates and perform other services. If these third parties do not successfully carry out their contractual duties, meet expected timelines or otherwise conduct the trials as required or perform and comply with regulatory requirements, we may not be able to successfully complete clinical development, obtain regulatory approval or commercialize our product candidates when expected or at all, and our business could be substantially harmed.
•Because we rely on third-party manufacturing and supply vendors, our supply of research and development, preclinical and clinical development materials may become limited or interrupted or may not be of satisfactory quantity or quality.
•We may in the future seek to enter into collaborations with third parties for the development and commercialization of our product candidates, and our future collaborations will be important to our business. If we are unable to enter into collaborations, or if these collaborations are not successful, our business could be adversely affected.

Risks Related to Managing Our Business and Operations
•If we lose key management personnel, or if we fail to recruit additional highly skilled personnel, our ability to develop current product candidates or identify and develop new product candidates will be impaired, could result in loss of markets or market share and could make us less competitive.
•We may be unable to adequately protect our information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage our reputation, and subject us to significant financial and legal exposure.
Risks Related to Financing, our Common Stock, and Capital Requirements
•We expect the stock price of our Common Stock to be highly volatile.
•Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.
•The listing of shares of our Common Stock does not currently comply with the rules of The Nasdaq Capital Market or any other Nasdaq Market tier. A delisting of our Common Stock from Nasdaq could subject us to substantial financial penalties and/or adversely affect our ability to raise additional capital through the public or private sale of equity securities and our investors’ ability to dispose of, or obtain accurate quotations as to the market value of, our Common Stock.
•The January 2024 Reverse Stock Split could cause our stock price to decline relative to its value before the split and decrease the liquidity of shares of our Common Stock.
Corporate Information
Our principal offices are located at 2223 Avenida De La Playa #208, La Jolla, CA 92037, and our telephone number is (619) 400-1171. Our website address is www.gribio.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our Common Stock.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of Common Stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not applicable to emerging growth companies. These exemptions include:
•reduced disclosure about our executive compensation arrangements;

•no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and
•exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We have taken advantage of reduced reporting requirements in this prospectus and may continue to do so until such time that we are no longer an emerging growth company. We will remain an “emerging growth company” until the earliest of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (b) December 31, 2026, the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering (“IPO”), (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards.

THE OFFERING

Common Stock offered by us:
Up to 3,872,217 shares of our Common Stock based on an assumed combined public offering price of $2.066 per share of Common Stock and accompanying Common Warrants, which is the last reported sale price of our Common Stock on The Nasdaq Capital Market on January 26, 2024 (which sale price has been adjusted to reflect the January 2024 Reverse Stock Split).

Pre-Funded Warrants offered by us:
We are also offering to those purchasers, if any, whose purchase of shares of our Common Stock in this offering would result in such investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Common Stock following the consummation of this offering, the opportunity to purchase, in lieu of the Common Stock that would otherwise result in the investor’s beneficial ownership exceeding 4.99% (or, at the election of the holder, 9.99%), pre-funded warrants each to purchase one share of our Common Stock at an exercise price of $0.0001 (“Pre-Funded Warrants”). Each Pre-Funded Warrant will be exercisable upon issuance and will expire when exercised in full. The combined public offering price for each Pre-Funded Warrant and accompanying Common Warrants is equal to the combined public offering price per share of Common Stock and accompanying Common Warrants being sold in this offering, minus $0.0001. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we sell will be decreased on a one-for-one basis. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. See “Description of Securities We Are Offering” for additional information.

Common Warrants offered by us:
Each share of Common Stock or Pre-Funded Warrant is being offered together with a Series B-1 Common Warrant and a Series B-2 Common Warrant. The Series B-1 Common Warrants will be exercisable during the period commencing on their issuance and ending five years from such date. The Series B-2 Common Warrants will be exercisable during the period commencing on their issuance and ending 18 months from such date. The Common Warrants will have an exercise price of $2.066 per share (100% of the combined public offering price per share of Common Stock and accompanying Common Warrants). This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Common Warrants. See the section entitled “Description of Capital Stock” for additional information.

Common stock to be outstanding after this offering	4,294,550 shares, assuming (i) we sell only shares of Common Stock and no pre-funded warrants and (ii) we sell all the shares of Common Stock being offered pursuant to this registration statement.

Use of proceeds
We estimate that the net proceeds from the offering will be approximately $6.8 million, after deducting the placement agent fees and estimated offering expenses payable to us, assuming no exercise of the Common Warrants and assuming all of the securities offered hereby are sold in this offering. However, this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; and, as a result, we may receive significantly less in net proceeds in this offering. For example, if we sell only 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $1.2 million, $3.1 million or $5.0 million, respectively. We will only receive additional proceeds from the exercise of the Common Warrants issuable in connection with this offering if such Common Warrants are exercised at their assumed exercise price of $2.066 (100% of the assumed combined public offering price per share of our Common Stock and accompanying Common Warrants). We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” in this prospectus.

Nasdaq Capital Market symbol
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRI”. There is no established trading market for the Common Warrants or the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Common Warrants or Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Common Warrants and Pre-Funded Warrants will be limited.

The number of shares of our Common Stock to be outstanding after this offering is based on 422,333 shares of our Common Stock outstanding as of September 30, 2023, and excludes:
•32,642 shares of Common Stock issuable upon the exercise of outstanding options, having a weighted average exercise price of $37.41 per share;
•223,413 shares of Common Stock issued upon the exercise of the Series A-2 Warrants and Exchange Warrants on a cashless basis; and
•303,679 shares of Common Stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $97.07 per share.
Except as otherwise indicated, all information in this prospectus assumes or gives effect to:
•no exercise of the outstanding options described above;
•no exercise of the outstanding warrants described above; and
•no exercise of the Pre-Funded Warrants and Common Warrants issued in this offering.

RISK FACTORS
Careful consideration should be given to the following risk factors, in addition to the other information set forth in this prospectus, including the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and in GRI’s consolidated financial statements and related notes, and in other documents that we file with the SEC, in evaluating our company and business. Investing in our securities involves a high degree of risk. If any of the following risks actually occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected and the trading price of our securities could decline. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors that are described below and elsewhere in this prospectus.
Risks Related to This Offering
If you purchase securities in this offering, you will suffer immediate dilution of your investment.
You will incur immediate and substantial dilution as a result of this offering. The combined public offering price per share of Common Stock and accompanying Common Warrants and the combined public offering price per Pre-Funded Warrant and accompanying Common Warrants will be substantially higher than the pro forma as adjusted net tangible book value per share of our Common Stock after giving effect to this offering. In addition, the Series A-1 Warrants contain anti-dilution provisions which will, pursuant to their terms, require that we adjust their exercise price to an amount less than the price per share of Common Stock offered in this offering, based on the value of the Common Warrants issued per share in this offering. Therefore, if you purchase securities in this offering, you will pay an effective price per share of Common Stock you acquire that substantially exceeds our pro forma net tangible book value per share after this offering. Based on an assumed public offering price of $2.066 per share of Common Stock and accompanying Common Warrants (the last reported sale price of our Common Stock on The Nasdaq Capital Market on January 26, 2024, which sale price has been adjusted to reflect the January 2024 Reverse Stock Split, and assuming no sale of any Pre-Funded Warrants in this offering, no exercise of the Common Warrants being offered in this offering, that no value is attributed to such Common Warrants and that such warrants are classified as and accounted for as equity, you will experience immediate dilution of $0.044 per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering and the assumed public offering price per share and accompanying Common Warrants.
This is a reasonable best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required to continue our operations and to regain compliance with the Nasdaq stockholders’ equity requirements.
The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities we are offering, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations or to regain compliance with Nasdaq’s stockholders’ equity requirements.
Our management will have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in investment-grade, interest-bearing securities. These investments may not yield a favorable return to our securityholders.
There is no public market for the Pre-Funded Warrants or the Common Warrants we are offering.
There is no established public trading market for the Pre-Funded Warrants or the Common Warrants, and we do not expect such a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Common Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and the Common Warrants will be limited.
Holders of the Pre-Funded Warrants or the Common Warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants or Common Warrants and acquire our Common Stock.
Until holders of the Pre-Funded Warrants or the Common Warrants acquire shares of our Common Stock upon exercise thereof, such holders will have no rights with respect to the shares of our Common Stock underlying the Pre-Funded Warrants or the Common Warrants. Upon exercise of the Pre-Funded Warrants or the Common Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
The Common Warrants are speculative in nature.
The Common Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Moreover, following this offering, the market value of the Common Warrants, if any, will be uncertain and there can be no assurance that the market value of the Common Warrants will equal or exceed their imputed offering price. The Common Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of our Common Stock will ever equal or exceed the exercise price of the Common Warrants, and consequently, the Common Warrants may expire valueless.
Risks Related to Our Financial Position and Need for Additional Capital
We have incurred significant net losses since inception and we expect to continue to incur significant net losses for the foreseeable future. We have never been and may never be profitable.
We have incurred significant net losses since our inception and have financed our operations principally through equity and debt financing. We continue to incur significant research and development and other expenses related to our ongoing operations. Our net loss was $11.0 million and $0.9 million for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, we had an accumulated deficit of $29.5 million. We have devoted substantially all of our resources and efforts to research and development, and we expect that it will be several years, if ever, before we generate revenue from product sales. Even if we receive marketing approval for and commercialize one or more of our product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to develop and, if approved, market additional potential product candidates.
We expect to continue to incur significant losses for the foreseeable future, and we anticipate that our expenses will increase substantially if, and as, we:
•advance our lead product candidate, GRI-0621, and our other product candidates through clinical development, and, if successful, later-stage clinical trials;
•discover and develop new product candidates;
•advance our preclinical development programs into clinical development;
•further develop manufacturing processes and manufacture our product candidates;

•experience delays or interruptions to preclinical studies, clinical trials, our receipt of services from our third-party service providers on whom we rely, or our supply chain due to pandemics, supply chain and labor shortages, natural disasters and geopolitical conflicts, such as the conflicts in Ukraine and the Middle East;
•seek regulatory approvals for any product candidates that successfully complete clinical trials;
•commercialize GRI-0621, our other product candidates and any future product candidates, if approved;
•increase the amount of research and development activities to identify and develop product candidates;
•hire additional clinical development, quality control, scientific and management personnel;
•expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development and manufacturing efforts and our operations as a public company;
•establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any products for which we may obtain marketing approval and intend to commercialize on our own or jointly with third parties;
•maintain, expand and protect our intellectual property portfolio;
•invest in or in-license other technologies or product candidates;
•we are, as described further below, unable to comply with the obligations of our registration rights agreements; and
•continue to build out our organization to engage in such activities.
To become and remain profitable, we must develop and eventually commercialize products with significant market potential. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials, obtaining marketing approval for product candidates, manufacturing, marketing, and selling products for which we may obtain marketing approval and satisfying any post-marketing requirements. We may never succeed in any or all of these activities and, even if we do, we may never generate revenue that is significant enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business, or continue our operations.
We will require substantial additional capital in addition to any proceeds from this offering to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs, future commercialization efforts or other operations.
Developing biotechnology and biopharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive, and uncertain process that takes years to complete. Our operations have consumed substantial amounts of cash since inception. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct our planned clinical trials of GRI-0621, GRI-0803 and any other product candidates that we may develop or seek regulatory approvals for and, if approved, launch and commercialize. In particular, we do not expect to be able to continue our clinical trials or development efforts without raising additional funds. We also expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in addition to this offering in order to maintain our continuing operations and to maintain compliance with the Stockholders’ Equity Requirement. If we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce, or eliminate one or more of our research and drug development programs or future commercialization efforts.

As of September 30, 2023, we had approximately $3.5 million in cash and cash equivalents and an accumulated deficit of approximately $29.5 million. If we secure additional funds, we expect to devote substantial financial resources to our planned activities, particularly as we conduct our clinical trials of GRI-0621 and GRI-0803, advance our discovery programs and continue our product development efforts. As described further in the section entitled “Description of Capital Stock,” we are also party to a registration rights agreement that requires us to, among other things, obtain effectiveness of a registration statement and to maintain the effectiveness of the registration statements for resale of the shares underlying the Exchange Warrants and the Equity Warrants. Further, we are also subject to covenants that require us to maintain the listing of our Common Stock on Nasdaq. If we fail to comply with these obligations, we would be subject to substantial cash penalties and, as of the date of this prospectus, would likely not have the resources to make such payments and continue our operations. On October 13, 2023, we filed a registration statement on Form S-3 for the offer and resale of the shares underlying the Exchange Warrants and the Equity Warrants, as amended by a Pre-Effective Amendment No. 1 to Form S-3 on Form S-1, filed on December 4, 2023, which was declared effective on December 15, 2023. In addition, we expect to continue to incur additional costs associated with operating as a public company. Based on our current operating plan, and excluding any proceeds we may receive in this offering, we believe that our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements only into February of 2024. The Series T Warrants issued in the Equity Financing currently cannot be exercised. We have based these estimates on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. Our future capital requirements and the period for which our existing resources will support our operations may vary significantly from what we expect, and we will require additional funding to recommence development of our product candidates. Our spending levels will vary based on new and ongoing development and corporate activities. Because the length of time and activities associated with development of our product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development, and assuming approval, marketing and commercialization activities.
We expect that we will need to raise funds in addition to any funds raised in this offering, particularly if we are unable to raise a sufficient amount of funds in this offering to satisfy the Stockholders’ Equity Requirement. In addition to the Equity Offering, we intend to complete an additional financing in the second quarter of 2024 following receipt of the data related to an ongoing Phase 2 clinical study. Additional funding may not be available on acceptable terms, if at all. Until we can generate sufficient revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing or distribution arrangements. If we raise additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Further, to the extent that we raise additional capital through the sale of Common Stock or securities convertible or exchangeable into Common Stock, our stockholders’ ownership interest will be diluted. In addition, any debt financing may subject us to fixed payment obligations and covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional capital through marketing and distribution arrangements or collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish certain valuable intellectual property or other rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. We also may be required to seek collaborators for any of our product candidates at an earlier stage than otherwise would be desirable or relinquish our rights to product candidates or technologies that we otherwise would seek to develop or commercialize ourselves. Market volatility resulting from inflation, pandemics, geopolitical events or other financial markets factors could also adversely impact our ability to access capital as and when needed.  If we are unable to secure adequate additional funding, we will need to reevaluate our operating plans and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, delay, scale back or eliminate some or all of our development programs, relinquish rights to our technology on less favorable terms than we would otherwise choose or cease operations entirely. These actions could materially impact our business, results of operations, our future prospects and the value of shares of our Common Stock, and as a result, our stockholders may receive no value for their investment. In addition, attempting to secure additional financing diverts the time and attention of management from day-to-day activities and distract from our discovery and product development efforts.

Our auditors have expressed substantial doubt about our ability to continue as a going concern, and we may not be able to continue as a going concern if we do not obtain additional financing.
We have incurred losses since inception and, to date, have financed our operations by issuing equity and debt securities. We anticipate that we will continue to incur losses and generate negative operating cash flows in the foreseeable future as we continue to develop our drug candidates and that we will require additional funding to support our planned operating activities. The report of our independent registered public accounting firm on our financial statements as of and for the year ended December 31, 2022 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Until such time, if ever, in which we can generate substantial product revenue, we expect we may continue to fund our operations and capital funding needs through equity offerings, debt financings or other capital sources, including strategic licensing, collaboration or other similar agreements. As stated above, if we are unable to secure adequate additional funding, we will need to reevaluate our operating plans and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, delay, scale back or eliminate some or all of our development programs, or relinquish rights to our technology on less favorable terms than it would otherwise choose. These actions could materially impact our business, results of operations, our future prospects and the value of shares of our Common Stock, and, as a result, our stockholders may receive no value for their investment.
Risks Related to Research and Development and the Pharmaceutical Industry
Our business is highly dependent on the success of our lead product candidate, GRI-0621, and any other product candidates that we may advance into clinical development. All of our product candidates will require significant additional development before we may be able to seek regulatory approval and launch a product commercially.
We currently have no products that are approved for commercial sale and may never be able to develop marketable products. Because GRI-0621 is our lead product candidate, if GRI-0621 encounters safety or efficacy problems, development delays, regulatory issues or other problems, our development plans and business would be significantly harmed. Before we can generate any revenue from sales of our lead product candidate, GRI-0621, GRI-0803 or any of our other product candidates, we must undergo additional clinical development, regulatory review, and approval in one or more jurisdictions. These efforts will require substantial investment, and we may not have the financial resources to continue development of our product candidates.
We may experience setbacks that could delay or prevent regulatory approval of, or the extent of regulatory protection or our ability to commercialize, our product candidates, including:
•negative or inconclusive results from our preclinical studies or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;
•product-related side effects experienced by subjects in our clinical trials or by individuals using drugs or therapeutics similar to our product candidates;
•delays in submitting Investigational New Drug Applications (“INDs”) or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;
•conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;
•delays in enrolling subjects in clinical trials, including due to pandemics, labor shortages or other geopolitical events;
•high drop-out rates of subjects from clinical trials;
•inadequate supply or quality of product candidates or other materials necessary for the conduct of our clinical trials;

•challenges manufacturing our product candidates to regulatory requirements in a cost effective manner;
•greater than anticipated clinical trial costs;
•inability to compete with other therapies;
•failure to secure or maintain orphan designation in some jurisdictions;
•poor efficacy of our product candidates during clinical trials;
•unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;
•failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;
•delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our technology in particular; or
•varying interpretations of data by the FDA and similar foreign regulatory agencies.
We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and our manufacturing, marketing, distribution and sales efforts or that of any future collaborator. Delays in regulatory approvals or our failure to obtain regulatory approvals would harm our business, prospects and results of operations.
Clinical development involves a lengthy, complex, and expensive process, with an uncertain outcome. In addition, the results of preclinical studies and early-stage clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials.
To obtain the requisite regulatory approvals to commercialize any product candidates, we must demonstrate through extensive preclinical studies and clinical trials that our product candidates are safe and effective in humans for their intended use(s). Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. In particular, the general approach for FDA approval of a new drug is dispositive data from two well-controlled, Phase 3 clinical trials of the relevant drug in the relevant patient population. Phase 3 clinical trials typically involve hundreds of patients, have significant costs and take years to complete.
A product candidate can fail at any stage of testing, even after observing promising signals of activity in earlier preclinical studies or clinical trials. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. In addition, initial success in clinical trials may not be indicative of results obtained when such trials are completed. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. In general, most product candidates that commence clinical trials are never approved as products and there can be no assurance that any of our future clinical trials will ultimately be successful or support further clinical development of GRI-0621, GRI-0803 or any of our other product candidates.
Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons, including:
•preclinical studies or clinical trials may show the product candidates to be less effective than expected (e.g., a clinical trial could fail to meet its primary endpoint(s)) or to have unacceptable side effects or toxicities;
•failure to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful;

•development of competing products in the same disease state;
•manufacturing costs, formulation issues, pricing or reimbursement issues, or other factors that make a product candidate uneconomical; and
•the proprietary rights of others and their competing products and technologies that may prevent one of our product candidates from being commercialized.
In addition, the standards that the FDA and comparable foreign regulatory authorities use when regulating our product candidates require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations. Examples of such regulations include future legislation or administrative action, or changes in FDA policy during the period of product development and FDA regulatory review. We cannot predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be. For example, in April 2023 the European Commission issued a proposal for a new directive and a new regulation, which will revise and replace the existing general pharmaceutical legislation. If adopted and implemented as currently proposed, these revisions will significantly change several aspects of drug development and approval in the EU.
The FDA may also require a panel of experts, referred to as an advisory committee, to deliberate on the adequacy of the safety and efficacy data to support approval. The opinion of the advisory committee, although not binding on the FDA, may have a significant impact on the agency’s decision-making process and our ability to obtain approval of any product candidates that we develop.
If we seek to conduct clinical trials in foreign countries or pursue marketing approvals in foreign jurisdictions, we must comply with numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities outside the United States and vice versa. Our competitors also may obtain FDA or regulatory approval from comparable foreign regulatory authorities for their product candidates more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market or make our development more complicated.
If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.
Identifying and qualifying patients to participate in clinical studies of our product candidates is critical to our success. The timing of completion of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our product candidates, and we may experience delays in our clinical trials if we encounter difficulties in enrollment. We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA.
We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. The enrollment of patients depends on many factors, including:
•the patient eligibility and exclusion criteria defined in the protocol;

•the size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;
•the willingness or availability of patients to participate in our trials;
•the proximity of patients to trial sites;
•the design of the trial;
•our ability to recruit clinical trial investigators with the appropriate competencies and experience;
•clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;
•the availability of competing commercially available therapies and other competing product candidates’ clinical trials;
•our ability to obtain and maintain patient informed consents; and
•the risk that patients enrolled in clinical trials will drop out of the trials before completion.
For example, when we evaluated GRI-0621 in a pilot Phase 2a trial in hepatically impaired chronic liver disease patients, the study was originally intended to evaluate 60 patients but due to recruitment challenges and updated guidance from the FDA regarding the design of NASH clinical studies we made the administrative decision to halt the study after enrolling 14 patients.
Additionally, we are initially developing GRI-0621 for the treatment of IPF, which is an orphan indication. As a result, we may encounter difficulties enrolling subjects in our clinical trials of GRI-0621 due, in part, to the small size of this patient population. In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition may reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials in such clinical trial site.
Further, timely enrollment in clinical trials is reliant on clinical trial sites which may be adversely affected by global health matters, including, among other things, pandemics, supply and labor shortages and geopolitical events. These delays and potential delays to development timelines may adversely affect our business, prospects and results of operations.
Interim, topline and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we publicly disclose interim, preliminary or topline data from our clinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analysis of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, topline or preliminary results of clinical trials we report may differ from final results reported for those studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final, complete data are available.

Interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. There can be no guarantee that a favorable interim analysis will result in a favorable final result at the completion of the clinical trial.
Likewise, in light of the fact that our evaluation of GRI-0621 in a pilot Phase 2a trial in hepatically impaired chronic liver disease patients was originally intended to evaluate 60 patients and that we made the administrative decision to halt the study after enrolling 14 patients due to recruitment challenges and updated guidance from the FDA regarding the design of NASH clinical studies, our disclosure that GRI-0621 was observed to be well tolerated and showed improvements in liver function tests, serum CK-18, and in iNKT cell activity in this limited number of patients is qualified by the fact that the study was underpowered to meet its endpoints with statistical significance. Our observations from this pilot Phase 2a trial may not be indicative of results from any potential future pre-clinical studies or clinical trials.
Changes in regulatory requirements, FDA guidance or unanticipated events during our preclinical studies and clinical studies of our product candidates may occur, which may result in changes to preclinical or clinical study protocols or additional preclinical or clinical study requirements, which could result in increased costs to us and could delay our development timeline.
Changes in regulatory requirements, FDA guidance or unanticipated events during our preclinical studies and clinical studies may force us to amend preclinical studies and clinical study protocols. The FDA or comparable foreign regulatory authorities may also impose additional preclinical studies and clinical study requirements. Amendments or changes to our clinical study protocols would require resubmission to the FDA or comparable foreign regulatory authorities and IRBs for review and approval, which may increase the cost or delay the timing or successful completion of clinical studies. Similarly, amendments to our preclinical studies may increase the cost or delay the timing or successful completion of those preclinical studies. If we experience delays completing, or if we terminate, any of our preclinical or clinical studies, or if we are required to conduct additional preclinical or clinical studies, the commercial prospects for our product candidates may be harmed and our ability to recognize product revenue will be delayed.
If product liability lawsuits are brought against us, we may incur substantial financial or other liabilities and may be required to limit commercialization of our product candidates.
We face an inherent risk of product liability as a result of testing GRI-0621, GRI-0803 and any of our other product candidates in clinical trials and will face an even greater risk if we commercialize any products. For example, we may be sued if our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical trials, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even a successful defense of these claims would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:
•inability to bring a product candidate to the market;
•decreased demand for our products;
•injury to our reputation;
•withdrawal of clinical trial participants and inability to continue clinical trials;
•initiation of investigations by regulators;
•fines, injunctions or criminal penalties;
•costs to defend the related litigation;

•diversion of management’s time and our resources;
•substantial monetary awards to trial participants;
•product recalls, withdrawals or labeling, marketing or promotional restrictions;
•loss of revenue;
•exhaustion of any available insurance and our capital resources;
•the inability to commercialize any product candidate, if approved; and
•decline in our share price.
Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We may be unable to obtain, or may obtain on unfavorable terms, clinical trial insurance in amounts adequate to cover any liabilities from any of our clinical trials. Our insurance policies may also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.
We expect to utilize the FDA’s Section 505(b)(2) pathway for our lead product candidate, and if that pathway is not available, the development of our product candidate will likely take significantly longer, cost significantly more and entail significantly greater complexity and risk than currently anticipated, and, in any case, may not be successful.
We intend to develop and seek approval for GRI-0621, and potentially other candidates that we may develop, pursuant to the FDA’s 505(b)(2) pathway. If the FDA determines that we may not use this regulatory pathway, then we would need to seek regulatory approval via a “full” or “stand-alone” NDA under Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act (the “FDCA”). This would require us to conduct additional clinical trials, provide additional safety and efficacy data and other information, and meet additional standards for regulatory approval including possibly nonclinical data. If this were to occur, the time and financial resources required to obtain FDA approval, as well as the development complexity and risk associated with these programs, would likely substantially increase, which could have a material adverse effect on our business and financial condition.
The Drug Price Competition and Patent Term Restoration Act of 1984, informally known as the Hatch-Waxman Act, added Section 505(b)(2) to the FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies and information that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Section 505(b)(2), if applicable to us under the FDCA. This would allow an NDA we submit to the FDA to rely in part on data in the public domain or the FDA’s prior conclusions regarding the safety and effectiveness of approved compounds, which could expedite the development programs for GRI-0621.
Notwithstanding the approval of an increasing number of products by the FDA under Section 505(b)(2) over the last few years, certain brand-name pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, or if Congress were to amend the statute to alter the currently available regulatory pathway, the FDA may change its 505(b)(2) policies and practices, which could delay or even prevent the FDA from approving any NDA we submit under Section 505(b)(2). In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs referenced in a Section 505(b)(2) NDA. Even if we are able to utilize the Section 505(b)(2) regulatory pathway for one or more of our candidates, there is no guarantee this would ultimately lead to faster product development or earlier approval.

Moreover, any delay resulting from our inability to pursue the FDA’s 505(b)(2) pathway could result in new competitive products reaching the market more quickly than our GRI-0621 product candidate, which may have a material adverse impact our competitive position and prospects. Even if we are allowed to pursue the FDA’s 505(b)(2) pathway, we cannot assure you that GRI-0621 or any of our future product candidates will receive the requisite approvals for commercialization.
Risks Related to Regulatory Approval of Our Product Candidates
We may seek Fast Track designation for one or more of our product candidates, but we might not receive such designation, and even if we do, such designation may not actually lead to a faster development or regulatory review or approval process.
If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address an unmet medical need for this condition, a product sponsor may apply for FDA Fast Track designation. If we seek Fast Track designation for a product candidate, we may not receive it from the FDA. However, even if we receive Fast Track designation, Fast Track designation does not ensure that we will receive marketing approval or that approval will be granted within any particular time frame. We may not experience a faster development or regulatory review or approval process with Fast Track designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track designation if the designation is no longer supported by data from our clinical development program. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures.
Even if we receive regulatory approval of any product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review. Maintaining compliance with ongoing regulatory requirements may result in significant additional expense to us, and any failure to maintain such compliance could subject us to penalties and cause our business to suffer.
If any of our product candidates are approved, we will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities. In addition, we will be subject to continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval.
Manufacturers and their facilities are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMPs and applicable tracking and tracing requirements. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMPs and adherence to commitments made in any marketing application, and previous responses to inspection observations. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production and quality control.
Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a Risk Evaluation and Mitigation Strategies (“REMS”) program as a condition of approval of our product candidates, which could entail requirements for long-term patient follow-up, a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, we will have to comply with requirements including submissions of safety and other post-marketing information and reports and registration. If our original marketing approval for a product candidate was obtained through an accelerated approval pathway, we could be required to conduct a successful post-marketing clinical trial in order to confirm the clinical benefit for our products. An unsuccessful post-marketing clinical trial or failure to complete such a trial could result in the withdrawal of marketing approval.

We must also comply with requirements concerning advertising and promotion for any of our product candidates for which we hope to obtain marketing approval. The FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is not inconsistent with the labeling, and the FDA has recently published a draft guidance with recommendations for how drug manufacturers can share scientifically sound and clinically relevant information on unapproved uses with health care providers so long as such presentations are not promotional. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses and a company that is found to have improperly promoted off-label uses may be subject to significant liability.
The FDA may impose consent decrees or withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
•restrictions on the marketing or manufacturing of our products, withdrawal of the product from the market or voluntary or mandatory product recalls;
•new requirements to conduct post-marketing studies or clinical trials;
•fines, warning letters or holds on clinical trials;
•refusal by the FDA to approve pending applications or supplements to approved applications filed by us;
•suspension or revocation of drug product approvals;
•voluntary or mandatory product recalls and related publicity requirements;
•total or partial suspension of production;
•product seizure or detention or refusal to permit the import or export of our product candidates; and
•injunctions, consent decrees, or the imposition of civil or criminal penalties.
Any government investigation of alleged violations of law would be expected to require us to expend significant time and resources in response and could generate adverse publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to develop and commercialize our products and our value and our operating results would be adversely affected. In addition, the policies of the FDA and of other regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.
Risks Related to Commercialization of our Product Candidates
Even if a product candidate we develop receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.
Even if GRI-0621, GRI-0803 or any other product candidate we develop receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients and third-party payors, such as

Medicare and Medicaid programs and managed care organizations, and others in the medical community. In addition, the availability of coverage by third-party payors may be affected by existing and future health care reform measures designed to reduce the cost of health care. If the product candidates we develop do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable.
The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including:
•efficacy and potential advantages compared to alternative treatments;
•the ability to offer our products, if approved, for sale at competitive prices;
•convenience and ease of administration compared to alternative treatments;
•the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
•the recommendations with respect to our product candidates in guidelines published by various scientific organizations applicable to us and our product candidates;
•the strength of marketing and distribution support;
•the ability to obtain sufficient third-party coverage and adequate reimbursement; and
•the prevalence and severity of any side effects.
Sales of medical products also depend on the willingness of physicians to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost effective. In addition, the inclusion or exclusion of products from treatment guidelines established by various physician groups and the viewpoints of influential physicians can affect the willingness of other physicians to prescribe the treatment. We cannot predict whether physicians, physicians’ organizations, hospitals, other healthcare providers, government agencies or private insurers will determine that out products are safe, therapeutically effective and cost effective as compared with competing treatments. If any product candidate is approved but does not achieve an adequate level of acceptance by such parties, we may not generate or derive sufficient revenue from that product candidate and may not become or remain profitable. If government and other third-party payors do not provide coverage and adequate reimbursement levels for any products we commercialize, market acceptance and commercial success would be reduced.
Failure to obtain or maintain adequate reimbursement or insurance coverage for our approved product candidates, if any, could limit our ability to market those product candidates and decrease our ability to generate revenue.
The pricing, coverage, and reimbursement of our approved products, if any, must be sufficient to support our commercial efforts and other development programs, and the availability and adequacy of coverage and reimbursement by third-party payors, including governmental and private insurers, are essential for most patients to be able to afford medical treatments. Sales of our approved products, if any, will depend substantially, both domestically and abroad, on the extent to which the costs of our approved products, if any, will be paid for or reimbursed by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or government payors and private payors. If coverage and reimbursement are not available, or are available only in limited amounts, we may have to subsidize or provide products for free or we may not be able to successfully commercialize our products.
In addition, there is significant uncertainty related to the insurance coverage and reimbursement for newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the Centers for Medicare and Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by

CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for novel product candidates such as ours and what reimbursement codes our product candidates may receive if approved.
Outside the United States, international operations are generally subject to extensive governmental price controls and other price-restrictive regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of prescription drugs. In many countries, the prices of drugs are subject to varying price control mechanisms as part of national health systems. Price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our products, if any. Accordingly, in markets outside the United States, the potential revenue may be insufficient to generate commercially reasonable revenue and profits.
Moreover, increasing efforts by governmental and private payors in the United States and abroad to limit or reduce healthcare costs may result in restrictions on coverage and the level of reimbursement for new drugs and, as a result, they may not cover or provide adequate payment for our products, if any. We expect to experience pricing pressures in connection with drugs due to the increasing trend toward managed healthcare, including the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and prescription drugs in particular, has and is expected to continue to increase in the future. As a result, profitability of our products, if any, may be more difficult to achieve even if any of them receive regulatory approval.
Even if we obtain FDA approval of any of our product candidates, we may never obtain approval or commercialize these product candidates outside of the United States, which could limit our ability to realize their full market potential.
In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties, and costs for us and may require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our ability to realize the full market potential of our products will be harmed.
We currently have no marketing and sales organization and have no experience as a company in commercializing products. We would have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue from any of our product candidates that may be approved.
We have no internal sales, marketing, or distribution capabilities. We have no prior experience as a company in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our sales, marketing and distribution capabilities would adversely impact the commercialization of any product candidates that may obtain approval. We may also choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over these third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing any approved product candidates that we may have, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.
Our relationships with healthcare providers, physicians, prescribers, purchasers, third-party payors, charitable organizations and patients will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.
Healthcare providers, physicians and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of pharmaceutical products. Arrangements with third-party payors and customers can expose pharmaceutical manufacturers to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute (“AKS”) and the federal False Claims Act (“FCA”), which may constrain the business or financial arrangements and relationships through which such companies sell, market and distribute pharmaceutical products. In particular, the research of our product candidates, as well as the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. See the section entitled, “Description of GRI’s Business - Government Regulation and Product Approval - Other U.S. Healthcare Laws and Regulations”.
The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from other aspects of its business.
It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, reputational harm, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Any action for violation of these laws, even if successfully defended, could cause significant legal expenses and divert management’s attention from the operation of the business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.
Ongoing healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.
Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example, changes to our manufacturing arrangements; additions or modifications to product labeling; the recall or discontinuation of our products; or additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability. See the section entitled, “Description of GRI’s Business - Government Regulation and Product Approval - Pharmaceutical Coverage, Pricing and Reimbursement & Healthcare Reform”.
Moreover, increasing efforts by governmental and third-party payors in the United States and abroad, including in Canada and Europe, to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Most recently, in August 2022, President Biden signed into the law the Inflation Reduction Act of 2022 (the “IRA”) which among other things, contains multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States.
Among other things, the IRA has multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States. Starting in 2023, a manufacturer of drugs or biological products covered by Medicare Parts B or D must pay a rebate to the federal government if their drug product’s price increases faster than the rate of inflation. This calculation is made on a drug product by drug product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug product that is paid for by Medicare Parts B or D. Additionally, starting for payment year 2026, CMS will negotiate drug prices annually for a select number of single source Part D drugs without generic or biosimilar competition. CMS will also negotiate drug prices for a select number of Part B drugs starting for payment year 2028. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease. CMS has begun to implement these new authorities and entered into the first set of agreements with pharmaceutical manufacturers to conduct price negotiations in October 2023. However, the IRA’s impact on the biopharmaceutical industry in the United States remains uncertain, in part because multiple large pharmaceutical companies and other stakeholders (e.g., the U.S. Chamber of Commerce) have initiated federal lawsuits against CMS arguing the program is unconstitutional for a variety of reasons, among other complaints. Those lawsuits are currently ongoing.
At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our products or put pressure on our product pricing, which could negatively affect our business, financial condition, results of operations and prospects. In addition, the U.S. Supreme Court held unanimously in December 2020 that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers (“PBMs”) and other members of the health care and pharmaceutical supply chain, an important decision that has led to further and more aggressive efforts by states in this area.
The U.S. Federal Trade Commission (“FTC”) in mid-2022 also launched sweeping investigations into the practices of the PBM industry that could lead to additional federal and state legislative or regulatory proposals targeting such entities’ operations, pharmacy networks, or financial arrangements. Both the U.S. Congress and state legislatures are increasingly scrutinizing the industry and proposing novel regulatory approaches to address various perceived public policy concerns.Significant efforts to change the PBM industry as it currently exists in the U.S. may affect the entire pharmaceutical supply chain and the business of other stakeholders, including biopharmaceutical product developers like us. Further, in September 2023, the FTC issued a policy statement articulating its view that certain “improper” patent listings by drug developers in FDA’s Orange Book represent an unfair trade practice and indicated that industry should be prepared for potential enforcement actions based on its analysis. The FTC followed that action in November 2023 by publicly calling out over 100 “improper” patent listings made by ten large pharmaceutical companies and initiating an FDA administrative process with respect to those patents. It remains to be seen whether the FTC, other governmental agencies, pharmaceutical manufacturers, or other stakeholders continue to prioritize the policy issue of “improper” patent listings and whether significant litigation will develop in this area. Accordingly, regulatory and government interest in biopharmaceutical industry business practices continues to expand and pose a risk of uncertainty.
These laws, and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used. Additionally, we expect to experience pricing pressures in connection with the sale of any future approved product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, cost containment initiatives and additional legislative changes.
Inadequate funding for the FDA, the SEC and/or other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including from December 22, 2018 through January 25, 2019, the U.S. government has shut down several times, and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC, and other government employees and stop critical activities. If a prolonged government shutdown or slowdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations. There have been U.S. government shutdowns historically, and recent government shutdowns have been threatened; it is often unclear how long a shutdown will last and what impacts it may have on the federal agencies that have jurisdiction over our various operations.
We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.
Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations (collectively, “Trade Laws”) prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business, financial condition or results of operations.
Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use, and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations; environmental damage resulting in costly clean-up; and liabilities under applicable laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by us and our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of specified materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry hazardous waste insurance coverage.
Risks Related to Our Intellectual Property
Our success depends in part on our ability to protect our intellectual property. It is difficult and costly to protect our proprietary rights and technology, and we may not be able to ensure their protection.
Our business depends in large part on obtaining and maintaining patent, trademark and trade secret protection of our proprietary technologies and our product candidates, their respective components, synthetic intermediates, formulations, combination therapies, methods used to manufacture them and methods of treatment, as well as successfully defending these patents against third-party challenges. Our ability to stop unauthorized third parties from making, using, selling, offering to sell or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents that cover these activities and whether a court would issue an injunctive remedy. If we are unable to secure and maintain patent protection for any product or technology we develop, or if the scope of the patent protection secured is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to commercialize any product candidates we may develop may be adversely affected.
The patenting process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. The patenting process is subject to numerous risks and there can be no assurance that we will be successful in obtaining patents for which we have applied. In addition, we may not pursue, obtain, or maintain patent protection in all relevant markets. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or license to third parties and are reliant on our licensors or licensees.
The strength of patents in the biotechnology and biopharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability, or scope thereof, which may result in such patents being narrowed, invalidated, or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our technology, including our product candidates, or prevent others from designing around our claims. If the breadth or strength of protection provided by the patent applications we hold with respect to our product candidates is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our product candidates. Further, if we encounter delays in our clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced.
We cannot be certain that we were the first to file any patent application related to our technology, including our product candidates, and, if we were not, we may be precluded from obtaining patent protection for our technology, including our product candidates.
We cannot be certain that we were the first to invent the inventions covered by pending patent applications and, if we are not, we may be subject to priority disputes. Furthermore, for U.S. applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third-party or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. Similarly, for U.S. applications in which at least one claim is not entitled to a priority date before March 16, 2013, derivation proceedings can be instituted to determine whether the subject matter of a patent claim was derived from a prior inventor’s disclosure.
We may be required to disclaim part or all of the term of certain patents or all of the term of certain patent applications. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent or patent application claim. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that if challenged, our patents would be declared by a court to be valid or enforceable or that even if found valid and enforceable, would adequately protect our product candidates, or would be found by a court to be infringed by a competitor’s technology or product. We may analyze patents or patent applications of our competitors that we believe are relevant to our activities and consider that we are free to operate in relation to our product candidates, but our competitors may obtain issued claims, including in patents we consider to be unrelated, which block our efforts or may potentially result in our product candidates or our activities infringing such claims. The possibility exists that others will develop products which have the same effect as our products on an independent basis which do not infringe our patents or other intellectual property rights or will design around the claims of patents that may issue that cover our products.
The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.
We may enter into license or other collaboration agreements in the future that may impose certain obligations on us. If we fail to comply with our obligations under such future agreements with third parties, we could lose license rights that may be important to our future business.
In connection with our efforts to expand our pipeline of product candidates, we may enter into certain licenses or other collaboration agreements pertaining to the in-license of rights to additional product candidates. Such agreements may impose various diligence, milestone payment, royalty, insurance, or other obligations on us. If we fail to comply with these obligations, our licensor or collaboration partners may have the right to terminate the relevant agreement, in which event we would not be able to develop or market the products covered by such licensed intellectual property.
Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:
•the scope of rights granted under the license agreement and other interpretation-related issues;
•the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
•the sublicensing of patent and other rights under our collaborative development relationships;
•our diligence obligations under the license agreement and what activities satisfy those diligence obligations;
•the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•the priority of invention of patented technology.
In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.
In addition, we may have limited control over the maintenance and prosecution of these in-licensed patents and patent applications, or any other intellectual property that may be related to our in-licensed intellectual property. For example, we cannot be certain that such activities by any future licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. We have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights or defend certain of the intellectual property that is licensed to us. It is possible that the licensors’ infringement proceeding, or defense activities may be less vigorous than had we conducted them ourselves.
Third-party claims of intellectual property infringement may be costly and time consuming to defend, and could prevent or delay our product discovery, development and commercialization efforts.
Our commercial success depends in part on our ability to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and biopharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our product candidates and/or proprietary technologies infringe their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and biopharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our product candidates, technologies, or methods.
In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition, and prospects. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure.

Third parties may assert that we are employing their proprietary technology without authorization.
There may be third-party patents of which we are currently unaware with claims to compositions of matter, materials, formulations, methods of manufacture or methods for treatment that encompass the composition, use or manufacture of our product candidates. There may be currently pending patent applications of which we are currently unaware which may later result in issued patents that our product candidates or their use or manufacture may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patent were held by a court of competent jurisdiction to cover our product candidates, intermediates used in the manufacture of our product candidates or our materials generally, aspects of our formulations or methods of manufacture or use, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.
Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties, or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our product candidates, which could harm our business significantly.
Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.
As is common in the biotechnology and biopharmaceutical industries, we employ individuals who were previously employed at universities or other biotechnology or biopharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, and although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.

Others may claim an ownership interest in our intellectual property, which could expose us to litigation and have a significant adverse effect on our prospects.
A third party may claim an ownership interest in one or more of our or our licensors’ patents or other proprietary or intellectual property rights. A third party could bring legal actions against us and seek monetary damages and/or enjoin clinical testing, manufacturing and marketing of the affected product or products. While we are presently unaware of any claims or assertions by third parties with respect to our patents or other intellectual property, we cannot guarantee that a third party will not assert a claim or an interest in any of such patents or intellectual property. If we become involved in any litigation, it could consume a substantial portion of our resources and cause a significant diversion of effort by our technical and management personnel. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product, in which case we may be required to pay substantial royalties or grant cross-licenses to our patents. We cannot predict whether any such license will be available on commercially acceptable terms, if at all. Ultimately, we could be prevented from commercializing a product candidate or be forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of other intellectual property rights. Further, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of any adverse party. This is especially true in intellectual property cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree.
We may not be successful in obtaining or maintaining necessary rights to develop any future product candidates on acceptable terms.
Because our programs may involve additional product candidates that may require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license or use these proprietary rights.
Our product candidates may also require specific formulations to work effectively and efficiently, and these rights may be held by others. We may develop products containing our compounds and pre-existing biotechnology and biopharmaceutical compounds. We may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights from third parties that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. We may need to cease use of the compositions or methods covered by such third-party intellectual property rights and may need to seek to develop alternative approaches that do not infringe on such intellectual property rights which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.
The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. There can be no assurance that we will be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property surrounding the additional product candidates that we may seek to acquire.
We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, or challenging the patent rights of others, which could be expensive, time-consuming and unsuccessful.
Competitors or other third parties such as chemical and reagent suppliers may infringe our patents or the patents of our current or future licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question or for other reasons. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.
We may choose to challenge the patentability of claims in a third-party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-examination, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume our time or other resources. We may choose to challenge a third-party’s patent in patent opposition proceedings in the European Patent Office (“EPO”) or other foreign patent offices. The costs of these opposition proceedings could be substantial and may consume our time or other resources. If we fail to obtain a favorable result at the USPTO, EPO or other patent offices, we may be exposed to litigation by a third-party alleging that the patent may be infringed by our product candidates or proprietary technologies.
In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our owned and in-licensed issued patents or our pending applications, or that we or, if applicable, a licensor were the first to invent or first to file a patent application covering the technology. Our competitors may have filed, and may in the future file, patent applications covering our products or technology similar to ours. Any such patent application may have priority over our owned and in-licensed patent applications or patents, which could require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to those owned by or in-licensed to us, we or, in the case of in-licensed technology, the licensor may have to participate in an interference or derivation proceeding declared by the USPTO to determine priority of invention in the United States. If we or one of our licensors is a party to an interference or derivation proceeding involving a U.S. patent application on inventions owned by or in-licensed to us, we may incur substantial costs, divert management’s time and expend other resources, even if we are successful.
Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and our competitors gain access to the same technology. Litigation or interference proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on our owned and in-licensed issued patents and patent applications are or will be due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process and following the issuance of a patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In certain circumstances, even inadvertent noncompliance events may permanently and irrevocably jeopardize patent rights. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.
Any patents covering our product candidates could be found invalid or unenforceable if challenged in court or the USPTO (or foreign patent offices).
If we or one of our licensors initiate legal proceedings against a third-party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third-party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and product candidates.
Our earliest patents may expire before, or soon after, our first product achieves marketing approval in the United States or foreign jurisdictions. Upon the expiration of our current patents, we may lose the right to exclude others from practicing these inventions. The expiration of these patents could also have a similar material adverse effect on our business, results of operations, financial condition and prospects. We own pending patent applications covering our proprietary technologies or our product candidates that if issued as patents are expected to expire from 2032 through 2035, without taking into account any possible patent term adjustments or extensions. However, we cannot be assured that the USPTO, EPO or other relevant foreign patent offices will grant any of these patent applications.
Changes in patent law in the U.S. and in foreign jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.
Changes in either the patent laws or interpretation of the patent laws in the United States or in foreign jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 16, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. On March 16, 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”), the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO on or after March 16, 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications.
The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
In addition, the patent positions of companies in the development and commercialization of biotechnology and biopharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.
We have limited foreign intellectual property rights and may not be able to protect and enforce our intellectual property rights throughout the world.
We have limited intellectual property rights outside the United States. Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of, and may require a compulsory license to, patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology and biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products against third parties in violation of our proprietary rights generally. The initiation of proceedings by third parties to challenge the scope or validity of our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we do not obtain patent term extension and data exclusivity or similar non-U.S. legislation extending the term of protection covering any product candidates we may develop, our business may be materially harmed.
Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Depending upon the timing, duration, and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permit a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failure to exercise due diligence during the testing phase or regulatory review process, failure to apply within applicable deadlines, failure to apply prior to expiration of relevant patents, or otherwise failure to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. In addition, within the European Union, regulatory protections afforded to medicinal products such as data exclusivity, marketing protection, market exclusivity for orphan indications and pediatric extensions are currently under review and could be curtailed in future years. If we are unable to obtain patent term extension or the term of any such extension is less than we request, or if data exclusivity or other regulatory protections are reduced, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.
Risks Related to Our Reliance on Third Parties
We rely on third parties to conduct our clinical trials, manufacture our product candidates and perform other services. If these third parties do not successfully carry out their contractual duties, meet expected timelines or otherwise conduct the trials as required or perform and comply with regulatory requirements, we may not be able to successfully complete clinical development, obtain regulatory approval or commercialize our product candidates when expected or at all, and our business could be substantially harmed.
We have relied upon and plan to continue to rely upon third-party CROs to conduct, monitor and manage our clinical programs. We rely on these parties for execution of clinical trials and we manage and control only some aspects of their activities. We remain responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with all applicable laws, regulations and guidelines, including those required by the FDA and comparable foreign regulatory authorities for all of our product candidates in clinical development. If we, or any of our CROs or vendors, fail to comply with applicable laws, regulations or guidelines, the results generated in our clinical trials may be deemed unreliable, and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot be assured that our CROs or other vendors will meet these requirements, or that upon inspection by any regulatory authority, such regulatory authority will determine that efforts, including any of our clinical trials, comply with applicable requirements. Our failure to comply with these laws, regulations or guidelines may require us to repeat clinical trials, which would be costly and delay the regulatory approval process.
If any of our relationships with these third-party CROs terminates, or they otherwise are subject to quarantines, shelter-in-place orders, shutdowns or other restrictions and must scale back their operations unexpectedly we may not be able to enter into arrangements with alternative CROs in a timely manner or do so on commercially reasonable terms. In addition, our CROs may not prioritize our clinical trials relative to those of other customers, and any turnover in personnel or delays in the allocation of CRO employees by the CRO may negatively affect our clinical trials. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, our clinical trials may be delayed or terminated, and we may not be able to meet our current plans with respect to our product candidates. CROs also may involve higher costs than anticipated, which could negatively affect our financial condition and operations.
In addition, we rely on third-party manufacturers to produce our clinical-stage product candidates, and their responsibilities often include purchasing from third-party suppliers the materials necessary to produce our product candidates for our clinical trials and regulatory approval. We expect there to be a limited number of suppliers for some of the raw materials that we expect to use to manufacture our product candidates, and we may not be able to identify alternative suppliers to prevent a possible disruption of the manufacture of our product candidates for our clinical trials, and, if approved, ultimately for commercial sale.
Although we generally do not expect to begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete the trial, any significant delay or discontinuity in the supply of a product candidate, or the raw materials or other material components in the manufacture of the product candidate, could delay completion of our clinical trials and potential timing for regulatory approval of our product candidates, which would harm our business and results of operations. We do not yet have sufficient information to reliably estimate the cost of the commercial manufacturing of our product candidates and our current costs to manufacture our product candidates may not be commercially feasible. As a result, we may never be able to develop a commercially viable product.
In addition, our reliance on third-party manufacturers exposes us to the following additional risks:
•we may be unable to identify manufacturers to manufacture our product candidates on acceptable terms or at all, because the number of qualified potential manufacturers is limited. Following NDA approval, a change in the manufacturing site could require additional approval from the FDA. This approval would require new testing and compliance inspections;
•our third-party manufacturers might be unable to timely formulate and manufacture our product or produce the quantity and quality required to meet our clinical and commercial needs, if any;
•our third-party manufacturers might be forced to scale back or terminate operations as a result of labor shortages, inflation, natural disasters or geopolitical conflicts, which could harm our ability to conduct ongoing and future clinical trials of our product candidates;
•our future third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our product candidates;
•drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with cGMPs and other government regulations and corresponding foreign standards, and we do not have control over third-party manufacturers’ compliance with these regulations and standards;
•if any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own or be able to license, or we may have to share, the intellectual property rights to any improvements made by our third-party manufacturers in the manufacturing process for our product candidates; and
•our third-party manufacturers could breach or terminate their agreements with us.
Each of these risks could delay our clinical trials, the approval, if any, of our product candidates, or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenue. In addition, we rely on third parties to perform release testing on our product candidates prior to delivery to subjects in our clinical trials. If these tests are not appropriately conducted and test data are not reliable, subjects in our clinical trials, or patients treated with our product candidates, if any are approved in the future, could be put at risk of serious harm, which could result in product liability suits.

Our employees, independent contractors, principal investigators, contract research organizations, consultants or vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk that our employees, independent contractors, principal investigators, CROs, consultants or vendors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA; manufacturing standards; federal and state healthcare fraud and abuse laws and regulations; or laws that require the true, complete and accurate reporting of financial information or data. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials or creating fraudulent data in our preclinical studies or clinical trials, which could result in regulatory sanctions and serious harm to our reputation.
It is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished potential profits and future earnings, and curtailment of our operations, any of which could adversely affect our business, financial condition, results of operations or prospects.
Because we rely on third-party manufacturing and supply vendors, our supply of research and development, preclinical and clinical development materials may become limited or interrupted or may not be of satisfactory quantity or quality.
We rely on third-party contract manufacturers to manufacture our product candidates for preclinical studies and clinical trials. We do not own manufacturing facilities for producing any clinical trial product supplies. There can be no assurance that our preclinical and clinical development product supplies will not be limited or interrupted, or that they will be of satisfactory quality or continue to be available at acceptable prices. The manufacturing process for a product candidate is subject to FDA and foreign regulatory authority review. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMPs. In the event that any of our manufacturers fails to comply with these requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third party, which we may not be able to do on reasonable terms, if at all. In either scenario, our clinical trials could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills or technology required to manufacture our product candidates may be unique or proprietary to the original manufacturer and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills or technology to a back-up or alternative supplier, or we may not be able to transfer such skills or technology at all. Furthermore, a manufacturer may possess technology related to the manufacture of our product candidate that such manufacturer owns independently. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our product candidates.
We rely on a sole supplier or, in some cases, a limited number of suppliers, for the manufacture of GRI-0621, GRI-0803 and our other product candidates. If these suppliers are unable to supply to us in the quantities we require, or at all, or otherwise default on their supply obligations to us, we may not be able to obtain alternative supplies from other suppliers on acceptable terms, in a timely manner, or at all. Moreover, in the event any of these suppliers breach their contracts with us, our legal remedies associated with such a breach may be insufficient to compensate us for any damages we may suffer. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturer or manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget.
We expect to continue to rely on third-party manufacturers if we receive regulatory approval for GRI-0621, GRI-0803 or any other product candidate. To the extent that we have existing, or enter into future, manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If we are unable to obtain or maintain third-party manufacturing for product candidates, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product candidates successfully.
We may in the future seek to enter into collaborations with third parties for the development and commercialization of our product candidates, and our future collaborations will be important to our business. If we are unable to enter into collaborations, or if these collaborations are not successful, our business could be adversely affected.
A part of our strategy is to consider partnerships in indications and geographies where we believe partners can add significant commercial and/or development capabilities. Further, we do not yet have any capability for commercialization. Accordingly, we have and may in the future enter into collaborations with other companies to provide us with important technologies and funding for our programs and technology. Any future collaborations we enter into may pose a number of risks, including that collaborators have significant discretion in determining the efforts and resources that they will apply and may not perform their obligations as expected, collaborators may not provide us with timely and accurate information regarding development progress and activity under any future license agreement, which could adversely impact our ability to report progress to our investors and otherwise plan development of our product candidates, we may have disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or terminations of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive and collaborations may be terminated by the collaborator, and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.
We face significant competition in seeking appropriate collaborators for our product candidates, and the negotiation process is time-consuming and complex. In order for us to successfully establish a collaboration for one or more of our product candidates, potential collaborators must view these product candidates as economically valuable in markets they determine to be attractive in light of the terms that we are seeking and other available products for licensing by other companies. Collaborations are complex and time-consuming to negotiate and document. If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms, or at all. If we fail to enter into future collaborations or do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates, bring them to market and generate revenue from sales of drugs or continue to develop our technology, and our business may be materially and adversely affected. Even if we are successful in our efforts to establish new strategic collaborations, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such strategic collaborations if, for example, development or approval of a product candidate is delayed or sales of an approved product are disappointing. Any delay in entering into new strategic collaboration agreements related to our product candidates could delay the development and commercialization of our product candidates and reduce their competitiveness even if they reach the market.
Risks Related to Managing Our Business and Operations
If we lose key management personnel, or if we fail to recruit additional highly skilled personnel, our ability to develop current product candidates or identify and develop new product candidates will be impaired, could result in loss of markets or market share and could make us less competitive.
Our ability to compete in the highly competitive biotechnology and biopharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific, and medical personnel. We are highly dependent on our management, scientific and medical personnel, including W. Marc Hertz, our President and Chief Executive Officer, Vipin Kumar Chaturvedi, our Chief Scientific Officer and Albert Agro, our Chief Medical Officer. The loss of the services of any of our executive officers, other key employees and other scientific and medical advisors, and our inability to find suitable replacements could result in delays in product development and harm our business.
We conduct our operations at our facility in La Jolla, California. This region is headquarters to many other biotechnology companies, biopharmaceutical companies, and research institutions. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.
To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided equity awards that vest over time. The value to employees of equity awards that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Our key employees are at-will employees, which means that any of our employees could leave our employment at any time, with or without notice. There is no guarantee that any “key person” insurance policy we have or may enter into would adequately compensate us for the loss of any key employee. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior scientific and medical personnel.
If we fail to attract and retain management and other key personnel, we may be unable to successfully develop or commercialize our product candidates or otherwise implement our business plan.
The biotech industry has experienced a high rate of turnover in recent years. Our ability to compete in the highly competitive biopharmaceuticals industry depends upon our ability to attract, retain, and motivate highly skilled and experienced personnel with scientific, medical, regulatory, manufacturing, and management skills and experience. We may not be able to attract or retain qualified personnel in the future due, in part, to the intense competition for a limited number of qualified personnel among biopharmaceutical companies. Many of the other biopharmaceutical companies against which we will compete have greater financial and other resources, different risk profiles, and a longer history in the industry. Our competitors may provide higher compensation, more diverse opportunities, and/or better opportunities for career advancement. Any or all of these competing factors may limit our ability to continue to attract and retain high quality personnel, which could negatively affect our ability to successfully develop and commercialize our product candidates and to grow our business and operations as currently contemplated.
We may be unable to adequately protect our information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage our reputation, and subject us to significant financial and legal exposure.
Our internal computer systems and those of any future collaborators and other contractors or consultants are vulnerable to damage from computer viruses, phishing or other unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a disruption of our development programs and our business operations, financial loss, a loss of our trade secrets or other proprietary information and damage to our reputation and otherwise negatively impact us. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, our competitive position could be harmed and the further development and commercialization of our product candidates could be delayed.
We rely on information technology systems that we or our third-party providers operate to process, transmit and store electronic information in our day-to-day operations. In connection with our product discovery efforts, we may collect and use a variety of personal data, such as names, mailing addresses, email addresses, phone numbers and clinical trial information. A successful cyberattack could result in the theft or destruction of intellectual property, data, or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial of service, social engineering fraud or other means to threaten data security, confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences for us, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although we devote resources to protect our information systems, we realize that cyberattacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to us, or would have a material adverse effect on our results of operations and financial condition. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of personal data, including study participant personal data could result in significant liability under state (e.g., state breach notification laws), federal (e.g., Section 5 of the FTC Act), and international (e.g., the General Data Protection Regulation (“GDPR”)) law and may cause a material adverse impact to our reputation, affect our ability to conduct our studies and potentially disrupt our business.
We rely on our third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. If we or our third-party providers fail to maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to our information technology systems, we or our third-party providers could have difficulty preventing, detecting and controlling such cyberattacks, and any such attacks could result in the losses described above as well as disputes with physicians, patients and our partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenues, civil liability or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows. Any failure by such third parties to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences for us. If we are unable to prevent or mitigate the impact of such security or data privacy breaches, we could be exposed to litigation and governmental investigations, which could lead to a potential disruption to our business. By way of example, the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020, creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches increasing the potential for data breach litigation. The California Consumer Rights Act, or “CPRA” became effective on January 1, 2023 to strengthen elements of the CCPA. While there are exceptions for information that is subject to the Health Insurance Portability and Accountability Act (“HIPAA”) and clinical trial regulations, the CCPA, as applicable, would still impact our business, and may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and actually implemented in other states. By way of example regarding foreign laws and regulations with respect to data privacy and security, the GDPR went into effect in the EU in May 2018 introducing strict requirements for processing the personal data of EU data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater.

Our current operations are concentrated in one location, and we or the third parties upon whom we depend may be adversely affected by earthquakes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster, including earthquakes, outbreak of disease or other natural disasters.
Our current operations are located in our facilities in La Jolla, California. Any unplanned event, such as flood, fire, explosion, earthquake, extreme weather condition, medical epidemics, power shortage, telecommunication failure or other natural or manmade accidents or incidents that result in us being unable to fully utilize our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Some of these natural events may be exacerbated by climate change. Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or interruption of our business operations. Earthquakes or other natural disasters could further disrupt our operations and have a material and adverse effect on our business, financial condition, results of operations and prospects. In addition, global climate change could result in certain types of natural disasters occurring more frequently or with more intense effects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time.
The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, could have a material adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our third-party contract manufacturers, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed.
Our business could be adversely affected by the effects of health pandemics or epidemics in regions where it or third parties on which it relies have significant manufacturing facilities, concentrations of clinical trial sites, or other business operations.
Our business could be adversely affected by the effects of health pandemics or epidemics in regions where it has concentrations of clinical trial sites or other business operations, and could cause significant disruption in the operations of third-party manufacturers and CROs upon whom it relies. Such pandemics or epidemics may negatively impact productivity, disrupt business and delay clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of any restrictions and other limitations placed on our ability to conduct business in the ordinary course as a result of any such pandemic or epidemic. These and similar disruptions in operations could negatively impact our business, operating results and financial condition.
Quarantines, stay at home and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, may impact personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which could disrupt our supply chain. While many of these materials may be obtained by more than one supplier, restrictions resulting from any pandemic may disrupt our supply chain or limit our ability to obtain sufficient materials for our product candidates.
Our insurance may not provide adequate levels of coverage against claims which may adversely affect our financial condition.
We maintain insurance that we believe is adequate for businesses of our size and type. However, there are types of losses that we believe are not economically reasonable to insure or that cannot be insured against.
It is possible that we may be subject to securities litigation in the future, including potential class action or stockholder derivative actions. Our indemnification agreements with our directors and certain officers, as well as

Delaware General Corporation Law (“DGCL”), may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Without D&O insurance, the amounts we would pay to defend any such litigation or indemnify our officers and directors should they be subject to legal action based on their service to us could have a material adverse effect on our financial condition, results of operations and liquidity.
Risks Related to Our Common Stock, Financing and Capital Requirements
We expect the stock price of our Common Stock to be highly volatile.
The market price of shares of our Common Stock has been and is likely to continue to be subject to significant fluctuations. Market prices for securities of biotechnology and other life sciences companies historically have been particularly volatile subject even to large daily price swings. Some of the factors that may cause the market price of shares of our Common Stock to fluctuate include, but are not limited to:
•our ability to obtain timely regulatory approvals for future product candidates, and delays or failures to obtain such approvals;
•our ability to comply with the listing requirements of The Nasdaq Capital Market and any delisting or potential delisting of shares of our Common Stock;
•failure of product candidates, if approved, to achieve commercial success;
•issues in manufacturing future product candidates;
•the results of current and any future clinical trials;
•the entry into, or termination of, or breach by partners of key agreements, including key commercial partner agreements;
•the initiation of, material developments in, or conclusion of any litigation to enforce or defend any intellectual property rights or defend against the intellectual property rights of others;
•announcements of any dilutive equity financings and significant issuances of equity securities;
•announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;
•failure to elicit meaningful stock analyst coverage and downgrades of our stock by analysts;
•our ability to comply with our obligations pursuant to our registration rights agreements; and
•the loss of key employees.
Moreover, the stock markets in general have experienced substantial volatility in the biotech industry that has often been unrelated to the operating performance of individual companies or a certain industry segment. These broad market fluctuations may also adversely affect the trading price of our Common Stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation. In addition, such securities litigation often has ensued after a reverse merger or other merger and acquisition activity of the type engaged by us. Such litigation, if brought, could impact negatively our business.

Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.
We expect that significant additional capital will be needed in the future to continue our planned operations, including research and development, increased marketing, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell shares of our Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. We intend to complete this offering and an additional financing in the second quarter of 2024 following receipt of the data related to an ongoing Phase 2 clinical study, which such offerings may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.
As of January 15, 2024, there were a total of (i) 349,059 shares of Common Stock directly or indirectly underlying the Equity Warrants (including (A) 297,669 shares of Common Stock underlying Series A-1 Warrants to purchase shares of Common Stock, 181,316 of which are issuable upon exercise of such Series A-1 Warrants and 116,353 of which are issuable upon exercise of Series T Warrants, assuming that the Series T Warrants have been exercised in full by paying the Aggregate Exercise Price in cash and (B) 116,353 shares of Common Stock directly or indirectly underlying the Series A-2 Warrants to purchase shares of Common Stock, which Series A-2 Warrants are issuable upon exercise of Series T Warrants, assuming that the Series T Warrants have been exercised in full by paying the Aggregate Exercise Price in cash), (ii) 6,010 shares of Common Stock underlying other outstanding warrants to purchase Common Stock, (iii) 8,517 shares of Common Stock issuable upon the exercise of outstanding vested options under the A&R 2018 Plan and (iv) an additional 24,125 shares of Common Stock issuable upon the exercise of options that remain subject to vesting as of that date and no options available for future issuance under our 2015 Plan or A&R 2018 Plan). As of January 15, 2024, an aggregate of 60,228 shares of our Common Stock have been issued upon the exercise of Exchange Warrants and an aggregate of 163,185 shares of our Common Stock have been issued upon the exercise of Series A-2 Warrants, in each case, on a cashless basis for which the Company received no proceeds. We will not receive any proceeds from the exercise of warrants to the extent exercised on a cashless basis. See the section of this prospectus titled “Description of Capital Stock” for additional information. The holders of these securities or their affiliates have and may sell large amounts of our Common Stock in the open market or in privately negotiated transactions, which, in the past and again may result in a lower trading price of our Common Stock and substantial dilution to our stockholders. Additionally, the registration and availability of such a significant number of shares of Common Stock for trading in the public market has and may increase the volatility in our stock price or put significant downward pressure on the price of our stock.
We do not anticipate paying any dividends in the foreseeable future.
Our current expectation is that we will retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of the shares of our Common Stock will be our stockholders’ sole source of gain, if any, for the foreseeable future.
We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives. In addition, if we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.
As a public company, we incur significant legal, accounting and other expenses under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2022, as amended (“SOX”) and other applicable securities rules and regulations. In addition, we are subject to the rules of The Nasdaq Stock Market (“Nasdaq”) and The Nasdaq Capital Market.
These rules impose various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and appropriate corporate governance practices. Our management and other personnel have devoted and will continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, the listing requirements of The Nasdaq Capital Market require that we satisfy certain corporate governance requirements relating to director independence, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Our management and other personnel need to devote a substantial amount of time to ensure that we comply with all of these requirements. As a result, it may be difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.
SOX requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. As a result, we are required to periodically perform an evaluation of our internal controls over financial reporting to allow management to report on the effectiveness of those controls, as required by Section 404 of SOX. Additionally, our independent auditors may be required to perform a similar evaluation and report on the effectiveness of our internal controls over financial reporting. These efforts to comply with Section 404 and related regulations have required, and continue to require, the commitment of significant financial and managerial resources. While we anticipate maintaining the integrity of our internal controls over financial reporting and all other aspects of Section 404, we cannot be certain that a material weakness will not be identified when we test the effectiveness of our control systems in the future. If a material weakness is identified, we could be subject to sanctions or investigations by the SEC, or other regulatory authorities, which would require additional financial and management resources, costly litigation or a loss of public confidence in our internal controls, which could have an adverse effect on the market price of our stock.
We currently take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies, which could result in our Common Stock being less attractive to investors.
We have a public float of less than $250.0 million and therefore qualify as a smaller reporting company under the rules of the SEC. As a smaller reporting company, we are able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in our SEC filings. Decreased disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our Common Stock less attractive if we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. We may take advantage of the reporting exemptions applicable to a smaller reporting company until we are no longer a smaller reporting company, which status would end once we have a public float greater than $250.0 million. In that event, we could still be a smaller reporting company if our annual revenues were below $100.0 million and we have a public float of less than $700.0 million.
We also take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our Common Stock being less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. As an emerging growth company, we are not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, we have reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and we are exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. We cannot predict if investors will find our stock less attractive because we may rely on these provisions. If some investors find our stock less attractive as a result, there may be a less active trading market for our shares and our stock price may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1.235 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period, or (iv) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act.
The listing of shares of our Common Stock does not currently comply with the rules of The Nasdaq Capital Market or any other Nasdaq Market tier. A delisting of our Common Stock from Nasdaq could adversely affect our ability to raise additional capital through the public or private sale of equity securities and our investors’ ability to dispose of, or obtain accurate quotations as to the market value of, our Common Stock.
The rules of The Nasdaq Capital Market require that we maintain a bid price of at least $1.00 per share for shares of our Common Stock and that we meet other requirements for continued listing which include, among other things, requirements that we maintain a market value of listed securities of at least $35 million or, alternatively, stockholders’ equity of at least $2.5 million, or, alternatively, annual net income from continuing operations of at least $500 thousand as described in applicable listing requirements. As of November 14, 2023, the date of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, the market value of our listed securities was less than $35 million, our reported stockholders’ equity was less than the required $2.5 million and we had not earned net income in excess of $500 thousand in accordance with applicable listing requirements.
On November 22, 2023, we received a letter from the Staff of Nasdaq notifying GRI that it is not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market based on the information provided in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. In accordance with Nasdaq rules, we were provided until January 8, 2024 to submit our Compliance Plan to regain compliance with the Stockholders’ Equity Requirement, which we submitted on January 8, 2024. The Notice has no immediate effect on our continued listing on The Nasdaq Capital Market, subject to our compliance with other continued listing requirements. On January 22, 2024, the Staff granted us an extension until May 20, 2024 to regain compliance with the Stockholders’ Equity Requirement. Per the Staff’s January 22, 2024 letter, we must complete the Equity Offering and furnish to the Staff and Nasdaq evidence of compliance with the Stockholders’ Equity Requirement by filing a publicly available report prior to May 24, 2024. If GRI fails to evidence compliance with the Stockholders' Equity Requirement in its Quarterly Report for the quarter ending June 30, 2024, the Company may be delisted. There can be no assurance that we will be able to regain compliance even assuming completion of this offering.
The rules of The Nasdaq Capital Market also require that we maintain a closing price for shares of our Common Stock of at least $1.00 per share. On January 5, 2024, we received a letter from the Staff of Nasdaq indicating that the Company no longer meets the Minimum Bid Price Rule set forth in Nasdaq Listing Rule 5550(a)(2) because the closing bid price of our Common Stock was less than $1.00 for the previous 30 consecutive business days. The letter is in addition to the letter described above and similarly has no immediate effect on our continued listing on The Nasdaq Capital Market. Under Nasdaq Listing Rule 5810(c)(3)(A), the Company has a 180-calendar day period, or until the Compliance Date, to regain compliance with the Minimum Bid Price Requirement. The Minimum Bid

Price Requirement will be met if the Company’s common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day period, unless Nasdaq exercises its discretion to extend such 10‑day period. If the Company does not regain compliance by the Compliance Date, the Company may be eligible for an additional 180-calendar day period, subject to satisfying the conditions in the applicable Nasdaq Listing Rules. If, before the Compliance Date, the Company’s common stock has a closing bid price of $0.10 per share or less for ten consecutive trading days, the Staff will issue a Staff Delisting Determination under Nasdaq Listing Rule 5810 with respect to the Company’s common stock. On January 29, 2024, we implemented the January 2024 Reverse Stock Split to attempt to regain compliance with the Minimum Bid Price Rule, but there can be no assurance that we will be able to regain compliance. There can be no assurance that the stock price our Common Stock will remain above the minimum $1.00 bid price required for any post-split Nasdaq monitoring period or otherwise.
If our Common Stock is delisted by Nasdaq, our Common Stock may be eligible to trade on the OTC Markets or another over-the-counter market, but a delisting, threatened delisting or trading on these markets would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, our Common Stock. In addition, there can be no assurance that our Common Stock would be eligible for trading on any such alternative exchange or markets.
Unless our Common Stock is listed on a national securities exchange, such as The Nasdaq Capital Market, our Common Stock may also be subject to the regulations and restrictions regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share, and that are not otherwise exempted from the definition of a penny stock under other exemptions provided for in the applicable regulations. These requirements and regulations could severely limit the liquidity of securities in the secondary market because fewer brokers or dealers would likely to be willing to undertake related compliance activities. If our Common Stock is not listed on a national securities exchange, the rules and restrictions regarding penny stock transactions may limit an investor’s ability to sell to a third party and our trading activity in the secondary market may be reduced.
Further, our failure to maintain compliance with applicable Nasdaq listing requirements will also cause us to fail to meet the equity conditions for us to require the exercise the Series T Warrants and would result in our being liable for penalties in our various investor agreements. Any of these or the above circumstances could adversely affect our business, results of operation, prospects and the value of shares of our Common Stock.
A delisting for this reason or any other reason could materially affect our ability to raise capital, adversely affect our business and the price of our Common Stock.
The January 2024 Reverse Stock Split could cause our stock price to decline relative to its value before the split and decrease the liquidity of shares of our Common Stock.
We legally effected the January 2024 Reverse Stock Split on January 29, 2024 and on January 30, 2024, our Common Stock began trading on a post-split basis. There is no assurance that the January 2024 Reverse Stock Split will not cause an actual decline in the value of our outstanding Common Stock. The trading volume of our shares following the April 2023 Reverse Stock Split has varied, and shares of our Common Stock may have been less liquid as a result of the April 2023 Reverse Stock Split. The liquidity of the shares of our Common Stock may be affected adversely by the January 2024 Reverse Stock Split given the reduced number of shares outstanding following the January 2024 Reverse Stock Split, especially if the market price of our Common Stock does not increase as a result of the January 2024 Reverse Stock Split. In addition, the January 2024 Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following a reverse stock split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our Common Stock may not improve.
Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that a reverse stock split, including the January 2024 Reverse Stock Split, will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve. The primary intent for the January 2024 Reverse Stock Split was to increase the price of our Common Stock in order to help us meet the Minimum Bid Price Requirement pursuant to Nasdaq listing requirements. It cannot be assured that a reverse stock split, including the January 2024 Reverse Stock Split, will result in any sustained proportionate increase in the market price of our Common Stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success, which are unrelated to the number of shares of our Common Stock outstanding. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split or following an offering such as this offering.
Changes in tax law could adversely affect our business.
The rules dealing with U.S. federal, state and local income taxation are constantly under review by the IRS, the U.S. Treasury Department, and other governmental bodies. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our Common Stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition, or results of operations.
An active trading market for our Common Stock may not develop and our stockholders may not be able to resell their shares of Common Stock for a profit, if at all.
An active trading market for our shares of Common Stock may never develop or be sustained. If an active market for our Common Stock does not develop or is not sustained, it may be difficult for our stockholders to sell their shares at an attractive price or at all.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business, or our market, our stock price and trading volume could decline.
The trading market for our Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business. Equity research analysts have not currently elected and may not elect to provide research coverage of our Common Stock, and such lack of research coverage may adversely affect the market price of our Common Stock. In the event we have equity research analyst coverage, we will not have any control over the analysts, or the content and opinions included in their reports. The price of our Common Stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Common Stock could decrease, which in turn could cause our stock price or trading volume to decline.
We may become a defendant in one or more stockholder derivative or class-action litigations, and any such future lawsuit may adversely affect our business, financial condition, results of operations and cash flows.
We and certain of our officers and directors may become defendants in one or more future stockholder derivative actions or other class-action lawsuits. These lawsuits would divert our management’s attention and resources from our ordinary business operations, and we would likely incur significant expenses associated with their defense (including, without limitation, substantial attorneys’ fees and other fees of professional advisors and potential obligations to indemnify current and former officers and directors who are or may become parties to such actions). If these lawsuits do arise, we may be required to pay material damages, consent to injunctions on future conduct and/or suffer other penalties, remedies or sanctions. In addition, any such future stockholder lawsuits could adversely impact our reputation, our ability to continue to develop our product candidates, thereby harming our ability to generate revenue. Accordingly, the ultimate resolution of these matters could have a material adverse effect on our business, financial condition, results of operation and cash flow and, consequently, could negatively impact the trading price of our Common Stock.
Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.
Certain provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws and applicable provisions of Delaware law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. The provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws:
•limit who may call stockholder meetings;
•do not provide for cumulative voting rights;
•provide that all vacancies may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal claims; and
•provide that the federal district courts of the United States of American will be the exclusive forum for legal claims under the Securities Act.
In addition, Section 203 of the Delaware General Corporation Law may limit our ability to engage in any business combination with a person who beneficially owns 15% or more of our outstanding voting stock unless certain conditions are satisfied. This restriction lasts for a period of three years following the share acquisition. These provisions may have the effect of entrenching our management team and may deprive stockholders’ of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock. See the section title “Description of Capital Stock” for additional information.
Furthermore, our Amended and Restated Certificate of Incorporation specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, and employees to our or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Vallon believes these provisions may benefit it by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in such action. This choice of forum provision does not preclude or contract the scope of exclusive federal jurisdiction for any actions brought under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and we do not intend for the exclusive forum provision to apply to Exchange Act claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Additionally, this choice of forum provision will not apply to claims as to which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. The choice of forum provision in the Amended and Restated Certificate of Incorporation does not have the effect of causing our stockholders to have waived our obligation to comply with the federal securities laws and the rules and regulations thereunder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:
•our history of losses and need for additional capital to fund our operations, our inability to obtain additional capital on acceptable terms, or at all, our ability to continue as a going concern, and our need to liquidate if we fail to obtain adequate funding, which could result in our stockholders receiving no value for their investment;
•our ability to remain listed on Nasdaq;
•our limited operating history and the difficulties encountered by a small developing company;
•expected restructuring-related cash outlays, including the timing and amount of those outlays;
•the timing of initiation of planned clinical trials;
•the timing of any planned INDs or new drug application;
•plans to research, develop, and commercialize current and future product candidates;
•the ability to enter into new collaborations, and to fulfill obligations under any such collaboration agreements;
•the clinical utility, potential benefits, and market acceptance of product candidates;
•commercialization, marketing, and manufacturing capabilities and strategy;
•the ability to identify additional products or product candidates with significant commercial potential;
•developments and projections relating to the Company’s competitors and their industries;
•the impact of government laws and regulations;
•the Company’s ability to protect its intellectual property position;
•estimates regarding future revenue, expenses, capital requirements, and need for additional financing following the offering;
•any statements about the effect, or potential effect, of the January 2024 Reverse Stock Split on the price or trading of our Common Stock or our ability to maintain the listing of our Common Stock on The Nasdaq Capital Market;
•our ability to complete the best efforts offering; and
•statements of belief and any statement of assumptions underlying any of the foregoing.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to new information, actual results or to changes in our expectations, except as required by law.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the shares of our Common Stock, the Pre-Funded Warrants and the Common Warrants in this offering will be approximately $6.8 million assuming we sell only shares of Common Stock and no Pre-Funded Warrants (assuming no exercise of the Common Warrants) and assuming all of the securities offered hereby are sold in this offering, after deducting placement agent fees and estimated offering expenses payable by us and assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants. However,this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; and, as a result, we may receive significantly less in net proceeds in this offering. For example, if we sell only 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $1.2 million, $3.1 million or $5.0 million, respectively. We will receive additional proceeds of approximately $16.0 million if the Common Warrants are exercised in full for cash based on the assumptions above and at their assumed exercise price of $2.066.
We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes.
The amounts and timing of our actual expenditures will depend upon numerous factors, including our clinical development efforts, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

MARKET INFORMATION
Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “GRI.” As of January 15, 2024, there were 645,736 shares of Common Stock and no shares of preferred stock outstanding and held by 23 stockholders of record.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends on our securities in the foreseeable future. Any future determination to declare and pay dividends will be made at the discretion of our Board and will depend on various factors, including applicable laws, our results of operations, our financial condition, our capital requirements, general business conditions, our future prospects and other factors that our Board may deem relevant. Additionally, our ability to pay dividends on our capital stock could be limited by terms and covenants of any future indebtedness. Investors should not purchase our securities with the expectation of receiving cash dividends.

CAPITALIZATION
The following table sets forth our cash and capitalization as of September 30, 2023:
•on an actual basis; and
•on an as adjusted basis to give effect to the issuance and sale of shares of our Common Stock and Pre-Funded Warrants to purchase up to 3,872,217 shares of our Common Stock in this offering at an assumed combined public offering price of $2.066 per share of Common Stock and Common Warrants (the last reported sale price of our Common Stock on The Nasdaq Capital Market on January 26, 2024, which sale price has been adjusted to reflect the January 2024 Reverse Stock Split), less placement agent fees and estimated offering expenses payable by us, for total net proceeds of approximately $6.8 million, assuming no exercise of Common Warrants and no exercise of Pre-Funded Warrants.
You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes thereto incorporated by reference in this prospectus.

	As of September 30, 2023
(In thousands, except share data)	Actual (unaudited)	As Adjusted
Cash	$3,488	$10,303
Operating lease liability	28	28
Shareholders’ equity
Common stock, $0.0001 par value, 250,000,000 shares authorized as of September 30, 2023; 422,333 shares issued and outstanding, actual; 4,294,550 shares issued and outstanding, pro forma as adjusted	—	—
Additional paid-in capital	31,756	38,571
Accumulated deficit	(29,529)	(29,529)
Total stockholders’ equity	2,227	9,042
Total capitalization	$2,255	$9,070
The table and discussion above is based on 422,333 shares of our Common Stock outstanding as of September 30, 2023 and excludes:
•32,642 shares of Common Stock issuable upon the exercise of outstanding options, having a weighted average exercise price of $37.41 per share;
•223,413 shares of Common Stock issued upon the exercise of Series A-2 Warrants and Exchange Warrants on a cashless basis; and
•303,679 shares of Common Stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $97.07 per share.
The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares and Common Warrants that we offer in this offering, and other terms of this offering determined at pricing. Except as indicated otherwise, the discussion and table above assume (i) no sale of Pre-Funded Warrants, which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis and (ii) no exercise of Common Warrants accompanying the shares of Common Stock sold in this offering.

DILUTION
If you invest in our securities, your ownership interest will be diluted to the extent of the difference between the combined public offering price per share of our Common Stock and accompanying Common Warrants and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after giving effect to this offering.
Our tangible net book value as of September 30, 2023 was approximately $2.2 million, or approximately $5.27 per share of Common Stock. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of Common Stock.
After giving effect to the assumed sale of 3,872,217 shares of Common Stock and accompanying Common Warrants in this offering at an assumed combined public offering price of $2.066 per share and accompanying Common Warrants (the last reported sale price of our Common Stock on The Nasdaq Capital Market on January 26, 2024, which sales price has been adjusted to reflect the January 2024 Reverse Stock Split), and after deducting placement agent fees and estimated offering expenses payable by us, and assuming no sale of any Pre-Funded Warrants in this offering, no exercise of the Common Warrants being offered in this offering, that no value is attributed to such Common Warrants and that such Common Warrants are classified as and accounted for as equity, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $9.1 million, or approximately $2.11 per share of Common Stock. This amount represents an immediate decrease in as adjusted net tangible book value of $3.16 per share to our existing stockholders and an immediate dilution of $0.04 per share to investors participating in this offering. We determine dilution per share to investors participating in this offering by subtracting our as adjusted net tangible book value per share after giving effect to this offering from the assumed combined public offering price per share and accompanying Common Warrants paid by investors participating in this offering.
The following table illustrates this dilution to new investors on a per share basis:

Assumed combined public offering price per share and accompanying Common Warrants		$2.066
Net tangible book value as of September 30, 2023	$5.27

Decrease in net tangible book value per share attributable to this offering	3.16
Adjusted net tangible book value per share after giving effect to this offering		2.110
Dilution per share to new investors in this offering		$(0.044)
Each $0.10 increase in the assumed combined public offering price per share and accompanying Common Warrants would increase the adjusted net tangible book value per share by $0.08 per share and increase the dilution per share to investors participating in this offering by $0.016, assuming that the number of shares of Common Stock and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-Funded Warrants, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Common Warrants issued pursuant to this offering. Each $0.10 decrease in the assumed combined public offering price per share and accompanying Common Warrants would decrease the as adjusted net tangible book value per share by $0.08 per share and increase the dilution per share to investors participating in this offering by $0.016 per share, assuming that the number of shares of Common Stock and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-Funded Warrants, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Common Warrants issued pursuant to this offering. We may also decrease the number of shares of Common Stock and accompanying Common Warrants offered in this offering. Each decrease of 1,000,000 shares of Common Stock and accompanying Common Warrants offered by us would decrease the net proceeds to us by approximately $1.9 million, assuming the assumed public offering price per share of Common Stock and accompanying Common Warrants of $2.066 remains the same, assuming no sale of any Pre-Funded Warrants and after deducting the estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Common Warrants issued pursuant to this offering. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the placement agent at pricing.
The number of shares of our Common Stock to be outstanding after this offering is based on 422,333 shares of our Common Stock outstanding as of September 30, 2023, and excludes:
•32,642 shares of Common Stock issuable upon the exercise of outstanding options, having a weighted average exercise price of $37.41 per share;
•223,413 shares of Common Stock issued upon the exercise of Series A-2 Warrants and Exchange Warrants on a cashless basis; and
•303,679 shares of Common Stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $97.07 per share.
Except as otherwise indicated, all information in this prospectus assumes or gives effect to:
•no exercise of the outstanding options described above;
•no exercise of the outstanding warrants described above; and
•no exercise of the Pre-Funded Warrants and Common Warrants issued in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes appearing elsewhere in this registration statement, the audited financial statements and notes thereto, as well as management’s discussion and analysis of financial condition and results of operations, included in Vallon’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 24, 2023, and GRI Operations’ financial statements and related notes which are filed as Exhibit 99.1 of Amendment No. 2 to the Current Report on Form 8-K filed with the SEC on July 6, 2023. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for the business and related financing, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 12E of the Exchange Act that involve risks and uncertainties. As a result of many factors, including those factors set out under the section entitled “Risk Factors” included in this registration statement, actual results could differ materially from the results described in or implied by these forward-looking statements.
Except as otherwise indicated, references herein to “GRI” or the “Company” refer to GRI Bio, Inc. on a post-Merger basis, and references to “GRI Operations” refer to the business of GRI Bio, Inc. prior to the completion of the Merger. References to “Vallon” refer to Vallon Pharmaceuticals, Inc. prior to the completion of the Merger.
Overview
We are a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative therapies that target serious diseases associated with dysregulated immune responses leading to inflammatory, fibrotic, and autoimmune disorders. Our goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases.
Our lead product candidate, GRI-0621, is an oral inhibitor of iNKT cells. GRI-0621 is also an oral formulation of tazarotene, a synthetic retinoid acid receptor (“RAR”)-beta and gamma selective agonist, that is approved in the United States for topical treatment of psoriasis and acne. As of September 30, 2023, it has been evaluated in over 1,700 patients as an oral product for up to 52-weeks. We are developing GRI-0621 for the treatment of severe fibrotic lung diseases such as IPF, a life-threatening progressive fibrotic disease of the lung that affects approximately 140,000 people in the United States, with up to 40,000 new cases per year in the United States and some estimate that IPF affects 3 million globally. While there are currently two approved therapies for the treatment of lung fibrosis, neither has been associated with improvements in overall survival, and both therapies have been associated with significant side effects leading to poor therapeutic adherence. In preliminary data from our trials to date with GRI-0621, and earlier trials with oral tazarotene, we have observed GRI-0621 to be well-tolerated and to inhibit iNKT cell activity in subjects. We and others have shown that activated iNKT are upregulated in IPF, primary sclerosing cholangitis (“PSC”), non-alcoholic steatohepatitis (“NASH”), alcoholic liver disease (“ALD”), Systemic Lupus Erythematosus Disease (“SLE”), multiple sclerosis (“MS”), ulcerative colitis (“UC”) patients as well as other indications. In these patients activated iNKT cells are correlated with more severe disease. In December 2023, we commenced enrollment in our Phase 2a trial and we expect topline results from this trial to be available in the second half of 2024.
Our product candidate portfolio also includes GRI-0803 and a proprietary library of 500+ compounds. GRI-0803, the lead molecule selected from the library, is a novel oral agonist of type 2 Natural Killer T (type 2 NKT) cells. We are developing GRI-0803 for the treatment of autoimmune disorders, with much of our preclinical work in SLE or lupus and MS. In lupus, the immune system mistakenly attacks its own healthy tissues, especially joints and skin, but can affect almost every organ and tissue of the body. The condition can be fatal, and often causes debilitating bouts of fatigue and pain that prevent nearly half of adult patients from working. Lupus affects between 160,000 - 200,000 patients in the United States, with around 80,000 – 100,000 patients in the United States suffering from kidney nephritis, one of the most serious manifestations of SLE, typically within five years of diagnosis. There is no cure for lupus, but medical interventions and lifestyle changes can help control it. SLE treatment consists primarily of immunosuppressive drugs that inhibit the activity of the immune system. Only two drugs have been approved for lupus in the past 50 years, and new treatment options are sorely needed. Subject to IND clearance, we intend to evaluate GRI-0803 in a Phase 1a and 1b trial initially targeting SLE. We expect to file an IND with respect to this Phase 1a and 1b trial in the first half of 2024. We will continue to evaluate indications to select the best fit for further development of the program, but our initial focus is on lupus.
Merger with Vallon Pharmaceuticals, Inc.
On April 21, 2023, we consummated the Merger with GRI Operations pursuant to the Merger Agreement. In connection with the Closing, the we amended our certificate of incorporation and bylaws to change our name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.”
In connection with signing the Merger Agreement, GRI Operations entered into the Bridge SPA with Altium, pursuant to which GRI Operations issued the Bridge Notes to Altium. The Bridge Notes were issued in two closings: (i) the first closing for $1.67 million in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million) closed on December 14, 2022; and (ii) the second closing for $1.67 million in aggregate principal amount (in exchange for an aggregate purchase price of $1.25 million) closed on March 9, 2023. In addition, upon the funding of each tranche, Altium received the Bridge Warrants.
In addition to the Bridge SPA, and also in connection with signing the Merger Agreement, we, GRI Operations and Altium entered into the Equity SPA, pursuant to which Altium agreed to invest $12.25 million in cash and cancel any outstanding principal and accrued interest on the Bridge Notes in return for the issuance of shares of GRI Operations’ common stock immediately prior to the consummation of the Merger. Pursuant to the Equity SPA, immediately prior to the Closing, GRI Operations issued the Initial Shares to Altium and placed the Additional Shares into escrow with an escrow agent. At the Closing, pursuant to the Merger Agreement, the Initial Shares converted into an aggregate of 36,263 shares of our Common Stock and the Additional Shares converted into an aggregate of 145,052 shares of our Common Stock. On May 8, 2023, in accordance with the terms of the Equity SPA, we and Altium authorized the escrow agent to, subject to beneficial ownership limitations, disburse to the Altium all of the shares of Common Stock issued in exchange for the Additional Shares.
Pursuant to the Equity SPA, on May 8, 2023, we issued to Altium the Equity Warrants.
Upon the completion of the Merger, the outstanding principal and accrued interest on the Bridge Notes was cancelled and the Bridge Warrants were exchanged for the Exchange Warrants.
Financial Operations Overview
Research and Development Expenses
Research and development expenses include personnel costs associated with research and development activities, including third party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials.
Our research and development expenses have consisted primarily of costs related to our development program for our lead product candidate GRI-0621. These expenses include:
•employee-related expenses, such as salaries, bonuses and benefits, consultant-related expenses such as consultant fees and bonuses, stock-based compensation, overhead-related expenses and travel-related expenses for our research and development personnel; and
•expenses incurred under agreements with CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities as well as consultants that support the implementation of our clinical and non-clinical studies.
Although our direct research and development expenses are tracked by product candidate, we do not allocate employee costs and costs associated with our discovery efforts, laboratory supplies and facilities, including other indirect costs, to specific product candidates as these costs are deployed across multiple programs. We expect our research and development expenses to increase over the next several years as we conduct our planned clinical and preclinical activities for our product candidates.

General and Administrative Expenses
General and administrative expenses consist primarily of compensation and consulting related expenses for executives and other administrative personnel, professional fees and other corporate expenses, including legal and accounting fees, travel expenses, facilities-related expenses, and consulting services relating to corporate matters.
We expect our general and administrative expenses will increase substantially as we incur costs associated with being a public company, including expenses related to services associated with maintaining compliance with The Nasdaq Capital Market and SEC requirements, directors’ and officers’ insurance, legal and accounting costs and investor relations costs, as well as an increase in personnel expenses as we hire additional personnel.
Warrant Liability
In May 2022, Vallon issued warrants in connection with a securities purchase agreement. Vallon evaluated the warrants in accordance with ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40), and concluded that a provision in the warrants related to the reduction of the exercise price in certain circumstances precludes the warrants from being accounted for as components of equity. As a result, the warrants were measured the fair value upon issuance using a Black-Scholes valuation model and are recorded as a liability on the balance sheet. The fair value of the warrants is measured at each reporting date and changes in fair value are recognized in the consolidated statements of operations in the period of change.
Other Income
On August 22, 2023, we entered into Asset Purchase Agreement (the “Aardvark Agreement”) with Aardvark Therapeutics, Inc. (“Aardvark”), pursuant to which Aardvark agreed to purchase (i) our license agreement with Medice Arzneimittel Pűtter GmbH & Co. KG, dated January 6, 2020, (ii) certain patents related to our ADAIR product candidate, and (iii) files (of contract manufacturing and FDA correspondence) for a formulation described in IND No. 133072, ADAIR for the Treatment of ADHD and Narcolepsy, filed with the United States FDA. Under the terms of the Agreement, we received an upfront cash payment of $0.3 million, which was recognized as other income. We are also eligible to receive potential additional milestone payments contingent upon Aardvark achieving certain future ADAIR regulatory and sales milestones. Other than the upfront payment, we do not anticipate the receipt of any milestone payments from Aardvark in the near term, which potential milestone payments may or may not be achieved, paid or received in the future.
Interest Income (Expense), net
Interest expense consists of amortization of debt discounts, debt issuance costs and interest expense related to the TEP Notes and the Bridge Notes. Interest income consists of interest earned on our cash and cash equivalents held with institutional banks.

Results of Operations
Comparison of the Three Months Ended September 30, 2023 and 2022
The following table summarizes the results of our operations for the periods indicated (in thousands):

	Three Months Ended September 30,
	2023	2022
Operating expenses:
Research and development	1,189	$63
General and administrative	1,250	123
Total operating expenses	2,439	186
Loss from operations	(2,439)	(186)
Change in fair value of warrant liability	46	—
Other income	250	—
Interest income (expense)	6	(165)
Net loss	$(2,137)	$(351)
Research and Development Expenses
Research and development expenses were $1.2 million and $0.1 million for the three months ended September 30, 2023 and 2022, respectively. The $1.1 million increase in research and development expenses was primarily due to increases of $0.8 million in expenses related to the development program of GRI-0621, $0.1 million in consulting fees and $0.2 million in personnel expenses.
General and Administrative Expenses
General and administrative expenses were $1.3 million and $0.1 million for the three months ended September 30, 2023 and 2022, respectively. The $1.2 million increase was primarily related to increased costs for professional fees, including legal, accounting and investor relations fees of $0.4 million, personnel expenses of $0.6 million as a result of increased headcount, and increases in administrative and insurance expenses of $0.2 million as a result of operating as a public company.
Change in Fair Value of Warrant Liability
The change in fair value of $0.1 million represents a decrease in the fair value of the warrants outstanding during the three months ended September 30, 2023.
Other Income
Other income was $0.3 million for the three months ended September 30, 2023 as a result of payments received under the terms of the Aardvark Agreement entered into in August 2023.
Interest Income (Expense)
Interest expense was $0.2 million for the three months ended September 30, 2022 and related to the outstanding promissory notes. Interest income was $6,000 for the three months ended September 30, 2023.

Comparison of the Nine Months Ended September 30, 2023 and 2022
The following table summarizes the results of our operations for the periods indicated (in thousands):

	Nine Months Ended September 30,
	2023	2022
Operating expenses:
Research and development	$2,186	$181
General and administrative	7,175	391
Total operating expenses	9,361	572
Loss from operations	(9,361)	(572)
Change in fair value of warrant liability	167	—
Other income	250	—
Interest expense, net	(2,089)	(376)
Net loss	$(11,033)	$(948)
Research and Development Expenses
Research and development expenses were $2.2 million and $0.2 million for the nine months ended September 30, 2023 and 2022, respectively. The $2.0 million increase in research and development expenses was primarily due to increases of $1.1 million in expenses related to the development program of GRI-0621, $0.4 million in consulting fees and $0.5 million in personnel expenses.
General and Administrative Expenses
General and administrative expenses were $7.2 million and $0.4 million for the nine months ended September 30, 2023 and 2022, respectively. The $6.8 million increase was primarily related to increased costs for professional fees, including legal, accounting and investment banking fees associated with the Merger of $4.9 million, personnel expenses of $1.5 million as a result of increased headcount, and increases in consulting, administrative and insurance expenses of $0.4 million as a result of operating as a public company.
Change in Fair Value of Warrant Liability
The change in fair value of $0.2 million represents a decrease in the fair value of the warrants outstanding during the nine months ended September 30, 2023.
Other Income
Other income was $0.3 million for the nine months ended September 30, 2023 as a result of payments received under the terms of the Aardvark Agreement entered into in August 2023.
Interest Expense, net
Interest expense, net, was $2.1 million and $0.4 million for the nine months ended September 30, 2023 and 2022, respectively, and related to the outstanding promissory notes. The increase in interest expense, net, was due to interest related to the Bridge Notes.

Comparison of the Years Ended December 31, 2022 and 2021
The following table sets forth our statements of operations data for the periods shown below (in thousands):

	Year Ended December 31,
	2022	2021
Operating expenses:
Research and development	$242	$249
General and administrative	1,997	813
Total operating expenses	2,239	1,062
Loss from operations	(2,239)	(1,062)
Gain on extinguishment of PPP loan	—	50
Loss on extinguishment of debt	(325)	—
Interest expense	(653)	(547)
Net loss	$(3,217)	$(1,559)
Research and Development Expenses
Research and development expenses were $0.2 million for each of the years ended December 31, 2022 and 2021. These expenses primarily related to personnel costs.
General and Administrative Expenses
General and administrative expenses were $2.0 million and $0.8 million for the years ended December 31, 2022 and 2021, respectively. The $1.2 million increase was primarily due to a $0.2 million decrease in legal fees as a result of the proposed Merger.
Extinguishment of PPP Loan
Extinguishment of the PPP loan was $0.1 million for the year ended December 31, 2021, as result of the gain on the extinguishment of the promissory note issued to GRI under the PPP.
Extinguishment of Debt
Extinguishment of debt was $0.3 million for the year ended December 31, 2022, as a result of the amendment of certain tranches of the TEP Notes. The amendment was accounted for as extinguishment to which the excess fair value of the amended debt over the carrying value of the original debt resulted in a loss on extinguishment.
Interest Expense
Interest expense was $0.7 million for for the years ended December 31, 2022 and 2021, respectively, and related to the outstanding promissory notes.
Liquidity and Capital Resources
Since inception, we have incurred losses and expect to continue to incur losses for the foreseeable future. We incurred net losses of $11.0 million and $0.9 million for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, we had an accumulated deficit of $29.5 million.
We have financed our working capital requirements to date through the issuance of common stock, warrants, convertible notes and promissory notes. As of September 30, 2023, we had $3.5 million in cash.

The following table summarizes our cash flows for the periods indicated (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net cash provided by (used in):
Operating activities	$(3,430)	$(241)	$(1,085)	$(847)
Investing activities	(8)	—	(3)	—
Financing activities	6,917	255	1,007	600
Net increase (decrease) in cash and cash equivalents	$3,479	$14	$(81)	$(247)
Cash Flows from Operating Activities
For the nine months ended September 30, 2023 and 2022, $3.4 million and $0.2 million were used in operating activities, respectively. The $3.2 million increase was primarily due to a $10.1 million increase in net loss and a $0.8 million decrease in prepaid and other assets, offset by an increase in non-cash adjustments of $2.1 million related to the amortization of debt discounts and debt issuance costs and $0.4 million related to stock-based compensation expenses, as well as a $4.8 million increase in accounts payable and a $0.5 million increase in accrued expenses.
During the year ended December 31, 2022, net cash used in operating activities was $1.1 million, resulting primarily from GRI’s net loss of $3.2 million offset by a $1.5 million net change in operating assets and liabilities and noncash adjustments of $0.6 million. The $1.5 million net change in operating assets and liabilities was primarily due to a $1.6 million increase in accounts payable and accrued expenses. Net noncash adjustments primarily included a loss on extinguishment of debt of $0.3 million and amortization of debt discounts of $0.2 million
During the year ended December 31, 2021, net cash used in operating activities was $0.8 million, resulting primarily due to our net loss of $1.6 million offset by a 0.6 million net change in operating assets and liabilities and net noncash adjustments of $ 0.2 million. The $0.6 million net change in operating assets and liabilities was primarily due to a $0.6 million increase in accounts payable and accrued expenses. Net noncash adjustments primarily included amortization of debt discounts of $0.2 million.
Cash Flows from Investing Activities
Net cash used in investing activities was $8,000 for the nine months ended September 30, 2023, which was related to the purchase of computer equipment.
Net cash used in investing activities was $3,000 for the year ended December 31, 2022 and related to the purchase of equipment. There was no cash used in investing activities for the year ended December 31, 2021.
Cash Flows from Financing Activities
Net cash provided by financing activities was $6.9 million for the nine months ended September 30, 2023 as a result of $12.3 million of proceeds from the Equity SPA and $1.3 million of proceeds from the funding of the second tranche of the Bridge Notes. These proceeds were offset by $2.9 million of net liabilities assumed in the connection with the Merger, $3.0 million in costs associated with the Merger, the payment of $0.5 million of debt issuance costs related to the Bridge Notes and $0.2 million of stock issuance costs related the Equity SPA. Net cash provided by financing activities was $0.3 million for the nine months ended September 30, 2022 and related to proceeds from promissory notes.
Net cash provided by financing activities was $1.0 million for the year ended December 31, 2022, which primarily consisted of proceeds from promissory notes.
Net cash provided by financing activities was $0.6 million for the year ended December 31, 2021, consisting of $0.5 million in proceeds from a convertible promissory note and $0.1 million in proceeds from the issuance of common stock.

Equity Securities Purchase Agreement
In connection with signing the Merger Agreement, Vallon, GRI Operations and Altium entered the Equity SPA pursuant to which Altium agreed to invest $12,250 in cash and cancel any outstanding principal and accrued interest on the Bridge Notes in return for the issuance of shares of GRI Operations’ common stock immediately prior to the consummation of the Merger. Pursuant to the Equity SPA, immediately prior to the Closing, GRI Operations issued the Initial Shares to Altium and placed the Additional Shares into escrow with an escrow agent for net proceeds of $11,704, after deducting offering expenses of $546.
At Closing, pursuant to the Merger, the Initial Shares converted into an aggregate of 36,263 shares of our Common Stock and the Additional Shares converted into an aggregate of 145,052 shares of our Common Stock. On May 8, 2023, in accordance with the terms of the Equity SPA, we, along with Altium, authorized the escrow agent to, subject to beneficial ownership limitations, disburse to Altium all of the shares of our Common Stock issued in exchange for the Additional Shares.
Future Funding Requirements
Our net losses were $11.0 million and $0.9 million for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, we had $3.5 million in cash and an accumulated deficit of $29.5 million. We expect to devote substantial financial resources to our planned activities, particularly as we prepare for, initiate, and conduct our planned clinical trials of GRI-0621 and GRI-0803, advance our discovery programs and continue our product development efforts. In addition, we expect to incur additional costs associated with operating as a public company.
Based on our current operating plan, we believe that our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements only into the first quarter of 2024.
Accordingly, we will need to obtain substantial additional funding in addition to the proceeds from this offering in connection with our continuing operations. The Series T Warrants issued in connection with the Merger are not presently subject to forced exercise by the Company as the equity conditions for their forced exercise, which include, among other things, a requirement that shares of our Common Stock have a value weighted average price of at least $64.47 per share for the periods specified in the Series T Warrants, are not met. We intend to raise capital through additional issuances of equity securities and/or short-term or long-term debt arrangements, but there can be no assurances any such financing will be available when needed, even if our research and development efforts are successful. If we are unable to secure adequate additional funding, we will need to reevaluate our operating plans and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, delay, scale back or eliminate some or all of our development programs, or relinquish rights to our technology on less favorable terms than we would otherwise choose or cease operations entirely. These actions could materially impact our business, results of operations and future prospects and the value of shares of our Common Stock. In addition, attempting to secure additional financing may divert the time and attention of management from day-to-day activities and distract from our discovery and product development efforts. As a result, there is substantial doubt about our ability to continue as a going concern. We expect to continue to incur significant and increasing operating losses at least for the foreseeable future. We do not expect to generate product revenue unless and until we successfully complete development, obtain regulatory approval for, and successfully commercialize our current, or any future, product candidates.
Off-Balance Sheet Arrangements
We are not party to any off-balance sheet transactions. We have no guarantees or obligations other than those which arise out of normal business operations.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of its financial condition and results of operations is based on its unaudited interim financial statements, which have been prepared in accordance with GAAP. The preparation of these condensed financial statements requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management evaluates these estimates and judgments on an ongoing basis. Management bases its estimates on historical experience and on various other factors that it believes are reasonable under the circumstances. Actual results could differ from those estimates.
Our significant accounting policies are described in more detail in Note 1, “The Company and a Summary of its Significant Accounting Policies”, in the notes to its financial statements as of and for the years ended December 31, 2022 and 2021, which is Exhibit 99.2 of Amendment No. 2 to the Current Report on Form 8-K filed with the SEC on July 6, 2023.
Smaller Reporting Company Status
We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of Common Stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the JOBS Act and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not applicable to emerging growth companies. These exemptions include:
•reduced disclosure about our executive compensation arrangements;
•no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and
•exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We have taken advantage of reduced reporting requirements in this report and may continue to do so until such time that we are no longer an emerging growth company. We will remain an “emerging growth company” until the earliest of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (b) December 31, 2026, the last day of the fiscal year following the fifth anniversary of the completion of the IPO, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards.

BUSINESS
Overview
We are a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative therapies that target serious diseases associated with dysregulated immune responses leading to inflammatory, fibrotic, and autoimmune disorders. Our goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases.
Our lead product candidate, GRI-0621, is an oral inhibitor of iNKT cells. GRI-0621 is also an oral formulation of tazarotene, a synthetic RAR-beta and gamma selective agonist, that is approved in the United States for topical treatment of psoriasis and acne. As of September 30, 2023, it has been evaluated in over 1,700 patients as an oral product for up to 52-weeks. We are developing GRI-0621 for the treatment of severe fibrotic lung diseases such as IPF, a life-threatening progressive fibrotic disease of the lung that affects approximately 140,000 people in the United States, with up to 40,000 new cases per year in the United States and some estimate that IPF affects 3 million globally. While there are currently two approved therapies for the treatment of lung fibrosis, neither has been associated with improvements in overall survival, and both therapies have been associated with significant side effects leading to poor therapeutic adherence. In preliminary data from our trials to date with GRI-0621, and earlier trials with oral tazarotene, we have observed GRI-0621 to be well-tolerated and to inhibit iNKT cell activity in subjects. We and others have shown that activated iNKT are upregulated in IPF, PSC, NASH, ALD, SLE, MS, and UC patients, as well as other indications. In these patients activated iNKT cells are correlated with more severe disease. The FDA has cleared GRI’s IND application for GRI-0621 for the treatment of IPF and GRI plans to evaluate GRI-0621 in a randomized, double-blind, multi-center Phase 2a biomarker study, for which GRI commenced enrollment in December 2023. We expect topline results from this trial to be available in the second half of 2024.
Our product candidate portfolio also includes GRI-0803 and a proprietary library of 500+ compounds. GRI-0803, the lead molecule selected from the library, is a novel oral agonist of type 2 NKT cells. We are developing GRI-0803 for the treatment of autoimmune disorders, with much of our preclinical work in SLE or lupus and MS. In lupus, the immune system mistakenly attacks its own healthy tissues, especially joints and skin, but can affect almost every organ and tissue of the body. The condition can be fatal, and often causes debilitating bouts of fatigue and pain that prevent nearly half of adult patients from working. Lupus affects between 160,000 - 200,000 patients in the United States, with around 80,000 – 100,000 patients in the United States suffering from kidney nephritis, one of the most serious manifestations of SLE, typically within five years of diagnosis. There is no cure for lupus, but medical interventions and lifestyle changes can help control it. SLE treatment consists primarily of immunosuppressive drugs that inhibit the activity of the immune system. Only two drugs have been approved for lupus in the past 50 years, and new treatment options are sorely needed. Subject to IND clearance, we intend to evaluate GRI-0803 in a Phase 1a and 1b trial initially targeting SLE. We expect to file an IND with respect to this Phase 1a and 1b trial in the first half of 2024. We will continue to evaluate indications to select the best fit for further development of the program, but our initial focus is on lupus.

Our Pipeline
We have retained global development and commercialization rights to all of the product candidates in our pipeline. The chart below summarizes key information about our programs. We are also progressing several preclinical and clinical assets that have shown promise in pre-clinical models associated with disease.
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Figure 1. GRI’s pipeline - GRI-0621 and GRI-0803
Our initial focus is developing GRI-0621 for the treatment of IPF. GRI-0621 is an oral formulation of tazarotene, a synthetic retinoid acid receptor RAR-beta and gamma selective agonist that is approved in the United States for topical treatment of psoriasis and acne. GRI-0621 inhibits the activity of iNKT cells that have been shown to accumulate in IPF patients and other interstitial lung disease patients. We, and others, have shown that activated iNKT cells are overexpressed in IPF, hepatic and other fibrotic conditions and are significantly correlated with advanced disease. We believe GRI-0621 has the potential to treat multiple fibrotic and related diseases, including other pulmonary fibrotic diseases, NASH, ALD, renal fibrosis, acute-on-chronic liver failure, drug-induced liver injury (“DILI”) and other acute indications. In numerous preclinical studies, inhibiting the activity of iNKT cells significantly reduced inflammation, activation of macrophage populations, transforming growth factor (“TGF”)-beta and fibrosis. There are currently no therapeutics approved that specifically target iNKT cells.
We evaluated GRI-0621 in a pilot Phase 2a trial in 14 hepatically impaired chronic liver disease patients. The study was originally intended to evaluate 60 patients but we made the administrative decision to halt the study after enrolling 14 patients due to recruitment challenges and updated guidance from the FDA regarding the design of NASH clinical studies. In this limited number of patients, GRI-0621 was observed to be well tolerated, however, the study was underpowered to meet its endpoints with statistical significance. In December 2023, we commenced enrollment in our Phase 2a trial and we expect topline results from this trial to be available in the second half of 2024.
We are also developing GRI-0803, a novel orally administered activator of type 2 NKT cells, from which we observed therapeutic benefit in multiple models of autoimmunity. We believe GRI-0803 has the potential to treat SLE and related kidney nephritis, multiple sclerosis, autoimmune hepatitis, and other autoimmune disorders.
In addition, we have a library of over 500 novel compounds acquired from JADO Technologies GmbH. The library was designed to mimic the structure and function of GRI-0124 (miltefosine), a potent activator of type 2 NKT cells. GRI-0803 is the lead product candidate selected from the library.
We are built upon decades of experience studying the activity of NKT cells and their role in health and disease. Our company was founded by three immunologists, including an internationally recognized leader in NKT cell research who contributed to the initial characterization of NKT subsets, characterized the TCR binding of type 1 and type 2 NKT cells with their respective ligands and identified and characterized the role of type 1 and type 2 NKT cells in inflammatory, fibrotic, and autoimmune disorders. GRI Operations was formed in May 2009 and since then has developed into a company with two clinical-stage programs and a deep pipeline of potential future product candidates.
We believe that our founders’ and management’s experience provide unique insights into the activity of NKT cells and their role in chronic inflammatory, fibrotic, and autoimmune disorders. We are led by W. Marc Hertz, Ph.D., our President and Chief Executive Officer, a biotechnology executive who previously served as Chief Executive Officer of Pharmexa, Inc. and Multimeric Biotherapeutics, Inc. and as part of the senior management of

Pharmexa A/S. Albert Agro, Ph.D., our Chief Medical Officer, has extensive experience in the biotech and pharmaceutical industries and previously held senior positions in global clinical development Boehringer Ingelheim International GmbH and Bayer Inc., as well as executive positions at Cynapsus Therapeutics Inc. (Chief Medical Officer), vTv Therapeutics Inc. (Sr. Vice President Development) and Sublimity Therapeutics Limited (Chief Executive Officer). Dr. Agro maintains a faculty appointment at McMaster University in the Department of Pathology and Molecular Medicine. Vipin Kumar Chaturvedi, Ph.D., our Chief Scientific Officer, is an internationally recognized leader in NKT cell research. GRI’s technologies are based on his work identifying NKT cell subsets and their differential roles in inflammatory, fibrotic, and autoimmune disease. Dr. Kumar is a Professor of Medicine and heads the Laboratory of Immune Regulation at the University of California, San Diego. We are supported by our Board and clinical advisory boards and have been funded to date by family offices and leading life sciences investors including TEP Biotech, LLC, Acquipharma Holdings Ltd and Altium Healthcare Inc.
Our Strategy
Our goal is to become a leader in developing and commercializing therapeutics that target diseases with significant unmet needs. Our initial focus is on developing product candidates that target the activity of NKT cells and their role in driving dysregulated immune responses. Our strategy is focused on the following key components:
•Efficiently advance the clinical development of GRI-0621 in IPF. We intend to conduct a randomized double-blind placebo-controlled Phase 2a trial in approximately 36 patients with IPF with topline data expected in the second half of 2024. This orphan disease is therapeutically underserved, and we believe that GRI-0621 may have the ability to become the first true disease-modifying therapy for these patients. Assuming a positive result in this trial, we plan to initiate a Phase 2b trial that could support an application for conditional approval of GRI-0621 in the European Union and could have the potential to be regarded as a registrational trial in the United States.
•Advance GRI-0803 through Phase 1a/1b studies initially targeting SLE. Subject to IND clearance, we intend to evaluate GRI-0803 in a Phase 1a and 1b trial initially targeting SLE. We expect to file an IND with respect to this trial in the first half of 2024.
•Leverage our understanding of iNKT and type 2 NKT cells in disease and continue evaluating GRI-0621, GRI-0803, and additional product candidates in subsequent indications. We intend to expand our leadership as a company dedicated to developing therapies that directly target the biological processes driving dysregulated immune responses. We also intend to selectively pursue business development opportunities to expand our product portfolio and supporting technologies.
•Continue to build a patient-focused company across a broad range of inflammatory, fibrotic and autoimmune diseases. In building a patient-focused company to address the needs of patients, we will work with clinicians, patient advocacy groups, medical centers of excellence, and medical key opinion leaders to better understand the symptoms and consequences of these diseases, to expeditiously develop and provide better treatments to patients, and to increase awareness of these diseases.
•Maximize the commercial value of our product candidates. We have retained worldwide development and commercial rights for all our product candidates. We intend to commercialize any products in our portfolio for which we receive regulatory approvals in certain rare indications in the United States and the European Union with a limited and targeted commercial team. We also intend to retain the flexibility to evaluate strategic collaborations and to seek partners to commercialize our products in other geographies and for our products in highly prevalent indications which require significant investment to build a commercial infrastructure.

NKT Cells and the Immune System
Our approach is founded on the discovery that NKT cells are a functional link between the innate and adaptive immune systems and that dysregulated immune responses can be reset by regulating the activity of NKT cells to potentially treat a broad array of acute and chronic conditions.
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Figure 2. NKT cells are innate-like T cells that bridge the adaptive and innate immune systems.
NKT cells are innate-like T cells that bridge the adaptive and innate immune systems (see Figure 2). They share properties of both NK and T cells, control the expression of key cytokines/chemokines, and are critical regulators of immune responses. iNKT cells are effector T cells that can play a pathogenic role in lung, liver, and autoimmune indications; while type 2 NKT cells are regulatory T cells that inhibit the activity of iNKT cells, as well as other cell types, and support an anti-inflammatory response. Type 2 NKT cells can shift the response from a destructive pro-inflammatory and cytotoxic environment towards an anti-inflammatory and protective environment (see Figure 3) and are critical for minimizing the damage caused by inflammatory responses in certain fibrotic and autoimmune diseases.
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Figure 3. iNKT and type 2 NKT cells have opposing roles in controlling inflammation (arrows in the left panel indicate activation and arrows in the right panel indicate inhibition).

Repeated activation of iNKT cells can lead to chronic pulmonary diseases and are elevated in patients. Regulating iNKT cell activity has been observed to be therapeutic in animal models of IPF and activated iNKT cells accumulate in the lungs of IPF, NASH and SLE patients, as well as other chronic inflammatory, fibrotic, and autoimmune disease populations.
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Figure 4. Activated iNKT cells are increased in PBMC samples from IPF, NASH and SLE patients compared to healthy subjects.
Current IPF therapies slow the decline in lung function but do not improve overall survival. Regulating iNKT cell activity and their ability to promote macrophage polarization, TGF-beta production, and activation of myofibroblasts suggests they may reduce fibrosis progression and lead to improved survival outcomes in IPF. Activated iNKT cells are significantly upregulated in IPF patients and have the potential to be an important pharmacodynamic biomarker for these patients. We have observed that activated iNKT cells increase in NASH patients as the disease progresses from healthy individuals to mild non-alcoholic fatty liver disease and advanced NASH and believe iNKT may be a similar biomarker for IPF patients (see Figure 5).
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Figure 5. CXCR3+ IFN-gamma+ activated iNKT cells increase in NASH patients as disease progresses from healthy, mild to advanced disease.

In models of pulmonary, renal, and hepatic fibrosis - including IPF, SLE, NASH, ALD, DILI, and autoimmune hepatitis - iNKT cells play an important pathogenic role in mediating tissue damage by rapidly accumulating, becoming activated and secreting cytokines and chemokines for induction of a pro-inflammatory cascade that includes activation of the IL-1beta inflammasome and neutrophil recruitment, differentiation and activation of pro-fibrotic myofibroblasts / hepatic stellate cells, collagen deposition and fibrosis.
GRI has also identified several modulators of type 2 NKT cell activity, including cis-tetracosenoyl sulfatide (sulfatide), certain phospholipids, and GRI-0124. GRI-0803, as well as GRI’s library of over 500 compounds, are structurally related to GRI-0124. In vivo administration of GRI-0803 and GRI-0124 activates type 2 NKT cells and inhibits the expansion of activated iNKT cells. Together, we believe these data support a model of iNKT inhibitors, such as GRI-0621, and type 2 NKT modulators, such GRI-0803, as well as GRI-0124 and GRI-0729, working together to balance inflammatory immune responses.
Pulmonary Disease
IPF is a rare life-threatening disease characterized by progressive fibrosis and abnormal scarring that destroys the structure and function of the lungs over time by blocking the movement of oxygen into the bloodstream, leading to their deterioration and destruction. The most common symptoms of IPF are shortness of breath and a dry persistent cough.
Our Product Candidate Portfolio
GRI-0621 for the treatment of IPF
GRI-0621 is an oral gel capsule formulation of an FDA-approved topical dermatology product, tazarotene (ethyl 6-[2-(4,4-dimethylthiochroman-6-yl)ethynyl]nicotinate), a synthetic retinoid acid receptor RAR-beta and gamma-selective agonist and potent inhibitor of iNKT cells. Tazarotene is approved in topical formulations for psoriasis and acne and has been evaluated in over 1,700 patients as an oral product dosed in subjects for up to 52-weeks. The Company is developing GRI-0621 for the treatment of IPF.
IPF background and market opportunity
IPF is the most common and severe form of progressive pulmonary fibrosis, affecting approximately 140,000 patients in the United States. Up to 40,000 new cases are diagnosed in the United States each year, primarily affecting individuals between the ages of 65 and 70, and prevalence in the United States is expected to rise with an aging population. The median survival is between two to three years after diagnosis, and the average life expectancy for patients with confirmed IPF is between three and five years.
Current treatments for IPF and their limitations
Some IPF patients with mild or moderate symptoms are treated with either nintedanib, marketed as OFEV by Boehringer Ingelheim, or pirfenidone, marketed as Esbriet by Roche/Genentech. These drugs have been shown to slow progression of decrease in lung function associated with IPF and deterioration of pulmonary function, but neither drug has been associated with improvements in overall survival, and both have been associated with significant side effects. Over 60% of patients dosed with nintedanib have diarrhea and 14% experience elevated levels of liver enzymes. Thirty percent of patients treated with pirfenidone have skin rash, and 9% experience photosensitivity, both of which can lead to dose reductions or discontinuations. Both agents have some efficacy in patients with more advanced disease, but high rates of discontinuations due to adverse events in these frailer patients limit their use. A survey of 290 physicians published by a third party in 2017 found that over half of IPF patients are not being treated with either agent for multiple reasons, including physicians not having sufficient confidence in clinical benefit and concerns about safety. A retrospective cohort analysis of prescription records conducted by researchers at the Mayo Clinic and presented in 2019 found that the adoption of pirfenidone and nintedanib by IPF patients was approximately 10% for each therapy, supporting the earlier observation that the majority of IPF patients are not actively being treated. Despite this, total worldwide sales of pirfenidone and nintedanib in 2019 were over $1.2 billion and $1.6 billion, respectively.

Our Solution - GRI-0621
We are developing GRI-0621 as an oral gel capsule formulation to treat IPF patients. GRI-0621 is differentiated from current IPF therapies because it is designed to reset the dysfunctional immune response driving disease by inhibiting the activity of iNKT cells, as opposed to targeting a symptom of the disease that is downstream of the dysregulated immune response. GRI-0621 has been evaluated as an oral formulation in approximately 1,700 psoriasis, acne, and liver disease patients and was well tolerated with typical reported adverse events associated with hypervitaminosis A (headache, back pain, foot pain, cheilitis, hyperglycemia, arthralgia, myalgia, joint disorder, nasal dryness, dry skin, rash, and dermatitis).
In preclinical studies, animals lacking iNKT cells were observed to be protected from fibrosis in models of IPF, NASH, ALD, autoimmune liver disease, and DILI. Similarly, inhibiting the activity of iNKT cells can protect and/or treat animals from developing fibrosis. Fibrosis is a complex dynamic process involving several signaling molecules, differentiation pathways, and multiple cell types in different tissues. Thus, when the wound repair mechanism goes awry due to chronic inflammation/injury, this results in tissue scarring, stiffness and eventually malfunction. Despite its complexity, scientific literature suggests that there are common biological mechanisms that drive fibrosis in different tissues such as lung, liver, and kidney.
In our preclinical studies, GRI-0621 administration in animal models of hepatic fibrosis was observed to inhibit secretion of pro-inflammatory cytokine secretion by iNKT cells (see Figure 6) and maturation and activation of pro-inflammatory Kupffer cells and pro-fibrogenic myofibroblasts/hepatic stellate cells (see Figures 7 and 10).
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Figure 6. GRI-0621 observed to inhibit in vivo expansion and activation of iNKT cells and inhibits pro-inflammatory cytokines in animal models of fibrosis.

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Figure 7. GRI-0621 observed to inhibit Kupffer cells and the activation and maturation of myofibroblasts / hepatic stellate cells.
Consistently, iNKT knock-out (“KO”) animals that lack iNKT cells were observed to fail to upregulate pro-fibrogenic genes relative to wild type animals (“WT”) in models of fibrosis (see Figure 7).
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Figure 8. Inhibition of the key fibrogenic genes, including CTGF, observed in the iNKT-deficient animal model of fibrosis.

One of the most important signaling molecules driving fibrogenesis is TGF-beta. In our models of pulmonary and hepatic, and renal fibrosis, functional inactivation of iNKT cells with iNKT inhibitors or type 2 NKT cell activators led to a significant inhibition of this key mediator of fibrosis (see Figure 9).
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Figure 9. Inhibition of iNKT cells significantly reduced TGF-beta in models of pulmonary and hepatic fibrosis.
In our preclinical studies, a reduction in pro-inflammatory cytokines, Kupffer cells, activated myofibroblasts, pro-fibrogenic gene expression and the critical soluble mediator of fibrosis, TGF-beta, resulted in reduced collagen deposition and fibrosis in liver and lung models of fibrosis (see Figures 10, 11, and 12).
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Figure 10. Hepatic inflammation & steatosis (“H&E”), myofibroblast activation (“anti-SMA”) and fibrosis (“Sirius Red”) were inhibited (left histology panels and upper bar graphs) as well as IFN-gamma, TNF-alpha, and IL-2 (lower bar graphs) following GRI-0621 administration in the choline-deficient L-amino-defined model of NASH.

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Figure 11. iNKT inhibitors observed to prevent inflammation, inflammatory cytokines, and TGF-beta in a bleomycin model of pulmonary fibrosis.
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Figure 12. GRI-0621 observed to inhibit lung inflammation (H&E) and fibrosis (Mason’s Trichrome) in a bleomycin model of pulmonary fibrosis.
GRI-0621 Pilot Phase 2a Trial in Hepatically Impaired Subjects
We evaluated GRI-0621 in a pilot Phase 2a trial in hepatically impaired chronic liver disease patients. The study was originally intended to evaluate 60 patients, but we made the administrative decision to halt the study after enrolling 14 patients due to recruitment challenges and updated guidance from the FDA regarding the design of NASH clinical studies. In this limited number of patients, GRI-0621 was observed to be well tolerated and showed improvements in liver function tests, serum CK-18, and in iNKT cell activity, however, the study was underpowered to meet its endpoints with statistical significance. Adverse events were generally mild and consistent with RARb g agonism (see table below).

ALL-CAUSE	PLACEBO (n=4)	GRI-0621 4.5mg (n=4)	GRI-0621 6.0mg (n=5)
SERIOUS TEAEs	0	0	0
GRADE 1 TEAEs	0	0	0
GRADE 2 TEAEs	0	0	0
GRADE 3/4/5 TEAEs	0	0	0
TREATMENT RELATED
CHELITIS	0	0	0
NASEAU	0	0	0
DRY SKIN	0	0	0
PURITIS	0	0	0
HEADACHE	0	0	0
MYLAGIA	0	0	0
HYPERTENSION	0	0	1*
GASTROENTERITIS	0	0	0
TONSILITIS	0	0	1*
CREATINE PHOSPHOKINASE	0	0	0
LACTATE DEHYDROGENASE	0	0	0
POTASSIUM	0	0	0
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*Grade 2 TEAE
GRI-0621 Manufacturing
We rely on third-party contract manufacturers to manufacture GRI-0621 for preclinical studies and clinical trials, and do not own manufacturing facilities for producing any preclinical study or clinical trial product supplies. We rely on a limited number of suppliers for drug product and engage a single manufacturer to produce our formulated GRI-0621 drug product for clinical studies, as is standard industry practice in early to mid-stage clinical development. If these suppliers are unable to supply to us in the quantities we require, or at all, or otherwise default on their supply obligations to us, we may not be able to obtain alternative supplies from other suppliers on acceptable terms, in a timely manner, or at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturer or manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget.
GRI-0621 Phase 2a Trial in Patients with IPF
In December 2023 we commenced enrollment for our Phase 2a trial. This trial will be a twelve-week, multicenter, multinational, randomized, placebo-controlled trial in approximately 36 patients with IPF. A 4.5 mg dose will be compared to placebo over twelve weeks of treatment in subjects with a confirmed diagnosis of IPF on background therapy. Subjects will complete a screening visit to evaluate their medical history, present condition, laboratory assessments, comorbidities, and concomitant medications. Based on these findings, subjects will be randomly assigned to one of two treatment arms: 4.5 mg of GRI-0621 or placebo in a 2:1 randomization. Weekly visits out to twelve weeks will evaluate safety, pharmacokinetics, and efficacy/mechanism of action of GRI-0621 as assessed by the activation of iNKT cells from both blood at weeks 6 and 12 and bronchi-alveolar lavage fluid at week 12. As a secondary endpoint, various biomarkers will also be evaluated to support the mechanism of action of GRI-0621. Subjects will be followed for at least two weeks after completion of dosing. This trial should take approximately six months to recruit the required number of subjects and be completed within approximately ten months of first subject’s first visit. Topline data from this trial should be available in the second half of 2024. Final results from this trial will be used to determine dose, safety sample size, and duration in communication with the FDA in designing the registration program moving forward.
GRI-0803 for the Treatment of Lupus Nephritis Related to Systemic Lupus Erythematosus
Systemic Lupus Erythematosus Disease Background
SLE is the most common type of lupus, affecting between 160,000 - 200,000 patients in the United States, and as many as 24,000 people in the United States are diagnosed with the disease each year. SLE predominantly affects women and often starts between the ages of 15 and 44. SLE is an autoimmune disease in which the immune system attacks its own tissues, causing widespread inflammation and tissue damage in the affected organs. It can affect the joints, skin, brain, lungs, kidneys, and blood vessels. There is no cure for lupus, but medical interventions and lifestyle changes can help control it. While people of all races can have the disease, African American women have a three-times higher number of new cases than white, non-Hispanic women. African American women tend to develop the disease at a younger age than white, non-Hispanic women and develop more serious and life-threatening complications. It is also more common in women of Hispanic, Asian and Native American descent. Adherence to treatment regimens is often a problem, especially among young women of childbearing age. Because SLE treatment may require the use of strong immunosuppressive medications that can have serious side effects, female patients must stop taking the medication before and during pregnancy to protect unborn children from harm.
Current Treatments for SLE, their Limitations and Lupus Nephritis
The treatment and management of SLE depends on disease severity and disease manifestations. Hydroxychloroquine plays a central role in the long-term treatment of SLE and is the cornerstone of SLE therapy. Corticosteroids, nonsteroidal anti-inflammatory drugs, and immunosuppressive agents (e.g., azathioprine, cyclophosphamide, cyclosporine, methotrexate, and mycophenolate mofetil) have also been used in the treatment and management of SLE. These treatments are only modestly effective and present safety and/or immune suppression concerns with prolonged use. The B cell-depleting antibody rituximab, while not approved for treatment of SLE, appears to be beneficial in certain subsets of patients.
Two targeted therapies for SLE have been approved by the FDA in the past 50 years, belimumab and anifrolumab. In 2011, the FDA approved belimumab (Benlysta®), an antibody that targets B lymphocyte stimulator, for the treatment of mild to moderate SLE in combination with standard therapy, providing additional clinical validation of the therapeutic benefit of B cell-targeted therapy for autoimmune diseases. However, the modest therapeutic benefit of Benlysta® and delayed onset of disease intervention indicate the need for additional therapeutic strategies to inhibit overactive B cells. In 2021, the first-in-class type 1 interferon receptor antibody, anifrolumab, the first new drug for the disease in a decade, was approved for adults with moderate to severe disease who are receiving standard therapy.
Lupus nephritis is a common manifestation of SLE and can lead to irreversible renal impairment. This disease is complex, heterogeneous and involves multiple cell types as well as immune and non-immune mechanisms. Disease progression is characterized by glomerular injury, inflammation, cellular infiltration, and fibrosis. The deposition of immune complexes leads to inflammasome and type I interferon mediated pathways contributing to endothelial dysfunction in conjunction with complement-mediated injury owing to pathogenic antibodies.
Our Solution - GRI-0803
Scientific studies have suggested that iNKT plays an important pathogenic role in kidney diseases, including acute kidney injury, ischemic reperfusion injury and lupus nephritis. Accordingly, iNKT cells were activated in peripheral blood of lupus patients (see Figure 4, above) and in spontaneous models of lupus. Notably, activation of type 2 NKT leads to a dendritic cell-mediated inhibition of iNKT cells. In our preclinical studies, an type 2 NKT activating molecule, GRI-0803, was observed to inhibit both murine and human iNKT cells. Oral administration of

GRI-0803, a type 2 NKT activating molecule, was observed to inhibit lupus nephritis and to significantly improve overall survival.
Following a weekly oral administration of GRI-0803 in a spontaneous model of lupus nephritis significant inhibition of pro-inflammatory cytokines, including IL-17 and IL-6 (see Figure 12) was observed. Other fibrogenic molecules, including TGF-beta were are also observed to be inhibited leading to blocking of collagen deposition and renal fibrosis (see Figure 13). This was observed to be accompanied by inhibition of cellular infiltration (including B cells and T cells) into the kidney and glomerular pathology. Furthermore, following GRI-0803 administration, significant inhibition of pathogenic anti-dsDNA antibodies, and proteinuria as measured in urine (see Figures 13 and 14) was observed. Additionally, GRI-0803 was observed to block activation of plasmacytoid dendritic cells and type I interferon signaling pathway genes involved in renal injury. Inhibition of renal disease was reflected in the improvement of overall survival of proteinuria-free animals.
Lipocalin 2 (“LCN2”) is a glycoprotein secreted by several immune cells and promotes pro-inflammatory immune responses in autoimmune diseases and suggested to be an indicator of the severity of lupus nephritis. Interestingly, among other inflammatory genes, significant inhibition of LCN2 expression in the kidney was observed in animals orally treated with GRI-0803 in comparison to that in the control group (see Figure 12).
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Figure 12. Inhibition of several key pro-inflammatory, fibrotic and kidney disease promoting genes in a spontaneous lupus model observed following oral administration of GRI-0803.

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Figure 13. GRI-0803 administration observed to inhibit inflammatory cellular infiltration (H&E), glomerular pathology (“PAS”), and kidney fibrosis (“Trichrome”) in a spontaneous lupus model.
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Figure 14. Observed Inhibition anti-dsDNA antibodies in serum and increased overall survival in a lupus model following treatment with GRI-0803.

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Figure 15. Significant inhibition of proteinuria in urine and spontaneously occurring lupus nephritis observed in animals orally treated with GRI-0803.
GRI-0803 Manufacturing
We rely on third-party contract manufacturers to manufacture GRI-0803 for preclinical studies, and do not own manufacturing facilities for producing any preclinical study product supplies. We rely on a single or limited number of suppliers for drug product and engage a single manufacturer to produce our formulated GRI-0803 drug product for clinical studies, as is standard industry practice in early to mid-stage clinical development. If these suppliers are unable to supply to us in the quantities we require, or at all, or otherwise default on their supply obligations to us, we may not be able to obtain alternative supplies from other suppliers on acceptable terms, in a timely manner, or at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturer or manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget.
GRI-0803 Phase 1 Trial
We plan to initiate a Phase 1 trial upon completion of the toxicology program for GRI-0803. Assuming positive results, we anticipate filing an IND in the first half of 2024. The Single Ascending Dose (“SAD”) trial will be run in healthy volunteers. Up to six doses will be evaluated in cohorts of 12 subjects with 10 receiving a dose of GRI-0803 and two receiving placebo. The safety in each cohort will be evaluated with an Independent Safety Review Board (“ISRB”) along with the GRI clinical management. After completion of the first cohort, subsequent cohorts will begin within two weeks of dosing the previous cohort. Pharmacokinetics and safety will be the primary endpoint of the SAD trial. The completion of this trial should take approximately three months from when the first cohort is dosed.
The Multiple Ascending Dose (“MAD”) trial will begin upon the completion of Dose 3 in the SAD trial based on the recommendation of the ISRB. The MAD trial will examine four doses of GRI-0803 with doses dependent on the results of the SAD. A total of 10 subjects will be in each cohort: eight on GRI-0803 and two on placebo. Cohorts will be dosed for four weeks with two weeks of safety follow up post dosing with the first two cohorts being in healthy subjects and the two highest doses will be completed in patients with SLE. Safety and multi-dose pharmacokinetics will be the primary endpoint of the MAD trial. Exploratory outcomes will be examined in the third and fourth cohorts and will include several biomarkers (e.g. cytokines) as well as NKT cell activation markers. The MAD trial should take approximately five months to complete with topline results available late in the fourth quarter of 2024 .
Competitive Landscape
The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, the expertise of our management team, clinical capabilities, research and development experience and scientific knowledge provide us with competitive advantages, we face increasing competition from many different sources, including biotechnology and biopharmaceutical companies, academic institutions, governmental agencies, and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.
There are several large biotechnology and biopharmaceutical companies that are currently pursuing the development of products for the treatment of conditions GRI is also targeting, or may target in the future, including IPF, SLE, MS, UC, PSC and NASH. While we know of no other companies currently in clinical development targeting NKT cells as a method of treating any of the above conditions, companies that we are aware of that are targeting the treatment of these diseases include large companies with significant financial resources such as:
IPF - AstraZeneca PLC, Boehringer Ingelheim International GmbH, Bristol Myers Squibb Co., and Novartis AG. Additional smaller companies with significant resources include Avalyn Pharma Inc., Bellerophon Therapeutics, Inc., Endeavor Biomedicines, Inc., Horizon Therapeutics Public Limited Company, Pliant Therapeutics, Inc., Suzhou Zelgen Biopharmaceuticals Co. Ltd., United Therapeutics Corp and Vicore Pharma Holding AB.
SLE - Astellas Pharma Inc., AstraZeneca PLC, Aurinia Pharmaceuticals Inc., Biogen Inc., GlaxoSmithKline PLC, Johnson & Johnson, Nektar Therapeutics, Roche Holding AG and Sanofi SA. Additional smaller companies with significant resources include Anthera Pharmaceuticals, Inc., Aurinia Pharmaceuticals Inc., ImmuPharma PLC, Kezar Life Sciences, Inc., Vera Therapeutics, Inc. and Viela Bio, Inc.
PSC - Albireo Pharma, Inc., Avolynt Inc., Calliditas Therapeutics AB, Cascade Pharmaceuticals, Inc., Chemomab Therapeutics Ltd., CymaBay Therapeutics, Inc., Dr. Falk Pharma GmbH, Galmed Pharmaceuticals Ltd., Gannex Pharma Co. Ltd., Genfit Corp., Gilead Sciences, Inc., HighTide Therapeutics Inc., Immunic, Inc., Invea Therapeutics, Inc., LISCure Biosciences Inc., Mirum Pharmaceuticals, Inc., Morphic Holding, Inc., Pliant Therapeutics, Inc., Selecta Biosciences Inc., Sirnaomics, Inc. and Qing Bile Therapeutics.
NASH - AstraZeneca PLC, Eli Lilly and Company, Gilead Sciences, Inc., Merck & Co. Inc., Novo Nordisk A/S, Novartis AG, Pfizer Inc. and Roche Holding AG. Additional smaller companies with significant resources include: Enanta Pharmaceuticals Inc., Ionis Pharmceuticals Inc., NGM Biopharmaceuticals Inc., Pliant Therapeutics, Inc., Terns Pharmaceuticals, Inc. and 89bio, Inc.
MS - Biogen Inc., Bristol Myers Squibb Co., EMD Serono, Inc., Johnson & Johnson, Merck & Co. Inc., Novartis AG, Sanofi, Teva Pharmaceuticals Industries LTD and Roche Holding AG.
UC - AbbVie Inc., AstraZeneca PLC, Bristol -Myers Squibb Co., Eli Lilly and Company, Gilead Sciences, Inc., Janssen Biotech, Inc., Johnson & Johnson, Pfizer Inc., Merck & Co. Inc., Millennium Pharmaceuticals, Inc., Protagonist Therapeutics, Inc., Roche Holding AG, and Takeda Pharmaceutical Co Ltd.
The key competitive factors affecting the success of our product candidates are likely to be efficacy, safety, cost, and convenience. Many of our competitors, either alone or with their collaborators, have significantly greater resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific, sales, marketing, and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors.
Intellectual Property
We strive to protect the proprietary technology and information commercially or strategically important to our business. We seek to obtain and maintain, patent rights intended to cover the technologies incorporated into, or used to produce, our therapeutic candidates, the compositions of matter of our therapeutic candidates and their methods of use and manufacture, as well as other inventions that are important to our business. We also seek to obtain strategic or commercially valuable patent rights in the United States and other jurisdictions.
To cover our proprietary technologies and our current pipeline of proprietary products and related methods, such as methods of use, we have filed patent applications representing six patent families. As of November 10, 2023, our patent estate included 12 issued United States patents, 2 United States pending non-provisional patent applications, 65 issued foreign patents and 15 foreign patent applications currently pending in various foreign jurisdictions.

Specifically, we own one patent family with claims directed to GRI-0621, and related methods of using the same to treat diseases, e.g. inflammatory conditions. Three United States and 20 foreign patents (Australia, Brazil, Canada, China, Europe (validated in nine countries), Hong Kong, Japan, South Korea, Mexico, and Russia) were granted in this family. Patent applications in this family are pending in multiple jurisdictions, including, for example, the European Patent Organization, China, Japan, and Korea. Patents in this patent family are expected to expire in 2032, absent any patent term adjustments or extensions.
We also own one patent family with claims directed to GRI-0803 and related methods of using the same to treat diseases. Three United States and nine foreign patents (Canada, Europe (validated in seven countries), and Hong Kong) were granted in this family. Patent applications in this family are pending in the United States and European Patent Organization. Patents in this patent family are expected to expire in 2032, absent any patent term adjustment or extension.
Additionally, we own one patent family relating to GRI-0729 and related methods of using the same to treat diseases. Four United States and 13 foreign patents (Canada, Europe (validated in 11 countries), and Hong Kong) have been granted in this family. Patents in this patent family are expected to expire in 2032, absent any patent term adjustment or extension.
We also own one patent family with claims directed to GRI-0124 and related methods of using the same to treat diseases. Fourteen foreign patents (Taiwan, Australia, China, Europe (validated in seven countries), Hong Kong, Israel, Mexico and Russia) were granted in this family. Patent applications in this family are pending, for example, in the United States, United Arab Emirates, Brazil, China, Japan, Russia, Canada, Hong Kong and South Korea. Patents in this patent family are expected to expire in 2035, absent any patent term adjustment or extension.
We continually assess and refine our intellectual property strategy as we develop new technologies and therapeutic candidates. As our business evolves, we may, among other activities, file additional patent applications in pursuit of our intellectual property strategy, to adapt to competition or to seize potential opportunities.
The term of individual patents depends upon the laws of the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. However, the term of United States patents may be extended for delays incurred due to compliance with the FDA requirements or by delays encountered during prosecution that are caused by the USPTO. For example, the Hatch-Waxman Act, permits a patent term extension for FDA-approved drugs of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our therapeutic candidates receive FDA approval, we expect to apply for patent term extensions on patents covering those therapeutic candidates. We intend to seek patent term extensions in any jurisdiction where these are available and where we also have a patent that may be eligible; however there is no guarantee that the applicable authorities, including the USPTO and FDA, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions.
Further, we expect to rely on data exclusivity, market exclusivity, patent term adjustment and patent term extensions when available.
Government Regulation and Product Approval
Government authorities in the United States, at the federal, state and local level, and in other countries, extensively regulate, among other things, the research, development, clinical trials, testing, manufacture (including any manufacturing changes), authorization, pharmacovigilance, adverse event reporting, recalls, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products and product candidates such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

United States Government Regulation
In the United States, the FDA regulates drugs under the FDCA and its implementing regulations. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions brought by the FDA and the Department of Justice, or DOJ, or other governmental entities, such as the FDA’s refusal to approve pending New Drug Applications (“NDAs”), withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil and/or criminal penalties.
The process required by the FDA before a new drug may be marketed in the United States generally involves the following:
•completion of nonclinical and preclinical studies, such as laboratory tests, potentially animal studies and formulation studies, in compliance with FDA regulations for Good Laboratory Practices, or GLPs, and other applicable regulations;
•submission to the FDA of an IND, which must become effective before human clinical trials may begin;
•approval by an IRB at each clinical site before each trial may be initiated;
•performance of adequate and well-controlled human clinical trials in accordance with good clinical practices, or GCPs, to establish the safety and efficacy of the proposed drug product for each indication;
•submission to the FDA of an NDA with payment of application user fees, if applicable, and FDA acceptance of that NDA;
•satisfactory completion of an FDA advisory committee review, if applicable;
•satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMPs and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;
•satisfactory completion of audits of clinical trial sites conducted by FDA to assure compliance with GCPs and the integrity of clinical data; and
•FDA review and approval of the NDA.
Preclinical Studies
Preclinical or nonclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as potentially animal studies to assess potential safety and efficacy. The Consolidated Appropriations Act for 2023, signed into law on December 29, 2022, (P.L. 117-328) amended the FDCA to specify that nonclinical testing for drugs may, but is not required to, include in vivo animal testing. According to the amended language, a sponsor may fulfill nonclinical testing requirements by completing various in vitro assays (e.g., cell-based assays, organ chips, or microphysiological systems), in silico studies (i.e., computer modeling), other human or non-human biology-based tests (e.g., bioprinting), or in vivo animal tests.
Preclinical tests intended for submission to the FDA to support the safety of a product candidate must be conducted in compliance with GLP regulations and the U.S. Department of Agriculture’s Animal Welfare Act. A drug sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available ex-U.S. clinical data or relevant literature, among other things, to the FDA as part of an IND. Some nonclinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence. A clinical hold may occur at any time during the life of an IND and may affect one or more specific studies or all studies conducted under the IND.
Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.
Clinical Trials
Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial along with the requirement to ensure that the data and results reported from the clinical trials are credible and accurate. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the criteria for determining subject eligibility, the dosing plan, the parameters to be used in monitoring safety, the procedure for timely reporting of adverse events, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution.
Information about certain clinical trials and clinical trial results must be submitted within specific timeframes to the National Institutes of Health for public dissemination on the Clinicaltrials.gov registry. Failure to timely register a covered clinical study or to submit study results as provided for in the law can give rise to civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government. The government has recently begun enforcing these registration and results reporting requirements against non-compliant clinical trial sponsors.
Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:
Phase 1: The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness. During Phase 1 clinical trials, sufficient information about the investigational drug’s pharmacokinetics and pharmacological effects may be obtained to permit the design of well-controlled and scientifically valid Phase 2 clinical trials.
Phase 2: The product candidate is administered to a larger, but still limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted indications and to determine dosage tolerance and optimal dosage. Phase 2 clinical trials are typically well-controlled and closely monitored.
Phase 3: The product candidate is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product. Phase 3 clinical trials usually involve a larger number of participants than a Phase 2 clinical trial.
Post-approval trials, sometimes referred to as “Phase 4” clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, FDA may mandate the performance of “Phase 4” clinical trials.
Human clinical trials are inherently uncertain, and Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Moreover, a given clinical trial may combine the elements of more than one phase and a company’s designation of a clinical trial as being of a particular phase is not necessarily indicative that the study will be sufficient to satisfy the FDA requirements of that phase because this determination cannot be made until the protocol and data have been submitted and reviewed.
A pivotal trial is a clinical trial that is believed to satisfy FDA requirements for the evaluation of a product candidate’s safety and efficacy such that it can be used, alone or with other pivotal or non-pivotal trials, to support regulatory approval. Generally, pivotal trials are Phase 3 trials, but they may be Phase 2 trials if the design provides a well-controlled and reliable assessment of clinical benefit, particularly in an area of unmet medical need. In recent years, the FDA has been increasingly willing to exercise regulatory flexibility when determining the types, amount, and timing of data submissions to support the demonstration of a “substantial evidence of effectiveness,” which is the legal standard applicable to new drug approvals and is discussed further below.
Congress also recently amended the FDCA, as part of the Consolidated Appropriations Act for 2023, in order to require sponsors of a Phase 3 clinical trial, or other “pivotal study” of a new drug to support marketing authorization, to design and submit a diversity action plan for such clinical trial. The action plan must include the sponsor’s diversity goals for enrollment, as well as a rationale for the goals and a description of how the sponsor will meet them. Sponsors must submit a diversity action plan to the FDA by the time the sponsor submits the relevant clinical trial protocol to the agency for review. The FDA may grant a waiver for some or all of the requirements for a diversity action plan. If the FDA objects to a sponsor’s diversity action plan or otherwise requires significant changes to be made, it could potentially delay initiation of the relevant clinical trial.
Interactions with FDA During the Clinical Development Program
Following the clearance of an IND and the commencement of clinical trials, the sponsor will continue to have interactions with the FDA. Progress reports detailing the results of clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product; and any clinically important increase in the occurrence of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.
In addition, sponsors are given opportunities to meet with the FDA at certain points in the clinical development program. Specifically, sponsors may meet with the FDA prior to the submission of an IND (pre-IND meeting), at the end of Phase 2 clinical trial (“EOP2” meeting) and before an NDA is submitted (pre-NDA meeting). Meetings at other times may also be requested. These meetings provide an opportunity for the sponsor to share information about the data gathered to date with the FDA and for the FDA to provide advice on the next phase of development. For example, at an EOP2, a sponsor may discuss its Phase 2 clinical results and present its plans for the pivotal Phase 3 clinical trial(s) that it believes will support the approval of the new product. Such meetings may be conducted in person, via teleconference/videoconference or written response only with minutes reflecting the questions that the sponsor posed to the FDA and the agency’s responses. The FDA has indicated that its responses, as conveyed in meeting minutes and advice letters, only constitute recommendations and/or advice made to a sponsor and, as such, sponsors are not bound by such recommendations and/or advice. Nonetheless, from a practical perspective, a sponsor’s failure to follow the FDA’s recommendations for design of a clinical program may put the program at significant risk of failure.
Acceptance of NDAs
Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, along with information relating to the product’s chemistry, manufacturing, controls, safety updates, patent information, abuse information and proposed labeling, are submitted to the FDA as part of an application requesting approval to market the product candidate for one or more indications. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of a drug product. The fee required for the submission and review of an application under the Prescription Drug User Fee Act (“PDUFA”) is substantial, and the sponsor of an approved application is also subject to an annual program fee assessed based on eligible prescription drug products.

These fees are typically adjusted annually, and exemptions and waivers may be available under certain circumstances, such as where a waiver is necessary to protect the public health, where the fee would present a significant barrier to innovation, or where the applicant is a small business submitting its first human therapeutic application for review.
The FDA conducts a preliminary review of all applications within 60 days of receipt and must inform the sponsor at that time or before whether an application is sufficiently complete to permit substantive review. In pertinent part, the FDA’s regulations state that an application “shall not be considered as filed until all pertinent information and data have been received” by the FDA. In the event that FDA determines that an application does not satisfy this standard, it will issue a Refuse to File (“RTF”) determination to the applicant. Typically, an RTF will be based on administrative incompleteness, such as clear omission of information or sections of required information; scientific incompleteness, such as omission of critical data, information or analyses needed to evaluate safety and efficacy or provide adequate directions for use; or inadequate content, presentation, or organization of information such that substantive and meaningful review is precluded. The FDA may request additional information rather than accept an application for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing.
Review of NDAs
After the submission is accepted for filing, the FDA begins an in-depth substantive review of the application. The FDA reviews the application to determine, among other things, whether the proposed product is safe and effective for its intended use, whether it has an acceptable purity profile and whether the product is being manufactured in accordance with cGMPs.
Under the goals and policies agreed to by the FDA under PDUFA, the FDA has ten months from the filing date in which to complete its initial review of a standard application that is a new molecular entity, and six months from the filing date for an application with “priority review.” The review process may be extended by the FDA for three additional months to consider new information or in the case of a clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission. Despite these review goals, the NDA review process can be very lengthy and it is not uncommon for FDA review of an application to extend beyond the PDUFA target action date. Most innovative drug products (other than biological products) obtain FDA marketing approval pursuant to an NDA submitted under Section 505(b)(1) of the FDCA, commonly referred to as a traditional or “full NDA.” In 1984, with passage of the Hatch-Waxman Act, that established an abbreviated regulatory scheme authorizing the FDA to approve generic drugs based on an innovator or “reference” product, Congress also enacted Section 505(b)(2) of the FDCA, which provides a hybrid pathway combining features of a traditional NDA and a generic drug application. Section 505(b)(2) enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy data for an existing product, or published literature, in support of its application. Section 505(b)(2) NDAs may provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products that would require new clinical data to demonstrate safety or effectiveness. Section 505(b)(2) permits the filing of an NDA in which the applicant relies, at least in part, on information from studies made to show whether a drug is safe or effective that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use. A Section 505(b)(2) applicant may eliminate or reduce the need to conduct certain preclinical or clinical studies, if it can establish that reliance on studies conducted for a previously-approved product is scientifically appropriate. The FDA may also require companies to perform additional studies or measurements, including nonclinical and clinical studies, to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the labeled indications for which the referenced product has been approved, as well as for any new indication for which the Section 505(b)(2) NDA applicant has submitted data.
In connection with its review of an application, the FDA will typically submit information requests to the applicant and set deadlines for responses thereto. The FDA will also conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether the manufacturing processes and facilities comply with cGMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMPs and are adequate to assure consistent production of the product within required specifications.

The FDA also may inspect the sponsor and one or more clinical trial sites to assure compliance with IND and GCP requirements and the integrity of the clinical data submitted to the FDA. To ensure compliance with cGMPs and GCPs by its employees and third-party contractors, an applicant may incur significant expenditure of time, money and effort in the areas of training, record keeping, production and quality control. The FDA generally accepts data from foreign clinical trials in support of an NDA if the trials were conducted under an IND. If a foreign clinical trial is not conducted under an IND, the FDA nevertheless may accept the data in support of an NDA if the study was conducted in accordance with GCPs and the FDA is able to validate the data through an on-site inspection, if deemed necessary. Although the FDA generally requests that marketing applications be supported by some data from domestic clinical trials, the FDA may accept foreign data as the sole basis for marketing approval if (1) the foreign data are applicable to the United States population and United States medical practice, (2) the studies were performed by clinical investigators with recognized competence, and (3) the data may be considered valid without the need for an on-site inspection or, if the FDA considers the inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means.
Additionally, the FDA may refer an application, including applications for novel product candidates which present difficult questions of safety or efficacy, to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations when making final decisions on approval.
Data from clinical trials are not always conclusive, and the FDA or its advisory committee may interpret data differently than the sponsor interprets the same data. The FDA may also re-analyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process or delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis, or at all.
The FDA also may require submission of a REMS if it determines that a REMS is necessary to ensure that the benefits of the drug product outweigh its risks and to assure the safe use of the product. The REMS could include medication guides, physician communication plans, assessment plans and/or elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis. If the FDA concludes a REMS is needed, the sponsor of the application must submit a proposed REMS and the FDA will not approve the application without a REMS.
In addition, under the Pediatric Research Equity Act of 2003, as amended and reauthorized, certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults or full or partial waivers from the pediatric data requirements. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.
Decisions on NDAs
The FDA reviews an applicant to determine, among other things, whether the product is safe and whether it is effective for its intended use(s), with the latter determination being made on the basis of substantial evidence. The term “substantial evidence” is defined under the FDCA as “evidence consisting of adequate and well-controlled investigations, including clinical investigations, by experts qualified by scientific training and experience to evaluate the effectiveness of the product involved, on the basis of which it could fairly and responsibly be concluded by such experts that the product will have the effect it purports or is represented to have under the conditions of use prescribed, recommended, or suggested in the labeling or proposed labeling thereof.”
The FDA has interpreted this evidentiary standard to require at least two adequate and well-controlled clinical investigations to establish effectiveness of a new product. Under certain circumstances, however, the FDA has indicated that a single trial with certain characteristics and additional information may satisfy this standard. This approach was subsequently endorsed by Congress in 1998 with legislation providing, in pertinent part, that “If [FDA] determines, based on relevant science, that data from one adequate and well-controlled clinical investigation and confirmatory evidence (obtained prior to or after such investigation) are sufficient to establish effectiveness, the FDA may consider such data and evidence to constitute substantial evidence.” This modification to the law recognized the potential for the FDA to find that one adequate and well controlled clinical investigation with confirmatory evidence, including supportive data outside of a controlled trial, is sufficient to establish effectiveness. In December 2019, the FDA issued draft guidance further explaining the studies that are needed to establish substantial evidence of effectiveness. In September 2023, the agency supplemented and expanded the recommendations in the 2019 “substantial evidence of effectiveness” draft guidance with a second draft guidance entitled “Demonstrating Substantial Evidence of Effectiveness Based on One Adequate and Well-Controlled Clinical Investigation and Confirmatory Evidence.” The second document complements the first by providing further detail on the use of data drawn from one or more sources (e.g., clinical data, mechanistic data, animal data) in order to support the results of one adequate and well-controlled clinical investigation and provides examples of types of data that could be considered confirmatory evidence. Due to the case-by-case nature of such determinations, the FDA continues to emphasize the need for sponsors to engage early with the agency if they intend to establish substantial evidence of effectiveness with one adequate and well-controlled clinical investigation plus confirmatory evidence.
After evaluating the application and all related information, including the advisory committee recommendations, if any, and inspection reports of manufacturing facilities and clinical trial sites, the FDA will issue either a Complete Response Letter (“CRL”) or an approval letter. To reach this determination, the FDA must determine that the drug is effective and that its expected benefits outweigh its potential risks to patients. This “benefit-risk” assessment is informed by the extensive body of evidence about the product’s safety and efficacy in the NDA. This assessment is also informed by other factors, including: the severity of the underlying condition and how well patients’ medical needs are addressed by currently available therapies; uncertainty about how the premarket clinical trial evidence will extrapolate to real-world use of the product in the post-market setting; and whether risk management tools are necessary to manage specific risks. In connection with this assessment, the FDA review team will assemble all individual reviews and other documents into an “action package,” which becomes the record for FDA review. The review team then issues a recommendation, and a senior FDA official makes a decision.
A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. The CRL may require additional clinical or other data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time- consuming requirements related to clinical trials, preclinical studies or manufacturing. If a CRL is issued, the applicant will have one year to respond to the deficiencies identified by the FDA, at which time the FDA can deem the application withdrawn or, in its discretion, grant the applicant an additional six-month extension to respond. The FDA has committed to reviewing resubmissions in response to an issued CRL in either two or six months depending on the type of information included. Even with the submission of this additional information, however, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
An approval letter, on the other hand, authorizes commercial marketing of the product with specific prescribing information for specific indications. That is, the approval will be limited to the conditions of use (e.g., patient population, indication) described in the FDA-approved labeling. Further, depending on the specific risk(s) to be addressed, the FDA may require that contraindications, warnings or precautions be included in the product labeling, require that post-approval trials, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing trials or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Special FDA Expedited Review Programs
The FDA is authorized to designate certain products for expedited development or review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs include fast track designation, breakthrough therapy designation, and priority review designation. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.
To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides additional opportunities for interaction with the FDA’s review team and may allow for a rolling review of NDA components before the completed application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA. In addition, fast track designation may be withdrawn by the sponsor or rescinded by the FDA if the designation is no longer supported by data emerging in the clinical trial process.
In addition, with the enactment of the FDA Safety and Innovation Act (“FDASIA”) in 2012, Congress created a new regulatory program for therapeutic candidates designated by FDA as “breakthrough therapies” upon a request made by the IND sponsors. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA must take certain actions with respect to breakthrough therapies, such as holding timely meetings with and providing advice to the product sponsor, intended to expedite the development and review of an application for approval of a breakthrough therapy.
Finally, the FDA may designate a product for priority review if it is a drug that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines at the time that the marketing application is submitted, on a case-by-case basis, whether the proposed drug represents a significant improvement in treatment, prevention or diagnosis of disease when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting drug reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months for an NDA for a new molecular entity from the date of filing.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, fast track designation, breakthrough therapy designation and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.
Accelerated Approval Pathway
In addition, a product studied for its safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, meaning that it may be approved on (i) the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or (ii) on an intermediate clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”) and that is reasonably likely to predict an effect on IMM or other clinical benefits, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on IMM or other clinical endpoints, and the drug may be subject to expedited withdrawal procedures. Drugs granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.
For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints but has indicated that such endpoints generally may support accelerated approval when the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate long-term clinical benefit of a drug.
The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a drug, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. For example, accelerated approval has been used extensively in the development and approval of drugs for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large clinical trials to demonstrate a clinical or survival benefit.
The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. As a result, a drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. In addition, as part of the Consolidated Appropriations Act for 2023, Congress provided FDA additional statutory authority to mitigate potential risks to patients from continued marketing of ineffective drugs previously granted accelerated approval. Under these amendments to the FDCA, the agency may require a sponsor of a product granted accelerated approval to have a confirmatory trial underway prior to approval. The sponsor must also submit progress reports on a confirmatory trial every six months until the trial is complete, and such reports will be published on FDA’s website. Failure to conduct required post-approval studies, or to confirm the predicted clinical benefit of the product during post-marketing studies, would allow the FDA to withdraw approval of the drug. Congress also recently amended the law to give FDA the option of using expedited procedures to withdraw product approval if the sponsor’s confirmatory trial fails to verify the claimed clinical benefits of the product. All promotional materials for drug products being considered and approved under the accelerated approval program are subject to prior review by the FDA.
Post-Approval Requirements
Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. Certain modifications to the product, including changes in indications or manufacturing processes or facilities, may require the applicant to develop additional data or conduct additional preclinical studies and clinical trials to support the submission to FDA. As previously noted, there also are continuing, annual user fee requirements for any marketed products, as well as new application fees for supplemental applications with clinical data.
The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.
In addition, FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMPs. The cGMPs include requirements relating to the organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and some state agencies and are subject to periodic unannounced inspections by the FDA for compliance with cGMPs and other laws. Changes to the manufacturing process are strictly regulated and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers. Accordingly, manufacturers must continue to expend time, money, and effort in production and quality control to maintain compliance with cGMPs and other aspects of quality control and quality assurance.
The FDA strictly regulates the marketing, labeling, advertising and promotion of drug products that are placed on the market. A product cannot be commercially promoted before it is approved, and approved drugs may generally be promoted only for their approved indications and for use in patient populations described in the product’s approved labeling. Promotional claims must also be consistent with the product’s FDA-approved label, including claims related to safety and effectiveness. The government closely scrutinizes the promotion of prescription drugs in specific contexts such as direct-to-consumer advertising, industry-sponsored scientific and educational activities, and promotional activities involving the Internet and social media. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA has recently published a draft guidance outlining modernized recommendations for how drug manufacturers can share truthful, scientifically sound, and clinically relevant information on unapproved uses with health care providers.
Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences of regulatory non-compliance include, among other things:
•restrictions on, or suspensions of, the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•interruption of production processes, including the shutdown of manufacturing facilities or production lines or the imposition of new manufacturing requirements;
•fines, warning letters or other enforcement letters or clinical holds on post-approval clinical trials;
•mandated modification of promotional materials and labeling and the issuance of corrective information;
•refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product approvals;
•product seizure or detention, or refusal to permit the import or export of products;
•injunctions or the imposition of civil or criminal penalties; or
•consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs.
In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (“PDMA”) which regulates the distribution of drugs and drug samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. More recently, the Drug Supply Chain Security Act (the “DSCSA”), was enacted with the aim of building an electronic system to identify and trace certain prescription drugs distributed in the United States. The DSCSA mandates phased-in and resource-intensive obligations for pharmaceutical manufacturers, wholesale distributors, and dispensers over a 10-year period that was designed to culminate in November 2023. In August 2023, the FDA announced a one-year “stabilization period” to accommodate additional time that trading partners in the pharmaceutical supply chain needed in order to fully implement DSCSA requirements for electronic drug tracing at the package level.
From time to time, new legislation and regulations may be implemented that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. For example, FDA released proposed regulations in February 2022 to amend the national standards for licensing of wholesale drug distributors by the states; establish new minimum standards for state licensing third-party logistics providers; and create a federal system for licensure for use in the absence of a State program, each of which is mandated by the DSCSA. It is impossible to predict whether further legislative or regulatory changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.
Regulatory Exclusivity and Approval of Follow-on Products
Hatch-Waxman Exclusivity
In addition to enacting Section 505(b)(2) of the FDCA as part of the Hatch-Waxman Amendments to the FDCA, Congress also established an abbreviated regulatory scheme authorizing the FDA to approve generic drugs that are shown to contain the same active ingredients as, and to be bioequivalent to, drugs previously approved by the FDA pursuant to NDAs. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application (“ANDA”) to the agency. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the active pharmaceutical ingredient, bioequivalence, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. ANDAs are “abbreviated” because they cannot include preclinical and clinical data to demonstrate safety and effectiveness. Instead, in support of such applications, a generic manufacturer must rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference listed drug (“RLD”).
Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, the strength of the drug and the conditions of use of the drug. At the same time, the FDA must also determine that the generic drug is “bioequivalent” to the innovator drug. Under the statute, a generic drug is bioequivalent to an RLD if “the rate and extent of absorption of the drug do not show a significant difference from the rate and extent of absorption of the listed drug.” Unlike the 505(b)(2) NDA pathway that permits a follow-on applicant to conduct and submit data from additional clinical trials or nonclinical studies in order to support the proposed change(s) to the reference product, the ANDA regulatory pathway does not allow applicants to submit new clinical data other than bioavailability or bioequivalence data.
Upon approval of an ANDA, the FDA indicates whether the generic product is “therapeutically equivalent” to the RLD in its publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” also referred to as the “Orange Book.” Physicians and pharmacists consider a therapeutically equivalent generic drug to be fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA’s designation of therapeutic equivalence often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient. Given the importance of such Orange Book designations to the practice of pharmacy, Congress recently directed FDA to perform therapeutic equivalence evaluations for certain 505(b)(2) drugs no later than six months after approval when the applicant requests such an evaluation.
As part of the NDA review and approval process, applicants are required to list with the FDA each patent that has claims that cover the applicant’s product or method of therapeutic use. Upon approval of a new drug, each of the patents listed in the application for the drug is then published in the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential follow-on competitors in support of approval of an ANDA or 505(b)(2) NDA. FDA’s role in this process is purely “ministerial” and it does not review or assess the claims within each patent to determine whether they cover the drug product or its approved method of use. Patents that may fall outside the scope of what the FDCA and FDA’s implementing regulations define as needing to be listed by the NDA holder are periodically challenged by competitors and other stakeholders, either through FDA’s administrative challenge process or in the court system as anticompetitive or unfair behavior. In particular, the FTC issued a policy statement in September 2023 indicating that it would be scrutinizing the “improper” submission of patents for listing in the Orange Book on the basis that such listings may harm competition from cheaper generic alternatives and keep brand prices artificially high. The FTC followed that action in November 2023 by publicly calling out over 100 “improper” patent listings made by ten large pharmaceutical companies and initiating an FDA administrative process with respect to those patents. It remains to be seen whether the FTC, other governmental agencies, pharmaceutical manufacturers, or other stakeholders continue to prioritize the policy issue of “improper” patent listings and whether significant litigation will develop in this area.
When an ANDA applicant submits its application to the FDA, it is required to certify to the FDA concerning any patents listed for the reference product in the FDA’s Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. Moreover, to the extent that the Section 505(b)(2) NDA applicant is relying on studies conducted for an already approved product, the applicant also is required to certify to the FDA concerning any patents listed for the NDA-approved product in the Orange Book to the same extent that an ANDA applicant would.
If the follow-on applicant does not challenge the innovator’s listed patents, the FDA will not approve the ANDA or 505(b)(2) application until all the listed patents claiming the referenced product have expired. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the follow-on applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) NDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA or 505(b)(2) applicant.
An ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivities listed in the Orange Book for the referenced product have expired. The Hatch-Waxman Amendments to the FDCA provided a five-year period of non-patent data exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity (“NCE”). For the purposes of this provision, an NCE is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such NCE exclusivity has been granted, an ANDA or 505(b)(2) NDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval.
The FDCA also provides for a period of three years of data exclusivity if an NDA or NDA supplement includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as new indications, dosage forms, route of administration or combination of ingredients. Three-year exclusivity would be available for a drug product that contains a previously approved active moiety, provided the statutory requirement for a new clinical investigation is satisfied. Unlike five-year NCE exclusivity, an award of three-year exclusivity does not block the FDA from accepting ANDAs or 505(b)(2) NDAs seeking approval for generic versions of the drug as of the date of approval of the original drug product; rather, this three-year exclusivity covers only the conditions of use associated with the new clinical investigations and, as a general matter, does not prohibit the FDA from approving follow-on applications for drugs containing the original active ingredient.
Five-year and three-year exclusivity also will not delay the submission or approval of a traditional NDA filed under Section 505(b)(1) of the FDCA; however, an applicant submitting a traditional NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects either (i) fewer than 200,000 individuals in the United States, or (ii) more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Legislative proposals to revise or revoke the second option available for a product candidate to receive an orphan designation, the so-called “cost recovery” pathway, are periodically considered by Congress.
Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use will be disclosed publicly by the FDA; the posting will also indicate whether a drug is no longer designated as an orphan drug. Recent court cases have challenged the FDA’s approach to determining the scope of orphan drug exclusivity; however, at this time the agency continues to apply its long-standing interpretation of the governing regulations and has stated that it does not plan to change any orphan drug implementing regulations. Congress may also act to amend the law in this area at some point in the future.
More than one product candidate may receive an orphan drug designation for the same indication, and the same product candidate can be designated for more than one qualified orphan indication. The benefits of orphan drug designation include research and development tax credits and exemption from FDA prescription drug user fees. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process if or when an NDA for the product candidate is filed.
If a product that has orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan product exclusivity, which means that for seven years, the FDA may not approve any other marketing applications for the same drug for the same indication, except under limited circumstances described further below. Orphan exclusivity does not block the approval of a different drug for the same rare disease or condition, nor does it block the approval of the same drug for different conditions. As a result, the FDA can still approve different drugs for use in treating the same indication or disease. Additionally, if a drug designated as an orphan product receives marketing approval for an indication broader than what was designated, it may not be entitled to orphan drug exclusivity.
Orphan exclusivity will not bar approval of another product with the same drug for the same condition under certain circumstances, including if a subsequent product with the same drug for the same condition is shown to be clinically superior to the approved product on the basis of greater efficacy or safety or a major contribution to patient care, or if the company with orphan drug exclusivity cannot assure the availability of sufficient quantities of the drug to meet the needs of persons with the disease or condition for which the drug was designated. The FDA is now required to publish a summary of the clinical superiority findings when a drug is eligible for orphan product exclusivity on the basis of a demonstration of clinical superiority.
In addition, the FDA has finalized guidance indicating that it does not expect to grant any additional orphan drug designation to products for pediatric subpopulations of common diseases. Nevertheless, FDA intends to still grant orphan drug designation to a drug that otherwise meets all other criteria for designation when it prevents, diagnoses or treats either (i) a rare disease that includes a rare pediatric subpopulation, (ii) a pediatric subpopulation that constitutes a valid orphan subset, or (iii) a rare disease that is, in fact, a different disease in the pediatric population as compared to the adult population.
Patent Term Extension
A patent claiming a prescription drug for which FDA approval is granted may be eligible for a limited patent term extension under the FDCA, which permits a patent restoration of up to five years for patent term lost during product development and the FDA regulatory review provided that certain statutory and regulatory requirements are met. The length of the patent term extension is related to the length of time the drug is under regulatory review while the patent is in force. The restoration period granted on a patent covering a new FDA-regulated medical product is typically one-half the time between the date a clinical investigation on human beings is begun and the submission date of an application for premarket approval of the product, plus the time between the submission date of an application for approval of the product and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the marketing approvals. The USPTO reviews and approves the application for any patent term extension or restoration in consultation with the FDA.
Pediatric Exclusivity
Pediatric exclusivity is another type of non-patent marketing exclusivity available in the United States and, if granted, it provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity or listed patents. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application.
Under the Best Pharmaceuticals for Children Act (“BPCA”), certain therapeutic candidates may obtain an additional six months of exclusivity if the sponsor submits information requested in writing by the FDA, referred to as a “Written Request,” relating to the use of the active moiety of the product candidate in children. The data do not need to show the product to be effective in the pediatric population studied; rather, the additional protection is granted if the pediatric clinical trial is deemed to have fairly responded to the FDA’s Written Request. Although the FDA may issue a Written Request for studies on either approved or unapproved indications, it may only do so where it determines that information relating to that use of a product candidate in a pediatric population, or part of the pediatric population, may produce health benefits in that population. The issuance of a Written Request does not require the sponsor to undertake the described trials.
Other U.S. Healthcare Laws and Regulations
Manufacturing, sales, promotion and other activities following product approval may also be subject to regulation by other regulatory authorities in the United States in addition to the FDA. Depending on the nature of the product, those authorities may include the CMS, other divisions of the Department of Health and Human Services (“HHS”), the DOJ, the FTC, the Drug Enforcement Administration, the Occupational Safety and Health Administration, and state and local governments.
For example, in the United States, sales and marketing for prescription biopharmaceutical products must comply with state and federal fraud and abuse laws. These laws include the federal Anti-Kickback Statute, which makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by imprisonment, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, the Patient Protection and Affordable Care Act, or ACA, among other things, amended the intent requirement of the federal Anti-Kickback Statute and two of the five criminal healthcare fraud statutes created by HIPAA. A person or entity no longer needs to have actual knowledge of these two provisions in the statute or specific intent to violate them; specifically with respect to the prohibition on executing or attempting to execute a scheme or artifice to defraud or to fraudulently obtain money or property of any healthcare benefit program and the prohibition on disposing of assets to enable a person to become eligible for Medicaid. Moreover, the government may now assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.
Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. There also are federal transparency requirements under the Physician Payments Sunshine Act that require manufacturers of FDA-approved drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report, on an annual basis, to CMS information related to payments and other transfers of value to physicians, teaching hospitals, and certain advanced non-physician healthcare practitioners and physician ownership and investment interests. Prescription drug products also must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act.
Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines, or the relevant compliance guidance promulgated by the federal government, in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures to the extent that those laws impose requirements that are more stringent than the Physician Payments Sunshine Act. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals or refusal to allow a firm to enter into supply contracts, including government contracts.
Government Regulation Outside the United States
In addition to regulations in the United States, we will be subject to a variety of foreign regulations that govern, among other things, clinical trials and any commercial sales and distribution of our products, if approved, either directly or through distribution partners. Whether or not we obtain FDA approval for a product candidate, we must obtain the requisite approvals from regulatory authorities in foreign countries or economic areas, such as the European Union, Canada, and the United Kingdom, among other foreign countries, before we may commence clinical trials or market products in those countries or areas. The foreign regulatory approval process includes all of the risks associated with the FDA approval described above, and the time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Some foreign jurisdictions have a drug product approval process similar to that in the United States, which requires the submission of a clinical trial application much like the IND prior to the commencement of clinical studies. In Europe, for example, a clinical trial application (“CTA”) must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed. To obtain regulatory approval of a medicinal product candidate under European Union regulatory systems, we would be required to submit a Marketing Authorisation Application (“MAA”), which is similar to the NDA, except that, among other things, there are country-specific document requirements. For countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, and recently the United Kingdom, the requirements governing the conduct of clinical trials, product approval, pricing and reimbursement vary from country to country. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others. Moreover, some nations may not accept clinical studies performed for United States approval to support approval in their countries or require that additional studies be performed on natives of their countries. In addition, in certain foreign markets, the pricing of drug products is subject to government control and reimbursement may in some cases be unavailable or insufficient. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecution.
As of January 31, 2020, the United Kingdom is no longer a member state of the European Union, and therefore a separate marketing authorization application and approval will be required to market a medicinal product in the United Kingdom. The Medicines and Healthcare products Regulatory Agency (“the MHRA”) is the United Kingdom’s standalone pharmaceutical regulator.

Clinical Trials and Regulation of Medicinal Products in Europe
As in the United States, medicinal products can be marketed in the European Union only if a marketing authorization from the competent regulatory agencies has been obtained. Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls.
Pursuant to the European Clinical Trials Directive, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the member states. Under this system, an applicant must obtain approval from the competent national authority of a European Union member state in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial after a competent ethics committee has issued a favorable opinion. Clinical trial applications must be accompanied by an investigational medicinal product dossier with supporting information prescribed by the European Clinical Trials Directive and corresponding national laws of the member states and further detailed in applicable guidance documents. In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (Clinical Trials Regulation), was adopted and became effective on January 31, 2022. The Clinical Trials Regulation is directly applicable in all the European Union Member States, repealing the prior Clinical Trials Directive 2001/20/EC. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on the duration of the individual clinical trial; if a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial. In addition, use of the new EU-wide application procedure being implemented via the Clinical Trial Information System, or CTIS, became mandatory for new clinical trial application submissions as of February 1, 2023.
The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single entry point; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials.
To obtain marketing approval of a drug in the European Union, an applicant must submit a MAA either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all European Union member states, Iceland, Lichtenstein and Norway. The centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products (such as gene-therapy, somatic cell-therapy or tissue-engineered medicines) and products with a new active substance indicated for the treatment of certain diseases. For products with a new active substance indicated for the treatment of certain diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the European Medicines Agency (“EMA”) is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee for Medicinal Products for Human Use (“CHMP”). Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is of 150 days, excluding stop-clocks.
The decentralized procedure is available to applicants who wish to market a product in specific European Union member states where such product has not received marketing approval in any European Union member states before. The decentralized procedure provides for an applicant to apply to one-member state to assess the application (the reference member state) and specifically list other member states in which it wishes to obtain approval (concerned member states).
In the European Union, only products for which marketing authorizations have been granted may be promoted. A marketing authorization is valid for five years in principle and the marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the authorizing member state. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid. Once renewed, the marketing authorization is valid for an unlimited period, unless the European Commission or the competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal. Any authorization which is not followed by the actual placing of the drug on the European Union market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization ceases to be valid (the so-called sunset clause).
Moreover, even if authorized to be marketed in the European Union, prescription medicines may only be promoted to healthcare professionals, not the general public. All promotion should be in accordance with the particulars listed in the summary of product characteristics. Promotional materials must also comply with various laws, and codes of conduct developed by pharmaceutical industry bodies in the European Union which govern (among other things) the training of sales staff, promotional claims and their justification, comparative advertising, misleading advertising, endorsements, and (where permitted) advertising to the general public. Failure to comply with these requirements could lead to the imposition of penalties by the competent authorities of the European Union member states. The penalties could include warnings, orders to discontinue the promotion of the drug product, seizure of promotional materials, fines and possible imprisonment.
Regulation of New Drugs in the United Kingdom
The United Kingdom left the European Union on January 31, 2020 (commonly referred to as “Brexit”), with a transitional period that expired on December 31, 2020. The United Kingdom and the European Union entered into a trade agreement known as the Trade and Cooperation Agreement, which went into effect on January 1, 2021. We are currently evaluating the potential impacts on our business of the Trade and Cooperation Agreement and guidance issued to date by the United Kingdom’s MHRA regarding the requirements for licensing and marketing medicinal products in the United Kingdom.
Since the regulatory framework for pharmaceutical products in the United Kingdom covering the quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of medicinal products is derived from EU Directives and Regulations, Brexit could materially impact the future regulatory regime which applies to such products and the approval of product candidates in the United Kingdom. Such outcomes could make it more difficult and expensive for us to do business in Europe, complicate our clinical, manufacturing and regulatory strategies and impair our ability to obtain and maintain regulatory approval for, and, if approved, commercialize, our products and product candidates in Europe.
Regulation of Medicinal Products in Canada
Health Canada is the Canadian federal authority that regulates, evaluates and monitors the safety, effectiveness, and quality of drugs and other therapeutic products available to Canadians. Health Canada’s regulatory process for review, approval and regulatory oversight of products is similar to the regulatory process conducted by the FDA. To initiate clinical testing of a product candidate in human subjects in Canada, a CTA must be filed with and approved by Health Canada. In addition, all federally regulated trials must be approved and monitored by research ethics boards. The review boards study and approve study-related documents and monitor trial data.
Prior to being given market authorization for a drug product, a manufacturer must present substantive scientific evidence of a product’s safety, efficacy and quality as required by the Food and Drugs Act (Canada) and its associated regulations, including the Food and Drug Regulations. This information is usually submitted in the form of a New Drug Submission, or NDS. Health Canada reviews the submitted information, sometimes using external consultants and advisory committees, to evaluate the potential benefits and risks of a drug. If after of the review, the conclusion is that the patient benefits outweigh the risks associated with the drug, the drug is issued a Drug Identification Number (“DIN”), followed by a Notice of Compliance (“NOC”), which permits the market authorization holder (i.e., the NOC and DIN holder) to market the drug in Canada. Drugs granted an NOC may be subject to additional postmarket surveillance and reporting requirements.
All establishments engaged in the fabrication, packaging/labeling, importation, distribution, and wholesale of drugs and operation of a testing laboratory relating to drugs are required to hold a Drug Establishment License to conduct one or more of the licensed activities unless expressly exempted under the Food and Drug Regulations. The basis for the issuance of a Drug Establishment License is to ensure the facility complies with cGMPs as stipulated in the Food and Drug Regulations and as determined by cGMP inspection conducted by Health Canada. An importer of pharmaceutical products manufactured at foreign sites must also be able to demonstrate that the foreign sites comply with cGMPs, and such foreign sites are included on the importer’s Drug Establishment License.
Regulatory obligations and oversight continue following the initial market approval of a pharmaceutical product. For example, every market authorization holder must report any new information received concerning adverse drug reactions, including timely reporting of serious adverse drug reactions that occur in Canada and any serious unexpected adverse drug reactions that occur outside of Canada. The market authorization holder must also notify Health Canada of any new safety and efficacy issues that it becomes aware of after the launch of a product.
Pharmaceutical Coverage, Pricing and Reimbursement & Healthcare Reform
Sales of our products, if approved for marketing, will depend, in part, on the availability and extent of coverage and reimbursement by third-party payors, such as government health programs, including Medicare and Medicaid, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the price and limiting the coverage and reimbursement amounts for medical products and services. There may be significant delays in obtaining coverage and reimbursement for approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or regulatory authorities in other countries. It is time-consuming and expensive to seek reimbursement from third-party payors. Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by third-party payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. In the United States, third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but they also have their own methods and approval process apart from Medicare coverage and reimbursement determinations. Accordingly, one third-party payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product.
In addition, the containment of healthcare costs has become a priority for federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement, and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Decreases in third-party reimbursement for our product candidates or a decision by a third-party payor to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition. Moreover, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate PBMs and other members of the healthcare and pharmaceutical supply chain, an important decision that has led to further and more aggressive efforts by states in this area. The FTC in mid-2022 also launched sweeping investigations into the practices of the PBM industry that could lead to additional federal and state legislative or regulatory proposals targeting such entities’ operations, pharmacy networks, or financial arrangements. Indeed both the U.S. Congress and state legislatures are increasingly scrutinizing the industry and proposing novel regulatory approaches to address various perceived public policy concerns. Significant efforts to change the PBM industry as it currently exists in the U.S. may affect the entire pharmaceutical supply chain and the business of other stakeholders, including biopharmaceutical product developers like us.
Further, in August 2022, President Biden signed into the law the Inflation Reduction Act of 2022, or the IRA. Among other things, the IRA has multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States. Starting in 2023, a manufacturer of drugs covered by Medicare Parts B or D must pay a rebate to the federal government if their drug product’s price increases faster than the rate of inflation. This calculation is made on a drug product by drug product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug product that is paid for by Medicare Parts B or D. Additionally, starting for payment year 2026, CMS will negotiate drug prices annually for a select number of single source Part D drugs without generic or biosimilar competition. CMS will also negotiate drug prices for a select number of Part B drugs starting for payment year 2028. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease. CMS has begun to implement these new authorities, including with its publication of the first list of 10 Medicare Part D drugs for negotiation in September 2023 and entering into agreements to conduct negotiations with the relevant manufacturers of those selected drugs in October 2023. However, the impact of this program on the biopharmaceutical industry in the United States remains uncertain, in part because multiple large pharmaceutical companies and other stakeholders (e.g., the U.S. Chamber of Commerce) have initiated federal lawsuits against CMS arguing the program is unconstitutional for a variety of reasons, among other complaints. Those lawsuits are currently ongoing.
In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, in the European Union, the sole legal instrument at the European Union level governing the pricing and reimbursement of medicinal products is Council Directive 89/105/EEC (the “Price Transparency Directive”). The aim of the Price Transparency Directive is to ensure that pricing and reimbursement mechanisms established in the European Union Member States are transparent and objective, do not hinder the free movement of and trade in medicinal products in the European Union, and do not hinder, prevent or distort competition on the market. The Price Transparency Directive does not provide any guidance concerning the specific criteria on the basis of which pricing and reimbursement decisions are to be made in the individual European Union Member States, nor does it have any direct consequence for pricing or reimbursement levels in the individual European Union Member States. The European Union Member States are free to restrict the range of medicinal products for which their national health insurance systems provide reimbursement, and to control the prices and/or reimbursement levels of medicinal products for human use. A European Union Member State may approve a specific price or level of reimbursement for the medicinal product, or alternatively adopt a system of direct or indirect controls on the profitability of the company responsible for placing the medicinal product on the market, including volume-based arrangements, caps and reference pricing mechanisms.
Health Technology Assessment (“HTA”) of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some European Union Member States, including France, Germany, Ireland, Italy and Sweden. The HTA process in the European Union Member States is governed by the national laws of these countries. HTA is the procedure according to which the assessment of the public health impact, therapeutic impact, and the economic and societal impact of the use of a given medicinal product in the national healthcare systems of the individual country is conducted. HTA generally focuses on the clinical efficacy and effectiveness, safety, cost, and cost-effectiveness of individual medicinal products as well as their potential implications for the healthcare system. Those elements of medicinal products are compared with other treatment options available on the market. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual European Union Member States. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product vary between the European Union Member States. For example, European Union Member States that have not yet developed HTA mechanisms could rely to some extent on the HTA performed in countries with a developed HTA framework when adopting decisions concerning the pricing and reimbursement of a specific medicinal product.

Separately from cost containment efforts, in the United States and some foreign jurisdictions, there also have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, or restrict or regulate post-approval activities. For example, in April 2023 the European Commission issued a proposal for anew Directive and a new Regulation, which will revise and replace the existing general pharmaceutical legislation. If adopted and implemented as currently proposed, these revisions will significantly change several aspects of drug development and approval in the EU. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our current or future product candidates.
Data Privacy and the Protection of Personal Information
We are subject to laws and regulations governing data privacy and the protection of personal information including health information. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues which will continue to affect our business. In the United States, we may be subject to state security breach notification laws, state laws protecting the privacy of health and personal information and federal and state consumer protections laws that regulate the collection, use, disclosure and transmission of personal information. These laws overlap and often conflict and each of these laws is subject to varying interpretations by courts and government agencies, creating complex compliance issues. If we fail to comply with applicable laws and regulations we could be subject to penalties or sanctions, including criminal penalties. Our customers and research partners must comply with laws governing the privacy and security of health information, including HIPAA and state health information privacy laws. If we knowingly obtain health information that is protected under HIPAA, called “protected health information,” our customers or research collaborators may be subject to enforcement and we may have direct liability for the unlawful receipt of protected health information or for aiding and abetting a HIPAA violation.
State laws protecting health and personal information are becoming increasingly stringent. For example, the California Confidentiality of Medical Information Act imposes restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. The CCPA mirrors a number of the key provisions of the GDPR described below. The CCPA establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. The California Consumer Rights Act (“CPRA”) became effective on January 1, 2023, strengthening elements of the CCPA. Since passage of the CCPA, several other states (Connecticut, Colorado, Virginia, Delaware, Florida, Iowa, Montana, Oregon, Tennessee, Texas and Utah) have also enacted comprehensive consumer privacy laws that include key differences from California’s law, further complicating compliance by industry and other stakeholders. Other states in the U.S. are considering privacy laws similar to the CCPA.
In Europe, the GDPR went into effect in May 2018, implementing a broad data protection framework that expanded the scope of European Union data protection law, including to non- European Union entities that process, or control the processing of, personal data relating to individuals located in the European Union, including clinical trial data. The GDPR sets out a number of requirements that must be complied with when handling the personal data of European Union-based data subjects including: providing expanded disclosures about how their personal data will be used; higher standards for organizations to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities; the obligation to appoint data protection officers in certain circumstances; new rights for individuals to be “forgotten” and rights to data portability, as well as enhanced current rights (e.g. access requests); the principal of accountability and demonstrating compliance through policies, procedures, training and audit; and a new mandatory data breach regime. In particular, medical or health data, genetic data and biometric data where the latter is used to uniquely identify an individual are all classified as “special category” data under the GDPR and afforded greater protection and require additional compliance obligations. Further, European Union member states have a broad right to impose additional conditions – including restrictions – on these data categories. This is because the GDPR allows European Union member states to derogate from the requirements of the GDPR mainly in regard to specific processing situations (including special category data and processing for scientific or statistical purposes). As the European Union states continue to reframe their national legislation to harmonize with the GDPR, we will need to monitor compliance with all relevant European Union member states’ laws and regulations, including where permitted derogations from the GDPR are introduced. The GDPR also prohibits the international transfer of personal data from the EU to countries outside of the EU unless made to a country deemed to have adequate data privacy laws by the European Commission or made through an approved data transfer mechanism. On July 16, 2020, the Court of Justice of the European Union (CJEU), issued a landmark opinion in the case Maximilian Schrems vs. Facebook (Case C-311/18), called Schrems II. This decision (a) calls into question commonly relied upon data transfer mechanisms as between the EU Member States and the United States (such as the Standard Contractual Clauses) and (b) invalidates the EU-U.S. Privacy Shield on which many companies had relied as an acceptable mechanism for transferring such data from the EU to the United States.
On July 10, 2023, the European Commission adopted an adequacy decision for a new mechanism for transferring data from the EU to the United States – the EU-US Data Privacy Framework (the “Framework”). The Framework provides EU individuals with several new rights, including the right to obtain access to their data, or obtain correction or deletion of incorrect or unlawfully handled data. The adequacy decision followed the signing of an executive order introducing new binding safeguards to address the points raised in the Schrems II decision. Notably, the new obligations were geared to ensure that data can be accessed by US intelligence agencies only to the extent necessary and proportionate and to establish an independent and impartial redress mechanism to handle complaints from Europeans concerning the collection of their data for national security purposes. The Commission will continually review developments in the US along with its adequacy decision. Adequacy decisions can be adapted or even withdrawn in the event of developments affecting the level of protection in the applicable jurisdiction. Future actions of EU data protection authorities are difficult to predict. Some customers or other service providers may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective customers or other business relationships.
Relatedly, following the United Kingdom’s withdrawal from the EU (i.e., Brexit), and the expiry of the Brexit transition period, which ended on December 31, 2020, the EU GDPR has been implemented in the United Kingdom (as the UK GDPR). The UK GDPR sits alongside the UK Data Protection Act 2018 which implements certain derogations in the EU GDPR into UK law. Under the UK GDPR, companies not established in the UK but who process personal data in relation to the offering of goods or services to individuals in the UK, or to monitor their behavior will be subject to the UK GDPR – the requirements of which are (at this time) largely aligned with those under the GDPR and as such, may lead to similar compliance and operational costs with potential fines of up to £17.5 million or 4% of global turnover.
U.S. Foreign Corrupt Practices Act
In general, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), prohibits offering to pay, paying, promising to pay, or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business for or with, or in order to direct business to, any person. The prohibitions apply not only to payments made to “any foreign official,” but also those made to “any foreign political party or official thereof,” to “any candidate for foreign political office” or to any person, while knowing that all or a portion of the payment will be offered, given, or promised to anyone in any of the foregoing categories. “Foreign officials” under the FCPA include officers or employees of a department, agency, or instrumentality of a foreign government. The term “instrumentality” is broad and can include state-owned or state-controlled entities. Importantly, United States authorities deem most healthcare professionals and other employees of foreign hospitals, clinics, research facilities and medical schools in countries with public healthcare and/or public education systems to be “foreign officials” under the FCPA. When we interact with foreign healthcare professionals and researchers in testing and marketing our products abroad, should any of our product candidates receive foreign regulatory approval in the future, we must have policies and procedures in place sufficient to prevent us and agents acting on our behalf from providing any bribe, gift or gratuity, including excessive or lavish meals, travel or entertainment in connection with marketing our products and services or securing required permits and approvals. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.
Environmental, Health and Safety Regulation
We are subject to numerous federal, state and local environmental, health and safety (“EHS”) laws and regulations relating to, among other matters, safe working conditions, product stewardship, environmental protection, and handling or disposition of products, including those governing the generation, storage, handling, use, transportation, release, and disposal of hazardous or potentially hazardous materials, medical waste, and infectious materials that may be handled by our partner research laboratories. Some of these laws and regulations also require us to obtain licenses or permits to conduct our operations. If we fail to comply with such laws or obtain and comply with the applicable permits, we could face substantial fines or possible revocation of our permits or limitations on our ability to conduct our operations. Certain of our development and manufacturing activities may involve, from time to time, use of hazardous materials, and we believe we are in compliance with the applicable environmental laws, regulations, permits, and licenses. However, we cannot ensure that EHS liabilities will not develop in the future. EHS laws and regulations are complex, change frequently and have tended to become more stringent over time. Although the costs to comply with applicable laws and regulations, have not been material, we cannot predict the impact on our business of new or amended laws or regulations or any changes in the way existing and future laws and regulations are interpreted or enforced, nor can we ensure we will be able to obtain or maintain any required licenses or permits.
Human Capital Resources
As of January 15, 2024, GRI had 4 employees. We believe the intellectual capital of our current and future employees and consultants will be an impactful driver of our business and key to our future prospects.
Legal Proceedings
We are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened legal proceeding against us that we believe could have an adverse effect on our business, operating results or financial condition.
GRI’s Corporate Information
GRI was incorporated under the laws of the State of Delaware in May 2009 under the name Glycoregimmune, Inc., and amended its certificate of incorporation to change its name to GRI Bio, Inc. on July 29, 2015.
GRI’s principal executive offices are located at 2223 Avenida De La Playa #208, La Jolla, CA 92037. Our web site is www.gribio.com.

MANAGEMENT
Executive Officers, Key Employees and Directors
The following table provides information regarding our executive officers and directors as of December 5, 2023:

Name	Age	Position
Executive Officers:
W. Marc Hertz, Ph.D.	54	President, Chief Executive Officer and Director
Leanne Kelly	47	Chief Financial Officer
Vipin Kumar Chaturvedi, Ph.D.	64	Chief Scientific Officer
Albert Agro, Ph.D.	59	Chief Medical Officer

Non-Employee Directors:
David Szekeres	50	Chair of the Board
David Baker	59	Director
Roelof Rongen	58	Director
Camilla V. Simpson, M.Sc.	52	Director
Executive Officers
W. Marc Hertz, Ph.D., has served as our President and Chief Executive Officer and as a member of our Board since April 2023. He co-founded GRI Operations in 2009 and served as Chief Executive Officer and Chairperson of its board of directors since its inception. In addition to his management positions, Dr. Hertz previously served on the boards of directors of GemVax AS from 2005 to 2009, Evozym Biologics Inc., from 2014 to 2018, and Multimeric Biotherapeutics since 2008. Dr. Hertz has also held several senior positions at companies in the biotechnology industry since 1998. Dr. Hertz received his undergraduate degree in biology from Bowdoin College and his Ph.D. in immunology and microbiology from the University of Colorado Medical School. We believe Dr. Hertz’s service as GRI Operations’ co-founder and Chief Executive Officer and his extensive experience in the biotechnology industry qualifies him to serve as a member of our Board.
Leanne Kelly has served as our Chief Financial Officer since the closing of the Merger in April 2023. She brings over 20 years of experience leading private and publicly traded companies across life science, technology and e-Commerce sectors with a foundation in public accounting. From May 2021 until the closing of the Merger, she served as the Chief Financial Officer of Vallon. From 2016 to 2021, she served as the Controller and Executive Director, Global Financial Reporting at OptiNose, Inc., a $74 million revenue specialty pharmaceutical company. Over the course of her career, she has held Senior Vice President of Finance, Controller and Chief Financial Officer positions in private and public companies such as Flower Orthopedics, Iroko Pharmaceuticals, LLC, and Genaera Corporation. Ms. Kelly began her career as an auditor with KPMG LLP. While serving in those roles, Ms. Kelly's work included multi-million dollar financings, M&A diligence and support. She also has experience in financial oversight, internal and external financial reporting, forecasting, and financial analysis, as well as investor and public relations. Ms. Kelly received her Bachelor of Science degree in Business Economics with a concentration in Accounting from Lehigh University, and is a licensed CPA (inactive status) in the state of Pennsylvania.
Vipin Kumar Chaturvedi, Ph.D. has served as our Chief Scientific Officer since April 2023. He co-founded GRI Operations in 2009 and, since its inception, served as a member of its board of directors and as Chairperson of its scientific advisory board. Dr. Chaturvedi served as GRI Operations’ Chief Scientific Officer from 2009 to 2017 and from 2022 to April 2023. Dr. Chaturvedi has served as a Professor of Medicine, Laboratory of Immune Regulation at the University of California, San Diego since April 2015. In 2015, Dr. Chaturvedi co-founded Simomics, UK, a simulation software company and served as a non-executive director from 2015 to July 2022. Additionally, Dr. Chaturvedi has served on the board of directors of Vidur Discoveries, LLC, a consulting company, since 2009. Dr. Chaturvedi obtained his undergraduate degree in biology from the Kanpur University, India, his masters in biochemistry, molecular biology and immunology from the Institute of Medical Education & Research, India, and his Ph.D. in biochemistry from the Indian Institute of Science, India.
Albert Agro. Ph.D. has served as a consultant to the Company with the title Chief Medical Officer since April 2023. He co-founded GRI Operations in 2009 and served as a consultant to GRI Operations with the title Chief Medical Officer from August 2017 until April 2023. Dr. Agro has served as President and Chief Executive Officer of Columbia Therapeutics Inc. since April 2021 and has over 20 years of experience in the biotechnology and pharmaceutical industries having held several senior clinical and development positions, including Chief Executive Officer of Sublimity Therapeutics Inc. from March 2018 to April 2021 and Chief Medical Officer at Cynapsus from June 2012 to September 2016. Additionally, Dr. Agro currently serves as an assistant professor in the Department of Pathology and Molecular Medicine at McMaster University. Dr. Agro received in Ph.D. in immunology from the Department of Medicine at McMaster University.
Non-Employee Directors
David Szekeres has served as a member of our Board since April 2023. He has more than two decades of experience in the global life sciences industry as a finance and business development executive, deal maker, legal counsel and board member. Mr. Szekeres joined Heron Therapeutics, Inc. in March 2016 and serves as Chief Operating Officer and Head of Finance. Prior to this, he served as Chief Business Officer, Principal Financial Officer and General Counsel at Regulus Therapeutics Inc. from 2014 to 2016. Mr. Szekeres also served as head of Mergers and Acquisitions, Securities and Governance, at Life Technologies Corporation from 2008 through its acquisition by Thermo Fisher Scientific in February 2014. Mr. Szekeres served as corporate attorney at a number of law firms, including Latham & Watkins LLP from 2006 to 2008. Mr. Szekeres currently serves on Sanford Burnham Prebys’ board of directors. He served on the board of directors of Edico Genome Inc. from March 2014 until its acquisition by Illumina in 2018 and Patara Pharma from October 2014 until its acquisition by Roivant Sciences in 2018. Mr. Szekeres received his undergraduate degree in criminology, law and society from the University of California, Irvine and his J.D. from Duke University School of Law. We believe that Mr. Szekeres’s extensive experience as an executive and serving on other boards of directors in the biotechnology and bitotherapeutic industry qualifies him to serve on our Board.
David Baker has served as a member of our Board from January 15, 2019 until August 23, 2019, and upon the consummation of the initial public offering of our Common Stock on February 12, 2021, he was again appointed as a director. He previously served as Vallon’s President and Chief Executive Officer from January 15, 2019 until April 12, 2023. Prior to being appointed Vallon’s since January 15, 2018. He previously served as the Interim Chief Executive Officer and Chief Commercial Officer of Alcobra Ltd. (now known as Arcturus), where he oversaw the development of ADAIR. Prior to joining Alcobra Ltd., he worked at Shire Pharmaceuticals for 10 years, including as Vice President of Commercial Strategy and New Business in the Neuroscience Business Unit. In that role, Mr. Baker led the commercial assessment of neuroscience licensing opportunities, managed commercial efforts on pipeline CNS products, and led the long-term strategic planning process. Previously, he served as Global General Manager for Shire’s Vyvanse® where he led the launch of Vyvanse and led global expansion efforts including successful establishment of a partnership in Japan and launches in Canada and Brazil. Prior to that, Mr. Baker served as Vice President of Marketing for all of Shire’s ADHD products. From 1990 through 2004, Mr. Baker worked at Merck & Co., where he held positions of increasing responsibility in marketing, sales, market research, and business development. In addition to his knowledge and experience with CNS medications, Mr. Baker’s expertise includes therapeutics for osteoporosis, migraine, and hyperlipidemia. He has been directly involved with the marketing of five medications with annual sales in excess of $1.0 billion each. Mr. Baker graduated Magna Cum Laude with a bachelor’s degree in Economics and Computer Science from Duke University. He earned a Master of Business Administration in Marketing from Duke’s Fuqua School of Business. Mr. Baker also serves on the board of directors of Benchworks, Inc., a private healthcare advertising agency. We believe that Mr. Baker’ service as our President and Chief Executive Officer and his extensive expertise in the biotechnology industry qualifies him to serve as a member of our Board.
Roelof Rongen has served as a member of our Board since April 2023. He is a serial entrepreneur, company builder and R&D/Commercial Development leader with extensive experience across many therapeutic areas and functions. Mr. Rongen has served as Chief Executive Officer of gene-therapy company, Adolore BioTherapeutics, since July 2022, Managing Partner of AsteRx Pharma Consulting since September 2018, and Founder/Chief Executive Officer of Innovative Molecules since June 2019. In 2012, he founded and progressed Matinas BioPharma (omega-3 and lipid-crystal nano-particle drug delivery) into a public company (NYSE:MTNB) until his departure in March 2018. Mr. Rongen was integral to the development and commercialization of products such as Humira® and Lovaza®. Prior to founding Matinas BioPharma, Mr. Rongen served as Executive Vice President at Trygg Pharma from 2010 to 2012 where he facilitated Norway’s Aker Group’s entry into the prescription omega-3 business, and ultimate sale to FMC. Before Aker, Mr. Rongen was VP for IP and Portfolio Management at Reliant Pharmaceuticals (acquired by GlaxoSmithKline) where he in-licensed Lovaza® and led development and pre-launch activities. Earlier in his career, Mr. Rongen was Global Product Director for Humira® and other Immunology Programs at BASF Pharma (acquired by Abbott/Abbvie). Mr. Rongen started his professional career as a management consultant at Arthur D. Little’s Technology Innovation Management practice and as a biotech/pharmaceutical consultant at The Wilkerson Group (acquired by IBM). Mr. Rongen received a Master of Science in Engineering (MSE) in Molecular Sciences (with Biotechnology/Bio-Process Technology focus) graduate degree from Wageningen University in the Netherlands and an MBA from the Kellogg Business School at Northwestern University. We believe that Mr. Rongen’s experience in the biopharmaceutical industry qualifies him to serve on our Board.
Camilla V. Simpson, M.Sc. has served as a member of our Board since April 2023. She has served as a member of Spruce Biosciences board of directors since October 2017. Since April 2021, Ms. Simpson has been Chief Executive Officer of Zehna Therapeutics, an early stage biotech and spin-out form the Cleveland Clinic. Since April 2019, Ms. Simpson has been the Managing Member and President of Rare Strategic, LLC where she provides strategic advice and consulting services to Biotech companies. Ms. Simpson joined the board of directors of Dyve Biosciences in December 2020. From April 2017 to April 2019, Ms. Simpson was SVP, Head of Product Portfolio Development at BioMarin where she was responsible for corporate and R&D governance, program leadership, project management, competitive intelligence, portfolio strategy, and business analytics. From October 2014 to April 2017, Ms. Simpson was Group Vice President Global Regulatory Affairs at BioMarin, and from March 2014 to October 2014, Ms. Simpson was Vice President Regulatory Affairs EU at BioMarin. She also spent 12 years at Shire, where after multiple roles of increasing responsibility, ultimately held the position of Vice President Regulatory Affairs Early Development and Business Development. Ms. Simpson holds a B.Sc. from University College Galway, Ireland, a B.Sc. Hons. from Kingston University, UK, and an M.Sc. with distinction from the University of London, UK. We believe that Ms. Simpson’s extensive experience serving as an executive, director and consultant in the biotechnology industry qualifies her to serve as a member of our Board.
Family Relationships
There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.
Board Composition
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors on our Board shall be determined from time to time by resolution of the Board or our stockholders, and the current size of our Board is five members.
Our Amended and Restated Bylaws also provide that our directors may be removed from office with or without cause by vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.
Our current and future executive officers and significant employees serve at the discretion of our Board. Our Board may also choose to form certain committees, such as a compensation and an audit committee.
Our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the directors whose terms then expire will be subject to re-election to serve until the third annual meeting following re-election. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:
•the Class I director is David Baker, and his term expires at the annual meeting of stockholders to be held in 2024;
•the Class II directors are Roelof Rongen and Camilla V. Simpson, M.Sc., and their term expires at the annual meeting of stockholders to be held in 2025; and
•the Class III directors are W. Marc Hertz, Ph.D. and David Szekeres, and their term expires at the annual meeting of stockholders to be held in 2026.
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that only our Board can fill vacancies on the Board, including due to increases in the size of the Board. Any additional directorships resulting from an increase in the authorized number of directors would be placed among the three classes so that, as nearly as possible, each class consists of one-third of the authorized number of directors.
Director Independence
Under the listing requirements of The Nasdaq Capital Market, independent directors must comprise a majority of a listed company’s board of directors within 12 months from the date of listing. In addition, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent within twelve months from the date of listing. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Exchange Act and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries, other than compensation for board service; or (2) be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board of directors must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Our Board has determined that all members of the Board, except W. Marc Hertz, Ph.D. and David Baker, are independent directors, including for purposes of the rules of The Nasdaq Capital Market and the SEC. In making such independence determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The composition and functioning of our Board and each of our committees comply with all applicable requirements of The Nasdaq Capital Market and the rules and regulations of the SEC.
Committees of the Board of Directors
Our Board established an audit committee, a compensation committee and a nominating and corporate governance committee and may establish other committees to facilitate the management of our business. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board and its committees set meeting schedules throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate.

Our Board expects to delegate various responsibilities and authority to committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each member of each committee of our Board qualifies as an independent director in accordance with the listing standards of The Nasdaq Capital Market. Each committee of our Board has a written charter that was approved by our Board.
Copies of each charter are posted on our website at www.gribio.com under the “Investors” section. Information contained on our website is not incorporated by reference into this registration statement. We have included our website address in this registration statement solely as an inactive textual reference.
Audit Committee
The members of our audit committee are Roelof Rongen, Camilla V. Simpson, M.Sc. and David Szekeres, who is the chair of the audit committee.
Our audit committee assists our Board with its oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; the design and implementation of our financial risk assessment and risk management. Among other things, our audit committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. Our audit committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs.
Our audit committee is responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Our audit committee reviews and oversees all related person transactions in accordance with our policies and procedures.
Each member of our audit committee is independent under the rules and regulations of the SEC and the listing standards of The Nasdaq Capital Market applicable to audit committee members. Our Board has determined that David Szekeres qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of The Nasdaq Capital Market listing standards. In making this determination, our Board has considered Mr. Szekeres’ prior experience, business acumen and independence. Both our independent registered public accounting firm and management periodically meets privately with our audit committee.
We believe that the composition and functioning of our audit committee complies with all applicable requirements of Section 404 of SOX, and all applicable SEC and The Nasdaq Capital Market rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Compensation Committee
The members of our compensation committee are David Szekeres and Camilla V. Simpson, M.Sc., who is the chair of the compensation committee.
Each member of our compensation committee is independent under the rules and regulations of the SEC and the listing standards of The Nasdaq Capital Market applicable to compensation committee members. Our compensation committee assists our Board with its oversight of the forms and amount of compensation for our executive officers (including officers reporting under Section 16 of the Exchange Act), the administration of our equity and non-equity incentive plans for employees and other service providers and certain other matters related to our compensation programs. Our compensation committee, among other responsibilities, evaluates the performance of our chief executive officer and, in consultation with him, evaluates the performance of our other executive officers (including officers reporting under Section 16 of the Exchange Act). Our compensation committee also administers our 2015 Plan and our A&R 2018 Plan. The compensation committee is responsible for the determination of the compensation of our chief executive officer, and will conduct its decision making process with respect to that issue without the chief executive officer present.
The compensation committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation:
•Evaluating, recommending, approving, and reviewing executive officer and director compensation arrangements, plans, policies, and programs;
•Administering our cash-based and equity-based compensation plans;
•Making recommendations to our Board regarding any other Board responsibilities relating to executive compensation.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Camilla V. Simpson, M.Sc. and Roelof Rongen, who is the chair of the nominating and corporate governance committee.
Each member of our nominating and corporate governance committee is independent under the rules and regulations of the SEC and the listing standards of The Nasdaq Capital Market, applicable to nominating and corporate governance committee members. Our nominating and corporate governance committee’s responsibilities include:
•evaluating and making recommendations to the full Board as to the composition, organization and governance of our Board and its committees,
•evaluating and making recommendations as to director candidates,
•evaluating current Board members’ performance,
•developing continuing education programs for directors, as needed,
•overseeing the process for the dissemination of information to the Board and its committees,
•reviewing its own performance and the nominating and corporate governance committee charter annually,
•overseeing the process for CEO and other executive officer succession planning, and
•developing and recommending governance guidelines for the Company.
Board Leadership Structure and Role of the Board in Risk Oversight
The Board is responsible for the control and direction of the Company. At present, the Board has elected to separate the positions of Chairman and Chief Executive Officer. Dr. Hertz will serve as Chief Executive Officer of the Company and as a member of the Company’s Board. Mr. Szekeres will serve as the Chairman of the Company’s Board. The Board believes that this structure will serve the Company well by maintaining a link between management, through Dr. Hertz’s membership on the Company’s Board, and the non-executive directors led by Mr. Szekeres in his role as a non-executive Chairman.
One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures facing the Company and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether such practices are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed fiscal year, on any other entity's board of directors, compensation committee or other committee serving an equivalent function that has one or more officers serving as a member of our Board or compensation committee.
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements. Our Code of Conduct is available on the "Investors —Corporate Governance" section of our website at www.gribio.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at 2223 Avenida de la Playa, Suite 208, La Jolla, CA 92037.
Our nominating and corporate governance committee is responsible for overseeing our Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers or directors. We intend to disclose any future amendments to, or waivers from, our Code of Conduct in a Current Report on Form 8-K within four business days of the waiver or amendment, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by Nasdaq rules.

EXECUTIVE AND DIRECTOR COMPENSATION
Our named executive officers for the year ended December 31, 2023 were:
•W. Marc Hertz, Ph.D. Chief Executive Officer;
•Leanne Kelly, our Chief Financial Officer;
•Albert Agro, Ph.D., our Chief Medical Officer; and
•David Baker, our former Chief Executive Officer.
Summary Compensation Table
The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	All Other Compensation ($)		Total ($)
W. Marc Hertz, Ph.D.	2023	404,447		—	—	437,500	67		842,014
President and Chief Executive Officer	2022	343,750	(4)(5)	—	—	—	—		343,750
Leanne M. Kelly	2023	304,063		—	114,347	237,500	9,367	(6)	665,277
Chief Financial Officer	2022	283,893		20,820	210,428	150,000	8,400	(6)	673,541
Albert Agro, Ph.D.	2023	162,500		—	—	113,750	130,736	(7)	406,986
Chief Medical Officer	2022	—		—	—	—	—		—
David Baker(9)	2023	144,577		—	89,264	75,000	988,211	(8)(10)	1,297,051
Former President and Chief Executive Officer	2022	417,266		20,820	251,494	210,000	19,983	(10)	919,564
__________________
(1)The amounts in this column represent the aggregate grant date fair value of the restricted stock units (RSUs) calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the executive in connection with the option awards. The assumptions made in valuing the option awards reported in this column are described in Vallon’s audited financial statements (Note 3. Basis of Presentation and Summary of Significant Accounting Policies - Stock-based compensation and Note 11. Stock-based Compensation) included in our Annual Report on Form 10-K for the year-ended December 31, 2022. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based upon the probable outcome of the performance conditions. RSU awards with performance conditions that have been deemed not probable of achievement as of the grant date have not been included in this column as no compensation expense has been recognized under ASC Topic 718 during the year ended December 31, 2022. In December 2022, the RSU awards granted to Mr. Baker and Ms. Kelly were cancelled. Compensation expense equal to the grant date fair value of the cancelled awards expected to vest at the date of cancellation was recognized under ASC Topic 718.
(2)Reflects the aggregate grant date fair value of stock options granted during the fiscal year calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the executive in connection with the option awards. The assumptions made in valuing the option awards reported in this column are described in GRI’s unaudited consolidated interim financial statements (Note 3. Basis of Presentation and Summary of Significant Accounting Policies - Stock-based compensation and Note 11. Stock-based Compensation) included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the SEC.
(3)The amounts in this column represent performance bonuses earned by the named executive officers in the year shown based upon the achievement of pre-established performance objectives. See "Executive Officer and Director Compensation - Elements of Compensation - Bonuses and Non-Equity Incentive Plan Compensation" below.
(4)Dr. Hertz was issued 369,003 restricted shares of GRI Operations common stock on December 7, 2022, of which 275,250 shares were issued in lieu of $275,250 of salary earned from January 1, 2022 through September 30, 2022 and foregone at the election of Dr. Hertz. Dr. Hertz also received $68,500 of salary paid in cash. The remaining restricted shares issued on December 7, 2022 related to salary earned in 2021.
(5)The amount included for restricted stock awards represents represent the aggregate grant date fair value for such stock awards computed in accordance with FASB ASC Topic 718. The shares vested upon the completion of the Merger.
(6)The amounts reflect matching contributions to the named executive officers’ accounts under our SIMPLE IRA plan.
(7)The amounts reflect consulting fees paid to Dr. Agro prior to July 1, 2023, the date of his employment with GRI,
(8)The amounts reflect matching contributions to the named executive officer’s account under Vallon’s SIMPLE IRA plan, an auto allowance and amounts paid with respect to short and long-term disability and life insurance for the benefit of the named executive officer. The amounts reflect SIMPLE IRA matching contribution of $11,400 and $10,200 for 2023 and 2022, respectively; an auto allowance of $1,875 $6,000 in 2023 and 2022, respectively and insurance benefits of $1,991 and $7,983 in 2023 and 2022, respectively.
(9)Pursuant to the closing of the Merger on April 21, 2023, Mr. Baker resigned from the Company effective as of April 21, 2023.

(10)Includes $945,000 of severance payments (of which $603,750 was paid in 2023) pursuant to the terms of the separation agreement with Mr. Baker and his current employment agreement, as well as $27,945 in compensation for Mr. Baker’s service as a director on our Board.
Elements of Compensation
2023 Base Salaries
On April 20, 2023, Dr. Hertz was appointed the Chief Executive Officer and Ms. Kelly was appointed Chief Financial Officer of GRI, effective as of the Effective Time. The employment agreements with Dr. Hertz and Ms. Kelly provide for an annual base salary of $375,000 and $312,500, respectively. On July 1, 2023, Dr. Agro, our Chief Medical Officer, signed an employment agreement with the Company which provided for a base salary of $325,000.
Bonuses and Non-Equity Incentive Plan Compensation
On April 20, 2023, Dr. Hertz was appointed the Chief Executive Officer and Ms. Kelly was appointed Chief Financial Officer of GRI, effective as of the Effective Time. Pursuant to his employment agreement, Dr. Hertz is eligible to receive a discretionary annual performance bonus with a target bonus equal to 50% of his then current annual base salary. Pursuant to her employment agreement, Ms. Kelly is eligible to receive a discretionary annual performance bonus with a target bonus equal to 20% of her then current annual base salary for the first year of her employment and 35% of her then current annual base salary thereafter, a signing bonus of $100,000, and a retention bonus of $50,000, to be paid on the first anniversary of the Closing. Pursuant to his employment agreement, Dr. Agro is eligible to receive a discretionary annual performance bonus with a target bonus equal to 35% of his then current annual base salary.
In addition to annual performance bonuses, in December 2022, Ms. Kelly was granted a bonus of $75,000 which was paid upon the closing of the Merger.
Prior to the Merger, Dr. Hertz’s bonus awards were determined at the discretion of the GRI Operations Board. In March 2021,Dr. Hertz was granted a bonus of $250,000 which was paid upon the closing of the Merger..
Option Awards Granted During 2023
On September 26, 2023, pursuant to her employment agreement with GRI, Ms. Kelly was granted an option to purchase 11,904 shares of our Common Stock at an exercise price of $10.64.
Qualified Retirement Plan
We do not maintain any retirement, deferred compensation, pension, or profit-sharing plans.
Employment Agreements
We have entered into an employment agreement with each of our named executive officers. The employment agreements provide that the executive will receive a base salary and be eligible to receive an annual cash bonus contingent upon the attainment of certain company milestones and/or individual objectives. Pursuant to the employment agreements, each executive's base salary and target bonus will be reviewed periodically by our compensation committee or Board. The employment agreements also provide for certain termination benefits, which are described below in the section entitled "Potential Payments Upon a Termination or Change in Control."
Our named executive officers are also entitled to participate in all of our retirement and group welfare plans, subject to the terms and conditions applicable to such plans. Further, each named executive officer's employment agreement contains restrictive covenants relating to non-disclosure of confidential information, mutual non-disparagement and assignment of inventions provisions. The employment agreements with each named executive officer other than Dr. Hertz also include non-competition and non-solicitation provisions.

Potential Payments Upon a Termination or Change in Control
In addition to those potential payments described below, regardless of the manner in which a GRI named executive officer’s service terminates, that named executive officer is entitled to receive compensation amounts earned during his or her term of service, including unpaid salary and other accrued benefits, as applicable. In addition, each named executive officer is entitled to receive certain benefits upon the Company’s termination of his or her employment without cause or his or her resignation for good reason.
W. Marc Hertz, Ph.D.
Pursuant to his employment agreement with us, if Dr. Hertz’s employment were terminated by us without cause or terminated by Dr. Hertz for good reason, in either case not in connection with a change in control, then Dr. Hertz would be entitled to the following severance benefits:
•continued base salary for a period of 12 months, plus a pro-rated bonus for the year of termination, based on actual performance results for the entire year, and provided he was employed for at least six months during that year; and
•subsidized premiums for COBRA continuation coverage for a period of 12 months (or such earlier date that he obtains alternative coverage).
Pursuant to his employment agreement with us, if Dr. Hertz’s employment were terminated by us without cause or terminated by Dr. Hertz for good reason, in either case within the one-year period following a change in control transaction, then Dr. Hertz would be entitled to the following severance benefits:
•continued base salary for a period of 18 months, plus a lump sum payment equal to 150% of his target bonus, without proration, for the fiscal year of termination;
•subsidized premiums for COBRA continuation coverage for a period of 18 months (or such earlier date that she obtains alternative coverage); and
•accelerated vesting of all outstanding stock-based awards held by the executive as of the date of termination, with any performance awards deemed satisfied at the “target” performance level, and any stock options remaining outstanding for their full term.
Leanne Kelly
Pursuant to her employment agreement with us, if Ms. Kelly’s employment were terminated by us without cause or terminated by Ms. Kelly for good reason, in either case not in connection with a change in control, then Ms. Kelly would be entitled to the following severance benefits:
•continued base salary for a period of nine months, plus a pro-rated bonus for the year of termination, based on actual performance results for the entire year, and provided she was employed for at least six months during that year; and
•subsidized premiums for COBRA continuation coverage for a period of nine months (or such earlier date that she obtains alternative coverage).
Pursuant to her employment agreement with us, if Ms. Kelly’s employment were terminated by us without cause or terminated by Ms. Kelly for good reason, in either case within the one-year period following a change in control transaction, then Ms. Kelly would be entitled to the following severance benefits:
•continued base salary for a period of 12 months, plus a lump sum payment equal to 100% of her target bonus, without proration, for the fiscal year of termination;
•subsidized premiums for COBRA continuation coverage for a period of 12 months (or such earlier date that she obtains alternative coverage); and

•accelerated vesting of all outstanding stock-based awards held by the executive as of the date of termination, with any performance awards deemed satisfied at the “target” performance level, and any stock options remaining outstanding for their full term.
Albert Agro, Ph.D.
Pursuant to his employment agreement with us, if Dr. Agro’s employment were terminated by us without cause or terminated by Dr. Agro for good reason, in either case not in connection with a change in control, then Dr. Agro would be entitled to the following severance benefits:
•continued base salary for a period of nine months, plus a pro-rated bonus for the year of termination, based on actual performance results for the entire year, and provided he was employed for at least six months during that year; and
•subsidized premiums for COBRA continuation coverage for a period of nine months (or such earlier date that he obtains alternative coverage).
Pursuant to his employment agreement with us, if Dr. Agro’s employment were terminated by us without cause or terminated by Dr. Agro for good reason, in either case within the one-year period following a change in control transaction, then Dr. Agro would be entitled to the following severance benefits:
•continued base salary for a period of 12 months, plus a lump sum payment equal to 100% of his target bonus, without proration, for the fiscal year of termination;
•subsidized premiums for COBRA continuation coverage for a period of 12 months (or such earlier date that he obtains alternative coverage); and
•accelerated vesting of all outstanding stock-based awards held by the executive as of the date of termination, with any performance awards deemed satisfied at the “target” performance level, and any stock options remaining outstanding for their full term.
Outstanding Equity Awards at 2023 Fiscal Year-End
Stock Option Awards
The following table sets forth the outstanding stock option awards as of December 31, 2023, held by our named executive officers, on an award-by-award basis, setting forth the total number of shares underlying each stock option award that are (i) exercisable, but not yet exercised, (ii) unexercisable and not yet exercised, and (iii) total aggregate amount underlying each award. All equity awards granted to Leanne Kelly and David Baker for the year ended December 31, 2023 were made pursuant to the A&R 2018 Plan. Each vested, unexpired and unexercised option to purchase shares of our Common Stock outstanding immediately prior to the Merger continued to remain outstanding following the Effective Time in accordance with its terms. Each unvested, unexpired and unexercised option to purchase shares of our Common Stock outstanding immediately prior to the Merger was cancelled for no consideration at the Effective Time.

	Option Awards(3)
Name	Number of Securities Underlying Unexercised, Options (#) Exercisable	Number of Securities Underlying Unexercised, Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Leanne Kelly	145	—		—	768.60	5/14/2031
Chief Financial Officer	59	—		—	1,182.30	2/15/2032
		11,904	(1)		10.64	9/22/2033

David Baker	222	—		—	386.40	10/1/2028
Former Chief Executive Officer	291	—		—	462.00	2/5/2029
	208	—		—	768.60	5/14/2031
	72	—		—	1,182.30	2/15/2032
	410	4,516	(2)	—	20.30	8/10/2023
__________________
(1)The stock options award will vest 25% on the first anniversary of the vesting start date (September 22, 2023) and 2.083% (1/48th of such shares) for each subsequent month that the executive remains employed with us.
(2)The stock option award will vest as to 8.33% on the date of grant (8/10/2023) and 8.33% (1/12th of such shares) for each subsequent full quarter that Mr. Baker remains on the Board.
(3)Drs. Hertz and Agro had no outstanding option or stock awards as of December 31, 2023.
Director Compensation
Our director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program generally includes a cash component, which is designed to compensate non-employee directors for their service on our Board and an equity component, which is designed to align the interests of non-employee directors and stockholders. Directors who are employees of the Company receive no additional compensation for their service on our Board.
The compensation committee annually reviews compensation paid to our non-employee directors and makes recommendations for adjustments, as appropriate, to the full Board. As part of this annual review, the compensation committee considers the significant time commitment and skill level required by each non-employee director in serving on our Board and its various committees. The compensation committee seeks to maintain a market competitive director compensation program and benchmarks our director compensation program against those maintained by our peer group.
Effective as of August 10, 2023, our amended and restated non-employee director compensation program provides that each non-employee Board member will receive the following compensation:
•An annual cash retainer of $40,000 for service on the Board, an annual cash retainer of $7,500 for service on the audit committee, an annual cash retainer of $6,000 for service on the compensation committee and an annual cash retainer of $5,000 for service on the nominating and corporate governance committee, which the non-employee director may instead elect to receive any of the annual retainers in an award of a stock option in lieu of cash.
•Non-employee directors who are first appointed or elected to the Board will receive an initial stock option grant to purchase a number of shares of our Common Stock equal to the quotient obtained by dividing

$100,000 by the closing price of our Common Stock on the date of such director’s initial election or appointment, which generally will vest in quarterly installments over three years.
•A non-employee director who (i) is serving on the Board as of the date of any annual meeting of our stockholders after August 10, 2023 and has been serving as a non-employee director for at least six months as of the date of such meeting, and (ii) will continue to serve as a non-employee director immediately following such meeting, shall be automatically granted an option grant to purchase a number of shares of our Common Stock equal to the quotient obtained by dividing $50,000 by the closing price of our Common Stock on the date of such annual meeting, which generally will vest in quarterly installments over one year.
In addition to any other consideration received, our amended and restated non-employee director compensation program provides that non-employee Board members serving as a chairperson will receive the following additional consideration:
•The audit committee chair will receive an additional annual retainer of $15,000.
•The compensation committee chair will receive an additional annual retainer of $12,000.
•The nominating and corporate governance committee chair will receive an additional annual retainer of $10,000.
•The Board chair will receive an additional annual retainer of $30,000.
A non-employee director may instead elect to receive annual retainer for serving as a chairperson in an award of a stock option in lieu of cash.
GRI Director Compensation
The following table provides information on compensation paid to our non-employee directors in 2023:

	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(3)		Total ($)
David Baker	27,945	89,264	(2)	117,209
Roelof Rongen	40,171	89,264	(2)	129,435
Camilla V. Simpson, M.Sc.	45,062	89,264	(2)	134,325
David Szekeres	63,575	89,264	(2)	152,839
_________________
(1)Reflects the aggregate grant date fair value of stock options granted during the fiscal year calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the executive in connection with the option awards. The assumptions made in valuing the option awards reported in this column are described in our audited financial statements (See Note 3. Basis of Presentation and Summary of Significant Accounting Policies - Stock-based compensation and Note 11. Stock-based Compensation) included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the SEC.
(2)Options to purchase 4,926 shares of Common Stock were granted on August 10, 2023 and vest as to 8.33% on the date of grant and 8.33% (1/12th of such shares) for each subsequent full quarter that the director remains on the Board.
(3)The following table shows the aggregate number of outstanding shares of Common Stock underlying outstanding option and stock awards held by our non-employee directors as of December 31, 2023:

Name	Outstanding Option Awards
David Baker	4,926
Roelof Rongen	4,926
Camilla V. Simpson M.Sc.	4,926
David Szekeres	4,926

Vallon Director Compensation
The following table provides information on compensation paid to Vallon non-employee directors in 2023, prior to their resignation upon the completion of the Merger:

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Richard Ammer	9,123	—	—	9,123
Meenu Karson	15,205	—	—	15,205
Joseph Payne	12,164	—	—	12,164
Marella Thorell	37,640	—	—	37,640
Equity Compensation Plan Information
The following table sets forth information regarding our equity compensation plans as of December 31, 2023:

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	32,642	$169.84	30,952 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	32,642	$169.84	30,952
__________________
(1)The number of shares of our Common Stock authorized under the 2018 Plan automatically increases on January 1st of each year until the expiration of the 2018 Plan, in an amount equal to four percent of the total number of shares of our Common Stock outstanding on December 31st of the preceding calendar year, subject to the discretion of our Board or compensation committee to determine a lesser number of shares shall be added for such year.
(2)In connection with the Merger, on April 20, 2023, the stockholders of the Company approved the Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan (formerly known as the Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan) to, among other things, increase the aggregate number of shares by 24,129 shares to 30,952 shares of Common Stock for issuance as awards under the plan.
Description of Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan
On April 21, 2023, the stockholders of the Company approved the Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan, formerly the Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “A&R 2018 Plan”). The A&R 2018 Plan became effective on April 21, 2023, with the stockholders approving the amendment to the A&R 2018 Plan (i) to increase the aggregate number of shares by 24,129 shares to 30,952 shares of Company Common Stock for issuance as awards under the A&R 2018 Plan, (ii) to increase the aggregate maximum number of shares of Company Common Stock that may be issued pursuant to the exercise of incentive stock options under the A&R 2018 Plan to 380,952 shares, (iii) to extend the term of the A&R 2018 Plan through January 1, 2033, (iv) to prohibit any action that would be treated as a “repricing” of an award without further approval by the stockholders of Company, and (v) to revise the limits on awards to non-employee directors as follows: the aggregate grant date fair value of shares granted to any non-employee director under the A&R 2018 Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $0.75 million; increased to $1.0 million in the year in which such non-employee director initially joins the Board.
The A&R 2018 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, performance units, performance shares, RSUs, and other stock-based awards to our employees, directors, and consultants. The purpose of the A&R 2018 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants, and to promote the success of our business. The A&R 2018 Plan provides for an annual increase on the first day of each calendar year beginning January 1, 2024 and ending on and including January 1, 2033, equal to the less over (x) 4% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year, and (y) such smaller number of shares as is determined by the Board. The A&R 2018 Plan further authorizes the administrator to amend the exercise price and terms of certain awards thereunder.
Description of GRI Bio, Inc. 2015 Equity Incentive Plan
The 2015 Plan was approved by GRI Operations’ stockholders on July 10, 2015. In accordance with the Merger Agreement, on April 21, 2023, the Company assumed the 2015 Plan and the outstanding awards granted thereunder at the Effective Time. The 2015 Plan is administered by the Board or a committee designated by the Board. The 2015 Plan further authorizes the administrator to amend the exercise price and terms of certain awards thereunder. No new awards may be issued under the 2015 Plan. As of December 31, 2023, no awards were outstanding under the 2015 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed in “Executive Officer and Director Compensation,” since January 1, 2021, we and GRI Operations have engaged in the following transactions in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets amounts for the years ended December 31, 2022 and 2021, and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.
Medice
On January 6, 2020, Vallon entered into a license agreement with Medice, an entity affiliated with a now former director of the Company, which grants Medice an exclusive license, with the right to grant sublicenses, to develop, use, manufacture, market and sell ADAIR throughout Europe. Medice currently markets several attention deficit/hyperactivity disorder (“ADHD”) products in Europe and is the ADHD market leader in Europe based on branded prescription market share. Medice is responsible for obtaining regulatory approval of ADAIR in the licensed territory. Under the license agreement, Medice paid Vallon a minimal upfront payment and will pay milestone payments of up to $6.3 million in the aggregate upon first obtaining regulatory approval to market and sell ADAIR in any country, territory or region in the licensed territory and upon achieving certain annual net sales thresholds.
2020 Voting Agreement
On December 30, 2020, Vallon entered into the 2020 Voting Agreement with Dov Malnik and Tomer Feingold, pursuant to which at every meeting of its stockholders and at every adjournment or postponement thereof, Messrs. Malnik and Feingold (in their capacity as stockholders) shall have the right to vote all common stock held by them collectively constituting no more than 9.99% of the total number of shares of common stock issued and outstanding as of the record date for voting on the matters presented at such meeting or taking action by written consent (Share Voting Cap). The common stock held or otherwise beneficially owned by Messrs. Malnik and Feingold in excess of the Share Voting Cap (“Excess Shares”) shall be voted at every meeting of the stockholders of Vallon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders, in a manner that is proportionate to the manner in which all other holders of the issued and outstanding shares of Vallon common stock vote in respect of each matter presented at any such meeting and in respect of each action taken by written consent. Furthermore, each of Messrs. Malnik and Feingold executed an irrevocable proxy for the voting of the Excess Shares in accordance with the 2020 Voting Agreement. The 2020 Voting Agreement terminates on the earliest to occur of (i) the date following the effective date of the 2020 Voting Agreement on which Messrs. Malnik and Feingold’s collective beneficial ownership of Vallon common stock falls below 9.99%, (ii) the third anniversary of the effectiveness of Vallon’s registration statement relating to the IPO, or (iii) with respect to either Messrs. Malnik or Feingold, the date on which any proceeding before or brought by the SEC against such stockholder has been terminated or otherwise concluded. On May 17, 2022, the 2020 Voting Agreement terminated when Messrs. Malnik and Feingold’s collective beneficial ownership of Vallon common stock fell below 9.99%.
2021 Convertible Note Financing
In January 2021, Vallon entered into a Convertible Promissory Note Purchase Agreement with certain existing stockholders, including Salmon Pharma and David Baker, Vallon’s Chief Executive Officer, pursuant to which Vallon issued convertible promissory notes (“2021 Convertible Notes”) for cash proceeds of $350,000. The 2021 Convertible Notes bear an interest rate of 7.0% per annum, non-compounding, and had a maturity date of September 30, 2021. The 2021 Convertible Notes were convertible into shares of Vallon capital stock offered to investors in any subsequent equity financing, or Qualified Financing (as defined therein), after the date of their issuance in which we issued any of our equity securities and were convertible at a 20.0% discount to the price per share offered in such Qualified Financing.
On February 12, 2021, Vallon consummated the initial public offering (“IPO”) of Vallon common stock, which was considered a Qualified Financing. Accordingly, the 2021 Convertible Notes converted into an aggregate of

1,830 shares of Vallon common stock immediately prior to the closing of the IPO at a conversion price of $192.00 per share.
TEP Convertible Promissory Note
In November 2018, GRI Operations and TEP Biotech, LLC (“TEP”) entered into a convertible note and warrant purchase agreement pursuant to which TEP agreed to fund up to $5.0 million to GRI Operations in exchange for a convertible promissory note (the “TEP Note”) and a warrant to purchase up to 96,428 shares of GRI Operations common stock at an exercise price of $0.01 per share. The TEP Note was secured by GRI Operations’ assets and accrues simple interest on the outstanding principal balance at a rate of 12% per annum. The total outstanding principal and accrued interest balance was initially due on the earlier of GRI Operations’ next financing (as defined therein) and May 2, 2020 (the “Maturity Date”).
Amendments to TEP Note
In December 2019, GRI Operations and TEP amended the TEP Note. In lieu of TEP funding the second $2.5 million tranche, TEP made a first additional advance of $0.5 million to GRI in exchange for a convertible promissory note, a warrant to purchase up to 65,960 shares of GRI Operations common stock at an exercise price of $0.01 per share, and the assignment of GRI Operations’ rights under a certain call option agreement. The call option agreement, which was entered into in 2015, provided GRI Operations with the right to repurchase up to 150,000 shares of GRI Operations common stock held by the counterparty for $7.00 per share at any time before April 1, 2025.
In July 2020, the TEP Note maturity date was extended to August 31, 2020, and in March 2021, TEP agreed to forbear on its available right to exercise remedies on account of GRI Operations’ failure to pay the past due principal and accrued interest balance until October 31, 2021.
In May 2021, GRI Operations and TEP further amended the TEP Note, and TEP agreed to make a second additional advance of $0.5 million to GRI Operations in exchange for a convertible promissory note with separate, modified conversion options.
In July 2022, GRI Operations and TEP further amended the TEP Note, and TEP agreed to make a third additional advance of $125,000 to GRI Operations in exchange for a convertible promissory note and a warrant to purchase up to 4,464 shares of GRI Operations common stock at an exercise price of $0.01 per share.
Conversion of TEP Note
In December 2022, in connection with the execution of the Merger Agreement, the TEP Note converted in full into 592,857 shares of GRI Operations common stock pursuant to a conversion agreement executed by GRI and TEP. Upon conversion, TEP became a beneficial owner of more than 5% of GRI Operations common stock.
Equity Financing
Between December 13, 2022 and May 8, 2023 we entered into securities purchase agreements, senior secured notes, Equity Warrants and the Exchange Warrants with Altium. See “Prospectus Summary—Equity Financing” and “Prospectus Summary—Merger Transaction.”
Employment Agreements
We have entered into employment agreements with certain of our executive officers. See “Executive and Director Compensation”.
Equity Grants
We have granted stock options to certain of our executive officers and members of our Board. See “Executive and Director Compensation”.

Director and Executive Officer Compensation
See “Executive and Director Compensation” for a discussion of payments and options granted to our named executive officers and non-employee directors.
Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our directors and officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary. We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
Related Party Transaction Policy
Our written related party transactions policy states that our employees, officers and directors, and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related party transaction with us without the review and approval of our audit committee. The policy provides that our general counsel, or, if we do not then have a general counsel, our principal executive, financial, or accounting officer (each a “Designated Officer”), must be notified of any request for us to enter into a transaction with such parties in which the amount involved exceeds $120,000 as well as of the facts and circumstances of the proposed transaction. Should an employee of the Company become aware of a related party transaction, regardless of whether such employee is a party to such transaction, such employee will report the related party transaction to the Designated Officer. The Designated Officer shall report such related party transaction to the audit committee for review. In approving or rejecting any such proposal, our audit committee considers the relevant facts and circumstances available and deemed relevant to the committee, including, but not limited to, (i) whether the transaction was undertaken in the ordinary course of business; (ii) whether the related party transaction was initiated by us, a subsidiary, or the related party; (iii) whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the company than terms that could have been reached with an unrelated third party; (iv) the purpose of, and the potential benefits to us of, the related party transaction; (v) the approximate dollar value of the amount involved in the related party transaction, particularly as it relates to the related party; (vi) the related party’s interest in the related party transaction; (vii) whether the related party transaction would impair the independence of an otherwise independent director; and (viii) any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of January 15, 2024 for:
•each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our capital stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, and includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of January 15, 2024. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.
The percentage of beneficial ownership in the table below is based on 645,735 shares of Common Stock deemed to be outstanding as of January 15, 2024.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares of Beneficial Ownership	Percentage of Total Common Stock
Directors and Named Executive Officers(1)
W. Marc Hertz, Ph.D.(2)	55,072	8.53%
Leanne Kelly(3)	233	*
David Baker(4)	2,067	*
Roelof Rongen(5)	1,232	*
Camilla V. Simpson, M.Sc.(5)	1,232	*
David Szekeres(5)	1,232	*
All directors and executive officers as a group (8 persons)(6)	104,339	16.92%
__________________
*Represents beneficial ownership of less than one percent of our outstanding Common Stock.
(1)Except as otherwise noted below, the address of the beneficial owner is c/o GRI Bio, Inc. 2223 Avenida de la Playa, Suite 208, La Jolla, CA 92037.
(2)Consists of 55,072 shares of Common Stock.
(3)Consists of (i) 29 shares of Common Stock and (ii) 204 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of January 15, 2024.
(4)Consists of (i) 42 shares of Common Stock and (ii) 2,025 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of January 15, 2024.
(5)Consists of 1,232 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of January 15, 2024.
(6)Consists of (i) the shares of Common Stock described in footnotes (2) through (5) above, (ii) 24,598 shares of Common Stock held by Vipin Kumar Chaturvedi, Ph.D. and (iii) 24,598 shares of Common Stock held by Albert Agro, Ph.D.

DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 250,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated.
As of January 15, 2024, 645,735 shares of Common Stock and no shares of preferred stock were outstanding and held by 23 stockholders of record.
Common Stock
The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of Common Stock do not have any cumulative voting rights. Holders of Common Stock are entitled to receive ratably any dividends declared by the Board out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our Common Stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.
In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.
Preferred Stock
The Board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Common Stock. The issuance of our preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action. No shares of preferred stock are issued or outstanding, and we have no present plan to issue any shares of preferred stock.
Warrants
Pursuant to the Bridge SPA, on April 21, 2023, the Bridge Warrants held by Altium were exchanged for the Exchange Warrants to purchase an aggregate of 60,227 shares of Common Stock with an initial exercise price equal to 103.11 per share. The Exchange Warrants were exercisable at any time on or after the applicable issuance date and have a term of 60 months from the date all shares underlying the Exchange Warrants are freely tradable. The exercise price of the Exchange Warrants was subject to adjustment for splits and similar recapitalization events. The Exchange Warrants have been fully exercised on a cashless basis.
Pursuant to the Equity SPA, on May 8, 2023, the Company issued to Altium (i) Series A-1 Warrants to purchase 181,316 shares of Common Stock with an initial exercise price of $94.57 per share, (ii) Series A-2 Warrants to purchase 163,185 shares of Common Stock with an initial exercise price of $103.18 per share (all of which have since been exercised, as described under the heading “Warrant Exercises” in Item 15 of Part II of this registration statement), and (iii) Series T Warrants to purchase (x) 116,353 shares of Common Stock at an exercise price of $85.96 per share and (y) if the Series T Warrants are exercised in full by paying the Aggregate Exercise Price in cash, an additional amount of Series A-1 Warrants and Series A-2 Warrants, each to purchase 116,353 shares of Common Stock at their respective exercise price (collectively, “the Equity Warrants”). The Series A-1 Warrants have a term of 60 months from the date all shares underlying the Series A-1 Warrants are freely tradable, and the Series A-2 Warrants and Series T Warrants have a term of 24 months from the date all shares underlying the Series A-2 Warrants and Series T Warrants, respectively, are freely tradable. The Company may force the exercise of the

Series T Warrants only subject to the satisfaction of certain equity conditions. These equity conditions include a requirement that shares of our Common Stock have a reported weighted average price of at least $64.47 per share for the periods set forth in the Series T Warrants. The equity conditions for the forced exercise of the Series T Warrants are not currently met.
The Equity SPA, Exchange Warrants and Equity Warrants also contain (or contained) customary 4.99%/9.99% beneficial ownership limitations, and Altium will be prohibited from receiving shares of our Common Stock from escrow or upon exercise of any Exchange Warrants or Equity Warrants, as applicable, to the extent that immediately prior to or after giving effect to receipt of these shares, Altium, together with its affiliates or other attribution parties would beneficially own more than 4.99%/9.99%, as applicable, of the total number of shares of our Common Stock then issued and outstanding. In that situation, the escrow agent will hold the shares in excess of the ownership limitation in abeyance for the benefit of the Investor pending compliance with the beneficial ownership limitation.
Additionally, the Equity Warrants have a cashless exercise provision providing that if on any trading day following the earlier of (i) 240 days following the Closing or (ii) the deadline under the registration rights agreement for having a registration statement registering the applicable underlying warrant shares for resale declared effective (such earlier date, the “Trigger Date”), a registration statement covering the resale of the warrant shares that are the subject of an exercise notice is unavailable, such Equity Warrant may be exercised on a cashless basis and receive shares of Common Stock pursuant to the formula therein. The Series A-2 Warrants also have an alternate cashless exercise provision providing that if on any trading day following the Trigger Date, the weighted average price of the Common Stock is less than 90% of the exercise price of the Series A-2 Warrants, then the holder of the Series A-2 Warrant may exercise the Series A-2 Warrants on a cashless basis and receive one share of Common Stock for each underlying Series A-2 Warrant share. The exercise price of the Series A-1 Warrants is subject to adjustment for certain dilutive issuances, including adjustment pursuant to which the exercise price may be further reduced by the value of the warrants issued in this offering as set forth and further described in the Series A-1 Warrants, and the exercise prices and number of shares issuable upon exercise of the Equity Warrants are subject to adjustment for reverse stock splits and similar recapitalization events. The Equity Warrants also contain certain rights with regard to asset distributions and fundamental transactions.
As of January 15, 2024, there were a total of 349,059 shares of Common Stock directly or indirectly underlying the Equity Warrants (including (i) 297,669 shares of Common Stock underlying Series A-1 Warrants to purchase shares of Common Stock, 181,316 of which are issuable upon exercise of such Series A-1 Warrants and 116,353 of which are issuable upon exercise of Series T Warrants, assuming that the Series T Warrants have been exercised in full by paying the Aggregate Exercise Price in cash and (ii) 116,353 shares of Common Stock underlying Series A-2 Warrants to purchase shares of Common Stock, which Series A-2 Warrants are issuable upon exercise of Series T Warrants, assuming that the Series T Warrants have been exercised in full by paying the Aggregate Exercise Price in cash).
Registration Rights
Altium is entitled to rights with respect to registration of the shares of Common Stock held by it or issuable to it under the Securities Act. These rights are provided under the terms of a registration rights agreement between the Company and Altium. The registration rights agreement requires the Company to file a resale registration statement (the “Resale Registration Statement”) with respect to the maximum number of shares of Common Stock held by or issuable to Altium pursuant to the Equity Warrants and the Exchange Warrants (the “Registrable Securities”) within 15 business days after a demand for registration is made pursuant to the Registration Rights Agreement.
Subject to limited exceptions, if the Company fails to file and obtain and maintain effectiveness of the Resale Registration Statement(s) required under the registration rights agreement, then the Company shall be obligated to pay to each affected holder of Registrable Securities an amount equal to 1.5% of the aggregate purchase price of such holder’s Registrable Securities whether or not included in such Resale Registration Statement on the date of such failure and 1.5% on every thirtieth day thereafter (pro-rated for periods of less than 30 days) until the date such failure is cured.

On October 13, 2023, we filed a registration statement on Form S-3 for the offer and resale of the Registrable Securities, as amended by a Pre-Effective Amendment No. 1 to Form S-3 on Form S-1, filed on December 4, 2023, which was declared effective by the SEC on December 15, 2023.
Indemnification
The registration rights granted in the registration rights agreement are subject to customary cross-indemnification and contribution provisions, under which we are obligated to indemnify holders of Registrable Securities in the event of material misstatements or omissions in the Resale Registration Statement(s) attributable to the Company, and they are obligated to indemnify the Company in an amount not to exceed the net proceeds to such holder as a result of the sale of Registrable Securities pursuant to such registration statement for material misstatements or omissions in the Resale Registration Statement(s) attributable to them in reliance upon and in conformity with written information furnished to the Company by such holders expressly for use in connection with such Registration Statement.
Expiration of Registration Rights
The Company must use its reasonable best efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of (i) the date as of which Altium may sell all of the Registrable Securities covered by the applicable Resale Registration Statement(s) without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) or (ii) the date on which Altium has sold all of the Registrable Securities covered by the applicable Resale Registration Statement(s).
Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of the Company and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
Board Composition and Filling Vacancies
Our Amended and Restated Certificate of Incorporation provides for the division of the Board into three classes serving staggered three-year terms, with one class being elected each year. Our Amended and Restated Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of the Board.
No Written Consent of Stockholders
Our Amended and Restated Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Amended and Restated Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Meetings of Stockholders
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that only the Company’s chief executive officer, chairperson of the Board, and a majority of the members of the Board then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Amended and Restated Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements
Our Amended and Restated Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the Company’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Amended and Restated Bylaws specify the requirements as to form and content of all notices to stockholders. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Any amendment of our Amended and Restated Certificate of Incorporation must first be approved by a majority of the Board, and if required by law or our Amended and Restated Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to removal of our directors, and the amendment of our Amended and Restated Bylaws must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment. Our Amended and Restated Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in our Amended and Restated Bylaws; and may also be amended by the affirmative vote of 66 2/3% of the outstanding shares entitled to vote on the amendment.
Preferred Stock
Our Amended and Restated Certificate of Incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the Board to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal is not in the best interests of our stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Amended and Restated Certificate of Incorporation grants the Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of the Company.
Choice of Forum
Our Amended and Restated Certificate of Incorporation provides that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, and employees to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. This choice of forum provision does not preclude or contract the scope of exclusive federal jurisdiction for any actions brought under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and we do not intend for the exclusive forum provision to apply to Exchange Act claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Additionally, this choice of forum provision will not apply to claims as to which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction.
Our Amended and Restated Certificate of Incorporation further provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
In addition, our Amended and Restated Certificate of Incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of our Common Stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•at or after the time the stockholder became interested, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Listing
Our Common Stock is listed on The Nasdaq Capital Market under the trading symbol “GRI.”
Transfer Agent and Registrar
Our transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent and registrar’s address is 51 Mercedes Way, Edgewood, NY 11717.

DESCRIPTION OF SECURITIES WE ARE OFFERING
We are offering up to 3,872,217 shares of our Common Stock, Series B-1 Common Warrants to purchase up to 3,872,217 shares of Common Stock and Series B-2 Warrants to purchase up to 3,872,217 shares of Common Stock at an assumed combined public offering price of $2.066 per share and accompanying Series B-1 Common Warrant and Series B-2 Common Warrant (the last reported sale of our Common Stock on The Nasdaq Capital Market on January 26, 2024, which sale price has been adjusted to reflect the January 2024 Reverse Stock Split). We are also offering Pre-Funded Warrants to those purchasers whose purchase of shares of our Common Stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock following the consummation of this offering in lieu of the shares of Common Stock that would result in such excess ownership. For each Pre-Funded Warrants we sell, the number of shares of Common Stock we sell in this offering will be decreased on a one-for-one basis. Each share of Common Stock is being sold together with a Series B-1 Common Warrant to purchase one share of Common Stock and a Series B-2 Common Warrant to purchase one share of Common Stock. The Common Warrants will have an exercise price of $2.066 per share (100% of the combined public offering price per share of Common Stock and accompanying Common Warrant) and will be exercisable upon issuance. The Series B-1 Common Warrants will terminate upon the fifth anniversary of issuance and the Series B-2 Common Warrants will terminate upon the 18-month anniversary of issuance. We are also registering the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants and the Common Warrants offered hereby.
Common Stock
The material terms and provisions of our Common Stock are described under the caption “Description of Capital Stock”
Pre-Funded Warrants Being Offered in this Offering
Duration and Exercise Price
Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.0001 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Common Stock and the exercise price.
Exercisability
The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the Common Stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrants to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective 61 days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after exercise.
Cashless Exercise
The holder of a Pre-Funded Warrant may exercise its Pre-Funded Warrants (either in whole or in part), at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of shares equal to (A) (1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Pre-Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Pre-Funded Warrant.
Transferability
Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.
Trading Market
There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are currently listed on The Nasdaq Capital Market under the symbol “GRI.”
Rights as a Stockholder
Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.
Fundamental Transaction
In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power of the common equity of the Company, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.
Common Warrants Being Offered in this Offering
Dilution and Exercise Price
Each Common Warrant offered hereby will have an initial exercise price per share equal to 100% of the public offering price/assumed exercise price of $2.066. The Common Warrants will be immediately exercisable. The Series B-1 Common Warrants will terminate upon the fifth anniversary of issuance and the Series B-2 Common Warrants will terminate upon the 18-month anniversary of issuance. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability
The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the Common Stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Common Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective  sixty-one (61) days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after exercise.
Cashless Exercise
If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may only exercise its Common Warrants (either in whole or in part), at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Common Warrants, which generally provides for a number of shares of Common Stock equal to (A) (1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Common Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Common Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Common Warrant.
Transferability
Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.
Trading Market
There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Common Warrants are currently listed on The Nasdaq Capital Market under the symbol “GRI.”

Rights as a Stockholder
Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holders of the Common Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Common Warrants.
Fundamental Transaction
In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the outstanding Common Stock of the Company, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. Additionally, in the event of a fundamental transaction, we or any successor entity will, at the option of the holder of Common Warrants exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction (or, if later, the date of the public announcement thereof), purchase the Common Warrants from the holder by paying to the holder an amount of consideration equal to the value of the remaining unexercised portion of such Common Warrants on the date of consummation of the fundamental transaction based on the Black-Scholes option pricing model, determined pursuant to a formula set forth in the Common Warrants. The consideration paid to the holder will be the same type or form of consideration that was offered and paid to the holders of shares of Common Stock in connection with the fundamental transaction; provided that if no such consideration was offered or paid, the holders of Common Stock will be deemed to have received Common Stock of the successor entity in such fundamental transaction for purposes of this provision of the Common Warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK AND WARRANTS
The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock and the Pre-Funded Warrants, and the acquisition, ownership, exercise, expiration or disposition of the Common Warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:
•banks, insurance companies or other financial institutions;
•tax-exempt or government organizations;
•brokers or dealers in securities or currencies;
•traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•persons that own, or are deemed to own, more than five percent of our capital stock;
•certain U.S. expatriates, citizens or former long-term residents of the United States;
•persons who hold our Common Stock and Pre-Funded Warrants or Common Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;
•persons who do not hold our Common Stock and Pre-Funded Warrants or Common Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);
•persons deemed to sell our Common Stock and Pre-Funded Warrants or Common Warrants under the constructive sale provisions of the Code;
•pension plans;
•partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;
•persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
•integral parts or controlled entities of foreign sovereigns;
•controlled foreign corporations;
•passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or
•persons that acquire our Common Stock or Pre-Funded Warrants or Common Warrants as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our Common Stock or Pre-Funded Warrants or Common Warrants, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our Common Stock or Pre-Funded Warrants or Common Warrants, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our Common Stock or Pre-Funded Warrants or Common Warrants.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock or Pre-Funded Warrants or Common Warrants arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.
Definition of a U.S. Holder
For purposes of this summary, a “U.S. Holder” is any beneficial owner of our Common Stock or Pre-Funded Warrants or Common Warrants that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.
For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our Common Stock or Pre-Funded Warrants or Common Warrants that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.
Treatment of Pre-Funded Warrants
Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of our Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of Common Stock received upon exercise, increased by the exercise price of $0.0001. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.
Tax Consequences to U.S. Holders
Distributions on Common Stock
As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our Common Stock. In the event that we do make distributions of cash or other property, distributions paid on Common Stock, other than certain pro rata distributions of Common Stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the Common Stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.
Constructive Dividends on Common Warrants
Under Section 305 of the Code, an adjustment to the number of shares of Common Stock that will be issued on the exercise of the Common Warrants, or an adjustment to the exercise price of the Common Warrants, may be treated as a constructive distribution to a U.S. Holder of the Common Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a Common Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Common Warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Dividends on Common Stock”.
Sale or Other Disposition of Common Stock
For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Common Stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Common Stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.
Sale or Other Disposition, Exercise or Expiration of Common Warrants
For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a Common Warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Common Warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Warrant disposed of and the amount realized on the disposition.
In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Common Warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. Holder’s tax basis in a share of Common Stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the Common Warrant and (2) the exercise price of the Common Warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the Common Warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Common Warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a Common Warrant on a cashless basis.
If a Common Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the Common Warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the Common Warrant is more than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders
Distributions
As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our Common Stock in the foreseeable future. If we make distributions on our Common Stock or on our Common Warrants (as described above under “Constructive Dividends on Common Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock or Common Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the “Gain on Sale or Other Disposition of Common Stock or Common Warrants” section. Any such distributions would be subject to the discussions below regarding back-up withholding and Foreign Account Tax Compliance Act, or FATCA.
Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN, IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty, generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.
Exercise or Expiration of Common Warrants
In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Common Warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Common Warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a Common Warrant on a cashless basis.
If a Common Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Common Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in the Common Warrant.

Gain on Sale or Other Disposition of Common Stock or Common Warrants
Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or Common Warrants unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;
•the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or
•we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Common Stock or Common Warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to United States federal income tax if (A) in the case of our Common Stock, (a) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our Common Stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of our Common Warrants, either (a)(i) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) our Common Warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, Common Warrants with a fair market value greater than the fair market value of 5% of the shares of our Common Stock, determined as of the date that such Non-U.S. Holder acquired its Common Warrants, or (b)(i) our Common Warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of our Common Warrants throughout the five-year period ending on the date of the sale or exchange. Our Common Warrants are not expected to be regularly traded on an established securities market. If the foregoing exception does not apply, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.
Information Reporting and Backup Withholding
Information returns may be filed with the IRS in connection with distributions on Common Stock or constructive dividends on Common Warrants, and the proceeds of a sale or other disposition of Common Stock or Common Warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on Common Stock or constructive dividends on Common Stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.
Payment of the proceeds of the sale or other disposition of Common Stock or Common Warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of Common Stock or Common Warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our Common Stock or Common Warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock or Common Warrants, and the possible impact of these rules on the entities through which they hold our Common Stock or Common Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock or Common Warrants, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION
       A.G.P./Alliance Global Partners, which we refer to herein as the placement agent, has agreed to act as our placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated                  , 2024. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but it has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. We will enter into a securities purchase agreement directly with purchasers in connection with this offering, at the purchasers’ option, and may not sell the entire amount of securities offered pursuant to this prospectus.
This offering will be completed no later than       business days following the commencement of this offering and the delivery of such securities will be made upon receipt of investor funds received by the Company.
We will enter into a securities purchase agreement directly with investors, at such investor’s option, which purchase our securities in this offering. Investors which do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.
We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about                   , 2024. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.
We have agreed to indemnify the placement agent and specified other persons against specified liabilities, including liabilities under the Securities Act and to contribute to payments the placement agent may be required to make in respect thereof.
Fees and Expenses
This offering is being conducted on a “reasonable best efforts” basis and the placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the placement agent fees set forth in the table below (assuming the purchase of all of the securities we are offering).

	Per Share and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants	Total
Public offering price	$2.0660	$2.0659	$8,000,000
Placement agent fees	$0.1446	$0.1446	$560,000
Proceeds to us, before expenses(1)	$1.9214	$1.9213	$7,440,000
___________________
(1)Does not include proceeds from the exercise of the Common Warrants in cash, if any.
We have agreed to pay to the placement agent a cash fee equal to 7% of the aggregate gross proceeds raised in this offering. Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above.
We estimate the total expenses payable by us for this offering to be approximately $0.6 million, which amount includes: (i) a non-accountable expense allowance payable to the placement agent of $25,000; (ii) reimbursement of the accountable expenses of the placement agent of $0.1 million related to the legal fees of the placement agent being paid by us (none of which has been paid in advance); and (iii) other estimated expenses of approximately $0.5 million, which include our legal, accounting, and printing costs and various fees associated with the registration and listing of our securities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(ii) of the Securities Act and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 4l5(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:
•may not engage in any stabilization activity in connection with our securities; and
•may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.
Lock-Up Agreements
Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, our shares of Common Stock during a period ending 90 days after the date of this prospectus, without first obtaining the written consent of the placement agent, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:
•offer, pledge, sell, contract to sell or otherwise dispose of our securities or any securities convertible into or exercisable or exchangeable for shares of Common Stock;
•enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our securities, in cash or otherwise;
•make any demand for or exercise any right with respect to the registration of any of our securities; and
•publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge, or other arrangement relating to any of our securities.
Notwithstanding these limitations, our securities may be transferred under limited circumstances, including, without limitation, by gift. will or intestate succession.
We have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the placement agent: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or (ii) file any registration statement or amendment or supplement thereto, other than the preliminary prospectus or the prospectus related to this offering or a registration statement on Form S-8 in connection with any employee benefit plan or any supplements and registration statements required pursuant the Company's existing agreements .
Determination of Offering Price
The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our shares of Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the industry in which we operate, our past and present operating results, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, the previous experience of our executive officers, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRI.” There is no established public trading market for the Pre-Funded Warrants or the Common Warrants, and we do not expect such a market to develop. We do not intend to apply to list the Pre-Funded Warrants or the Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.
Discretionary Accounts
The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.
Other Activities and Relationships
The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
This prospectus in electronic format may be made available on a website maintained by the placement agent, and the placement agent may distribute this prospectus electronically.
The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., San Diego, California. The placement agent is being represented by  Thompson Hine LLP, New York, New York in connection with this offering.
EXPERTS
The financial statements of GRI Bio, Inc. as of and for the years ended December 31, 2022 and 2021 included in this registration statement have been audited by Sadler, Gibb & Associates LLC, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to GRI’s ability to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The balance sheets of Vallon Pharmaceuticals, Inc. as of December 31, 2022 and 2021, and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report includes an explanatory paragraph disclosing substantial doubt about the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the securities covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We file our annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.
The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
Our website address is www.gribio.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS
GRI Bio, Inc. Audited Financial Statements
GRI Bio, Inc. Unaudited Consolidated Interim Financial Statements
Vallon Pharmaceuticals, Inc. Audited Financial Statements
GRI Bio, Inc. (formerly Vallon Pharmaceuticals, Inc.) Unaudited Interim Financial Statements
Unaudited Pro Forma Condensed Combined Financial Statements
of Vallon Pharmaceuticals, Inc. and GRI Bio, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of GRI Bio, Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of GRI Bio, Inc. (“the Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph Regarding Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We also have audited the adjustments to retroactively apply the effect of a 1-for-30 reverse stock split (effective April 21, 2023), as described in Note 1 to the financial statements of Vallon Pharmaceuticals, Inc. (“Vallon”), as of December 31, 2022 and 2021, and for each of the years then ended. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2022 or 2021 financial statements of Vallon other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2022 or 2021 financial statements of Vallon taken as a whole.
Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Sadler, Gibb & Associates, LLC
We have served as the Company’s auditor since 2022.
Draper, UT
February 23, 2023, except for Note 1 relating to the financial statements of the Company and Note 1 relating to the financial statements of Vallon as to which the date is January 30, 2024.

GRI Bio, Inc.
Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$9	$90
Prepaid expenses and other assets	299	6
Total current assets	308	96
Property and equipment, net	4	3
Operating lease right-of-use assets	67	114
Deposits	4	5
Total assets	$383	$218
Liabilities, mezzanine equity and stockholders' deficit
Current liabilities:
Accounts payable	$1,294	$57
Accrued expenses	36	1,271
Advances from employees	5	—
Convertible promissory notes	—	3,500
Bridge promissory note, net	602	—
Operating lease liabilities, current	57	47
Total current liabilities	1,994	4,875
Operating lease liabilities, noncurrent	14	67
Total liabilities	2,008	4,942

Commitments and contingencies (Note 10)

Redeemable common stock	—	124

Stockholders' deficit:
Common stock, $0.01 par value; 40,000,000 shares authorized; 4,447,153 and 3,817,439 shares issued as of December 31, 2022 and 2021, respectively; 3,818,775 and 3,252,204 shares outstanding as of December 31, 2022 and 2021, respectively	38	33
Additional paid-in capital	16,833	10,398
Accumulated deficit	(18,496)	(15,279)
Total stockholders' deficit	(1,625)	(4,848)
Total liabilities, mezzanine equity, and stockholders' deficit	$383	$218
See accompanying notes to financial statements.

GRI Bio, Inc.
Statements of Operations
(In thousands, except share and per share amounts)

	Year Ended
	December 31,
	2022	2021
Operating expenses:
Research and development	$242	$249
General and administrative	1,997	813
Total operating expenses	2,239	1,062
Loss from operations	(2,239)	(1,062)
Gain on extinguishment of Paycheck Protection Program (PPP) loan	—	50
Loss on extinguishment of convertible promissory notes	(325)	—
Interest expense	(653)	(547)
Net loss	$(3,217)	$(1,559)
Net loss per common share, basic and diluted	$(0.93)	$(0.46)
Weighted-average common shares outstanding, basic and diluted	3,447,887	3,412,155
See accompanying notes to financial statements.

GRI Bio, Inc.
Statements of Changes in Stockholders’ Deficit
(In thousands, except shares)

	Redeemable Common Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	29,857	$124	3,241,215	$33	$8,742	$(13,720)	$(4,945)
Issuance of common stock	—	—	10,989	—	100	—	100
Non-contingent beneficial conversion feature	—	—	—	—	150	—	150
Extinguishment of accrued compensation	—	—	—	—	1,406	—	1,406
Net loss	—	—	—	—	—	(1,559)	(1,559)
Balance, December 31, 2021	29,857	$124	3,252,204	$33	$10,398	$(15,279)	$(4,848)
Issuance of warrants and non-contingent beneficial conversion feature in connection with convertible promissory note	—	—	—	—	60	—	60
Issuance of warrants in connection with non-convertible promissory note	—	—	—	—	30	—	30
Conversion of convertible promissory note	—	—	592,857	5	5,332	—	5,337
Restricted stock awards issued in satisfaction of accrued compensation	—	—	—	—	417	—	417
Issuance of warrants in connection with the issuance of a bridge promissory note	—	—	—	—	571	—	571
Redemption of redeemable common stock	(29,857)	(124)	(29,857)	—	—	—	—
Vesting of restricted stock	—	—	3,571	—	—	—	—
Stock-based compensation expense	—	—	—	—	25	—	25
Net loss	—	—	—	—	—	(3,217)	(3,217)
Balance December 31, 2022	—	$—	3,818,775	$38	$16,833	$(18,496)	$(1,625)
See accompanying notes to financial statements.

GRI Bio, Inc.
Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2022	2021
Operating activities:
Net loss	$(3,217)	$(1,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	3	3
Amortization of debt discounts	217	150
Gain on extinguishment of PPP loan	—	(50)
Loss on extinguishment of debt	325	—
Amortization of right-of-use assets	47	46
Stock-based compensation expense	25	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(35)	(1)
Accounts payable	897	54
Accrued expenses	696	551
Operating lease liabilities	(43)	(41)
Cash used in operating activities	(1,085)	(847)
Investing activities:
Purchases of property and equipment	(3)	—
Cash used in investing activities	(3)	—
Financing activities:
Advances from employees	35	—
Repayment of advances from employees	(30)	—
Proceeds from advances under a convertible promissory note	125	500
Repayment of advances under convertible promissory note	(125)	—
Proceeds from issuance of non-convertible promissory note	125	—
Repayment of non-convertible promissory note	(125)	—
Proceeds from issuance of bridge promissory note	1,250	—
Payments of debt issuance costs	(111)	—
Payments of deferred stock issuance costs	(13)	—
Redemption of redeemable common stock	(124)	—
Proceeds from issuance of common stock	—	100
Cash provided by financing activities	1,007	600
Net decrease in cash	(81)	(247)
Cash at beginning of year	90	337
Cash at end of year	$9	$90
Supplemental disclosure of cash flow information:
Cash paid for interest	$33	$—
Non-cash investing and financing activities:
Recognition of operating lease right-of-use asset and liability	$—	$145
Non-contingent beneficial conversion feature on an advance under a convertible promissory note.	$60	$150
De-recognition of PPP loan balance	$—	$50
Restricted stock awards issued in satisfaction of accrued compensation.	$417	$1,406
Recognition of debt discount and additional paid-in-capital for issuance of warrants in connection with the issuance of promissory notes	$601	$—
Conversion of promissory note	$5,337	$—
Debt and deferred stock issuance costs included in accounts payable	$340	$—
See accompanying notes to financial statements.

GRI Bio, Inc.
Notes to Audited Consolidated Financial Statements
(in thousands, except share and per share data)
Note 1.    THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES
The Company and Nature of Operations
GRI Bio, Inc. (the Company), incorporated in Delaware in May 2009, is a clinical stage biotechnology company located in La Jolla, California. With a focus on on discovering, developing, and commercializing innovative therapies that target serious diseases associated with dysregulated immune responses leading to inflammatory, fibrotic, and autoimmune disorders, the Company’s goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases. Since its inception, the Company has devoted substantially all of its resources to research and development efforts relating to drug candidates and to general and administrative support for these operations. Management views its operations and manages its business as one operating segment.
The Company is subject to a number of risks and uncertainties, similar to those faced by other clinical stage biotechnology companies, involving the successful discovery and development of drug candidates, the protection of proprietary information, obtaining regulatory approvals and market acceptance, and the ability to raise additional capital, among others.
Recapitalization
On January 30, 2024, the Company effected a one-for-seven reverse stock split of its common stock. Stockholders’ equity and all references to share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the one-for-seven reverse stock split for all periods presented.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of gains and expenses during the reporting period. Accordingly, actual results could differ from those estimates.
Cash
The Company maintains its cash in checking and savings accounts with reputable banks that may, at times, exceed federally insured limits. The Company has not experienced any losses in its cash accounts and does not believe they are subject to significant credit risk.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.The authoritative guidance establishes a hierarchy that prioritizes the inputs used to measure fair value, which consists of three broad levels:
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.
Level 2: Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability either directly or indirectly. Such inputs include (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability, or (iv) inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The carrying amounts reported for cash, refunds receivable, accounts payable, accrued expenses, and advances from employees approximate their fair values due to their short-term nature. The fair value of the outstanding bridge promissory note was estimated to be approximately $1,398 as of December 31, 2022 based on its stated principal amount, estimated remaining term, and discount rate (Level 3 inputs). The fair value of the convertible promissory note was estimated to be approximately $3,650 as of December 31, 2021 based on the interest rate on the note and the holder’s options to convert the note into shares of the Company’s common stock (Level 2 inputs).
Deferred Stock Issuance Costs
Deferred stock issuance costs represent incremental legal costs incurred that are directly attributable to proposed offerings of securities. The costs are charged against the gross proceeds of the respective offering upon closing.
Property and Equipment
Property and equipment are stated at cost. Maintenance and repairs that do not improve or extend the useful lives of the respective assets are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized, using the straight-line method, over the shorter of the estimated economic life of the improvements or the remaining lease term.
Long-Lived Assets
Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the sum of the projected future undiscounted cash flows is less than the carrying amount of the assets, the assets will be written down to their estimated fair value in the period in which the determination is made. Management determined there was no impairment of long-lived assets during the years ended December 31, 2022 and 2021.
Leases
The Company accounts for its leases in accordance with Accounting Standards Codification (ASC) 842, Leases, and assesses at contract inception whether a contract is, or contains, a lease. Generally, a lease exists if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company determines that it has the right to control the use of an identified asset when (i) it has the right to substantially all of the economic benefits from use of the identified asset and (ii) it has the right to direct the use of the identified asset. As permitted, the Company has made the accounting policy election to not separate lease components from non-lease components when allocating contract consideration, and instead accounts for each lease component and associated non-lease components as a single lease component.
The Company classifies a lease as a finance lease when one or more of the following criteria are met: (i) the lease transfers ownership of the underlying asset to the Company by the end of the lease term, (ii) the lease grants an option to purchase the underlying asset that the Company is reasonably certain to exercise, (iii) the lease term is for the major part of the remaining useful life of the underlying asset, (iv) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset, or (v) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. The Company did not have any finance leases as of December 31, 2022 and 2021. A lease that does not meet any of these criteria is classified as an operating lease.
At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for its operating leases, except its short-term operating leases with original lease terms of twelve months or less. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability plus any lease prepayments. The lease liability is initially measured at the present value of the lease payments not yet paid, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with a similar amount and terms as the underlying lease in a similar economic environment. That discount rate is used because the interest rate implicit in the Company’s lease contracts is typically not readily determinable.
Lease modifications that grant the right to use an existing leased asset for an additional period of time (i.e., a period of time not included in the original lease agreement) are not accounted for as separate contracts; however, the lease term, classification, discount rate, and measurement of the remaining consideration due under the contract are reassessed upon execution of such modifications.
Lease expense for operating leases is recognized on a straight-line basis over the term of the lease and is included in operating expenses.
Paycheck Protection Program Loan
In April 2020, the Company was granted a $50 loan from a bank under the Paycheck Protection Program (PPP) established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The interest rate on the loan was 1.00% per annum and it was scheduled to mature in April 2022. Up to 100% of the loan amount qualified for forgiveness if, during the covered period following loan disbursement, (i) employee and compensation levels were maintained, (ii) the loan proceeds were spent on payroll costs and other eligible expenses, and (iii) at least 60% of the proceeds were spent on payroll costs. The application for these funds required the Company to, in good-faith, certify that the then-current economic uncertainty made the loan request necessary to support the operations of the Company. This certification further required the Company to take into account business activity and ability to access other sources of liquidity sufficient to support operations in a manner that would not significantly detriment the business. The certification made by the Company did not contain any objective criteria and is subject to interpretation. If, despite the good-faith belief that given the Company’s circumstances all eligibility requirements for the PPP loan were satisfied, it is later determined that the Company had violated any applicable laws or regulations or it is otherwise determined the Company was ineligible to receive the PPP loan, it may be required to repay the PPP loan in its entirety and/or be subject to additional penalties.
In May 2021, the Company received notification from the Small Business Administration (SBA) that all of the principal and interest outstanding under its PPP loan had been forgiven. Accordingly, the Company de-recognized the related liability in 2021 and recognized a corresponding gain on extinguishment. No payments of principal or interest were made prior to forgiveness.
Beneficial Conversion Features
Conversion options embedded in convertible promissory notes are accounted for as beneficial conversion features if the effective conversion price is less than the fair value of the Company’s common stock on the commitment date. The intrinsic value of a non-contingent beneficial conversion feature is recognized as a debt discount, with a corresponding increase to additional paid-in capital, on the commitment date. The intrinsic value of a contingent beneficial conversion feature is not recognized until the uncertain future event or circumstance occurs.
Debt Discounts
The relative fair values of warrants and common shares issued and call option rights assigned in connection with principal advances under promissory notes, the increases in fair values of embedded conversion options in connection with convertible promissory note modifications, and the intrinsic values of non-contingent beneficial conversion features were recorded as debt discounts that are amortized as additional interest expense over the estimated terms of the notes using the effective interest method.
Debt Issuance Costs
Debt issuance costs represent incremental legal costs and other costs incurred that are directly attributable to issuing debt. The costs are included as a direct reduction of the carrying amount of the respective liability and are amortized as additional interest expense over the estimated term of the debt using the effective interest method.

Stock-Based Compensation
Stock-based compensation recognized for stock option awards is based on the fair value of the awards on the grant date. The Company estimates the grant-date fair value of the awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions including (i) the estimated fair value of the common stock, (ii) the expected stock price volatility, (iii) the risk-free interest rate, (iv) the expected term of the award, and (v) the expected dividend yield. Compensation cost for stock option awards with service-based vesting conditions is recognized ratably over the requisite service periods. Compensation cost for stock option awards with performance-based vesting conditions is recognized ratably over the requisite service periods if achievement of the performance conditions is probable. The effect of forfeitures is recognized as a reduction of stock-based compensation expense in the period in which the forfeitures occur. The Company issues new shares of common stock upon a stock option exercise.
Common Shares Issued and Outstanding
The number of shares of common stock issued as reported in the balance sheets includes legally issued shares of unvested restricted common stock for which the holders have the right to vote the shares and the right to receive dividends in such amount and at such times as all other common stockholders.
Internally Developed Patents
Costs associated with the application and award of internally developed patents are expensed as incurred due to uncertainties regarding their recoverability.
Research and Development
Research and development costs are expensed as incurred.
Income Taxes
The provision for income taxes is based on the sum of the taxes currently payable or refundable plus the changes in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for net operating loss carryforwards and temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities for net operating loss carryforwards and temporary differences are measured using enacted tax rates in effect for the years in which the net operating losses are expected to be utilized and the temporary differences are expected to reverse. A valuation allowance is recorded against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.
The provision for income taxes is based on tax positions taken or expected to be taken in the Company’s income tax returns. The tax benefits of an uncertain tax position are recognized only if it is more likely than not that the tax position would be sustained upon examination by the relevant taxing authority. Tax benefits related to uncertain tax positions that do not meet this criterion are not recognized in the financial statements. There were no unrecognized tax benefits related to uncertain tax positions as of December 31, 2022 and 2021. Due to the existence of net operating loss carryforwards, the Company’s federal and state income tax returns are open to examination by the taxing authorities for all years since inception. Interest and penalties related to income taxes are recognized as a component of the provision for income taxes.
Recently Issued Accounting Pronouncements Not Yet Adopted
In August 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which reduces the number of accounting models available for convertible instruments, amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives, and modifies the diluted earnings per share calculations by requiring the use of the if-converted method and eliminating the treasury stock method, among other changes. The amendments in this update are effective for the Company’s fiscal years beginning after December 15, 2023, with early adoption permitted in fiscal years beginning after December 15, 2020. The guidance may be adopted through either a modified retrospective or fully retrospective transition method. Management is currently evaluating the impact of this update on the Company’s financial statements.
Note 2.    LIQUIDITY AND GOING CONCERN
Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date the financial statements are issued. The mitigating effect of management’s plans to alleviate the substantial doubt is considered only to the extent that it is probable that (i) management’s plans will be effectively implemented and (ii) when implemented, will mitigate the relevant conditions or events that raise the substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued.
As of December 31, 2022, the Company had cash of $9, negative working capital of $1,686 and an accumulated deficit of $18,496. In 2022, the Company incurred a net loss of $3,217 and used $1,085 of cash in operations. The Company has incurred losses since inception and, to date, has financed its operations by issuing equity and debt securities. Management anticipates that the Company will continue to incur losses and generate negative operating cash flows in the foreseeable future as it continues to develop its drug candidates and that the Company will require additional funding to support its planned operating activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.
As discussed in Note 9, the Company closed the first tranche of the Bridge Financing and entered into the Merger Agreement and the Equity SPA in December 2022. The Company will require additional funding in order to complete the development and commercialization of its product candidates. Until such time, if ever, in which the Company can generate substantial product revenue, it expects it may continue to fund its operations and capital funding needs through equity offerings, debt financings, or other capital sources, including strategic licensing, collaboration, or other similar agreements. If the Company is unable to secure adequate additional funding, it will need to reevaluate its operating plans and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, delay, scale back, or eliminate some or all of its development programs, or relinquish rights to its technology on less favorable terms than it would otherwise choose. These actions could materially impact its business, results of operations, and future prospects.
Failure to obtain adequate financing when needed could adversely affect the Company’s ability to operate as a going concern. The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business.
They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
Note 3.    NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share are calculated by dividing the net loss by the applicable weighted-average number of common shares outstanding during the period. As the Company had a net loss in each of the years ended December 31, 2022 and 2021 , diluted net loss per common share is the same as basic net loss per common share for the period because the effects of potentially dilutive securities are antidilutive.

Potentially dilutive securities not included in the diluted net loss per common share calculations because their (i) effects were antidilutive or (ii) contingent conditions have not been satisfied are as follows for the periods presented:

	December 31,
	2022	2021
Stock options	341,767	341,767
Warrants	217,388	38,461
Restricted stock subject to contingent conditions	628,377	565,234
Stock subject to put right	—	29,857
Convertible promissory note(1)	—	472,527
	1,187,532	1,447,846
__________________
(1)The conversion price for the $500 second additional advance from May 2021 is assumed to be $7.00 per share. The conversion price for all other convertible amounts is assumed to be $9.10 per share.
Note 4.    PROPERTY AND EQUIPMENT

	December 31,
	2022	2021
Computer equipment (useful life – 5 years)	$13	$10
Furniture and fixtures (useful life – 5 years)	13	13
	26	23
Accumulated depreciation	(22)	(20)
	$4	$3
Depreciation expense related to property and equipment was $3 for each of the years ended December 31, 2022 and 2021.
Note 5.    ACCRUED EXPENSES

	December 31,
	2022	2021
Accrued compensation	$33	$142
Accrued interest	—	1,111
Other	3	18
	$36	$1,271
In March 2021 and December 2022, two Company executives agreed to forego $1,406 and $417, respectively, of accrued compensation in exchange for restricted stock awards and legally released the Company from the obligations to pay such amounts. Accordingly, the Company de-recognized the respective liabilities and recognized corresponding increases to additional paid-in capital in each year.
Note 6.    CONVERTIBLE PROMISSORY NOTE
In November 2018, the Company and TEP Biotech, LLC (TEP) entered into a convertible note and warrant purchase agreement pursuant to which TEP agreed to fund up to $5,000 to the Company in exchange for a convertible promissory note (the TEP Note) and a warrant to purchase up to 96,428 shares of the Company’s common stock at an exercise price of $0.01 per share. The TEP Note was secured by the Company’s assets and, on a pro-rata basis, was jointly senior with a non-convertible promissory note issued to a separate lender (Note 7).
The TEP Note accrued simple interest on the outstanding principal balance at a rate of 12% per annum. The total outstanding principal and accrued interest balance was initially due on the earlier of the Company’s next financing, as defined, and May 2, 2020.

The initial $2,500 tranche under the TEP Note was funded upon execution of the agreement in November 2018. Upon receipt of the initial tranche, the Company used a portion of the proceeds to repurchase 36,049 shares of the Company’s common stock held by another stockholder for $150, then issued 11,999 of the repurchased shares to TEP as additional consideration for the TEP Note. The proceeds from the $2,500 initial tranche were allocated to the convertible debt instrument, warrants, and common stock based on their relative fair values as of the commitment date. Since the effective conversion price of the convertible debt instrument was less than the commitment date fair value of the Company’s common stock, this also gave rise to a beneficial conversion feature. The Company recognized a total debt discount of $1,408 for the beneficial conversion feature, warrants, and common stock, which was amortized as additional interest expense over the initial eighteen-month term of the note.
In December 2019, the Company and TEP amended the TEP Note. In lieu of TEP funding the second $2,500 tranche, TEP made a first additional advance of $500 to the Company in exchange for a convertible promissory note, a warrant to purchase up to 65,960 shares of the Company’s common stock at an exercise price of $0.01 per share, and the assignment of the Company’s rights under a certain call option agreement. The call option agreement, which was entered into in 2015, provided the Company with the right to repurchase up to 150,000 shares of the Company’s common stock held by the counterparty for $7.00 per share at any time before April 1, 2025. Management assessed the call option agreement and determined that it was indexed to the Company’s own equity and that all other conditions for equity classification were met. Accordingly, the call option agreement was classified as equity, was initially measured at fair value, and was not adjusted for subsequent changes in fair value.
The proceeds from the $500 first additional advance were allocated to the convertible debt instrument, warrants, and call option rights based on their relative fair values as of the commitment date. Since the effective conversion price of the convertible debt instrument was less than the commitment date fair value of the Company’s common stock, this also gave rise to a beneficial conversion feature. The intrinsic value of the beneficial conversion feature was greater than the proceeds allocated to the convertible debt instrument and, accordingly, the amount recorded for the beneficial conversion feature was limited to that amount. The Company recognized a total debt discount of $500 for the beneficial conversion feature, warrants, and call option rights, which was amortized as additional interest expense over the remaining five-month term of the note.
Until repayment of the TEP Note, TEP originally had the option to convert the initial tranche, the first additional advance, and, effective May 2021, accrued interest in the amount of $650, into shares of the Company’s common stock: (i) at any time at a conversion price equal to $9.10 per share; (ii) upon the closing of the Company’s next financing at a conversion price equal to the lesser of (a) $9.10 per share, (b) the lowest per share purchase price of the equity securities issued in the next financing, and (c) the quotient resulting from dividing the valuation cap ($40,000) by the Company’s fully diluted capitalization, as defined, immediately prior to the closing of the next financing; and (iii) upon the closing of a corporate transaction, as defined, at a conversion price equal to the lesser of (a) $9.10 per share and (b) the quotient resulting from dividing the valuation cap by the Company’s fully diluted capitalization immediately prior to the closing of the corporate transaction. The conversion price described in (ii)(c) and (iii)(b) did not apply if the then-current valuation exceeded the valuation cap. The conversion price was subject to standard antidilution adjustments.
In July 2020, the TEP Note maturity date was extended to August 31, 2020, and in March 2021, TEP agreed to forbear on its available right to exercise remedies on account of the Company’s failure to pay the past due principal and accrued interest balance until October 31, 2021.
In May 2021, the Company and TEP amended the TEP Note, and TEP agreed to make a second additional advance of $500 to the Company in exchange for a convertible promissory note with separate, modified conversion options. The conversion options and terms for the second additional advance were the same as those for the initial tranche, except that $7.00 was the modified conversion price in sections (i), (ii)(a), and (iii)(a), and $27,000 was the modified valuation cap. Since the conversion price of the convertible debt instrument was less than the commitment date fair value of the Company’s common stock, this gave rise to a beneficial conversion feature. The Company recognized a debt discount of $150 for the beneficial conversion feature, which was amortized as additional interest expense over the remaining five-month term of the note.

As of December 31, 2021, the aggregate principal balance outstanding on the TEP Note was $3,500 and the related accrued interest balance was $1,111.
In July 2022, the Company and TEP further amended the TEP Note, and TEP agreed to make a third additional advance of $125 to the Company in exchange for a convertible promissory note and a warrant to purchase up to 4,464 shares of the Company’s common stock at an exercise price of $0.01 per share.
The conversion options and terms for the third additional advance were the same as those for the initial tranche, except that the third additional advance called for fixed interest in the amount of $15 with total principal and interest due on the earlier of (i) the Company’s next financing of $3,000, or more and (ii) December 31, 2022.
The proceeds from the $125 third additional advance were allocated to the convertible debt instrument and warrants based on their relative fair values as of the commitment date. Since the effective conversion price of the convertible debt instrument was less than the commitment date fair value of the Company’s common stock, this also gave rise to a beneficial conversion feature. The Company recognized a total debt discount of $60 for the beneficial conversion feature and warrants, which was amortized as additional interest expense over the estimated six-month term of the note.
In October 2022, the Company and TEP entered into a conversion agreement pursuant to which, effective upon the full execution of the Merger Agreement (Note 9), $3,500 of outstanding principal under the TEP Note together with $650 of related accrued interest was to automatically convert into 592,857 shares of the Company’s common stock at a conversion price of $7.00 per share. Further, upon the closing of the first tranche of the Bridge Financing (Note 9), the Company was to repay, in cash, the $125 third additional advance under the TEP Note along with the $15 of related accrued interest. Upon issuance of the 592,857 conversion shares and payment of the $140 principal and accrued interest balance, the Company would fully satisfy all of its obligations under the TEP Note. In the event that the Merger Agreement was not executed by December 31, 2022 however, the conversion agreement was to be of no further force and effect after that date, and the TEP Note, along with all security interests in favor of TEP, was to remain in full force and effect.
In contemplation of entering into the Bridge Notes (Note 9), the Company amended the conversion price for certain tranches of the TEP notes from $9.10 per share to $7.00 per share. The amendment was accounted for as extinguishment to which the excess fair value of the amended debt over the carrying value of the original debt resulted in a loss on extinguishment of $325 for the year ended December 31, 2022.
In December 2022, upon the full execution of the Merger Agreement and the closing of the first tranche of the Bridge Financing, the Company issued the 592,857 conversion shares and paid the $140 principal and accrued interest balance as per the terms of the conversion agreement.
As part of the conversion, the $4,150 of converted principal and accrued interest, along with $863 of related forfeited accrued interest through the conversion date, were credited to stockholders’ deficit. Interest expense recognized on the TEP Note, including amortization of the debt discounts, was $477 and $546 for the years ended December 31, 2022 and 2021, respectively.
Note 7.    NON-CONVERTIBLE PROMISSORY NOTE
In July 2022, the Company issued a $125 non-convertible promissory note to a lender which called for fixed interest in the amount of $15 with total principal and interest due on the earlier of the Company’s next financing of $3,000 or more and December 31, 2022. The promissory note was secured by the Company’s assets and, on a pro-rata basis, was jointly senior with the TEP Note (Note 6). As part of the financing, the Company also issued a warrant to the lender to purchase up to 4,464 shares of the Company’s common stock at an exercise price of $0.01 per share. The proceeds from the financing were allocated to the promissory note and warrants based on their relative fair values as of the commitment date, resulting in a debt discount of $30 which was amortized as additional interest expense over the estimated six-month term of the note.
In December 2022, the $140 principal and accrued interest balance was paid in-full. Interest expense recognized on the promissory note, including amortization of the debt discount, was $45 for the year ended December 31, 2022.

Note 8.    STOCKHOLDERS’ DEFICIT
Issuance of Common Stock to Investors
In March 2021, the Company issued 10,989 shares of common stock to one investor in exchange for $100 in cash.
Redeemable Common Stock
In November 2018, the Company entered into an agreement with a stockholder pursuant to which the stockholder had the right to require the Company to purchase all or a portion of 29,857 shares of the Company’s common stock held by the stockholder for $4.158 per share (the Put Right). The Put Right was exercisable (i) for a period commencing thirty days prior to the day the Company completed an equity or debt financing and ending fifteen business days thereafter, or (ii) at any time following a breach of the agreement by the Company.
Management assessed the Put Right and determined that (i) it was not freestanding and, therefore, was not required to be classified as a liability and (ii) it could be exercised by the stockholder at any time, which was not within the Company’s control. Therefore, the common shares subject to the Put Right were classified in mezzanine equity as of December 31, 2021. In December 2022, the stockholder exercised the Put Right and the Company redeemed the 29,857 shares of common stock for $124 ($4.158 per share). The redeemed shares were retired by the Company.
Warrants
As of December 31, 2022 and 2021, the Company had 388,704 and 200,851 warrants outstanding, respectively, the details of which are as follows:

Issuance	Number of Common Shares	Exercise Price	Expiration
November 2018	96,428	$0.01	November 2023
December 2019	65,960	$0.01	December 2024
November 2020	32,967	$9.10	November 2023
December 2020	5,494	$9.10	December 2023
July 2022	8,928	$0.01	July 2027
December 2022	178,927	$9.31	March 2028 (Estimate)
The warrants include cashless exercise features, are subject to standard antidilution adjustments, and were issued in connection with debt and equity financings.
Restricted Stock Awards
In April 2015, the Company awarded an aggregate of 473,142 shares of restricted common stock to its three co-founders. The awards vest upon the completion of a liquidity event to be defined as a change in control of the Company or the expiration of a lock-up period following the Company’s initial public offering, or, if earlier, upon death or disability of the grantee or the termination by the Company or the Company’s shareholders, as applicable, of the grantee’s service relationship with the Company, whether as an employee, member of the board of directors, or consultant, other than for cause or performance reasons, provided that the grantee is continuously an employee of, director of, or consultant to the Company throughout the period from the grant date to the vesting date.
Compensation cost for these restricted stock awards will be recognized if and when the awards vest based on the consummation of a liquidity event, or, if earlier, upon the death, disability, or termination without cause of the grantee. The compensation cost for the restricted stock award issued to the co-founder who is a Company employee will be based on the grant date fair value of the award which was $7.00 per share. The compensation cost for the restricted stock awards issued to the two co-founders who are nonemployees will be based on the fair value of the awards on the adoption date of ASU No. 2018-07 (January 1, 2018) which was $9.10 per share. The total unrecognized compensation cost for these restricted stock awards was $3,974 as of December 31, 2022.

In March 2021, the Company awarded an aggregate of 92,091 shares of restricted common stock to two employees. The awards vest upon the completion of a liquidity event to be defined as a change in control of the Company or the expiration of a lock-up period following the Company’s initial public offering, or, if earlier, upon death or disability of the grantee or the termination by the Company or the Company’s shareholders, as applicable, of the grantee’s service relationship with the Company, whether as an employee, member of the board of directors, or consultant, other than for cause or performance reasons, provided that the grantee is continuously an employee of, director of, or consultant to the Company throughout the period from the grant date to the vesting date.
Compensation cost for these restricted stock awards will be recognized if and when the awards vest based on the consummation of a liquidity event, or, if earlier, upon the death, disability, or termination without cause of the grantee. The compensation cost for the restricted stock awards will be based on the grant date fair value of the awards which was $9.10 per share. The total unrecognized compensation cost for these restricted stock awards was $838 as of December 31, 2022.
In October 2022, the Company awarded 7,142 shares of restricted common stock under the 2015 Plan, as defined below, to a nonemployee consultant in exchange for investor relations services. The award vests as follows: (i) 1,786 shares vest on the grant date, (ii) 1,785 shares vest on December 31, 2022, (iii) 1,786 shares vest on March 31, 2023, and (iv) 1,785 shares vest on June 30, 2023. As of December 31, 2022, 3,571 shares were vested and 3,571 shares were unvested.
Compensation cost for this restricted stock award is being recognized in the same period and in the same manner as if the Company had paid cash for the services based on the grant date fair value of the award which was $7.00 per share.
Stock-based compensation expense for this restricted stock award was $25 for the year ended December 31, 2022. The unrecognized compensation cost for this award was $25 as of December 31, 2022.
In December 2022, the Company awarded an aggregate of 59,571 shares of restricted common stock to two employees. The awards vest upon the completion of a liquidity event to be defined as a change in control of the Company or the expiration of a lock-up period following the Company’s initial public offering, or, if earlier, upon death or disability of the grantee or the termination by the Company or the Company’s shareholders, as applicable, of the grantee’s service relationship with the Company, whether as an employee, member of the board of directors, or consultant, other than for cause or performance reasons, provided that the grantee is continuously an employee of, director of, or consultant to the Company throughout the period from the grant date to the vesting date.
Stock Options
The Board authorized the 2015 Equity Incentive Plan, as amended, (the 2015 Plan) pursuant to which the Company is authorized to grant incentive stock options, non-qualified stock options, and other stock-based awards to employees, directors, and consultants. The Company is authorized to grant up to 669,985 shares of common stock under the 2015 Plan, of which 321,075 and 328,217 shares remained available for future issuance as of December 31, 2022 and 2021, respectively. The maximum term of a stock option granted under the 2015 Plan cannot exceed 10 years. No stock options were granted, exercised, or forfeited during the years ended December 31, 2022 and 2021.
There were 341,767 stock options outstanding as of December 31, 2022 and 2021, all of which were granted in November 2016, have an exercise price of $5.11 per share, and contractually expire in November 2026 or upon termination of service, if earlier. The 185,531 options granted with service-based vesting conditions vested ratably over periods of two to three years.
Of the 156,236 options granted with performance-based vesting conditions related to future receipts of funding by the Company, 78,118 of these options vested, and the related stock-based compensation was recognized, during a prior year. Achievement of the related performance conditions for the remaining 78,118 options has not been deemed probable and, accordingly, the Company has not recognized any compensation cost for these awards as of December 31, 2022. No stock-based compensation expense for stock options was recognized for the years ended December 31, 2022 and 2021.

There were 263,649 vested and exercisable stock options outstanding as of December 31, 2022 and 2021. The aggregate intrinsic value of vested and exercisable stock options outstanding was $1,107 and the remaining contractual term was 3.85 years, as of December 31, 2022. There were 78,118 non-vested stock options outstanding as of December 31, 2022 and 2021. The total unrecognized compensation cost for non-vested stock options outstanding was $279, and the remaining contractual term was 3.85 years, as of December 31, 2022. The non-vested stock options are subject to performance-based vesting conditions related to future receipts of funding by the Company. The unrecognized compensation cost will be recognized if and when it becomes probable that the performance conditions will be achieved.
Note 9.    PROPOSED MERGER AND RELATED FINANCINGS
Merger Agreement and Transaction
On December 13, 2022, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Vallon Pharmaceuticals, Inc. (Vallon) and Vallon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Vallon (Merger Sub). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub will be merged with and into the Company (the Merger), with the Company surviving the Merger as a wholly owned subsidiary of Vallon. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. The Merger was not consummated as of December 31, 2022.
At the effective time of the Merger (the Effective Time) and pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding immediately prior to the Effective Time, excluding any dissenting shares but including any shares of Company’s common stock issued pursuant to the Equity Financing will be automatically converted solely into the right to receive a number of shares of Vallon’s common stock (Vallon Common Stock) equal to the exchange ratio described below. Each option to purchase shares of Company’s common stock (each, a Company Option) that is outstanding and unexercised immediately prior to the Effective Time under the 2015 Plan, whether or not vested, will be converted into and become an option to purchase shares of Vallon Common Stock, and Vallon will assume the 2015 Plan and each such Company Option in accordance with the terms of the 2015 Plan (Assumed Options). The number of shares of Vallon Common Stock subject to each Assumed Option will be determined by multiplying (i) the number of shares of Company’s common stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (ii) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of Vallon Common Stock. The per share exercise price for Vallon Common Stock issuable upon exercise of each Assumed Option will be determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the exchange ratio and rounding the resulting per share exercise price up to the nearest whole cent. Any restriction on the exercise of any Assumed Option will continue in full force and effect and the term, exercisability, vesting schedule, and any other provisions of such Assumed Option will otherwise remain unchanged. Each warrant to purchase shares of Company’s common stock (the Company Warrants) outstanding immediately prior to the Effective Time will be assumed by Vallon and converted into warrants to purchase Vallon Common Stock (Assumed Warrants) and thereafter (i) each Assumed Warrant may be exercised solely for shares of Vallon Common Stock; (ii) the number of shares of Vallon Common Stock subject to each Assumed Warrant will be determined by multiplying (A) the number of shares of Company’s common stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (B) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of Vallon Common Stock; (iii) the per share exercise price for Vallon Common Stock issuable upon exercise of each Assumed Warrant will be determined by dividing (A) the exercise price per share of the Company’s common stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (B) the exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. All rights with respect to Company restricted stock awards will be assumed by Vallon and converted into Vallon restricted stock awards with the number of shares subject to each warrant multiplied by the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Vallon Common Stock. The term, exercisability, vesting schedule and other provisions of the Company restricted stock awards shall otherwise remain unchanged.

Securities Purchase Agreement (Bridge Financing)
In connection with signing the Merger Agreement, the Company entered into a Securities Purchase Agreement, dated as of December 13, 2022 (Bridge SPA) with Altium Growth Fund, LP (Investor), pursuant to which, among other things, the Investor agreed to purchase, and the Company agreed to issue, senior secured notes (Bridge Notes) in the aggregate principal amount of up to approximately $3,333, in exchange for an aggregate purchase price of up to approximately $2,500. Pursuant to the terms of the Bridge SPA, the Investor agreed to purchase the Bridge Notes in two closings: (i) the first closing for approximately $1,667, in aggregate principal amount (in exchange for an aggregate purchase price of approximately $1,250), which closed on December 14, 2022; and (ii) the second closing for approximately $1,667 in aggregate principal amount (in exchange for an aggregate purchase price of approximately $1,250), which is scheduled to close on the first business day following the date of effectiveness of the Registration Statement. The Bridge Notes are secured by a lien on all of the Company’s assets, as described in the Bridge SPA and its exhibits. In addition, upon the funding of each tranche as described above, the Investor will also receive warrants to purchase an aggregate of 178,927 shares of Company’s common stock (Bridge Warrants). The Bridge Warrants have an exercise price of $9.31 per share, are exercisable at any time on or after the applicable issuance date and have a term of 60 months from the date all shares underlying the Bridge Warrants are freely tradable. The Bridge Warrants also contain certain rights with regard to asset distributions and fundamental transactions. The exercise price of the Bridge Warrants will be subject to adjustment for splits and similar recapitalization events. As a result of the Merger, at the Effective Time, each Bridge Warrant will automatically be exchanged for warrants (Exchange Warrants) to purchase that number of shares of Vallon Common Stock equal to 1,610,344 multiplied by the exchange ratio. The Exchange Warrants will be on substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to 24% of the Closing Per Share Price (as defined in the Equity SPA, defined below). The exercise price of the Exchange Warrants will be subject to adjustment for splits and similar recapitalization events.
The $1,250 of proceeds from the first closing were allocated to the bridge promissory note and warrants based on their relative fair values as of the commitment date, resulting in an allocation of $679 and $571, respectively. The Company also incurred debt issuance costs of $205 as part of its issuance of debt under the Bridge SPA. The bridge promissory note is being accounted for as share-settled debt under the accounting guidance in ASC 835-30 and, accordingly, the initial net carrying amount of $474 is being accreted to the $1,667 redemption amount on the expected redemption date in March 2023 using the effective interest method. Unamortized debt discounts and debt issuance costs totaled $1,065 as of December 31, 2022. Interest expense stemming from amortization of the debt discounts and debt issuance costs was $127 for the year ended December 31, 2022.
Securities Purchase Agreement (Equity Financing)
In connection with signing the Merger Agreement, Vallon, the Company and the Investor entered into a Securities Purchase Agreement, dated as of December 13, 2022 (Equity SPA), pursuant to which, among other things, the Investor agreed to invest approximately $12,250 in cash and cancel any outstanding principal and interest on the Bridge Notes immediately prior to the Closing (the aggregate amount of such cash investment and the cancellation of the outstanding principal and interest on the Bridge Notes) to fund the combined company following the Merger. In return, the Company will issue shares (Initial Shares) of Company’s common stock to the Investor equal to approximately 10.19% of the estimated Parent Fully Diluted Number (as defined in the Equity SPA). The Equity Financing will close on the same date as the Closing. In addition, Company will deposit a number of shares of Company’s common stock equal to 400% of the number of Initial Shares (Additional Shares) into escrow with an escrow agent, to be exchanged for Vallon Common Stock in the Merger, and to be delivered, in whole or in part, based on the exchange ratio. As a result of the Merger, at the Effective Time, each Initial Share will automatically be converted into the right to receive a number of shares of Vallon Common Stock equal to the number of Initial Shares multiplied by the exchange ratio. Further, at the Effective Time, each Additional Share placed into escrow with the escrow agent will automatically be converted into the right to receive a number of shares of Vallon Common Stock equal to the number of Additional Shares multiplied by the exchange ratio. Additional Shares shall be issued to the Investor upon certain specified reset dates under the Equity SPA in the event that Vallon’s share price is less than 90% of the arithmetic average of the five lowest weighted average prices of the Vallon Common Stock over the applicable periods set forth in the Equity SPA.

In addition, Vallon will issue to the Investor (i) Series A-1 Warrants to purchase that number of shares of Vallon Common Stock equal to 500% of the Initial Shares, (ii) Series A-2 Warrants to purchase that number of shares of Vallon Common Stock equal to 450% of the Initial Shares, and (iii) Series T Warrants to purchase (x) that number of shares of Vallon Common Stock equal to approximately 320.9% of the Initial Shares and (y) upon exercise of the Series T Warrants, an additional amount of Series A-1 Warrants and Series A-2 Warrants, each to purchase that number of shares of Vallon Common Stock equal to approximately 320.9% of the Initial Shares (collectively, the Equity Warrants). The Equity Warrants will be issued on the 11th trading day following the Closing and will have an initial exercise price per share equal to 20% of the Closing Per Share Price for the Series T Warrants, 22% of the Closing Per Share Price for the Series A-1 Warrants and Series A-1 Warrants issued upon exercise of the Series T Warrants and 24% of the Closing Per Share Price for the Series A-2 Warrants and Series A-2 Warrants issued upon exercise of the Series T Warrants. The Equity Warrants are exercisable at any time on or after the applicable issuance date. The Series A-1 Warrants have a term of 60 months from the date all shares underlying the Series A-1 Warrants are freely tradable and the Series A-2 Warrants and Series T Warrants have a term of 24 months from the date all shares underlying the Series A-2 Warrants and Series T Warrants, respectively, are freely tradable. Vallon may force the exercise of the Series T Warrants subject to the satisfaction of certain equity conditions. The Equity Warrants have a cashless exercise provision providing that if on any trading day following the earlier of (i) 240 days following the Closing or (ii) the deadline under the Registration Rights Agreement for having a registration statement registering the underlying Series A-2 warrant shares for resale declared effective (such earlier date, the Trigger Date), a registration statement covering the resale of the warrant shares that are the subject of an exercise notice is unavailable, such Equity Warrant may be exercised on a cashless basis and receive shares of common stock pursuant to the formula therein. The Series A-2 Warrants also have an alternate cashless exercise provision providing that if on any trading day following the Trigger Date, the weighted average price of the post-merger combined company’s common stock is less than 90% of the exercise price of the Series A-2 Warrants, then the holder of the Series A-2 Warrant may exercise the Series A-2 Warrants on a cashless basis and receive one share of common stock for each underlying Series A-2 Warrant share. The exercise price of the Series A-1 Warrants is subject to adjustment for certain dilutive issuances, and the exercise prices and number of shares issuable upon exercise of the Equity Warrants are subject to adjustment for reverse stock splits and similar recapitalization events. The Equity Warrants also contain certain rights with regard to asset distributions and fundamental transactions
The Company capitalized stock issuance costs of $259 as part of its proposed offering of securities under the Equity SPA. The deferred costs will be charged to stockholders’ deficit upon the Closing.
Note 10.    COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company leases office facilities under an operating lease agreement that was originally set to expire on March 31, 2021. In February 2021, the operating lease agreement was modified to extend the lease term to March 31, 2024. The lease agreement requires fixed monthly rental payments as well as payments for variable monthly utilities and operating costs throughout the lease term. As of December 31, 2022 and 2021, the discount rate applied on this operating lease was 12% and the remaining lease term was fifteen months and twenty-seven months, respectively. Lease expense for operating leases was $59 and $58 for the years ended December 31, 2022 and 2021, respectively. Cash paid for operating leases was $54 and $58 for the years ended December 31, 2022 and 2021, respectively.

Future minimum lease payments are due as follows:

December 31, 2022
2023	$63
2024	14
Total	77
Less: Imputed interest	6
Present value of operating lease liabilities	$71
Contingent Transaction Bonuses
In March 2021, the Company agreed to pay cash bonuses of $500 in the aggregate to two Company executives upon the closing of a reverse merger. Compensation cost for these contingent transaction bonuses will be recognized if and when a reverse merger is consummated based on the amount of cash paid by the Company.
Note 11.    INCOME TAXES
The difference between the provision for income taxes and the amount expected by applying the federal statutory rate of 21% to pre-tax loss is due to the following:

	Year Ended
	December 31,
	2022	2021
Expected tax benefit based on federal statutory rate	$(676)	$(328)
State tax benefit	(242)	(144)
Permanent differences	288	567
Increase (decrease) in valuation allowance	630	(95)
Provision for income taxes	$—	$—
Significant components of deferred tax assets and liabilities, and the related valuation allowance, are as follows as of:

	December 31,
	2022	2021
Net operating loss (NOL) carryforwards	$3,505	$2,879
Stock-based compensation	188	188
Accrued compensation	10	42
Operating lease liabilities	21	34
Operating lease right-of-use assets	(20)	(34)
Capitalized research and experimental expenditures	68	—
Depreciation and amortization	7	(2)
State income taxes	(235)	(193)
Valuation allowance	(3,544)	(2,914)
Net deferred tax asset	$—	$—
A valuation allowance has been recorded for the full amount of the net deferred tax asset due to uncertainties regarding its realizability.
As of December 31, 2022, federal NOL carryforwards totaled $11,652, of which $6,124 expires from 2029 to 2037 and $5,528 does not expire. As of December 31, 2022, California NOL carryforwards totaled $11,966 and expire from 2029 to 2042. The future annual utilization of NOL carryforwards may become limited due to changes in ownership. The annual limitation may result in the carryforwards not being fully utilized prior to expiration.
Note 12.    SUBSEQUENT EVENTS
Management has evaluated subsequent events through the date that the accompanying financial statements were issued.

GRI Bio, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$3,488	$9
Prepaid expenses and other current assets	879	303
Total current assets	4,367	312
Property and equipment, net	9	4
Operating lease right-of-use assets	28	67
Total assets	$4,404	$383

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$988	$1,294
Accrued expenses	1,143	36
Advances from employees	—	5
Warrant liability	18	—
Bridge promissory note, net	—	602
Operating lease liabilities, current	28	57
Total current liabilities	2,177	1,994
Operating lease liabilities, non-current	—	14
Total liabilities	2,177	2,008

Commitments and contingencies (Note 12)

Stockholders' equity (deficit):
Common stock, 0.0001 par value; 250,000,000 shares authorized as of September 30, 2023 and December 31, 2022; 422,333 and 142,821 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	—
Additional paid-in-capital	31,756	16,871
Accumulated deficit	(29,529)	(18,496)
Total stockholders’ equity (deficit)	2,227	(1,625)
Total liabilities and stockholders' equity (deficit)	$4,404	$383
See accompanying notes to unaudited interim consolidated financial statements.

GRI Bio, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$1,189	$63	$2,186	$181
General and administrative	1,250	123	7,175	391
Total operating expenses	2,439	186	9,361	572
Loss from operations	(2,439)	(186)	(9,361)	(572)
Change in fair value of warrant liability	46	—	167	—
Other income	250	—	250	—
Interest income (expense), net	6	(165)	(2,089)	(376)
Net loss	$(2,137)	$(351)	$(11,033)	$(948)
Net loss per share of common stock, basic and diluted	$(9.41)	$(14.77)	$(73.72)	$(40.25)
Weighted-average common shares outstanding, basic and diluted	227,208	23,761	149,656	23,554
See accompanying notes to unaudited interim consolidated financial statements.

GRI Bio, Inc.
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(in thousands, except shares)
(Unaudited)

	Redeemable Convertible Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	1,116	$124	121,631	$—	$10,430	$(15,278)	$(4,848)
Net loss	—	—	—	—	—	(302)	(302)
Balance, March 31, 2022	1,116	$124	121,631	$—	$10,430	$(15,580)	$(5,150)
Net loss	—	—	—	—	—	(295)	(295)
Balance, June 30, 2022	1,116	$124	121,631	$—	$10,430	$(15,875)	$(5,445)
Issuance of warrants and non-contingent beneficial ownership feature in connection with convertible promissory note	—	—	—	—	60	—	60
Issuance of warrants in connection with non-convertible promissory note	—	—	—	—	30	—	30
Net loss	—	—	—	—	—	(351)	(351)
Balance, September 30, 2022	$1,116	$124	121,631	$—	$10,520	$(16,226)	$(5,706)

	Redeemable Convertible Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	—	$—	142,820	$—	$16,871	$(18,496)	$(1,625)
Stock-based compensation	—	—	—	—	13	—	13
Restricted stock vesting	—	—	67	—	—	—	—
Warrant issuance	—	—	—	—	532	—	532
Net loss	—	—	—	—	—	(2,150)	(2,150)
Balance, March 31, 2023	—	$—	142,887	$—	$17,416	$(20,646)	$(3,230)
Stock-based compensation	—	—	—	—	13	—	13
Restricted stock vesting	—	—	23,434	—	—	—	—
Warrant exercise	—	—	6,240	—	12	—	12
Issuance of common stock in pre-closing financing	—	—	173,558	—	11,721		11,721
Issuance of common stock for settlement of bridge note	—	—	7,756	—	3,333		3,333
Issuance of common stock for reverse recapitalization expenses	—	—	4,363	—	1,875		1,875
Issuance of common stock to Vallon stockholders in reverse recapitalization	—	—	64,095	—	(2,940)		(2,940)
Net loss	—	—				(6,746)	(6,746)
Balance, June 30, 2023	—	$—	422,333	$—	$31,430	$(27,392)	$4,038
Stock-based compensation	—	—	—	—	326	—	326
Net loss	—	—	—	—	—	(2,137)	(2,137)
Balance, September 30, 2023	—	$—	422,333	$—	$31,756	$(29,529)	$2,227
See accompanying notes to unaudited interim consolidated financial statements.

GRI Bio, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net loss	$(11,033)	$(948)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation expense	3	2
Amortization of debt discounts and issuance costs	2,104	45
Stock-based compensation expense	352	—
Change in fair value of warrant liability	18	—
Reduction in operating lease right of use assets	39	35
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(836)	(7)
Accounts payable	4,860	77
Accrued expenses	1,106	590
Operating lease liabilities	(43)	(35)
Cash used in operating activities	(3,430)	(241)
Investing activities:
Purchase of property and equipment	(8)	—
Cash used in investing activities	(8)	—
Financing activities:
Advances from employees	190	35
Repayment of advances from employees	(195)	(30)
Proceeds from issuance of non-convertible promissory note	—	125
Proceeds from issuance of convertible promissory note	—	125
Proceeds from issuance of common stock in pre-closing financing	1,250	—
Proceeds from issuance of bridge promissory note	12,250	—
Proceeds from warrant exercise	12	—
Net liabilities assumed in connection with reverse recapitalization	(2,939)	—
Payment of reverse recapitalization costs	(2,984)	—
Payment of deferred stock issuance costs	(517)	—
Payment of debt issuance costs	(150)	—
Cash provided by financing activities	6,917	255
Net increase in cash and cash equivalents	3,479	14
Cash and cash equivalents at beginning of period	9	90
Cash and cash equivalents at end of period	$3,488	$104
Supplemental disclosure of non-cash financing activities:
Issuance of stock for repayment of bridge promissory note	$3,333	$—
Recognition of debt discount and additional paid-in-capital for issuance of warrants in connection with the issuance of promissory notes	$532	$90
Issuance of stock for payment of reverse recapitalization costs	$1,875	$—
Issuance of warrants for payment of stock issuance costs	$18	$—
Merger costs included in accounts payable	$72	$—
See accompanying notes to unaudited interim consolidated financial statements.

GRI Bio, Inc.
Notes to Unaudited Interim Consolidated Financial Statements
(in thousands, except share and per share data)
1.    ORGANIZATION AND DESCRIPTION OF BUSINESS
GRI Bio, Inc. (GRI or the Company), based in La Jolla, CA, was incorporated in Delaware in May 2009, which is the date of inception.
GRI is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative therapies that target serious diseases associated with dysregulated immune responses leading to inflammatory, fibrotic, and autoimmune disorders. The Company’s goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases. The Company’s lead product candidate, GRI-0621, is an oral inhibitor of type 1 Natural Killer T (iNKT I) cells and is being developed for the treatment of severe fibrotic lung diseases such as idiopathic pulmonary fibrosis (IPF). The Company’s product candidate portfolio also includes GRI-0803 and a proprietary library of 500+ compounds. GRI-0803, the lead molecule selected from the library, is a novel oral agonist of type 2 Natural Killer T (NKT II) cells and is being developed for the treatment of autoimmune disorders, with much of its preclinical work in Systemic Lupus Erythematosus Disease (SLE) or lupus and multiple sclerosis (MS).
Reverse Merger with Vallon Pharmaceuticals, Inc.
On April 21, 2023, the Company (formerly Vallon Pharmaceuticals, Inc.(Vallon)) consummated a merger with GRI Bio Operations, Inc. (formerly GRI Bio, Inc.) (Private GRI) pursuant to an Agreement and Plan of Merger, as amended (the Merger Agreement), by and among the Company, Private GRI and Vallon Merger Sub, Inc. (Merger Sub), a Delaware corporation and wholly-owned subsidiary of the Company (Note 4). The Merger Agreement provided for the merger of Merger Sub with and into Private GRI, with Private GRI surviving the merger as a wholly-owned subsidiary of the Company (the Merger). In connection with the closing of the Merger (the Closing), the Company amended its certificate of incorporation and bylaws to change its name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.” In addition, prior to the effective time of the Merger (the Effective Time), the Company effected a reverse stock split of the Company’s common stock at a ratio of 1 for 30 (the Reverse Stock Split). At the Effective Time, each share of Private GRI’s common stock outstanding immediately prior to the Effective Time automatically converted solely into the right to receive a number of shares of the Company's common stock equal to 0.0374 (the Exchange Ratio).
Except as otherwise indicated or as the context requires, references herein to “GRI Bio,” the “Company,” or the “combined company,” refer to GRI Bio, Inc. on a post-Merger basis, and references to “Private GRI” refer to the business of GRI Bio, Inc. prior to the completion of the Merger. References to “Vallon” refer to Vallon Pharmaceuticals, Inc. prior to the completion of the Merger.
Basis of Presentation
As discussed in Note 4, the Merger was accounted for as reverse recapitalization under which the historical financial statements of the Company prior to the Merger are the historical financial statements of the accounting acquirer, Private GRI. All common stock, per share and related information presented in the consolidated financial statements and notes prior to the Merger has been retroactively adjusted to reflect the Exchange Ratio and Reverse Stock Split for all periods presented, to the extent applicable.
Recapitalization
On January 30, 2024, the Company effected a 1-for-7 reverse stock split of its common stock. Stockholders’ equity and all references to share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the 1-for-7 reverse stock split for all periods presented.

2.    LIQUIDITY
These financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any significant revenues from operations since inception and does not expect to do so in the foreseeable future. The Company has incurred operating losses since its inception in 2009 and as a result has incurred $29,529 in accumulated deficit through September 30, 2023. The Company has financed its working capital requirements to date through the issuance of equity and debt securities. As of September 30, 2023, the Company had cash of approximately $3,488.
In connection with signing the Merger Agreement, Vallon, Private GRI and the Investor entered the Equity SPA pursuant to which the Investor agreed to invest $12,250 in cash and cancel any outstanding principal and accrued interest on the Bridge Notes in return for the issuance of shares of Private GRI common stock immediately prior to the consummation of the Merger. Pursuant to the Equity SPA, immediately prior to the Closing, Private GRI issued 969,602 shares of Private GRI common stock (the Initial Shares) to the Investor and 3,878,411 shares of Private GRI common stock (the Additional Shares) into escrow with an escrow agent for net proceeds of $11,704, after deducting offering expenses of $546.
At the closing, pursuant to the Merger, the Initial Shares converted into an aggregate of 36,263 shares of the Company’s common stock and the Additional Shares converted into an aggregate of 145,052 shares of the Company’s common stock. On May 8, 2023, in accordance with the terms of the Equity SPA, the Company and the Investor authorized the escrow agent to, subject to beneficial ownership limitations, disburse to the Investor all of the shares of the Company’s common stock issued in exchange for the Additional Shares.
Based on the Company’s current operating plan, the Company believes that its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements into the first quarter of 2024.
The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital to fund its business activities, including its research and development program. The Series T Warrants issued in connection with the Merger are not presently subject to forced exercise by the Company as the equity conditions for their forced exercise, which include (among other things) a requirement that shares of the Company’s common stock have a value weighted average price of at least $64.47 per share for the periods specified in the Series T Warrants, are not met. The Company intends to raise capital through additional issuances of equity securities and/or short-term or long-term debt arrangements, but there can be no assurances any such financing will be available when needed, even if the Company’s research and development efforts are successful. If the Company is not able to obtain additional financing on acceptable terms and in the amounts necessary to fully fund its future operating requirements, it may be forced to reduce or discontinue its operations entirely. Therefore, there is substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.
3.    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial periods and pursuant to the rules of the Securities and Exchange Commission (the SEC). Any reference in the accompanying unaudited interim financial statements to “authoritative guidance” is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB). The December 31, 2022 balance sheet was derived from the Company’s audited financial statements.
In the opinion of management, the unaudited interim financial statements furnished herein include all normal and recurring adjustments considered necessary to present fairly the Company’s financial position as of September 30, 2023, and the results of operations and stockholders’ equity (deficit) for the three and nine months ended September 30, 2023 and 2022 and cash flows for the three and nine months ended September 30, 2023 and 2022. Results of operations for the three and nine months ended September 30, 2023, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2023. The unaudited interim financial statements, presented herein, do not contain the required disclosures under GAAP for annual financial statements. The accompanying unaudited interim financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2022, which are included as Exhibit 99.2 of Amendment No. 2 to the Current Report on Form 8-K filed with the SEC on July 6, 2023.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Estimates and assumptions are primarily made in relation to the valuation of share options, the embedded derivative of convertible notes, warrant issuance and subsequent revaluations, valuation allowances relating to deferred tax assets, revenue recognition, accrued expenses and estimation of the incremental borrowing rate for the finance lease. If actual results differ from the Company’s estimates, or to the extent these estimates are adjusted in future periods, the Company’s results of operations could either benefit from, or be adversely affected by, any such change in estimate.
Cash and Cash Equivalents
Cash equivalents are highly-liquid investments that are readily convertible into cash with original maturities of three months or less when purchased and as of September 30, 2023 and December 31, 2022 included investments in money market funds. The Company maintains its cash and cash equivalent balances at domestic financial institutions. Bank deposits with US banks are insured up to $250 by the Federal Deposits Insurance Corporation. The Company had an uninsured cash balances of $2,988 at September 30, 2023. The Company’s cash balance as of December 31, 2022 was fully insured.
Fair Value Measurements
Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820, Fair Value Measurement, (ASC 820) establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
As of September 30, 2023, the Company’s financial instruments included cash, cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and certain liability classified warrants. The carrying amounts reported in the balance sheets for cash, cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments. The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. At September 30, 2023, there were no financial assets or liabilities measured at fair value on a recurring basis other than the liability classified warrants.
In May 2022, Vallon issued warrants in connection with a securities purchase agreement. Vallon evaluated the warrants in accordance with ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC

815-40), and concluded that a provision in the warrants related to the reduction of the exercise price in certain circumstances precludes the warrants from being accounted for as components of equity. As a result, the warrants are recorded as a liability on the balance sheet. Vallon recorded the fair value of the warrants upon issuance using a Black-Scholes valuation model.
The Company is required to revalue the warrants at each reporting date with any changes in fair value recorded in its statement of operations. The valuation of the warrants is considered under Level 3 of the fair value hierarchy due to the need to use assumptions in the valuation that are both significant to the fair value measurement and unobservable. The change in the fair value of the Level 3 warrants liabilities is reflected in the statement of operations for the nine months ended September 30, 2023.
Deferred Stock Issuance Costs
Deferred stock issuance costs represent incremental legal costs incurred that are directly attributable to proposed offerings of securities. The costs are charged against the gross proceeds of the respective offering upon closing.
Debt Discounts
The relative fair values of warrants and common shares issued and call option rights assigned in connection with principal advances under promissory notes, the increases in fair values of embedded conversion options in connection with convertible promissory note modifications, and the intrinsic values of non-contingent beneficial conversion features were recorded as debt discounts that are amortized as additional interest expense over the estimated terms of the notes using the effective interest method.
Debt Issuance Costs
Debt issuance costs represent incremental legal costs and other costs incurred that are directly attributable to issuing debt. The costs are included as a direct reduction of the carrying amount of the respective liability and are amortized as additional interest expense over the estimated term of the debt using the effective interest method.
Stock-Based Compensation
The Company recognizes expense for employee and non-employee stock-based compensation in accordance with ASC Topic 718, Stock-Based Compensation (ASC 718). ASC 718 requires that such transactions be accounted for using a fair value-based method. The estimated fair value of the options is amortized over the vesting period, based on the fair value of the options on the date granted, and is calculated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as incurred. In considering the fair value of the underlying stock when the Company granted options, the Company considered several factors including the fair values established by market transactions. Stock option-based compensation includes estimates and judgments of when stock options might be exercised and stock price volatility. The timing of option exercises is out of the Company's control and depends upon a number of factors including the Company's market value and the financial objectives of the option holders. These estimates can have a material impact on the stock compensation expense but will have no impact on the cash flows. The estimation of share-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period the estimates are revised. The Company uses the expected term, rather than the contractual term, for both employee and consultant options issued.
Net Loss Per Common Share
Basic and diluted net loss per common share are calculated by dividing the net loss by the applicable weighted-average number of common shares outstanding during the period. As the Company had a net loss in each of the three and nine months ended September 30, 2023 and 2022, diluted net loss per common share is the same as basic net loss per common share for the period because the effects of potentially dilutive securities are antidilutive.

Common stock equivalents excluded from the diluted net loss per common share calculations are as follows:

	September 30,
	2023	2022
Stock options	45,431	12,782
Warrants	363,737	1,438
Restricted stock with repurchase rights	—	3,020
Stock subject to put right	—	159
Convertible promissory note	—	21,501
	409,168	38,900
Recent Accounting Pronouncements
The Company considered the applicability and impact of all ASUs issued during the quarter ended September 30, 2023 and each was determined to be either not applicable or expected to have minimal impact on these financial statements.
4.    MERGER WITH VALLON
On April 21, 2023, pursuant to the Merger Agreement, Merger Sub was merged with and into Private GRI, with Private GRI surviving the Merger as a wholly owned subsidiary of the Company. In connection with the Closing, the Company amended its certificate of incorporation and bylaws to change its name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.”
At the Effective Time:
(a)Each share of Private GRI’s common stock outstanding immediately prior to the Effective Time, including any shares of Private GRI’s common stock issued pursuant to the Equity SPA automatically converted solely into the right to receive a number of shares of the Company’s common stock equal to the Exchange Ratio.
(b)Each option to purchase shares of Private GRI’s common stock (each, a GRI Option) outstanding and unexercised immediately prior to the Effective Time under the GRI Bio, Inc. 2015 Equity Incentive Plan (the GRI Plan), whether or not vested, converted into and became an option to purchase shares of the Company’s common stock, and the Company assumed the GRI Plan and each such GRI Option in accordance with the terms of the GRI Plan (the Assumed Options). The number of shares of the Company’s common stock subject to each Assumed Option was determined by multiplying (i) the number of shares of Private GRI’s common stock that were subject to such GRI Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of the Company’s common stock. The per share exercise price for the Company’s common stock issuable upon exercise of each Assumed Option was determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting per share exercise price up to the nearest whole cent. Any restriction on the exercise of any Assumed Option continued in full force and effect and the term, exercisability, vesting schedule, and any other provisions of such Assumed Option otherwise remained unchanged.
(c)Each warrant to purchase shares of Private GRI’s common stock outstanding immediately prior to the Effective Time other than the Bridge Warrants (as defined below) (the GRI Warrants), was assumed by the Company and converted into a warrant to purchase shares of the Company’s common stock (the Assumed Warrants) and thereafter (i) each Assumed Warrant became exercisable solely for shares of the Company’s common stock; (ii) the number of shares of the Company’s common stock subject to each Assumed Warrant was determined by multiplying (A) the number of shares of Private GRI’s common stock that were subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange

Ratio, and rounding the resulting number down to the nearest whole number of shares of the Company’s common stock; (iii) the per share exercise price for shares of the Company’s common stock issuable upon exercise of each Assumed Warrant was determined by dividing (A) the exercise price per share of Private GRI’s common stock subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.
(d)The Bridge Warrants (Note 8) were exchanged for warrants (the Exchange Warrants) to purchase an aggregate of 60,227 shares of the Company’s common stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $103.11 per share.
(e)All rights with respect to Private GRI restricted stock awards were assumed by the Company and converted into Company restricted stock awards with the number of shares subject to each restricted stock award multiplied by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of the Company’s common stock. The term, exercisability, vesting schedule and other provisions of the Private GRI restricted stock awards otherwise remained unchanged.
The Merger is accounted for as a reverse recapitalization under U.S. GAAP because the primary assets of Vallon were cash and cash equivalents. For accounting purposes, GRI has been determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) the equity holders of Private GRI immediately prior to the Merger owned, or held rights to acquire, in the aggregate approximately 85% of the outstanding shares of the Company’s common stock and the Company’s stockholders immediately prior to the Merger owned approximately 15% of the outstanding shares of the Company’s common stock (ii) Private GRI holds the majority (4 out of 5) of board seats of the combined company, and (iii) Private GRI’s management holds the majority of key positions in the management of the combined company. Immediately after the Merger, there were 60,333 shares of the Company’s common stock outstanding.
The following table shows the net liabilities assumed in the Merger:

April 21, 2023
Cash and cash equivalents	$941
Prepaid and other assets	310
Accounts payable and accrued expenses	(4,190)
Total net liabilities assumed	(2,939)
Plus: Transaction costs	(2,984)
Total net liabilities assumed plus transaction costs	$(5,923)
In addition to the transaction costs noted above, at the Effective Time, 4,363 shares of the Company’s common stock were issued to Private GRI’s financial advisor for services related to the Merger.
5.    FAIR VALUE MEASUREMENTS
The Company applies the guidance in ASC 820 to account for financial assets and liabilities measured on a recurring basis. Fair value is measured as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability.
The Company uses a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and an entity's own assumptions (unobservable inputs). The guidance requires that fair value measurements be classified and disclosed in one of the following 3 categories:
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities; and
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each reporting period. There were no transfers between Level 1, 2 and 3 during the nine months ended September 30, 2023.
The following table presents, for each of the fair value hierarchy levels required under ASC 820, the Company’s liabilities that are measured at fair value on a recurring basis at September 30, 2023:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liability	$—	$—	$18
Total liabilities	$—	$—	$18
The following table presents the changes in the fair value of the Level 3 liability:

Warrant Liability
Fair value as of December 31, 2022	$185
Change in valuation	(167)
Fair value as of September 30, 2023	$18
The Black-Scholes valuation model was used to estimate the fair value of the warrants with the following weighted-average assumptions:

	September 30, 2023	December 31, 2022
Volatility	167.7%	139.9%
Expected term in years	2.5	2.5
Dividend rate	0.0%	0.0%
Risk-free interest rate	4.92%	4.32%
6.    PROPERTY AND EQUIPMENT

	September 30, 2023	December 31, 2022
Computer equipment	$21	$13
Furniture and fixtures	13	13
	34	26
Accumulated depreciation	(25)	(22)
	$9	$4
Depreciation expense related to property and equipment was $3 and $2 for the nine months ended September 30, 2023 and 2022, respectively.

7.    ACCRUED EXPENSES
Accrued expenses consist of the following:

	September 30, 2023	December 31, 2022
Research and development	$75	$—
General and administrative	188	—
Payroll and related	880	36
Total accrued expenses	$1,143	$36
8.    PROMISSORY NOTES
Bridge Financing
In connection with signing the Merger Agreement, Private GRI entered into a Securities Purchase Agreement, dated as of December 13, 2022 (Bridge SPA), with Altium Growth Fund, LP (the Investor), pursuant to which Private GRI issued senior secured promissory notes (Bridge Notes) in the aggregate principal amount of $3,333, in exchange for an aggregate purchase price of $2,500.
The Bridge Notes were issued in two closings: (i) the first closing for $1,667 in aggregate principal amount (in exchange for an aggregate purchase price of $1,250) closed on December 14, 2022; and (ii) the second closing for $1,667 in aggregate principal amount (in exchange for an aggregate purchase price of $1,250) closed on March 9, 2023. The Bridge Notes were secured by a lien on all of the Company’s assets.
In addition, upon the funding of each tranche, the Investor received warrants to purchase an aggregate of 178,927 shares of the Company’s common stock (the Bridge Warrants). The Bridge Warrants had an exercise price of $9.31 per share, were exercisable at any time on or after the applicable issuance date and had a term of 60 months from the date all shares underlying the Bridge Warrants were freely tradable.
The $1,250 of proceeds from the first closing were allocated to the Bridge Notes and Bridge Warrants based on their relative fair values as of the commitment date, resulting in an allocation of $679 and $571, respectively. The $1,250 of proceeds from the second closing were allocated to the Bridge Notes and Bridge Warrants based on their relative fair values as of the commitment date, resulting in an allocation of $718 and $532, respectively.
In addition to the Bridge SPA, and also in connection with signing the Merger Agreement, Vallon, Private GRI and the Investor entered into the Equity SPA (Note 9) pursuant to which the Investor agreed to invest $12,250 in cash and cancel any outstanding principal and accrued interest on the Bridge Notes in return for the issuance of shares of Private GRI’s common stock immediately prior to the consummation of the Merger.
On April 21, 2023, the Company completed the Merger and the outstanding principal and accrued interest on the Bridge Notes was cancelled and the Bridge Warrants were exchanged for the Exchange Warrants. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $103.11 per share subject to adjustments for splits and recapitalization events.
The Bridge Notes were accounted for as share-settled debt under the accounting guidance in ASC 835-30 and, as such, the initial net carrying amounts were accreted to the redemption amounts using the effective interest method. The Company incurred debt issuance costs of $205 during the year ended December 31, 2022 and $90 during the nine months ended September 30, 2023 related to its issuance of debt under the Bridge SPA. Unamortized debt discounts and debt issuance costs totaled $1,065 as of December 31, 2022. Interest expense stemming from amortization of debt discounts and issuance costs was $2,104 for the nine months ended September 30, 2023.
TEP Note
In November 2018, Private GRI and TEP Biotech, LLC (TEP) entered into a convertible note and warrant purchase agreement pursuant to which TEP agreed to fund up to $5,000 to Private GRI in exchange for a convertible promissory note (the TEP Note) and a warrant to purchase up to 3,606 shares of Private GRI’s common stock at an exercise price of $1.89 per share. The TEP Note was secured by Private GRI’s assets and accrued simple interest on the outstanding principal balance at a rate of 12% per annum. The total outstanding principal and accrued interest balance was initially due on the earlier of Private GRI’s next financing, as defined, and May 2, 2020. The initial $2,500 tranche under the TEP Note was funded upon execution of the agreement in November 2018.
In December 2019, Private GRI and TEP amended the TEP Note. In lieu of TEP funding the second $2,500 tranche, TEP made a first additional advance of $500 to Private GRI in exchange for a convertible promissory note, a warrant to purchase up to 2,467 shares of Private GRI’s common stock at an exercise price of $1.89 per share, and the assignment of Private GRI’s rights under a certain call option agreement. The call option agreement, which was entered into in 2015, provided Private GRI with the right to repurchase up to 5,674 shares of Private GRI’s common stock held by the counterparty for $187.18 per share at any time before April 1, 2025.
In July 2020, the TEP Note maturity date was extended to August 31, 2020, and in March 2021, TEP agreed to forbear on its available right to exercise remedies on account of Private GRI’s failure to pay the past due principal and accrued interest balance until October 31, 2021.
In May 2021, Private GRI and TEP amended the TEP Note, and TEP agreed to make a second additional advance of $500 to Private GRI in exchange for a convertible promissory note with separate, modified conversion options.
In July 2022, Private GRI and TEP further amended the TEP Note, and TEP agreed to make a third additional advance of $125 to Private GRI in exchange for a convertible promissory note and a warrant to purchase up to 167 shares of Private GRI’s common stock at an exercise price of $1.89 per share.
In October 2022, Private GRI and TEP entered into a conversion agreement pursuant to which, effective upon the full execution of the Merger Agreement (Note 4), $3,500 of outstanding principal under the TEP Note together with $650 of related accrued interest was to automatically convert into 22,172 shares of Private GRI’s common stock at a conversion price of $187.18 per share. Further, upon the closing of the first tranche of the Bridge Notes, Private GRI was to repay, in cash, the $125 third additional advance under the TEP Note along with the $15 of related accrued interest. Upon issuance of the 22,172 conversion shares and payment of the $140 principal and accrued interest balance, Private GRI would fully satisfy all of its obligations under the TEP Note.
In December 2022, upon the full execution of the Merger Agreement and the closing of the first tranche of the Bridge Notes Private GRI issued the 22,172 conversion shares and paid the $140 principal and accrued interest balance as per the terms of the conversion agreement. The share numbers and exercise or conversion prices in this section of Note 8 entitled “TEP Note” reflect the Exchange Ratio retroactively.
As part of the conversion, the $4,150 of converted principal and accrued interest, along with $863 of related forfeited accrued interest through the conversion date, were credited to stockholders’ deficit. Interest expense recognized on the TEP Note was $142 and $352 for the three and nine months ended September 30, 2022.
9.    STOCKHOLDERS’ EQUITY
Common Stock
In connection with signing the Merger Agreement, Vallon, Private GRI and the Investor entered the Equity SPA pursuant to which the Investor agreed to invest $12,250 in cash and cancel any outstanding principal and accrued interest on the Bridge Notes in return for the issuance of shares of Private GRI’s common stock immediately prior to the consummation of the Merger. Pursuant to the Equity SPA, immediately prior to the Closing, Private GRI issued 969,602 shares of Private GRI’s common stock (the Initial Shares) to the Investor and 3,878,411 shares of Private GRI’s common stock (the Additional Shares) into escrow with an escrow agent for net proceeds of $11,704, after deducting offering expenses of $546.
At the closing, pursuant to the Merger, the Initial Shares converted into an aggregate of 36,263 shares of the Company’s common stock and the Additional Shares converted into an aggregate of 145,052 shares of the

Company’s common stock. On May 8, 2023, in accordance with the terms of the Equity SPA, the Company and the Investor authorized the escrow agent to, subject to beneficial ownership limitations, disburse to the Investor all of the shares of the Company’s common stock issued in exchange for the Additional Shares.
Redeemable Common Stock
In November 2018, Private GRI entered into an agreement with a stockholder pursuant to which the stockholder had the right to require Private GRI to purchase all or a portion of 7,816 shares of Private GRI’s common stock held by the stockholder for $15.88 per share (the Put Right). The Put Right was exercisable (i) for a period commencing thirty days prior to the day Private GRI completed an equity or debt financing and ending fifteen business days thereafter, or (ii) at any time following a breach of the agreement by Private GRI.
Management assessed the Put Right and determined that (i) it was not freestanding and, therefore, was not required to be classified as a liability and (ii) it could be exercised by the stockholder at any time, which was not within Private GRI’s control. Therefore, the common shares subject to the Put Right were classified in mezzanine equity. In December 2022, the stockholder exercised the Put Right and Private GRI redeemed the 1,116 shares of Private GRI’s common stock for $124 ($111.16 per share). The redeemed shares were retired by Private GRI. The share numbers and exercise or conversion prices in this section of Note 9 entitled “Redeemable Common Stock” reflect the Exchange Ratio retroactively.
Common Stock Warrants
Pursuant to the Equity SPA, on May 8, 2023, the Company issued to the Investor (i) Series A-1 Warrants to purchase 181,316 shares of the Company’s common stock at an exercise price of $94.57, (ii) Series A-2 Warrants to purchase 163,185 shares of the Company’s common stock at an exercise price of $103.18 , and (iii) Series T Warrants to purchase (x) 116,353 shares of the Company’s common stock at an exercise price of $85.96 and (y) upon exercise of the Series T Warrants, 116,353 additional Series A-1 Warrants and Series A-2 Warrants, each to purchase 116,353 shares of the Company’s common stock at an exercise price of $94.57 and $103.18, respectively (collectively, the Equity Warrants).
The Series A-1 Warrants have a term of 60 months from the date all shares underlying the Series A-1 Warrants are freely tradable. The A-2 warrants have a 2-year term and expire in June 2025. Series T Warrants have a term of 24 months from the date all shares underlying Series T Warrants are freely tradable. As noted in Note 2. Liquidity, the Company may force the exercise of the Series T Warrants subject to the satisfaction of certain equity conditions. The Equity Warrants include certain contingent cashless exercise features and contain certain other rights with regard to asset distributions and fundamental transactions. The exercise price of the Series A-1 Warrants is subject to adjustment for certain dilutive issuances, and all of the Equity Warrants are subject to standard antidilution adjustments. All of the Equity Warrants were outstanding as of September 30, 2023. The Equity Warrants were classified as equity and the allocated fair value of $5,675 is included in additional paid in capital.
Pursuant to the Bridge SPA, upon the funding of each tranche of the Bridge Note, the Investor received the Bridge Warrants. The Bridge Warrants had an exercise price of $9.31 per share, were exercisable at any time on or after the applicable issuance date and had a term of 60 months from the date all shares underlying the Bridge Warrants are freely tradable. Upon the completion of the Merger the Bridge Warrants were exchanged for the Exchange Warrants to purchase an aggregate of 60,227 shares of the Company’s common stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $103.11 per share subject to adjustments for splits and recapitalization events. All of the Bridge Warrants were outstanding as of September 30, 2023. The Bridge Warrants were classified as equity and the allocated fair value of $2,860 is included in additional paid in capital.
In connection with the Closing, Private GRI granted its financial advisor warrants (the Advisor Warrants) to purchase shares of Private GRI’s common stock, which, at the Effective Time, became exercisable for an aggregate of 343 shares of the Company’s common stock at an exercise price of $429.73 per share. The Advisor Warrants have a five-year term. All of the Advisor Warrants were outstanding as of September 30, 2023. The Advisor Warrants were classified as equity and the fair value of $18 is included in additional paid in capital.

The Black-Scholes option-pricing model was used to estimate the fair value of the Equity Warrants, the Exchange Warrants and the Advisor Warrants with the following weighted-average assumptions:

Volatility	167.6%
Expected term in years	1.69
Dividend rate	0.0%
Risk-free interest rate	4.37%
As of September 30, 2023, the Company had the following warrants outstanding to purchase common stock.

Number of Shares	Exercise Price per Share	Expiration Date
1,231	$243.32	November 2023
204	$243.32	December 2023
163,185	$103.18	June 2025
542	$2,100.00	February 2026
3,524	$197.05	May 2027
167	$0.01	July 2027
342	$429.73	April 2028
60,228	$103.11	60 months after registration date
181,316	$94.57	60 months after registration date
116,353	$85.96	24 months after registration date
10.    ASSET PURCHASE AGREEMENT
On August 22, 2023, the Company entered into Asset Purchase Agreement (the Aardvark Agreement) with Aardvark Therapeutics, Inc. (Aardvark), pursuant to which Aardvark agreed to purchase (i) the Company’s license agreement with Medice Arzneimittel Pűtter GmbH & Co. KG, dated January 6, 2020, (ii) certain patents related to the Company’s ADAIR product candidate, and (iii) files (of contract manufacturing and FDA correspondence) for a formulation described in IND No. 133072, ADAIR for the Treatment of ADHD and Narcolepsy, filed with the United States FDA. Under the terms of the Aardvark Agreement, the Company received an upfront cash payment of $250, which was recognized as other income. The Company is also eligible to receive potential additional milestone payments contingent upon Aardvark achieving certain future ADAIR regulatory and sales milestones. Other than the upfront payment, the Company does not anticipate the receipt of any milestone payments from Aardvark in the near term, which potential milestone payments may or may not be achieved, paid or received in the future.
11. STOCK-BASED COMPENSATION
2015 Equity Incentive Plan
Private GRI adopted the GRI Bio, Inc. 2015 Equity Incentive Plan, as amended (the Private GRI Plan), that provided Private GRI with the ability to grant stock options, restricted stock awards and other equity-based awards to employees, directors, and consultants. Stock options granted under the Private GRI Plan generally had a contractual life of up to 10 years. Upon completion of the Merger, the Company assumed the Private GRI Plan and 12,781 outstanding and unexercised options issued thereunder, and ceased granting awards under the Private GRI Plan.
Amended and Restated 2018 Equity Incentive Plan
On April 21, 2023, the stockholders of the Company approved the Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan, formerly the Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the A&R 2018 Plan). The A&R 2018 Plan had previously been approved by the Company’s Board, subject to stockholder approval. The A&R 2018 Plan became effective on April 21, 2023, with the stockholders approving the amendment to the A&R 2018 Plan to, among other things, (i) to increase the aggregate number of shares by 24,129 shares to 30,952 shares of the Company’s common stock for issuance as awards under the A&R 2018 Plan, (ii) to extend the term of the A&R 2018 Plan through January 1, 2033, (iii) to prohibit any action that would be treated as a “repricing” of an award without further approval by the stockholders of Company, and (iv) to revise the limits on awards to non-employee directors.
The A&R 2018 Plan provides the Company with the ability to grant stock options, restricted stock and other equity-based awards to employees, directors and consultants. Stock options granted by the Company under the A&R 2018 Plan generally have a contractual life of up to 10 years. As of September 30, 2023, awards granted under the A&R 2018 Plan representing the right to purchase or contingent right to receive up to an aggregate of 32,642 shares of the Company's common stock were outstanding and 30,952 shares of the Company’s common stock were reserved for issuance under the A&R 2018 Plan. The number of shares reserved for issuance under the A&R 2018 Plan may be increased pursuant to the A&R 2018 Plan’s “evergreen” provision on the first day of each calendar year beginning January 1, 2024 and ending on and including January 1, 2033, by a number of shares not to exceed 4% of the aggregate number of shares of the Company’s common stock outstanding on the final day of the immediately preceding calendar year.
The Company recorded stock-based compensation related to stock options issued under the Private GRI Plan and the A&R 2018 Plan in the following expense categories of its accompanying statements of operations for the three and nine months ended September 30, 2023 and 2022:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Research and development	$—	$—	$—	$—
General and administrative	326	—	351	—
Total	$326	$—	$351	$—
The Company measures equity-based awards granted to employees and non-employees based on their fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period or performance-based period, which is generally the vesting period of the respective award. The measurement date for service-based equity awards is the date of grant, and equity-based compensation costs are recognized as expense over the requisite service period, which is the vesting period for certain performance-based awards. The Company records expense for performance-based awards if it concludes that it is probable that the performance condition will be achieved.
The table below represents the activity of stock options granted to employees and non-employees for the nine months ended September 30, 2023:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)
Outstanding at December 31, 2022	16,081	$169.84	4.71
Granted	31,608	$16.66
Exercised	—	—
Forfeited/Cancelled	(2,266)	$896.91
Outstanding at September 30, 2023	45,423	$65.33	7.92
Exercisable at September 30, 2023	45,423	$65.33	7.92

The Black-Scholes option-pricing model was used to estimate the grant date fair value of each stock option grant at the time of grant using the following weighted-average assumptions:

	For the Nine Months Ended September 30,
	2023	2022
Volatility	129.54%	90.39%
Expected term in years	5.84	5.98
Dividend rate	0.00%	0.00%
Risk-free interest rate	4.34%	2.00%
Fair value of option on grant date	$14.91	$27.02
As of September 30, 2023, the unrecognized compensation cost related to unvested stock options expected to vest was $424. This unrecognized compensation is expected to be recognized over a weighted-average amortization period of 3.16 years.
12.    COMMITMENTS AND CONTINGENCIES
Employment Agreements
The Company has entered into employment contracts with its officers that provide for severance and continuation of benefits in the event of termination of employment by the Company without cause or by the employee for good reason. In addition, in the event of termination of employment following a change in control, the vesting of certain equity awards may be accelerated.
Separation and Release Agreement
In connection with the resignation of David Baker, the Company’s Former Chief Executive Officer, pursuant to the Merger, the Company and Mr. Baker entered into a Separation and Release Agreement on April 21, 2023 (the Separation Agreement). Pursuant to the terms of the Separation Agreement and his employment agreement, Mr. Baker will receive continuation of his current salary and certain COBRA benefits for 18 months payable in accordance with the Company’s payroll practices. Mr. Baker also received a lump sum payment equal to 150% of his target bonus and agreed to reduce amounts payable with respect to certain future milestone payments.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Vallon Pharmaceuticals, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Vallon Pharmaceuticals, Inc. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained a net loss and has experienced cash outflows from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ EisnerAmper LLP
We have served as the Company’s auditors since 2018.
EISNERAMPER LLP
Iselin, New Jersey
February 23, 2023

Vallon Pharmaceuticals, Inc.
Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,781	$3,702
Marketable securities, available-for-sale	—	3,808
Prepaid expenses and other current assets	371	619
Total current assets	4,152	8,129
Other assets	—	206
Total assets	$4,152	$8,335

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$977	$918
Accrued expenses	711	1,430
Warrant liability	122	—
Other current liabilities	—	97
Total current liabilities	1,810	2,445
Other liabilities	—	72
Total liabilities	1,810	2,517

Commitments and contingencies (Note 9)

Stockholders' equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 449,408 and 227,093 shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Additional paid-in-capital	31,268	27,722
Accumulated other comprehensive loss	—	(2)
Accumulated deficit	(28,926)	(21,902)
Total stockholders' equity	2,342	5,818
Total liabilities and stockholders' equity	$4,152	$8,335
See accompanying notes to financial statements.

Vallon Pharmaceuticals, Inc.
Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Operating expenses:
Research and development	$1,170	$5,187
General and administrative	5,758	4,072
Total operating expenses	6,928	9,259
Loss from operations	(6,928)	(9,259)
Other income	—	61
Revaluation of derivative liability	—	(89)
Change in fair value of warrant liability	384	—
Loss on warrant conversion	(506)	—
Interest income (expense), net	26	(16)
Net loss	$(7,024)	$(9,303)
Other comprehensive loss:
Unrealized gain (loss) on marketable securities, available-for-sale	2	(2)
Total comprehensive loss	$(7,022)	$(9,305)
Net loss per share of common stock, basic and diluted	$(20.77)	$(42.67)
Weighted-average common shares outstanding, basic and diluted	338,106	218,036
See accompanying notes to financial statements.

Vallon Pharmaceuticals, Inc.
Statements of Changes in Stockholders’ Equity (Deficit)
(in thousands, except shares)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2020	150,206	$—	$11,145	$—	$(12,599)	$(1,454)
Issuance of common stock for convertible notes	1,830	—	439	—	—	439
Issuance of common stock for IPO, net of issuance expenses	75,000	—	15,104	—	—	15,104
Issuance of common stock for services	57	—	9	—	—	9
Issuance of Underwriters Warrants	—		399	—	—	399
Stock-based compensation expense	—	—	626	—	—	626
Unrealized loss on marketable securities, available-for sale	—	—	—	(2)	—	(2)
Net loss	—	—	—	—	(9,303)	(9,303)
Balance, December 31, 2021	227,093	$—	$27,722	$(2)	$(21,902)	$5,818
Stock-based compensation expense	—	—	99	—	—	99
Issuance of common stock, net of offering expenses	123,333	—	2,161	—	—	2,161
Issuance of common stock upon warrant exercise	98,666	—	1,286	—	—	1,286
Vesting of restricted stock	316	—	—	—	—	—
Unrealized gain on marketable securities, available-for sale	—	—	—	2	—	2
Net loss	—	—	—	—	(7,024)	(7,024)
Balance, December 31, 2022	449,408	$—	$31,268	$—	$(28,926)	$2,342
See accompanying notes to financial statements.

Vallon Pharmaceuticals, Inc.
Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(7,024)	$(9,303)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of finance lease right-of-use asset	206	73
Amortization of marketable securities premiums	28	32
Stock-based compensation expense	99	626
Revaluation of derivative liability	—	89
Change in fair value of warrant liability	(384)	—
Loss on warrant conversion	506	—
Forgiveness of PPP note	—	(61)
Non-cash interest, depreciation and other expense	—	12
Change in operating assets and liabilities:
Prepaid expenses and other current assets	248	(55)
Accounts payable	(95)	(308)
Accrued expenses	(719)	583
Cash used in operating activities	(7,135)	(8,312)

Investing activities:
Purchase of marketable securities	(640)	(3,842)
Maturities of marketable securities	4,422	—
Cash provided by (used in) investing activities	3,782	(3,842)

Financing activities:
Proceeds from common stock issuance, net of offering expenses	3,447	15,104
Proceeds from issuance of warrants	—	399
Proceeds from convertible notes	—	350
Payment of finance lease liability	(15)	(106)
Cash provided by financing activities	3,432	15,747

Net increase in cash and cash equivalents	79	3,593
Cash and cash equivalents at beginning of period	3,702	109
Cash and cash equivalents at end of period	$3,781	$3,702

Supplemental disclosure of cash flow information:
Cash paid for interest	$21	$29
Supplemental disclosure or noncash activities:
Conversion of convertible notes to common stock	$—	$350
Non-cash exercise of warrants	$782	$—
Finance lease liability within accounts payable	$154	$—
See accompanying notes to financial statements

NOTES TO FINANCIAL STATEMENTS
1. ORGANIZATION AND DESCRIPTION OF BUSINESS
Vallon Pharmaceuticals, Inc. (Vallon or the Company) was incorporated in Delaware in January 2018 (inception) and is based in Philadelphia, PA.
The Company is a biopharmaceutical company which has historically focused on the development and commercialization of novel abuse-deterrent medications for central nervous system (CNS) disorders. The Company’s lead investigational product candidate, ADAIR, was a proprietary, abuse-deterrent oral formulation of immediate-release dextroamphetamine (the main active ingredient in Adderall®), which was being developed for the treatment of Attention-Deficit Hyperactivity Disorder (ADHD) and narcolepsy. In March 2022, the Company announced that its Study to Evaluate the Abuse Liability, Pharmacokinetics, Safety and Tolerability of an Abuse-Deterrent d-Amphetamine Sulfate Immediate Release Formulation (SEAL) study for ADAIR did not reach its primary endpoint. In addition to ADAIR, the Company’s second product candidate, ADMIR, an abuse deterrent formulation of methylphenidate (Ritalin®), was also being developed for the treatment of ADHD.
While assessing the best path forward for the ADAIR and ADMIR development programs in relation to the results of the SEAL study, the Company engaged Ladenburg Thalmann & Co. Inc. (Ladenburg) to evaluate its strategic alternatives with the goal of maximizing stockholder value. Ladenburg was engaged to advise on the strategic review process, which could have included, without limitation, exploring the potential for a possible merger, business combination, investment into the Company, or a purchase, license or other acquisition of assets. In conjunction with the exploration of strategic alternatives, the Company streamlined operations to preserve its capital and cash resources.
After conducting a diligent and extensive process of evaluating strategic alternatives and identifying and reviewing potential candidates for a strategic acquisition or other transaction, which included the receipt of 15 formal merger proposals from interested parties and careful evaluation and consideration of those proposals, and following extensive negotiation with a number of possible candidates, on December 13, 2022, Vallon and GRI Bio, Inc. (GRI) entered into an Agreement and Plan of Merger (the Merger Agreement), pursuant to which a wholly-owned subsidiary of Vallon will merge with and into GRI, with GRI surviving as a wholly-owned subsidiary of Vallon (the Merger). The Merger will result in a clinical-stage biotechnology company focused on discovering, developing, and commercializing innovative therapies targeting serious diseases associated with dysregulated immune responses that lead to inflammatory, fibrotic, and autoimmune disorders.
At the effective time of the Merger (the Effective Time), each share of common stock of GRI, $0.01 par value per share (GRI Common Stock) outstanding immediately prior to the Effective Time, excluding any dissenting shares but including any shares of GRI Common Stock issued pursuant to the concurrent equity financing will be automatically converted into the right to receive a number of shares of common stock of Vallon, $0.0001 par value per share (Vallon Common Stock) equal to the exchange ratio, subject to adjustment for the proposed reverse stock split of Vallon Common Stock to be implemented prior to the consummation of the Merger as discussed in this Annual Report (the Reverse Split). The exchange ratio may be adjusted based on Vallon’s net cash at Closing and/or any reduction to Vallon’s valuation required in order to meet the initial listing requirements of The Nasdaq Stock Market LLC (Nasdaq).
On April 21, 2023, the Company completed its previously announced merger transaction with GRI in accordance with the terms of the Merger Agreement dated as of December 13, 2022, and amended on February 17, 2023. Immediately prior to the Effective Time, on April 21, 2023, the Company effected a 1-for-30 reverse stock split of its common stock. Stockholders’ equity and all references to share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the 1-for-30 reverse stock split for all periods presented.
2. LIQUIDITY
These financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not generated any significant revenues from operations since inception, and does not expect to do so in the foreseeable future. The Company has incurred operating losses since inception and has incurred $28,926 in accumulated deficit through December 31, 2022. The Company has financed its working capital requirements to date through the issuance of common stock, convertible notes, short-term promissory notes, and a Paycheck Protection Program (PPP) note.
In January 2021, the Company completed a $350 convertible note financing and in February 2021 the Company closed on its initial public offering (IPO) raising net proceeds of approximately $15,500.
On May 17, 2022, the Company entered into a Securities Purchase Agreement with certain investors (the Securities Purchase Agreement) for the sale of up to 123,333 shares of the Company’s common stock, par value $0.0001 per share (the Shares), at a purchase price of $31.896 per Share in a registered direct offering (the Offering). In a concurrent private placement also pursuant to the Securities Purchase Agreement (the Private Placement), for each Share of common stock purchased by an investor, such investor was entitled receive from the Company an unregistered warrant (the Warrant and, together with the Shares, the Securities) to purchase one Share of common stock. The gross proceeds from the Offering and Private Placement were approximately $3,900, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company of approximately $572, of which $85 related to the warrants was expensed.
As of December 31, 2022, the Company had cash and cash equivalents of approximately $3,781.
Although the Company has entered into the Merger Agreement and intends to consummate the transaction, there is no assurance that the Company will be able to successfully consummate the proposed merger on a timely basis, or at all. If, for any reason, the Merger is not completed, the Company will reconsider its strategic alternatives and could pursue one or more of the following courses of action:
•Dissolve and liquidate its assets. If, for any reason, the merger is not consummated and the Company is unable to identify and complete an alternative strategic transaction like a merger or potential collaborative, partnering or other strategic arrangements for its assets, or continue to operate its business due to the inability to raise additional funding, the Company may be required to dissolve and liquidate our assets. In such case, there can be no assurances as to the amount or timing of available cash left to distribute to its stockholders, if any, after paying its debts and other obligations and setting aside funds for reserves.
• Pursue potential collaborative, partnering or other strategic arrangements for its assets, including a sale or other divestiture.
•Continue to operate its business. Although presently not anticipated, the Company could elect to continue to operate its business and pursue licensing or partnering transactions. Based on its prior assessment, this would require a significant amount of time, financial resources, human capital and is would be subject to all the risk and uncertainties involved in the development of product candidates. In such instance, there is no assurance that the Company could raise sufficient capital to support these efforts, that its development efforts would be successful or that the Company could successfully obtain the regulatory approvals required to market any product candidate we pursued.
• Pursue another strategic transaction like the proposed merger.
The Company’s ability to continue as a going concern is dependent on raising capital from the sale of our common stock and/or obtaining debt financing. The Company’s future capital requirements are difficult to forecast and will depend on many factors, including but not limited to the closing of the Merger or the terms and timing of any other strategic alternatives including a merger or business combination, asset acquisitions or sales, collaborations or licensing arrangements. The Company’s ability to remain a going concern is wholly dependent upon its ability to continue to obtain sufficient capital to fund its operations.
If the Company raises additional funds by issuing equity securities, its stockholders may experience dilution. Any future debt financing may impose upon it covenants that restrict our operations, including limitations on its ability to incur liens or additional debt, pay dividends, repurchase its common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any equity or debt financing may contain terms that are not favorable to the Company or its stockholders. If the Company is unable to raise additional funds when needed, it may be required to delay, reduce or terminate some or all of its development programs and clinical trials. The Company may also be required to sell or license to other parties’ rights to develop or commercialize its drug candidates that it would prefer to retain. Therefore, there is substantial doubt about the Company’s ability to continue as a going concern. The Company expects to continue to incur expenses and operating losses at least for the foreseeable future.
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
References in this Annual Report on Form 10-K to “authoritative guidance” is meant to refer to accounting principles generally accepted in the United States of America (GAAP) as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB).
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Estimates and assumptions are primarily made in relation to the valuation of share options, the embedded derivative of convertible notes, warrant issuance and subsequent revaluations, valuation allowances relating to deferred tax assets, revenue recognition, accrued expenses and estimation of the incremental borrowing rate for the finance lease. If actual results differ from the Company’s estimates, or to the extent these estimates are adjusted in future periods, the Company’s results of operations could either benefit from, or be adversely affected by, any such change in estimate.
Concentration of credit risk
The Company from time to time during the period covered by these financial statements may have had bank account balances in excess of federally insured limits. The Company has not experienced losses in such accounts. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
Cash equivalents
Cash equivalents are highly-liquid investments that are readily convertible into cash with original maturities of three months or less when purchased and as of December 31, 2022 and 2021 included investment in money market funds.
Marketable securities
Marketable securities consist of debt securities that are designated as available-for-sale. Amortization of premiums and discounts on marketable securities are included in interest expense, net on the statements of operations and comprehensive loss.
Realized gains or losses resulting from the sale of these securities are determined based on the specific identification of the securities sold. An impairment charge is recognized when the decline in the fair value of a debt security below the amortized cost basis is determined to be other-than-temporary. The Company considers various factors in determining whether to recognize an impairment charge, including the duration and severity of any decline in fair value below the amortized cost basis, any adverse changes in the financial condition of the issuers and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Fair value of financial instruments
The Company follows ASC 820, Fair Value Measurements and Disclosures (ASC 820), to measure the fair value of its financial statements and disclosures about fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:
Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.
The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lower priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The Company uses this framework for measuring fair value and disclosures about fair value measurement. The Company uses fair value measurements in areas that include derivative instruments.
The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. The carrying amounts reported in the balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses, and note payable approximate their fair value based on the short-term maturity of these instruments.
Property and equipment
Property and equipment are stated at cost. The Company commences depreciation when the asset is placed in service. Computers and peripheral equipment are depreciated on a straight-line method over useful lives of three years.
Leases
The Company determines whether an arrangement is a lease at contract inception by establishing if the contract conveys the right to use, or control the use of, identified property, plant, or equipment for a period of time in exchange for consideration. Leases may be classified as finance leases or operating leases. Lease right-of-use (ROU) assets and lease liabilities recognized in the accompanying balance sheet represent the right to use an underlying asset for the lease term and an obligation to make lease payments arising from the lease respectively.
At each reporting date, the finance lease liabilities are increased by interest and reduced by repayments made under the lease agreements. The ROU asset is subsequently measured at the amount of the remeasured lease liability (i.e. the present value of the remaining lease payments), any cumulative prepaid or accrued rent if the lease payments are uneven throughout the lease term, and any unamortized initial direct costs.
Warrant Liabilities, Change in Fair Value and Warrant Conversion
The Company evaluated the warrants issued in connection with the May 2022 registered direct financing (Note 10) in accordance with ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40), and concluded that a provision in the warrants related to the reduction of the exercise price in certain circumstances precludes the warrants from being accounted for as components of equity. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are recorded as derivative liabilities on the accompanying

Balance Sheets and measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the accompanying Statements of Operations and Comprehensive Loss in the period of change. The derivative liabilities will ultimately be converted into the Company’s common stock when the warrants are exercised, or will be extinguished upon expiry of the warrant term. Upon exercise, the intrinsic value of the shares issued is transferred to stockholders’ equity. The difference between the intrinsic value of the stock issued and the fair value of the warrant is recorded as gain or loss on the exchange in the accompanying Statements of Operations and Comprehensive Loss in the period of exercise.
Research and development
Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred.
Stock-based compensation
The Company recognizes expense for employee and non-employee stock-based compensation in accordance with ASC Topic 718, Stock-Based Compensation (ASC 718). ASC 718 requires that such transactions be accounted for using a fair value-based method. The estimated fair value of the options is amortized over the vesting period, based on the fair value of the options on the date granted, and is calculated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as incurred. In considering the fair value of the underlying stock when the Company granted options, the Company considered several factors including the fair values established by market transactions. Stock option-based compensation includes estimates and judgments of when stock options might be exercised and stock price volatility. The timing of option exercises is out of the Company's control and depends upon a number of factors including the Company's market value and the financial objectives of the option holders. These estimates can have a material impact on the stock compensation expense but will have no impact on the cash flows. The estimation of share-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period the estimates are revised. The Company uses the expected term, rather than the contractual term, for both employee and consultant options issued.
Derivative instruments
The Company evaluated its convertible notes to determine if those contracts or embedded components of those contracts qualified as derivatives to be separately accounted for in accordance with ASC 815, Derivatives and Hedging. The result of this accounting treatment is that the fair value of the embedded derivative is marked to market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.
Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheets as current or non-current to correspond with its host instrument.
Income taxes
Income taxes are accounted for under the asset and liability method. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and the expected benefits of net operating loss carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, applied during the period in which temporary differences are expected to be settled, is reflected in the Company's financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, if, based on the weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. As of December 31, 2022 and 2021, the Company concluded that a full valuation allowance was necessary for all of its net deferred tax assets. The Company had no amounts recorded for uncertain tax positions, interest or penalties in the accompanying consolidated financial statements.
Net loss per common share
Basic net loss per common share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted net loss per common share is computed based on the weighted average number of shares of common stock outstanding during each year, plus the dilutive effect of options considered to be outstanding during each year, in accordance with ASC 260, Earnings Per Share.
Recent accounting pronouncements
The Company considers the applicability and impact of all ASUs. ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.
On January 1, 2022, the Company adopted ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). ASU 2020-06 address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity.The amendments focused on amending the guidance on convertible instruments and the guidance on the derivatives scope exception for contracts in an entity’s own equity. The adoption of this standard did not have a material impact on the Company’s financial statements.
On January 1, 2021, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principals in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending the existing guidance. The adoption of this standard did not have a material impact on the Company’s financial statements.
4. MARKETABLE SECURITIES AND FAIR VALUE MEASUREMENTS
Marketable Securities
The following is a summary of the Company’s available-for-sale securities as of the dates indicated:

	As of December 31, 2021
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable Securities:
Debt securities:
Corporate bonds	$1,153	$—	$(1)	$1,152
Municipal bonds	2,657	—	(1)	2,656
Total	$3,810	$—	$(2)	$3,808
The Company had no available-for-sale securities as of December 31, 2022.
Fair Value Measurements
Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820, Fair Value Measurement, establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
As of December 31, 2022, the Company’s financial instruments included cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses, and the warrant liability. The carrying amounts reported in the balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments. The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.
The following table presents, for each of the fair value hierarchy levels required under ASC 820, the Company’s liabilities that are measured at fair value on a recurring basis as of the dates indicated:

	As of December 31, 2022
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liability	$—	$—	$122

	As of December 31, 2021
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities, available-for-sale	$—	$3,808	$—
On May 17, 2022, the Company issued 123,333 shares of common stock pursuant to a securities purchase agreement at a purchase price of $31.896 per share in a registered direct offering (Note 10). In connection with the registered direct offering, the Company issued warrants to purchase an aggregate of 123,333 shares of common stock at an exercise price of $28.146 per share (May 2022 Warrant Agreement). The warrants were classified as a liability in accordance with ASC 815-40 and the fair value of $122 is reflected in warrant liability on the accompanying Balance Sheets. The warrant liability was measured at fair value at inception and is revalued at each financial statement date, with changes in fair value presented within change in fair value of warrant liability in the accompanying Statements of Operations and Comprehensive Loss.
The May 2022 Warrant Agreement entitled the holders to receive one share of common stock for each warrant in lieu of the aggregate number of shares of common stock that would have been received using the cashless exercise formula set forth in the May 2022 Warrant Agreement (Alternate Cashless Exercise) at a specified future date. In July 2022, the Company amended the terms of the May 2022 Warrant Agreement to obligate each warrant holder who signed the warrant amendment (Applicable Holder) to effect an Alternate Cashless Exercise, in whole, by August 10, 2022 (the Expiration Date). If the warrants held by the Applicable Holders were not exercised by the Expiration Date, they were automatically exercised pursuant to the Alternate Cashless Exercise. A total of 74,000 warrants were exercised pursuant to the May 2022 Warrant Agreement amendment. In December 2022, an additional 24,666 warrants were exercised pursuant to the Alternate Cashless Exercise under the original terms of the May 2022 Warrant Agreement. As a result of the warrant conversions, the Company recognized a $782 reversal of the warrant liability.

The following table presents the changes is the fair value of the Level 3 liability:

Warrant Liability
Fair value as of December 31, 2021	$—
Initial measurement on May 17, 2022	1,288
Warrant conversion	(782)
Change in valuation	(384)
Balance as of December 31, 2022	$122
The Black-Scholes valuation model was used to estimate the fair value of the warrants with the following weighted-average assumptions:

	(Initial Measurement)
	May 17, 2022	December 31, 2022
Volatility	130.8%	133.3%
Expected term in years	2.5	2.5
Dividend rate	0.0%	0.0%
Risk-free interest rate	2.665%	4.240%
The fair value of the embedded derivative liability identified in the 2021 Convertible Notes was a Level 3 fair value measurement. As of February 12, 2021, the embedded derivative was remeasured based upon the conversion price of $240.00 per share upon closing of the IPO. As such, an expense of $89 was recorded in the first quarter of 2021.
5. LEASES
The Company had a financing lease in relation to equipment utilized in the commercial scale manufacturing of ADAIR. The Company evaluates renewal options at lease inception on an ongoing basis and includes renewal options that it is reasonably certain to exercise in its expected lease terms when classifying leases and measuring lease liabilities. Lease agreements generally do not require material variable lease payments, residual value guarantees or restrictive covenants.
Financing lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of minimum lease payments over the lease term. The Company utilized the interest rate implicit in the lease. The lease term was based on the non-cancellable period in the lease contract. Termination fees are included in the calculation of the ROU asset and lease liability when it is assumed that the lease will be terminated.
The table below presents the finance lease assets and liabilities recognized on the Company's balance sheets:

	Balance Sheet Line Item	December 31,
		2022	2021
Non-current finance lease assets	Other assets	$—	$206
Finance lease liabilities:
Current finance lease liabilities	Other current liabilities	—	97
Non-current finance lease liabilities	Other liabilities	—	72
Total finance lease liabilities		$—	$169

During the year ended December 31, 2022, the remaining payments due under the Company’s financing lease were accelerated and included in accounts payable. As a result, as of December 31, 2022, the Company had no finance lease assets or liabilities.
Cash flows related to the measurement of financing lease assets and liabilities were as follows:

	Year Ended December 31,
	2022	2021
Operating cash flows from finance lease amortization	$206	$73
Financing cash flows from finance lease payments	$15	$106
6. ACCRUED EXPENSES
Accrued expenses consisted of:

	December 31,
	2022	2021
Accrued expenses:
Research and development	$42	$894
General and administrative	268	183
Payroll and related	401	291
Licensing related	—	62
Total accrued expenses	$711	$1,430
7. PPP NOTE AND CONVERTIBLE NOTES
In May 2020, the Company issued a promissory note under the PPP (the PPP Note) totaling $61. The note had a stated interest rate of 1% and had a two-year maturity. Payments were required to be made over a 1.5 years period beginning in November 2020 unless forgiven. In January 2021, the Company was notified that the loan along with accumulated interest had been forgiven. As a result, the Company recorded income from the extinguishment of its obligation in the amount of $61 as other income on the accompanying Statements of Operations and Comprehensive Loss.
In January 2021, the Company entered into a Convertible Promissory Note Purchase Agreement with certain existing stockholders, including Salmon Pharma, an affiliate of Medice, and David Baker, the Company’s Chief Executive Officer, pursuant to which the Company issued the 2021 Convertible Notes, for cash proceeds of $350. The 2021 Convertible Notes bore an interest rate of 7.0% per annum, non-compounding, and had a maturity date of September 30, 2021. The 2021 Convertible Notes converted into 1,830 shares of the Company’s common stock upon completion of the IPO. The Company identified the mandatory conversion into shares of the Company’s common stock as a redemption feature, which requires bifurcation from the 2021 Convertible Notes and treated it as a derivative liability under ASC 815 as the redemption feature was not clearly and closely related to the debt. The Company evaluated the fair value of the derivative liability. Upon the conversion of the 2021 Convertible Notes to common stock at the closing of the IPO, the embedded derivative liability was remeasured and removed from the balance sheet.
8. EMPLOYEE BENEFIT PLANS
The Company maintains a tax-qualified SIMPLE IRA retirement plan which covers all employees. Pursuant to the SIMPLE IRA program, employees are eligible to contribute to an individual SIMPLE IRA account on a tax-deferred basis. The Company makes matching contributions to the employee’s SIMPLE IRA account in an amount up to 3% of the employee’s base salary (subject to applicable IRS compensation limits). Expenses related to Company contributions were $21 and $24 for the years ended December 31, 2022 and 2021, respectively.

9. COMMITMENTS AND CONTINGENCIES
Employment agreements
The Company has entered into employment contracts with its officers that provide for severance and continuation of benefits in the event of termination of employment by the Company without cause or by the employee for good reason. In addition, in the event of termination of employment following a change in control, the vesting of certain equity awards may be accelerated.
Litigation
In November 2021, the Company was named as a defendant in a putative class action lawsuit filed in the California Superior Court, County of Los Angeles, styled Rendon v. Vallon, Inc., et al. The complaint brought one claim for violation of California’s Unruh Civil Rights Act (Unruh Act), alleging that the Company’s website is not compatible with software used by vision-impaired individuals. The Company settled the lawsuit for an immaterial amount.
COVID-19 Impact
The global COVID-19 pandemic continues to present uncertainty and unforeseeable new risks to the Company’s operations and business plan. The Company has closely monitored recent COVID-19 developments, including states’ lifting COVID-19 safety measures, drops in vaccination rates, and the spread of various coronavirus strains such as the Delta and Omicron variants. In light of these developments, the full impact of the COVID-19 pandemic on the Company’s business, operations and clinical development plans remains uncertain and will vary depending on the pandemic’s future impact on its clinical trial enrollment, clinical trial sites, clinical research organizations (CROs), third-party manufacturers, and other third parties with whom the Company does business, as well as any legal or regulatory consequences resulting therefrom. To the extent possible, the Company is conducting business as usual, with necessary or advisable modifications to employee travel and with most of its employees and consultants working remotely. The Company will continue to actively monitor the COVID-19 situation and may take further actions that alter its operations, including those that may be required by federal, state or local authorities, or that it determines is in the best interests of its employees and other third parties with whom the Company does business.
10. STOCKHOLDERS EQUITY (DEFICIT)
Common Stock
In February 2021, the Company completed its IPO of 75,000 shares of common stock at a public offering price of $240.00 per share. As a result of the IPO, the Company received approximately $15,500 in net proceeds, after deducting discounts and commissions of $1,600 and offering expenses of approximately $905.
On May 17, 2022, the Company sold 123,333 shares of common stock pursuant to a securities purchase agreement at a purchase price of $31.896 per share in a registered direct offering (the Offering). The gross proceeds from the Offering were approximately $3,900, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company of approximately $572 of which $85 related to the warrants was expensed.
Common Stock Warrants
In connection with the IPO, the Company granted the underwriters warrants (the Underwriters' Warrants) to purchase an aggregate of 3,758 shares of common stock at an exercise price of $300.00 per share. The Underwriters’ Warrants have a five-year term and became exercisable after August 12, 2021. The warrants were classified as equity and the fair value of $399 is reflected as additional paid-in capital. The Black-Scholes option-pricing model was used to estimate the fair value of the warrants with the following weighted-average assumptions:

Volatility	85.0%
Expected term in years	2.5
Dividend rate	0.0%
Risk-free interest rate	0.155%
In connection with the Offering, the Company issued warrants to purchase an aggregate of 123,333 shares of common stock at an exercise price of $28.146 per share (May 2022 Warrant Agreement). The warrants have a five-year term. The warrants were classified as a liability and are revalued at each balance sheet date.
The May 2022 Warrant Agreement entitled the holders to receive one share of common stock for each warrant in lieu of the aggregate number of shares of common stock that would have been received using the cashless exercise formula set forth in the May 2022 Warrant Agreement (Alternate Cashless Exercise). In July 2022, the Company amended the terms of the May 2022 Warrant Agreement to obligate each warrant holder who signed the warrant amendment (Applicable Holder) to effect an Alternate Cashless Exercise, in whole, by August 10, 2022 (the Expiration Date). If the warrants held by the Applicable Holders were not exercised by the Expiration Date, they were automatically exercised pursuant to the Alternate Cashless Exercise. A total of 74,000 warrants were exercised pursuant to the May 2022 Warrant Agreement amendment. In December 2022, an additional 24,666 warrants were exercised pursuant to the Alternate Cashless Exercise under the original terms of the May 2022 Warrant Agreement. As a result of the warrant conversions, the Company recognized a $782 reversal of the warrant liability and a loss of $506. The fair value of $122 as of December 31, 2022 is reflected in warrant liability on the accompanying Balance Sheets (Note 4).
As of December 31, 2022, the Company had the following warrants outstanding to purchase common stock.

Number of Shares	Exercise Price per Share	Expiration Date
3,758	$300.00	February 12, 2026
24,666	$28.146	May 17, 2027
11. STOCK-BASED COMPENSATION
The Company recorded stock-based compensation related to stock options and restricted stock units (RSUs) issued under the Company’s 2018 Equity Incentive Plan (2018 Plan) in the following expense categories of its accompanying statements of operations for the years ended December 31, 2022 and 2021:

	For the Year Ended December 31,
	2022	2021
Research and development	$(202)	$83
General and administrative	301	543
Total	$99	$626
Stock Options
The Company has granted stock options to purchase its common stock to employees and consultants under the 2018 Plan, under which the Company may issue stock options, restricted stock and other equity-based awards. The Company has also granted certain stock options outside of the 2018 Plan. Stock options granted by the Company generally have a contractual life of up to 10 years.
The Company measures equity-based awards granted to employees, and non-employees based on their fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period or performance-based period, which is generally the vesting period of the respective award. The measurement date for service-based equity awards is the date of grant, and equity-based compensation costs are recognized as expense over the requisite service period, which is the vesting period for certain performance-based awards. The Company records expense for performance-based awards if it concludes that it is probable that the performance condition will be achieved. During the year ended December 31, 2022, the Company reversed stock based compensation related to performance awards with performance conditions deemed not probable of achievement.
The table below represents the activity of stock options granted to employees and non-employees for the year ended December 31, 2022:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)
Outstanding at December 31, 2021	23,616	$108.00	8.64
Granted	6,817	$156.60
Exercised	—	—
Forfeited	(7,291)	121.80
Outstanding at December 31, 2022	23,142	$118.20	8.05
Exercisable at December 31, 2022	11,283	$101.40	7.60
Vested and expected to vest at December 31, 2022	20,172	$117.30	8.12
The Black-Scholes option-pricing model was used to estimate the grant date fair value of each stock option grant at the time of grant using the following weighted-average assumptions:

	For the Year Ended December 31,
	2022	2021
Volatility	90.39%	83.78%
Expected term in years	5.98	5.85
Dividend rate	0.00%	0.00%
Risk-free interest rate	2.00%	1.01%
Fair value of common stock on grant date	$115.80	$120.00
As of December 31, 2022, all of the outstanding and exercisable stock options were out of the money and therefore had no intrinsic value. At December 31, 2022, the unrecognized compensation cost related to unvested stock options expected to vest was $753. This unrecognized compensation is expected to be recognized over a weighted-average amortization period of 2.64 years.
Restricted Stock Units
The Company has issued performance-based and time-based RSUs. Vesting of the performance-based RSUs is subject to the achievement of certain milestones.
The following table summarizes the activity related to RSUs granted to employees for the year ended December 31, 2022:

Shares
Outstanding at December 31, 2021	—
Granted	6,267
Vested and settled	(314)
Expired/forfeited/canceled	(5,953)
Outstanding at December 31, 2022	—

During the year ended December 31, 2022, the Company granted 6,267 RSUs at a weighted average grant date fair value of $17.05, of which 5,000 were performance-based RSUs and 1,267 were time-based RSUs. In December 2022, all unvested RSUs were canceled. Upon cancellation, fifty percent of the milestones associated with the performance-based RSUs were deemed probable of achievement and the Company recognized $42 of stock-based compensation expense during the year ended December 31, 2022. Upon cancellation, compensation expense related to time-based RSUs was accelerated and $24 of expense was recognized for the year ended December 31, 2022. No RSUs were outstanding as of December 31, 2022.
12. INCOME TAX
A reconciliation of income tax expense (benefit) at the US federal statutory income tax rate and the income tax provision in the financial statements is as follows:

	December 31,
	2022	2021
Expected income tax benefit at the federal statutory rate	21.0%	21.0%
State and local taxes, net of federal benefit	10.8	10.6
Non-deductible items and other	(0.8)	(0.5)
Change in valuation allowance	(31.0)	(31.1)
Total	—%	—%
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
The principal components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2022	2021
Deferred tax assets:
Federal and state net operating loss carryforwards	$8,346	$6,617
Share based compensation	342	308
Lease liabilities	55	57
Research and development costs	315	—
Accruals and other	136	98
Gross deferred tax assets	9,194	7,080
Less: deferred tax liabilities	—	(70)
Less: valuation allowance	(9,194)	(7,010)
Net deferred tax assets	$—	$—
Based on the Company’s history of losses, the Company recorded a full valuation allowance against its deferred tax assets as of December 31, 2022 and 2021. The Company increased its valuation allowance by approximately $2,184 for the year ended December 31, 2022. The Company intends to maintain a valuation allowance until sufficient positive evidence exists to support a reversal of the allowance.
As of December 31, 2022, the Company had federal, state and local net operating loss carryforwards of $25,635, $25,925, and $18,560, respectively. The federal net operating loss carryforwards do not expire. The state and local losses begin to expire in the year ending December 31, 2038.
Under the provisions of Sections 382 and 383 of the Internal Revenue Code (IRC), certain substantial changes in the Company’s ownership may have limited, or may limit in the future, the amount of net operating loss and credit carryforwards that can be used to reduce future income taxes if there has been a significant change in ownership of the Company, as defined by the IRC. Future owner or equity shifts could result in limitations on net operating loss and credit carryforwards.
The Company evaluates tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. As of December 31, 2022 and 2021, the Company had no unrecognized income tax benefits that would affect the Company’s effective tax rate if recognized. The Company would recognize both accrued interest and penalties related to unrecognized benefits in income tax expense. The Company’s uncertain tax positions yet to be determined would be related to years that remain subject to examination by relevant tax authorities. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available.
13. RELATED PARTY TRANSACTIONS
In January 2021, the Company entered into a Convertible Promissory Note Purchase Agreement with certain existing stockholders, including Salmon Pharma, an affiliate of Medice, and David Baker, the Company’s Chief Executive Officer, pursuant to which the Company issued the 2021 Convertible Notes for cash proceeds of $350. The 2021 Convertible Notes bore an interest rate of 7.0% per annum, non-compounding, and had a maturity date of September 30, 2021. The 2021 Convertible Notes converted into 1,830 shares of the Company’s common stock upon completion of the IPO.

GRI Bio, Inc.
(formerly Vallon Pharmaceuticals, Inc.)
Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$1,665	$3,781
Prepaid expenses and other current assets	432	371
Total assets	$2,097	$4,152

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$528	$977
Accrued expenses	1,353	711
Warrant liability	185	122
Total liabilities	2,066	1,810

Commitments and contingencies (Note 9)

Stockholders' equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 449,408 shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Additional paid-in-capital	31,353	31,268
Accumulated deficit	(31,322)	(28,926)
Total stockholders’ equity	31	2,342
Total liabilities and stockholders' equity	$2,097	$4,152
See accompanying notes to unaudited interim financial statements.

GRI Bio, Inc.
(formerly Vallon Pharmaceuticals, Inc.)
Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$(124)	$1,271
General and administrative	2,473	1,363
Total operating expenses	2,349	2,634
Loss from operations	(2,349)	(2,634)
Change in fair value of warrant liability	(63)	—
Interest expense, net	16	(1)
Net loss	(2,396)	(2,635)
Other comprehensive loss:
Unrealized loss on investments	—	(4)
Total comprehensive loss	$(2,396)	$(2,639)
Net loss per share of common stock, basic and diluted	$(5.33)	$(11.62)
Weighted-average common shares outstanding, basic and diluted	449,408	227,093
See accompanying notes to unaudited interim financial statements.

GRI Bio, Inc.
(formerly Vallon Pharmaceuticals, Inc.)
Statements of Changes in Stockholders’ Equity
(in thousands, except shares)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2021	227,093	$—	$27,722	$(2)	$(21,902)	$5,818
Stock-based compensation	—	—	181	—	—	181
Unrealized loss on marketable securities, available-for-sale	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	(2,635)	(2,635)
Balance, March 31, 2022	227,093	$—	$27,903	$(6)	$(24,537)	$3,360

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2022	449,408	$—	$31,268	$—	$(28,926)	$2,342
Stock-based compensation	—	—	85	—	—	85
Net loss	—	—	—	—	(2,396)	(2,396)
Balance, March 31, 2023	449,408	$—	$31,353	$—	$(31,322)	$31
See accompanying notes to unaudited interim financial statements.

GRI Bio, Inc.
(formerly Vallon Pharmaceuticals, Inc.)
Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net loss	$(2,396)	$(2,635)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of finance lease right-of-use asset	—	19
Amortization of marketable securities premiums	—	16
Stock-based compensation expense	85	181
Change in fair value of warrant liability	63	—
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(62)	39
Accounts payable	(448)	315
Accrued expenses	642	(225)
Cash used in operating activities	(2,116)	(2,290)
Investing activities:
Sale of marketable securities	—	1,154
Cash provided by investing activities	—	1,154
Financing activities:
Payment of finance lease liability	—	(23)
Cash used in financing activities	—	(23)
Net decrease in cash and cash equivalents	(2,116)	(1,159)
Cash and cash equivalents, at beginning of period	3,781	3,702
Cash and cash equivalents, at end of period	$1,665	$2,543
See accompanying notes to unaudited interim financial statements.

GRI Bio, Inc.
(formerly Vallon Pharmaceuticals, Inc.)
Notes to Unaudited Interim Financial Statements
(in thousands, except share and per share data)
1.ORGANIZATION AND DESCRIPTION OF BUSINESS
Merger with GRI Bio, Inc.
On April 21, 2023, GRI Bio, Inc. (GRI or the Company), formerly known as Vallon Pharmaceuticals, Inc. (Vallon) completed its previously announced merger transaction with GRI Operations, Inc., formerly known as GRI Bio, Inc. (Private GRI) in accordance with the terms of the Agreement and Plan of Merger, dated as of December 13, 2022, and amended on February 17, 2023 (the Merger Agreement),by and among Vallon, Vallon Merger Sub, Inc. (Merger Sub), and Private GRI, pursuant to which Merger Sub merged with and into Private GRI, with Private GRI surviving as a wholly owned subsidiary of Vallon (the Merger)(Note 10). Immediately prior to the effective time of the Merger (the Effective Time), on April 21, 2023, the Company effected a 1-for-30 reverse stock split of its common stock (the Reverse Stock Split). Stockholders’ equity and all references to share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the Reverse Stock Split for all periods presented. Substantially concurrent with the closing of the Merger, Vallon was renamed “GRI Bio, Inc.”
Prior to the Merger, Private GRI was incorporated under the laws of the State of Delaware in May 2009 under the name Glycoregimmune, Inc. and changed its name to GRI Bio, Inc, in July 2015. GRI is based in La Jolla, California.
The unaudited interim financial statements included in this Quarterly Report on Form 10-Q are representative of Vallon’s operations prior to the closing of the Merger, the adoption of Private GRI’s business plan and the commencement of conducting Private GRI’s business. Unless the context otherwise requires, references to the “Company” or “GRI” refer to GRI Bio, Inc. and its subsidiary after completion of the Merger. In addition, references to “Vallon” refer to the Company prior to the completion of the Merger.
Nature of Business
GRI is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative therapies that target serious diseases associated with dysregulated immune responses leading to inflammatory, fibrotic, and autoimmune disorders. The Company’s goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases. The Company’s lead product candidate, GRI-0621, is an oral inhibitor of type 1 Natural Killer T (iNKT I) cells and is being developed for the treatment of severe fibrotic lung diseases such as idiopathic pulmonary fibrosis (IPF). The Company’s product candidate portfolio also includes GRI-0803 and a proprietary library of 500+ compounds. GRI-0803, the lead molecule selected from the library, is a novel oral agonist of type 2 Natural Killer T (NKT II) cells and is being developed for the treatment of autoimmune disorders, with much of its preclinical work in Systemic Lupus Erythematosus Disease (SLE) or lupus and multiple sclerosis (MS).
2.LIQUIDITY
Vallon has not generated any significant revenues from operations since inception and does not expect to do so in the foreseeable future. Vallon has incurred operating losses since its inception and has incurred $31,322 in accumulated deficit through March 31, 2023. Vallon has financed its working capital requirements to date through the issuance of common stock, convertible notes, short-term promissory notes, and a Paycheck Protection Program (PPP) promissory note.
In January 2021, Vallon completed a $350 convertible note financing and in February 2021, Vallon completed the initial public offering (IPO) of the Company’s common stock, raising net proceeds of $15,500.
In May 2022, Vallon entered into a Securities Purchase Agreement with certain investors (the Securities Purchase Agreement) for the sale of up to 123,333 shares of the Company’s common stock, par value $0.0001 per share (the Shares), at a purchase price of $31.896 per Share in a registered direct offering (the Offering). In a concurrent private placement also pursuant to the Securities Purchase Agreement (the Private Placement), for each share of common stock purchased by an investor, such investor was entitled receive from the Company an unregistered warrant (the Warrant) to purchase one share of common stock. The gross proceeds from the Offering and Private Placement were approximately $3,900, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company of approximately $572, of which $85 related to the Warrants was expensed.
As of March 31, 2023, the Company had cash, cash equivalents and marketable securities of approximately $1,665.
Following the completion of the Merger (Note 10), management believes the combined organization’s existing resources will be sufficient to support the combined organization’s planned operations for at least the next twelve months. For the foreseeable future, the Company’s ability to continue its operations is dependent upon its ability to obtain additional capital.
3.BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial periods and pursuant to the rules of the Securities and Exchange Commission (the SEC). References in this Quarterly Report on Form 10-Q to “authoritative guidance” is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB). The December 31, 2022 balance sheet was derived from Vallon’s audited financial statements.
In the opinion of management, the unaudited interim financial statements furnished herein include all normal and recurring adjustments considered necessary to present fairly the Vallon’s financial position as of March 31, 2023, and the results of operations and stockholders’ equity (deficit) for the three months ended March 31, 2023 and 2022 and cash flows for the three months ended March 31, 2023 and 2022. Results of operations for the three months ended March 31, 2023, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2023. The unaudited interim financial statements, presented herein, do not contain the required disclosures under GAAP for annual financial statements. The accompanying unaudited interim financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2022, included in the Vallon’s Annual Report on Form 10-K filed with the SEC on February 24, 2023.
Recapitalization
Concurrent with the closing of the Merger (Note 10), on April 21, 2023, the Company effected a 1-for-30 reverse stock split of its common stock. All share and per share amounts, excluding the number of authorized shares and par value, contained in these financial statements and accompanying notes, and this Quarterly Report on Form 10-Q give retroactive effect to the reverse split.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Estimates and assumptions are primarily made in relation to the valuation of share options, the embedded derivative of convertible notes, warrant issuance and subsequent revaluations, valuation allowances relating to deferred tax assets, revenue recognition, accrued expenses and estimation of the incremental borrowing rate for the finance lease. If actual results differ from the Company’s estimates, or to the extent these estimates are adjusted in future periods, the Company’s results of operations could either benefit from, or be adversely affected by, any such change in estimate.

Cash and Cash Equivalents
Cash equivalents are highly-liquid investments that are readily convertible into cash with original maturities of three months or less when purchased and as of March 31, 2023 and December 31, 2022 included investments in money market funds. The Company maintains its cash and cash equivalent balances at domestic financial institutions. Bank deposits with US banks are insured up to $250 by the Federal Deposits Insurance Corporation. The Company had uninsured cash balances of $1,218 and $3,281 at March 31, 2023 and December 31, 2022, respectively.
Warrant Liabilities, Change in Fair Value and Warrant Conversion
The Company evaluated the warrants issued in connection with the Offering (Note 6) in accordance with ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40), and concluded that a provision in the Warrants related to the reduction of the exercise price in certain circumstances precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the accompanying Balance Sheets and measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the accompanying Statements of Operations and Comprehensive Loss in the period of change. The derivative liabilities will ultimately be converted into the Company’s common stock when the Warrants are exercised, or will be extinguished upon expiry of the Warrant term. Upon exercise, the intrinsic value of the shares issued is transferred to stockholders’ equity. The difference between the intrinsic value of the stock issued and the fair value of the Warrants is recorded as gain or loss on the exchange in the accompanying Statements of Operations and Comprehensive Loss in the period of exercise.
Stock-based Compensation
The Company recognizes expense for employee and non-employee stock-based compensation in accordance with ASC Topic 718, Stock-Based Compensation (ASC 718). ASC 718 requires that such transactions be accounted for using a fair value-based method. The estimated fair value of the options is amortized over the vesting period, based on the fair value of the options on the date granted, and is calculated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as incurred. In considering the fair value of the underlying stock when the Company granted options, the Company considered several factors including the fair values established by market transactions. Stock option-based compensation includes estimates and judgments of when stock options might be exercised and stock price volatility. The timing of option exercises is out of the Company's control and depends upon a number of factors including the Company's market value and the financial objectives of the option holders. These estimates can have a material impact on the stock compensation expense but will have no impact on the cash flows. The estimation of share-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period the estimates are revised. The Company uses the expected term, rather than the contractual term, for both employee and consultant options issued.
Recent Accounting Pronouncements
The Company considered the applicability and impact of all ASUs issued during the quarter ended March 31, 2023 and each was determined to be either not applicable or expected to have minimal impact on these financial statements.
4.FAIR VALUE MEASUREMENTS
Fair Value Measurements
Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820, Fair Value Measurement, establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
As of March 31, 2023, the Vallon’s financial instruments included cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses, and the warrant liability. The carrying amounts reported in the balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments. Vallon recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.
The following table presents, for each of the fair value hierarchy levels required under ASC 820, Vallon’s liabilities that are measured at fair value on a recurring basis at March 31, 2023:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liability	$—	$—	$185
On May 17, 2022, Vallon issued 123,333 shares of common stock pursuant to the Securities Purchase Agreement at a purchase price of $31.896 per share in the Offering (Note 6). In connection with the Offering, the Company issued Warrants to purchase an aggregate of 123,333 shares of common stock at an exercise price of $28.146 per share. The Warrants were classified as a liability in accordance with ASC 815-40 and the fair value of $185 is reflected in warrant liability on the accompanying Balance Sheets. The warrant liability was measured at fair value at inception and is revalued at each financial statement date, with changes in fair value presented within change in fair value of warrant liability in the accompanying Statements of Operations and Comprehensive Loss.
The following table presents the changes is the fair value of the Level 3 liability:

Warrant Liability
Fair value as of December 31, 2022	$122
Change in valuation	63
Balance as of March 31, 2023	$185
The Black-Scholes valuation model was used to estimate the fair value of the Warrants with the following weighted-average assumptions:

	December 31, 2022	March 31, 2023
Volatility	139.9%	159.4%
Expected term in years	2.5	2.5
Dividend rate	0.0%	0.0%
Risk-free interest rate	4.32%	3.94%

5.ACCRUED EXPENSES
Accrued expenses consist of the following:

	March 31, 2023	December 31, 2022
Research and development	$2	$42
General and administrative	136	268
Payroll and related	1,215	401
Total accrued expenses	$1,353	$711
6.STOCKHOLDERS’ EQUITY
Common Stock
In February 2021, Vallon completed the IPO of 75,000 shares of common stock at a public offering price of $240.00 per share. The gross proceeds from the IPO, before deducting underwriting discounts, commissions and other offering expenses payable by Vallon, were $18,000. Underwriting discounts and expenses totaled $1,600 and Vallon incurred approximately $905 of additional expenses related to completing the IPO for aggregate net proceeds of approximately $15,500.
On May 17, 2022, Vallon completed the Offering, pursuant to which it sold 123,333 shares of common stock pursuant to the Securities Purchase Agreement at a purchase price of $31.896 per share . The gross proceeds from the Offering were approximately $3,900 before deducting fees payable to the placement agent and other estimated offering expenses payable by Vallon of approximately $572 of which $85 related to the Warrants was expensed.
Common Stock Warrants
In connection with the IPO, Vallon granted the underwriters warrants (the Underwriters' Warrants) to purchase an aggregate of 3,758 shares of common stock at an exercise price of $300.00 per share. The Underwriters’ Warrants have a five-year term and were not exercisable prior to August 12, 2021. All of the Underwriters’ Warrants were outstanding as of March 31, 2023. The Underwriters’ Warrants were classified as equity and the fair value of $399 is reflected as additional paid-in capital. The Black-Scholes option-pricing model was used to estimate the fair value of the Underwriters’ Warrants with the following weighted-average assumptions:

Volatility	85.0%
Expected term in years	2.5
Dividend rate	0.0%
Risk-free interest rate	0.155%
In connection with the Offering, the Company issued Warrants to purchase an aggregate of 123,333 shares of common stock at an exercise price of $28.146 per share (May 2022 Warrant Agreement). The Warrants have a five-year term. The Warrants were classified as a liability and are revalued at each balance sheet date.
The May 2022 Warrant Agreement entitled the holders to receive one share of common stock for each Warrant in lieu of the aggregate number of shares of common stock that would have been received using the cashless exercise formula set forth in the May 2022 Warrant Agreement (Alternate Cashless Exercise). In July 2022, Vallon amended the terms of the May 2022 Warrant Agreement to obligate each Warrant holder who signed the warrant amendment (each, an Applicable Holder) to effect an Alternate Cashless Exercise, in whole, by August 10, 2022 (the Expiration Date). The Warrants held by the Applicable Holders that were not exercised by the Expiration Date, were automatically exercised pursuant to the Alternate Cashless Exercise. A total of 74,000 Warrants were exercised pursuant to the May 2022 Warrant Agreement amendment. In December 2022, an additional 24,666 Warrants were exercised pursuant to the Alternate Cashless Exercise under the original terms of the May 2022 Warrant Agreement.

The fair value of the Warrants of $185 as of March 31, 2023 is reflected in warrant liability on the accompanying Balance Sheets (Note 4).
As of March 31, 2023, Vallon had the following warrants outstanding to purchase common stock.

Number of Shares	Exercise Price per Share	Expiration Date
3,758	$300.00	February 12, 2026
24,667	$28.146	May 17, 2027
7.STOCK-BASED COMPENSATION
Vallon recorded stock-based compensation related to stock options issued under the Vallon’s 2018 Equity Incentive Plan (2018 Plan) in the following expense categories of its accompanying statements of operations for the three months ended March 31, 2023 and 2022:

	For the Three Months Ended March 31,
	2023	2022
Research and development	$6	$18
General and administrative	79	163
Total	$85	$181
Vallon has granted stock options to purchase its common stock to employees and consultants under the 2018 Plan, under which Vallon may issue stock options, restricted stock and other equity-based awards. Vallon has also granted certain stock options outside of the 2018 Plan. Stock options granted by Vallon generally have a contractual life of up to 10 years. As of March 31, 2023, 47,761 shares of the Company's common stock were authorized to be issued under the 2018 Plan, and 24,303 shares were reserved for future awards under the 2018 Plan.
Vallon measures equity-based awards granted to employees, and non-employees based on their fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period or performance-based period, which is generally the vesting period of the respective award. The measurement date for service-based equity awards is the date of grant, and equity-based compensation costs are recognized as expense over the requisite service period, which is the vesting period for certain performance-based awards. The Company records expense for performance-based awards if it concludes that it is probable that the performance condition will be achieved.
The table below represents the activity of stock options granted to employees and non-employees for the three months ended March 31, 2023:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)
Outstanding at December 31, 2022	23,142	$118.20	8.05
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding at March 31, 2023	23,142	$118.20	7.80
Exercisable at March 31, 2023	13,112	$106.79	7.53

The Black-Scholes option-pricing model was used to estimate the grant date fair value of each stock option grant at the time of grant using the following weighted-average assumptions:

For the Three Months Ended March 31, 2022
Volatility	88.65%
Expected term in years	6.06
Dividend rate	0.00%
Risk-free interest rate	1.95%
Fair value of option on grant date	$128.70
No options were granted during the three months ended March 31, 2023.
As of March 31, 2023, the unrecognized compensation cost related to unvested stock options expected to vest was $753. This unrecognized compensation is expected to be recognized over a weighted-average amortization period of 2.39 years.
8.RELATED PARTY TRANSACTIONS
In January 2020, Vallon entered into a license agreement with MEDICE Arzneimittel Pütter GmbH & Co. K (Medice), a Vallon stockholder, which grants Medice an exclusive license, with the right to grant sublicenses, to develop, use, manufacture, market and sell ADAIR throughout Europe. Medice is responsible for obtaining regulatory approval of ADAIR in the licensed territory. Under the license agreement, Medice paid Vallon a $100 upfront payment and is required to pay milestone payments upon first obtaining regulatory approval to market and sell ADAIR in any country, territory or region in the licensed territory and upon achieving certain annual net sales thresholds. Medice will also pay tiered royalties on annual net sales of ADAIR at rates in the low double-digits. The initial term of the license agreement will expire five years after the date on which Medice first obtains regulatory approval in any country, territory or region in the licensed territory.
9.COMMITMENTS AND CONTINGENCIES
Employment Agreements
The Company has entered into employment contracts with its officers that provide for severance and continuation of benefits in the event of termination of employment by the Company without cause or by the employee for good reason. In addition, in the event of termination of employment following a change in control, the vesting of certain equity awards may be accelerated.
COVID-19 Impact
The global COVID-19 pandemic continues to present uncertainty and unforeseeable new risks to the Company’s operations and business plan. Vallon has closely monitored recent COVID-19 developments, including states’ lifting COVID-19 safety measures, drops in vaccination rates, and the spread of various coronavirus strains such as the Delta and Omicron variants. In light of these developments, the full impact of the COVID-19 pandemic on Vallon’s business, operations and clinical development plans remains uncertain and will vary depending on the pandemic’s future impact on its clinical trial enrollment, clinical trial sites, clinical research organizations (CROs), third-party manufacturers, and other third parties with whom Vallon does business, as well as any legal or regulatory consequences resulting therefrom.
10.SUBSEQUENT EVENTS
Merger with GRI Bio, Inc.
On April 21, 2023, pursuant to the Merger Agreement, Merger Sub was merged with and into Private GRI, with Private GRI surviving the Merger as a wholly owned subsidiary of the Company. In connection with the Merger, and prior to the Effective Time, the Company effected the Reverse Split. Also, in connection with the Closing), the Company amended its certificate of incorporation and bylaws to change its name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.”
At the Effective Time:
(a)Each share of Private GRI’s common stock (Private GRI Common Stock) outstanding immediately prior to the Effective Time, including any shares of Private GRI Common Stock issued pursuant to the Equity SPA (as defined below) automatically converted solely into the right to receive a number of shares of the Company’s common stock equal to 0.0374 (the Exchange Ratio).
(b)Each option to purchase shares of Private GRI Common Stock (each, a GRI Option) outstanding and unexercised immediately prior to the Effective Time under the GRI Bio, Inc. 2015 Equity Incentive Plan (the GRI Plan), whether or not vested, converted into and became an option to purchase shares of the Company’s common stock, and the Company assumed the GRI Plan and each such GRI Option in accordance with the terms of the GRI Plan (the Assumed Options). The number of shares of Company Common Stock subject to each Assumed Option was determined by multiplying (i) the number of shares of GRI Common Stock that were subject to such GRI Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. The per share exercise price for the Company Common Stock issuable upon exercise of each Assumed Option was determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting per share exercise price up to the nearest whole cent. Any restriction on the exercise of any Assumed Option continued in full force and effect and the term, exercisability, vesting schedule, and any other provisions of such Assumed Option otherwise remained unchanged.
(c)Each warrant to purchase shares of Private GRI Common Stock outstanding immediately prior to the Effective Time other than the Bridge Warrants (as defined below) (the GRI Warrants), was assumed by the Company and converted into a warrant to purchase shares of the Company’s common stock (the Assumed Warrants) and thereafter (i) each Assumed Warrant became exercisable solely for shares of the Company’s common stock; (ii) the number of shares of the Company’s common stock subject to each Assumed Warrant was determined by multiplying (A) the number of shares of Private GRI Common Stock that were subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for shares of the Company’s common stock issuable upon exercise of each Assumed Warrant was determined by dividing (A) the exercise price per share of the GRI Common Stock subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.
(d)The Bridge Warrants were exchanged for warrants (the Exchange Warrants) to purchase an aggregate of 421,589 shares of the Company’s common stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $14.73 per share.
(e)All rights with respect to Private GRI restricted stock awards were assumed by the Company and converted into Company restricted stock awards with the number of shares subject to each restricted stock award multiplied by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of the Company’s common stock. The term, exercisability, vesting schedule and other provisions of the Private GRI restricted stock awards otherwise remained unchanged.
In connection with the signing of the Merger Agreement, Private GRI entered into a securities purchase agreement dated December 13, 2022 (the Bridge SPA) with Altium Growth Fund, LP (the Investor) pursuant to which Private GRI issued senior secured promissory notes (the Bridge Notes) in the aggregate principal amount of $3,333 in exchange for an aggregate purchase price of $2,500. In addition, Private GRI issued the Investor warrants to purchase an aggregate of 2,504,980 shares of Private GRI Common Stock (the Bridge Warrants). As a result of the Merger, at the Effective Time, the Bridge Warrants were exchanged for the Exchange Warrants to purchase an aggregate of 421,589 shares of Company Common Stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $14.73 per share. The exercise price of the Exchange Warrants is subject to adjustment for splits and similar recapitalization events.
In addition to the Bridge SPA and in connection with signing the Merger Agreement, on December 13, 2022, the Company, Private GRI and the Investor entered into a Securities Purchase Agreement (the Equity SPA) pursuant to which the Investor agreed to invest $12,250 in cash. Pursuant to the Equity SPA, immediately prior to the Closing, Private GRI issued 6,787,219 shares of Private GRI Common Stock (the Initial Shares) to the Investor and 27,148,877 shares of GRI Common Stock (the Additional Shares) into escrow with an escrow agent. At the closing, pursuant to the Merger, the Initial Shares converted into an aggregate of 253,842 shares of Company Common Stock and the Additional Shares converted into an aggregate of 1,015,368 shares of Company Common Stock. On May 8,2023, in accordance with the terms of the Equity SPA, the Company and the Investor authorized the escrow agent to, subject to beneficial ownership limitations, disburse to the Investor all of the shares of Company Common Stock issued in exchange for the Additional Shares.
Pursuant to the Equity SPA, on May 8, 2023, the Company issued to the Investor (i) Series A-1 Warrants to purchase 1,269,210 shares of Company Common Stock with an initial exercise price of $13.51 per share, (ii) Series A-2 Warrants to purchase 1,142,289 shares of Company Common Stock with an initial exercise price of $14.74 per share, and (iii) Series T Warrants to purchase at an exercise price of $12.28 per share (x) 814,467 shares of Company Common Stock and (y) upon exercise of the Series T Warrants, an additional amount of Series A-1 Warrants and Series A-2 Warrants, each to purchase 814,467 shares of Company Common Stock (collectively, the Equity Warrants).
Immediately following the Effective Time, there were approximately 2,918,954 shares of Company Common Stock outstanding, of which 1,201,077 shares were held by the former stockholders of GRI (excluding the Investor).
Resignation of Officers and Separation and Release Agreement
In accordance with the Merger Agreement and effective as of the Effective Time, all of the Company’s executive officers other than Leanne Kelly, the Company’s Chief Financial Officer, resigned from the Company. The resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.
In connection with the resignation of David Baker, the Company’s Chief Executive Officer, the Company and Mr. Baker entered into a Separation and Release Agreement on April 21, 2023 (the Separation Agreement). Pursuant to the terms of the Separation Agreement and his current employment agreement, Mr. Baker will receive continuation of his current salary for 18 months payable in accordance with the Company’s payroll practices and a lump sum payment equal to 150% of his target bonus within 15 days of execution of his release and certain COBRA benefits. Mr. Baker also agreed to reduce amounts payable with respect to certain future milestone payments.
Amended and Restated 2018 Equity Incentive Plan
On April 21, 2023, the stockholders of the Company approved the Amended and Restated GRI Bio, Inc. 2018 Equity Incentive Plan, formerly the Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the A&R 2018 Plan). The A&R 2018 Plan had previously been approved by the Company’s Board, subject to stockholder approval. The A&R 2018 Plan became effective on April 21, 2023, with the stockholders approving the amendment to the A&R 2018 Plan to, among other things, (i) to increase the aggregate number of shares by 168,905 shares to 216,666 shares of Company Common Stock for issuance as awards under the A&R 2018 Plan, (ii) to extend the term of the A&R 2018 Plan through January 1, 2033, (iii) to prohibit any action that would be treated as a “repricing” of an award without further approval by the stockholders of Company, and (iv) to revise the limits on awards to non-employee directors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On April 21, 2023, pursuant to that Agreement and Plan of Merger, dated as of December 13, 2022, as amended on February 17, 2023 (the “Merger Agreement”), by and among GRI Bio, Inc., formerly known as Vallon Pharmaceuticals, Inc. (the “Company” or “Vallon”), GRI Operations, Inc., formerly known as GRI Bio, Inc., a Delaware corporation (“GRI”), and Vallon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub was merged with and into GRI (the “Merger”), with GRI surviving the Merger as a wholly owned subsidiary of the Company. In connection with the Merger, and prior to the effective time of the Merger (the “Effective Time”), the Company effected a reverse stock split of the Company’s common stock at a ratio of 1-for-30 (the “Reverse Split”). Unless otherwise noted, all references to share and per share amounts herein reflect the Reverse Split. Also, in connection with the closing of the Merger (the “Closing”), the Company amended its certificate of incorporation and bylaws to change its name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.”
At the Effective Time, each share of GRI’s common stock (“GRI Common Stock”) outstanding immediately prior to the Effective Time, including any shares of GRI Common Stock issued pursuant to the Pre-Merger Financing (as defined below) automatically converted solely into the right to receive a number of shares of the Company’s common stock (“Company Common Stock”) equal to 0.0374 (the “Exchange Ratio”).
Each option to purchase shares of GRI Common Stock (each, a “GRI Option”) outstanding and unexercised immediately prior to the Effective Time under the GRI Bio, Inc. 2015 Equity Incentive Plan (the “GRI Plan”), whether or not vested, converted into and became an option to purchase shares of Company Common Stock, and the Company assumed the GRI Plan and each such GRI Option in accordance with the terms of the GRI Plan (each, an “Assumed Option”). The number of shares of Company Common Stock subject to each Assumed Option was determined by multiplying (i) the number of shares of GRI Common Stock that were subject to such GRI Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. The per share exercise price for the Company Common Stock issuable upon exercise of each Assumed Option was determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting per share exercise price up to the nearest whole cent. Any restriction on the exercise of any Assumed Option continued in full force and effect and the term, exercisability, vesting schedule, and any other provisions of such Assumed Option otherwise remained unchanged.
Each warrant to purchase shares of GRI Common Stock outstanding immediately prior to the Effective Time other than the Bridge Warrants (as defined below) (the “GRI Warrants”), was assumed by the Company and converted into a warrant to purchase Company Common Stock (each, an “Assumed Warrant”) and thereafter (i) each Assumed Warrant became exercisable solely for shares of Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Assumed Warrant was determined by multiplying (A) the number of shares of GRI Common Stock that were subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the Company Common Stock issuable upon exercise of each Assumed Warrant was determined by dividing (A) the exercise price per share of the GRI Common Stock subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.
The Bridge Warrants were exchanged for warrants (the “Exchange Warrants”) to purchase an aggregate of 421,589 shares of Company Common Stock.
All rights with respect to GRI restricted stock awards were assumed by the Company and converted into Company restricted stock awards with the number of shares subject to each restricted stock award multiplied by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. The term, exercisability, vesting schedule and other provisions of the GRI restricted stock awards otherwise remained unchanged.

The Merger is accounted for as a reverse recapitalization under U.S. GAAP because the primary assets of Vallon are cash, cash equivalents, and short-term marketable securities. For accounting purposes, GRI has been determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) the equity holders of GRI immediately prior to the Merger owned, or held rights to acquire, in the aggregate approximately 85% of the outstanding Company Common Stock and the Company’s stockholders immediately prior to the Merger owned approximately 15% of the outstanding Company Common Stock (ii) GRI holds the majority (4 out of 5) of board seats of the combined company, and (iii) GRI’s management holds the majority of key positions in the management of the combined company.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The Vallon and GRI unaudited pro forma condensed combined balance sheet data assume that the Merger took place on March 31, 2023 and combines the Vallon and GRI historical balance sheets at March 31, 2023. The Vallon and GRI unaudited pro forma condensed combined statements of operations data assume that the Merger took place as of January 1, 2022 and combines the historical results of Vallon and GRI for the three months ended March 31, 2023 and for the year ended December 31, 2022. The historical financial statements of Vallon and GRI, which are filed as Exhibit 99.4 of Amendment No. 2 to the Current Report on Form 8-K filed with the SEC on July 6, 2023, have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Vallon and GRI been a combined company during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical (i) unaudited interim financial statements of Vallon for the three months ended March 31, 2023, which is filled in Vallon’s Form 10-Q (ii) audited financial statements of Vallon for the year ended December 31, 2022, which is filed in Vallon’s Form 10-K, (iii) unaudited interim financial statements of GRI for the three months ended March 31, 2023, which is filed as Exhibit 99.1 to the Current Report on this Form 8-K/A and (iv) audited financial statements of GRI for the year ended December 31, 2022 which is filed as Exhibit 99.2 of Amendment No. 2 to the Current Report on Form 8-K filed with the SEC on July 6, 2023.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2023
(in thousands)

	GRI Bio, Inc.	Vallon Pharmaceuticals, Inc.	Transaction Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$460	$1,665	$4,042	A	$6,167
Prepaid expenses and other current assets	271	432	(259)	B	444
Total current assets	731	2,097	3,783		6,611
Deposits	4	—	—		4
Property and equipment, net	11	—	—		11
Right of use assets – operating leases	55	—	—		55
Total assets	$801	$2,097	$3,783		$6,681

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,585	$528	$(1,582)	C	$531
Accrued expenses	—	1,353	(52)	C	1,301
Operating lease liabilities	55	—	—		55
Warrant liability	—	185	—		185
Non-convertible promissory notes	2,391	—	(2,391)	D	—
Total liabilities	4,031	2,066	(2,169)		2,072

Stockholders’ equity (deficit):
Common stock	38	—	(14)	E	24
Additional paid-in capital	17,378	31,353	(16,926)	E	31,805
Accumulated deficit	(20,646)	(31,322)	24,748	E	(27,220)
Total stockholders’ equity (deficit)	(3,230)	31	7,808		4,609
Total liabilities and stockholders’ equity (deficit)	$801	$2,097	$5,639		$6,681
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Three Months Ended March 31, 2023
(in thousands, except share and per share amounts)

	GRI Bio, Inc.	Vallon Pharmaceuticals, Inc.	Transaction Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$116	$(124)	$—		$(8)
General administrative	872	2,473	—		3,345
Total operating expenses	988	2,349	—		3,337
Loss from operations	(988)	(2,349)	—		(3,337)
Interest income (expense), net	(1,162)	16	1,162	F	16
Change in fair value of warrant liability	—	(63)	—		(63)
Net loss	$(2,150)	$(2,396)	$1,162		$(3,384)
Net loss per share, basic and diluted.	$(12.46)	$(5.33)			$(8.01)
Weighted average common shares outstanding, basic and diluted	172,549	449,408	(199,537)	G	422,420
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2022
(in thousands, except share and per share amounts)

	GRI Bio, Inc.	Vallon Pharmaceuticals, Inc.	Transaction Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$242	$1,170	$—		$1,412
General and administrative	1,997	5,758	—		7,755
Total operating expenses	2,239	6,928	—		9,167
Loss from operations	(2,239)	(6,928)	—		(9,167)
Interest income (expense), net	(653)	26	653	F	26
Loss on extinguishment of debt	(325)	—	—		(325)
Loss on warrant conversion	—	(506)	—		(506)
Change in fair value of warrant liability	—	384	—		384
Net loss	$(3,217)	$(7,024)	$653		$(9,588)
Net loss per share, basic and diluted	$(0.93)	$(20.77)			$(24.13)
Weighted average common shares outstanding, basic and diluted	3,447,887	338,106	(3,388,704)	G	397,289
See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.Description of Transactions
The Merger
On April 21, 2023, pursuant to that Agreement and Plan of Merger, dated as of December 13, 2022, as amended on February 17, 2023 (the “Merger Agreement”), by and among GRI Bio, Inc., formerly known as Vallon Pharmaceuticals, Inc. (the “Company”), GRI Operations, Inc., formerly known as GRI Bio, Inc., a Delaware corporation (“GRI”), and Vallon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub was merged with and into GRI (the “Merger”), with GRI surviving the Merger as a wholly owned subsidiary of the Company. In connection with the Merger, and prior to the effective time of the Merger (the “Effective Time”), the Company effected a reverse stock split of the Company’s common stock at a ratio of 1-for-30 (the “April 2023 Reverse Stock Split”). Also, in connection with the closing of the Merger (the “Closing”), the Company amended its certificate of incorporation and bylaws to change its name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.” and is trading under the symbol “GRI” on the Nasdaq Global Market.
At the Effective Time, each share of GRI’s common stock (“GRI Common Stock”) outstanding immediately prior to the Effective Time, including any shares of GRI Common Stock issued pursuant to the Pre-Merger Financing (as defined below) automatically converted solely into the right to receive a number of shares of the Company’s common stock (“Company Common Stock”) equal to 0.0374 (the “Exchange Ratio”).
Each option to purchase shares of GRI Common Stock (each, a “GRI Option”) outstanding and unexercised immediately prior to the Effective Time under the GRI Bio, Inc. 2015 Equity Incentive Plan (the “GRI Plan”), whether or not vested, converted into and became an option to purchase shares of Company Common Stock, and the Company assumed the GRI Plan and each such GRI Option in accordance with the terms of the GRI Plan (each, an “Assumed Option”). The number of shares of Company Common Stock subject to each Assumed Option was determined by multiplying (i) the number of shares of GRI Common Stock that were subject to such GRI Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. The per share exercise price for the Company Common Stock issuable upon exercise of each Assumed Option was determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting per share exercise price up to the nearest whole cent. Any restriction on the exercise of any Assumed Option continued in full force and effect and the term, exercisability, vesting schedule, and any other provisions of such Assumed Option otherwise remained unchanged.
Each warrant to purchase shares of GRI Common Stock outstanding immediately prior to the Effective Time other than the Bridge Warrants (as defined below) (the “GRI Warrants”), was assumed by the Company and converted into a warrant to purchase Company Common Stock (each, an “Assumed Warrant”) and thereafter (i) each Assumed Warrant became exercisable solely for shares of Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Assumed Warrant was determined by multiplying (A) the number of shares of GRI Common Stock that were subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the Company Common Stock issuable upon exercise of each Assumed Warrant was determined by dividing (A) the exercise price per share of the GRI Common Stock subject to such GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.
The Bridge Warrants were exchanged for warrants (the “Exchange Warrants”) to purchase an aggregate of 60,227 shares of Company Common Stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $103.11 per share.
Immediately following the Effective Time, there were approximately 416,993 shares of Company Common Stock outstanding, the former stockholders of GRI (including the Investor (as defined below)) owned, or held rights to acquire, in the aggregate approximately 85% of the outstanding Company Common Stock and the Company’s stockholders immediately prior to the Merger owned approximately 15% of the outstanding Company Common Stock.
As previously disclosed, in connection with signing the Merger Agreement, GRI entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Bridge SPA”) with Altium Growth Fund, LP (the “Investor”), pursuant to which, among other things, the Investor purchased, and GRI issued, senior secured notes (the “Bridge Notes”) in the aggregate principal amount of up to approximately $3.3 million, in exchange for an aggregate purchase price of up to approximately $2.5 million. In addition, GRI issued the Investor warrants to purchase an aggregate of 357,854 shares of GRI Common Stock (the “Bridge Warrants”). As a result of the Merger, at the Effective Time, the Bridge Warrants were exchanged for the Exchange Warrants to purchase an aggregate of 60,227 shares of Company Common Stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $103.11 per share. The exercise price of the Exchange Warrants is subject to adjustment for splits and similar recapitalization events.
In addition to the Bridge SPA, in connection with signing the Merger Agreement, the Company, GRI and the Investor entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Equity SPA”). Pursuant to the Equity SPA, immediately prior to the Closing, GRI issued 969,602 shares of GRI Common Stock (the “Initial Shares”) to the Investor and 3,878,411 shares of GRI Common Stock (the “Additional Shares”) into escrow with an escrow agent. At the closing, pursuant to the Merger, the Initial Shares converted into an aggregate of 36,263 shares of Company Common Stock and the Additional Shares converted into an aggregate of 145,052 shares of Company Common Stock. Subject to beneficial ownership limitations, some or all of the shares of Company Common Stock issued in exchange for the Additional Shares were held in escrow and to be released to the Investor upon certain specified reset dates described in the Equity SPA. On May 8, 2023, in accordance with the terms of the Equity SPA, the Company and the Investor authorized the escrow agent to, subject to beneficial ownership limitations, disburse to the Investor all of the shares of Company Common Stock issued in exchange for the Additional Shares.
Also on May 8, 2023, pursuant to the Equity SPA, the Company issued to the Investor (i) Series A-1 Warrants to purchase 181,316 shares of Company Common Stock with an initial exercise price of $94.57per share, (ii) Series A-2 Warrants to purchase 163,185 shares of Company Common Stock with an initial exercise price of $$103.18 per share, and (iii) Series T Warrants to purchase at an exercise price of $85.96 per share (x) 116,353 shares of Company Common Stock and (y) upon exercise of the Series T Warrants, an additional amount of Series A-1 Warrants and Series A-2 Warrants, each to purchase 116,353 shares of Company Common Stock (collectively, the “Equity Warrants”).
Recapitalization
On January 30, 2024, the Company effected a one-for-seven reverse stock split of its common stock (the “January 2024 Reverse Stock Split,” together with the April 2023 Reverse Stock Split, the “Reverse Stock Splits”). Unless otherwise noted, stockholders’ equity and all references to share and per share amounts herein have been retroactively adjusted to reflect the Reverse Stock Splits for all periods presented.
2.Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of March 31, 2023 is presented as if the Merger had been completed on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 assumes that the merger occurred on January 1, 2022, and combines the historical results of GRI and Vallon.
For accounting purposes, GRI is considered to be the acquiring company and Merger will be accounted for as a reverse recapitalization of Vallon by GRI because at the closing of the Merger, the primary pre‑combination assets of Vallon were cash and cash equivalents.
Under reverse recapitalization accounting, the assets and liabilities of Vallon were recorded, as of the completion of the Merger, at their fair values which are expected to approximate their book values because of the short‑term nature of the instruments. No goodwill or intangible assets were recognized and the excess consideration transferred over the fair value of the net assets of Vallon was reflected as a reduction to equity. Consequently, the consolidated financial statements of GRI reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The historical financial statements of Vallon and GRI have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.
Pro forma adjustments related to the Equity Financing for aggregate cash proceeds of $12.25 million reflect additional issuance of GRI Common Stock that was completed prior to the closing of the Merger as a condition to the Merger Agreement. The shares of GRI Common Stock in the Equity Financing (including those issued upon cancellation of the Bridge Notes) are converted into shares of Company Common Stock effective as of immediately after the Effective Time.
The unaudited pro forma condensed combined financial statements also give effect to the other transactions that are not directly attributable to the Merger but are deemed relevant to the pro forma financial position and operations of the combined companies.
To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.
3.Pro Forma Adjustments
The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical (i) audited financial statements for the years ended December 31, 2022 and (ii) unaudited interim financial statements for the three months ended March 31, 2023 and 2022 of Vallon and GRI of which GRI’s are filed as Exhibit 99.1 of Amendment No. 2 to the Current Report on Form 8-K filed with the SEC on July 6, 2023.
Merger Transaction Adjustments
A.Reflects (i) approximately $12.25 million in proceeds from the Equity Financing (not including any proceeds from the potential exercise of Equity Warrants) and, (ii) payment of total estimated unpaid transaction costs upon consummation of the Merger.

(amounts in thousands)	GRI Bio, Inc.	Vallon Pharmaceuticals, Inc.	Total
Proceeds from Equity Financing, net of issuance costs	$12,250	$—	$12,250
Payment of transaction costs	(3,908)	(4,300)	(8,208)
Pro forma adjustment	$8,342	$(4,300)	$4,042
B.Reflects the reclassification of deferred stock issuance costs upon completion of the Equity Financing.
C.Reflects the settlement of transaction costs included in accounts payable and accrued liabilities pursuant to the Equity SPA:

(amounts in thousands)	GRI Bio, Inc.	Vallon Pharmaceuticals, Inc.	Total
Unpaid transaction costs in accounts payable as of March 31, 2023	$(1,395)	$(187)	$(1,582)

Unpaid transaction costs in accrued liabilities as of March 31, 2023	—	(52)	(52)
Pro forma adjustment	$(1,395)	$(239)	$(1,634)
D.Issuance of common stock to settle the Bridge Notes upon completion of the Equity Financing.
E.To record the (i) exchange ratio adjustment to GRI Common Stock outstanding, (ii) sale of GRI Common Stock and GRI Warrants, net of issuance costs, in connection with Equity Financing, (iii) elimination of Vallon’s historical equity carrying value, (iv) post-combination stock-based compensation expense for Vallon options and warrants and (viii) payment of transaction and severance costs:
For purposes of these unaudited pro forma condensed combined financial statements, the Equity Warrants have been classified as equity as they are not redeemable and the potential adjustments to exercise prices and settlement scenarios, as defined in the warrant agreements, are deemed to be indexed to the Company Common Stock.

	Common stock		Additional paid-in capital	Accumulated deficit	Total
(Dollar amounts in thousands)	Shares	Amount
Adjustment to GRI Common Stock outstanding in connection with the exchange ratio	—	$(14)	$14	$—	$—
Issuance of common stock and warrants upon completion of Equity Financing	185,678	—	14,382	—	14,382
Elimination of Vallon’s historical carrying values	—	—	(31,322)	31,322	—
Issuance of common stock to Vallon shareholders	64,193	—	—	—	—
Payment of transaction costs	—	—	—	(6,574)	(6,574)
Pro forma adjustment	249,871	$(14)	$(16,926)	$24,748	$7,808
F.Elimination of interest expense associated with the Bridge Notes that were settled upon completion of the Equity Financing.
G.The pro forma combined basic and diluted loss per share have been adjusted to reflect the pro forma net loss for the three months ended March 31, 2023 and for the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the Merger. The following table sets forth the calculation of the pro forma weighted-average number of common shares outstanding—basic and diluted.

	Three Months Ended March 31, 2023	Year Ended December 31, 2022
Elimination of historical Vallon weighted average shares	(449,408)	(338,106)
Effect of applying estimated exchange ratio to GRI Common Stock	—	(3,300,469)
Issuance of common stock in connection with Equity Financing	185,678	185,678
Issuance of shares of common stock of the combined company to Vallon stockholders	64,193	64,193
	(199,537)	(3,388,704)

Up to 3,872,217 Shares of Common Stock
Up to 3,872,217 Pre-Funded Warrants to Purchase Up to 3,872,217 Shares of Common Stock
Up to 3,872,217 Series B-1 Common Warrants to Purchase Up to 3,872,217 Shares of Common Stock
Up to 3,872,217 Series B-2 Common Warrants to Purchase Up to 3,872,217 Shares of Common Stock
Up to 3,872,217 Shares of Common Stock underlying the Pre-Funded Warrants
Up to 7,744,434 Shares of Common Stock underlying the Common Warrants

PRELIMINARY PROSPECTUS
Sole Placement Agent
A.G.P.
          , 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, paid or payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Amount
SEC registration fee	$3,542
FINRA filing fee	2,900
Printing and engraving expenses	105,000
Legal fees and expenses	300,000
Accountants’ fees and expenses	35,000
Miscellaneous expenses	53,558
Total	$500,000
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We have adopted provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our Amended and Restated Bylaws provide that:
•we will indemnify our directors, officers and, in the discretion of our Board, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our Board, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.
We have entered into indemnification agreements with each of our directors, and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.
2021 Convertible Note Financing
In January 2021, Vallon entered into a Convertible Promissory Note Purchase Agreement with certain existing stockholders, including Salmon Pharma and David Baker, Vallon’s Chief Executive Officer, pursuant to which Vallon issued the 2021 Convertible Notes for cash proceeds of $350,000. The 2021 Convertible Notes had an interest rate of 7.0% per annum, non-compounding, and had a maturity date of September 30, 2021. The 2021 Convertible Notes were convertible into shares of Vallon capital stock offered to investors in any subsequent equity financing, or Qualified Financing (as defined therein), after the date of their issuance in which we issued any of our equity securities and were convertible at a 20.0% discount to the price per share offered in such Qualified Financing.
On February 12, 2021, Vallon consummated its IPO of Vallon common stock, which was considered a Qualified Financing. Accordingly, the 2021 Convertible Notes converted into an aggregate of 1,830 shares of Vallon common stock immediately prior to the closing of the IPO at a conversion price of $192.00 per share.
2021 Representative’s Warrants
On February 9, 2021, we entered into an Underwriting Agreement with ThinkEquity, a division of Fordham Financial Management, Inc., relating to the Company’s public offering of its Common Stock. On February 12, 2021, pursuant to the Underwriting Agreement, the Company issued warrants (the “Representative’s Warrants”) to the ThinkEquity’s assigns to purchase an aggregate of 3,758 shares of our Common Stock (after giving effect to the Reverse Stock Split). Such warrants may be exercised beginning on August 11, 2021 until February 12, 2026 (five years after the commencement of sales in the public offering of Common Stock). The initial exercise price of each Representative’s Warrant was $10.00 per share and is now $300.00 per share, after giving effect to the Reverse Stock Split.
2022 Warrants
On May 13, 2022, the Company entered into the Securities Purchase Agreement with certain investors for the sale in a private placement of up to 123,333 unregistered warrants to purchase one share of our Common Stock, as well as the sale in a registered direct offering of 123,333 of our shares of Common Stock. The foregoing share numbers have been adjusted to reflect the Reverse Stock Split. Ladenburg Thalmann & Co. Inc. served as the placement agent for the Company.
On May 17, 2022, the Company closed on the private placement and the registered direct offering. The gross proceeds from the private placement and registered direct offering were approximately $3.9 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company.
Warrant Exercises
Between November 9, 2023 and November 27, 2023, we issued 163,185 shares of our Common Stock pursuant to the exercise of Series A-2 Warrants on a cashless basis pursuant to the alternate cashless exercise feature described therein.
The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on (i) Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or (ii) Section 3(a)(9) as a transaction in which a security is exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange, as applicable. Except as otherwise described above, none of the foregoing transactions involved any underwriters or any public offering. All recipients received or had, through their relationships with us, adequate access to information about us. As necessary, the recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a) Exhibits.

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed
2.1Δ	Agreement and Plan of Merger, by and among the Company, GRI Bio Operations, Inc. and Vallon Merger Sub, Inc., dated as of December 13, 2022.		8-K	001-40034	12/13/2022
2.2	Amendment to Agreement and Plan of Merger, by and among the Company, GRI Bio Operations, Inc., and Vallon Merger Sub, Inc., dated as of February 17, 2023.		S-4/A	333-268977	2/24/2023
3.1	Amended and Restated Certificate of Incorporation.		10-Q	001-40034	4/21/2023
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation.		8-K	001-40034	1/30/2024
3.3	Amended and Restated Bylaws.		8-K/A	001-40034	5/26/2023
4.1	Specimen Common Stock Certificate.		S-1	333-249636	10/23/2020
4.2Δ	Registration Rights Agreement, by and between the Company and the investor party thereto, dated as of December 13, 2022.		8-K	001-40034	12/13/2022
4.3	Form of Bridge Warrant.		8-K	001-40034	5/13/2022
4.4	Form of Amendment No. 1 to Common Stock Purchase Warrant.		8-K	001-40034	7/26/2022
4.5	Form of Equity Warrant.		8-K	001-40034	12/13/2022
4.6	Form of Exchange Warrant.		8-K	001-40034	12/13/2022
4.7Δ	Form of Senior Secured Note of GRI Bio Operations, Inc.		S-4	333-268977	12/23/2022
4.8	Warrant to Purchase Stock issued to TEP Biotech, LLC, dated as of November 2, 2018.		S-4	333-268977	12/23/2022

4.9	Warrant to Purchase Stock issued to TEP Biotech, LLC, dated as of December 3, 2019.		S-4	333-268977	12/23/2022
4.10	Warrant to Purchase Stock issued to TEP Biotech, LLC, dated as of July 7, 2022.		S-4	333-268977	12/23/2022
4.11	Warrant to Purchase Stock issued to Oppel Greeff, dated as of July 7, 2022.		S-4	333-268977	12/23/2022
4.12	Warrant to Purchase Stock issued to Oppel Greeff, dated as of November 4, 2020.		S-4	333-268977	12/23/2022
4.13	Warrant to Purchase Stock issued to Dinver LLC, dated as of November 4, 2020.		S-4	333-268977	12/23/2022
4.14	Warrant to Purchase Stock issued to Eric Reiter, dated as of November 4, 2020.		S-4	333-268977	12/23/2022
4.15	Warrant to Purchase Stock issued to FT618 Investments, LLC, dated as of November 9, 2020.		S-4	333-268977	12/23/2022
4.16	Warrant to Purchase Stock issued to FT618 Investments, LLC, dated as of December 28, 2020.		S-4	333-268977	12/23/2022
4.17	Form of Amendment to 2020 Warrant to Purchase Stock.		S-4/A	333-268977	1/27/2023
4.18	Form of Amendment to 2022 Warrant to Purchase Stock.		S-4/A	333-268977	1/27/2023
4.19Δ	Securities Purchase Agreement, by and between GRI Bio Operations, Inc. and Altium Growth Fund, LP, dated as of December 13, 2022.		8-K	001-40034	12/13/2022
4.20Δ	Securities Purchase Agreement, by and among the Company, GRI Bio Operations, Inc. and Altium Growth Fund, LP, dated as of December 13, 2022.		8-K	001-40034	12/13/2022
4.21Δ	Omnibus Amendment to Securities Purchase Agreements, by and among the Company, GRI Bio Operations, Inc., and Altium Growth Fund, LP, dated as of February 17, 2023.		S-4	333-268977	3/6/2023
4.22	Investor’s Rights Agreement, by and between the Company and Salmon Pharma GmbH, dated as of July 25, 2019.		S-1	333-249636	10/23/2020
4.23Δ	Voting Agreement, by and among the Company and certain of its stockholders, dated as of December 30 2020.		S-1	333-249636	10/23/2020
4.24	Form of Pre-Funded Warrant		S-1/A	333-276025	1/31/2024
4.25	Form of Series B-1 Common Warrant		S-1/A	333-276025	1/31/2024
4.26	Form of Series B-2 Common Warrant		S-1/A	333-276025	1/31/2024
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X
10.1#	A&R 2018 Equity Incentive Plan.		10-Q	001-40034	05/15/2023
10.2#	Form of Nonqualified Stock Option Agreement under the Company’s 2018 Equity Incentive Plan.		S-1	333-249636	10/23/2020
10.3#	Form of Incentive Stock Option Agreement under the Company’s 2018 Equity Incentive Plan.		S-1	333-249636	10/23/2020
10.4#	GRI Bio Operations, Inc. 2015 Equity Incentive Plan.		S-4	333-268977	12/23/2022
10.5	License Agreement, by and between the Company and MEDICE Arzneimittel Putter GmbH & Co. KG, dated as of January 6, 2020.		S-1	333-249636	10/23/2020
10.6	Form of Company Support Agreement, by and between GRI Bio Operations, Inc. and each of the parties named in each agreement therein, dated as of December 13, 2022.		8-K	001-40034	12/13/2022

10.7	Form of GRI Bio Operations, Inc. Support Agreement, by and between the Company and each of the parties named in each agreement therein., dated as of December 13, 2022.	8-K	001-40034	12/13/2022
10.8	Placement Agency Agreement, by and between the Company and Ladenburg Thalmann & Co., Inc., dated as of May 13, 2022.	8-K	001-40034	5/13/2022
10.9Δ	Form of Securities Purchase Agreement.	8-K	001-40034	5/13/2022
10.10Δ	Amendment No. 1 to Securities Purchase Agreement, by and between the Company and each purchaser identified on the signature pages thereto, dated as of July 25, 2022.	8-K	001-40034	7/26/2022
10.11#	Incentive Stock Option Agreement, by and between GRI Bio Operations, Inc. and Sean Edwards, dated as of November 4, 2016.	S-4	333-268977	12/23/2022
10.12#	Nonqualified Stock Option Agreement, by and between GRI Bio Operations, Inc. and Rohit Loomba, dated as of November 4, 2016.	S-4	333-268977	12/23/2022
10.13#	Nonqualified Stock Option Agreement, by and between GRI Bio Operations, Inc. and Gerald Yakatan, dated as of November 4, 2016.	S-4	333-268977	12/23/2022
10.14#Δ	Restricted Stock Purchase Agreement, by and between GRI Bio Operations, Inc. and Albert Agro, dated as of November 1, 2009.	S-4	333-268977	12/23/2022
10.15#
Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and Albert Agro, dated as of April 2, 2015, as amended by the Amendment to the Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and Albert Agro, dated as of December 7, 2022.
		S-4	333-268977	12/23/2022
10.16#Δ	Restricted Stock Purchase Agreement, by and between GRI Bio Operations, Inc. and Vipin Kumar Chaturvedi, dated as of March 28, 2009.	S-4	333-268977	12/23/2022
10.17#
Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and Vipin Kumar Chaturvedi, dated as of April 2, 2015, as amended by the Amendment to the Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and Vipin Kumar Chaturvedi, dated as of December 7, 2022.
		S-4	333-268977	12/23/2022
10.18#	Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and Sean Edwards, dated as of March 31, 2021.	S-4	333-268977	12/23/2022
10.19#	Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and Sean Edwards, dated as of December 7, 2022.	S-4	333-268977	12/23/2022
10.20#Δ	Restricted Stock Purchase Agreement, by and between GRI Bio Operations, Inc. and W. Marc Hertz, dated as of March 28, 2009.	S-4	333-268977	12/23/2022
10.21#
Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and W. Marc Hertz, dated as of April 2, 2015, as amended by the Amendment to the Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and W. Marc Hertz, dated as of December 7, 2022.
		S-4	333-268977	12/23/2022
10.22#	Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and W. Marc Hertz, dated as of March 31, 2021.	S-4	333-268977	12/23/2022

10.23#	Restricted Stock Award Agreement, by and between GRI Bio Operations, Inc. and W. Marc Hertz, dated as of December 7, 2022.		S-4	333-268977	12/23/2022
10.24#	Consulting and Clinical Advisory Board Agreement, by and between GRI Bio Operations, Inc. and Rohit Loomba, M.D., dated as of June 3, 2016.		S-4	333-268977	12/23/2022
10.25#	Consulting and Scientific Advisory Board Agreement, by and between GRI Bio Operations, Inc. and Vipin Kumar Chaturvedi, personally or through Vidur Discoveries LLC, dated as of October 31, 2018.		S-4	333-268977	12/23/2022
10.26Δ
Lease Agreement, by and between La Jolla Shores Plaza, LLC and GRI Bio Operations, Inc., dated as of March 2, 2018, for that property located at 2223 Avenida de la Playa, Suite 208, La Jolla, California, 92037, as amended on February 16, 2021.
			S-4	333-268977	12/23/2022
10.27	Clawback Policy.		10-Q	001-40034	11/14/2023
10.28#	Amended and Restated Non-Employee Director Compensation Program.		S-1/A	333-274972	12/4/2023
10.29	Form of Indemnification Agreement.		8-K	001-40034	4/21/2023
10.30#	Employment Agreement, by and between GRI Bio Operations, Inc. and Marc Hertz, Ph.D., dated as of February 20, 2023.		S-4/A	333-268977	2/24/2023
10.31#	Employment Agreement, by and between GRI Bio Operations, Inc. and Leanne M. Kelly, dated as of February 20, 2023.		S-4/A	333-268977	2/24/2023
10.32#	Employment Agreement, by and between GRI Bio Operations, Inc. and Vipin Kumar Chaturvedi, dated as of February 20, 2023.		S-4/A	333-268977	2/24/2023
10.33#	Consulting Agreement, by and between GRI Bio Operations, Inc. and Albert Agro, Ph.D, dated as of January 9, 2023.		8-K	001-40034	4/21/2023
10.34#	Separation Agreement, by and between the Company and David Baker, dated as of April 21, 2023.		8-K	001-40034	4/21/2023
10.35#	Employment Agreement, by and between the Company and Albert Agro, Ph.D., dated as of July 1, 2023.		10-Q	001-40034	8/14/2023
10.36Δ	Asset Purchase Agreement, by and between the Company and Aardvark Therapeutics, Inc., dated as of August 22, 2023.		8-K	001-40034	8/23/2023
10.37Δ	Form of Securities Purchase Agreement.		S-1/A	333-276025	1/31/2024
10.38	Form of Placement Agent Agreement.		S-1/A	333-276025	1/31/2024
21.1	Subsidiaries.		S-1/A	333-274972	12/4/2023
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.	X
23.2	Consent of Sadler, Gibb & Associates, LLC, Independent Registered Public Accounting Firm.	X
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included Exhibit 5.1).	X
24.1	Power of Attorney (included on signature page).		S-1	333-276025	12/21/2023
101.INS	iXBRL Instance Document
101.SCH	iXBRL Taxonomy Extension Schema Document
101.CAL	iXBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	iXBRL Taxonomy Extension Definition Linkbase Document
101.LAB	iXBRL Taxonomy Extension Label Linkbase Document

101.PRE	iXBRL Taxonomy Extension Presentation Linkbase Document
107	Filing Fee Table	X
__________________
#     Indicates a management contract or any compensatory plan, contract or arrangement.
Δ     Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.
(b) Financial Statement Schedules.
No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.
ITEM 17. UNDERTAKINGS.
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(7)The undersigned registrant hereby undertakes that:
(i)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California, on this 31st day of January, 2024.

GRI BIO, INC.

By:	/s/ W. Marc Hertz
W. Marc Hertz, Ph.D.
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Marc Hertz, Ph.D.	President, Chief Executive Officer and Director	January 31, 2024
W. Marc Hertz, Ph.D	(Principal Executive Officer)

/s/ Leanne Kelly	Chief Financial Officer	January 31, 2024
Leanne Kelly	(Principal Financial and Accounting Officer)

*	Director and Chairperson of the Board	January 31, 2024
David Szekeres

*	Director	January 31, 2024
David Baker

*	Director	January 31, 2024
Roelof Rongen

*	Director	January 31, 2024
Camilla V. Simpson, M.Sc.

By:	/s/ W. Marc Hertz, Ph.D.
W. Marc Hertz, Ph.D
Attorney-in-Fact

*Pursuant to Power of Attorney